As filed with the Securities and Exchange Commission on April 25, 2012

Registration No. 333-173934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CNS RESPONSE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	8734	87-0419387
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification No.)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(949) 420-4400

(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

George Carpenter, Chief Executive Officer
CNS Response, Inc.
85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(949) 420-4400

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Baumel, Esq. SNR Denton US LLP Two World Financial Center New York, New York 10281 (212) 768-6700	David Danovitch, Esq. Gersten Savage LLP 600 Lexington Ave, 9th Floor New York, NY 10022 (212) 752 9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company	Smaller Reporting Company ☒

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 25, 2012

2,500,000 Shares
Common Stock

This is a firm commitment public offering of 2,500,000 shares of common stock of CNS Response, Inc.

Currently, our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CNSOD.OB.” As of April 23, 2012, the last reported sales price of our common stock on the OTCBB was $5.50 per share. We have applied to list our shares of common stock for trading on the Nasdaq Capital Market under the symbol “CNSO.” No assurance can be given that our application will be approved.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion that should be considered in connection with an investment in our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to CNS Response, Inc.	$	$

(1)	The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” for a full description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional 375,000 shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus.

The underwriters expect to deliver our shares to purchasers in the offering on or about ___, 2012.

Aegis Capital Corp	Cantor Fitzgerald & Co.

Noble Financial Capital Markets	Ascendiant Capital Markets, LLC

The date of this prospectus is _________, 2012

It's time to bring the power of information technology to improve mental health treatment

PEER Process

1. An EEG is collected in doctor's office: a painless, 20-minute procedure
2. Digital EEG is uploaded to PEER Online cloud servers
3. Data are compared to similar patient outcomes via PEER Online
4. PEER Outcome report is delivered to computer or iPad
5. Physician can now treat with more information, and provide feedback to PEER database

PEER Results

In 22 studies with over 1,000 patients, EEG has established a record of providing useful correlations to individual medication response, even in patients who have failed multiple treatments.

A recent example: a 12-week randomized, controlled, multi-site study of treatment resistant depression (averaging 4 medication failures) at Harvard, Stanford, Rush, Cornell, and other sites found that PEER Reports significantly outperformed STAR*D, one of the largest studies of treatment resistant depression patients.[1]

The difference, or separation, between PEER Reports and the STAR*D control group was 50% to 100% for the study's two primary endpoints, and significant for virtually all secondary endpoints. Results were highly statistically significant. The study was published in 2011 in the 50th anniversary issue of the Journal of Psychiatric Research.

Who benefits?

Soldiers	Families	Physicians and Payers

Superior Evidence:
22 peer reviewed studies

Potentially saves
$144 billion
additional cost to Payers each year[2]

1. DeBattista et. al., Journal of Psychiatric Research, Volume 45, Number 1, January 2011.
2. Company estimate based on Analysis Group Economics Budget Impact Model, 2008; and Milliman Group, Chronic Conditions and Comorbid Psychiatric Disorders, July 2008.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

i

GENERAL MATTERS

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Unless the context indicates otherwise, as used in this prospectus, the terms “the company”, “CNS Response”, “we”, “us”, “our” and “our company” refer to CNS Response, Inc. and its subsidiaries. The CNS Response logo is a trademark of CNS Response, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders. All rights reserved.

Unless otherwise indicated, all share and per-share information in this prospectus have been adjusted for the 1-for-30 reverse split of our common stock, which was effective at 5:00 p.m. PDT on April 2, 2012.

Information contained in, and that can be accessed through, our web site www.cnsresponse.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

ii

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes. References in this prospectus to “CNS Response, Inc.,” the “Company,” “we,” “our” and “us” refer to CNS Response, Inc. and our consolidated subsidiaries. For a definition of the technical industry terms used in this prospectus, please refer to the Glossary at the end of the prospectus.

We are a cloud-based neurometric company focused on analysis, research, development and the commercialization of a patented platform which allows psychiatrists and other physicians to exchange outcome data referenced to electrophysiology. With this information, physicians can make more informed decisions when treating individual patients with behavioral (psychiatric and/or addictive) disorders. Our secondary Clinical Services business, operated by our wholly-owned subsidiary, Neuro-Therapy Clinic (“NTC”), is a full-service psychiatric clinic.

Neurometric Information Services

Because of the lack of objective neurophysiology data available to physicians, the underlying pathology and physiology of behavioral disorders such as depression, bipolar disorder, eating disorders, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD) can rarely be analyzed effectively by the treating physicians. Doctors are ordinarily forced to make prescription-related decisions based only on symptomatic factors. As a result, treatment can often be ineffective, costly and may require multiple courses of treatment before the effective medications are identified, if they are even identified at all.

We believe that our technology offers an improvement over traditional methods for evaluating pharmacotherapy options in patients suffering from non-psychotic behavioral disorders, because our technology is designed to correlate the success of previous courses of medication with the attendant neurophysiological characteristics of a particular patient. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information collected from other patients with similar neurophysiologic characteristics. This treatment outcome information is contained in what we believe to be the largest outcomes database for mental health care pharmacotherapy, consisting of over 34,000 clinical outcomes for 8,700 unique patients with psychiatric or addictive problems. We refer to this database as the PEER Online database (it was formerly known as the “CNS Database”). For each patient in the PEER Online database, we have compiled neurophysiology data from electroencephalographic (“EEG”) scans, symptoms and outcomes often spanning across multiple treatments from multiple psychiatrists and other physicians. This patented technology, called PEER OnlineTM (based on a technology known as “Referenced-EEG®” or “rEEG®”), represents an innovative approach to prescribing effective medications for patients suffering from debilitating behavioral disorders such as depression, bipolar disorder, eating disorders, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD).

This technology allows us to create and provide simple reports (“PEER Outcome Reports” or “PEER Reports”) to medical professionals that summarize historical treatment results of specific medications for those patients with similar neurometric brain patterns. PEER Reports provide neither a diagnosis nor a specific treatment, but like all laboratory results, they provide objective, evidence-based information to help the prescriber in his or her decision making. With PEER Reports, physicians order a digital EEG for a patient, which is then referenced to the PEER Online database. By providing this reference correlation, an attending physician can better establish a treatment strategy by contemplating how other patients with similar brain function have previously responded to a myriad of treatment alternatives. Analysis of this complete data set yielded a platform of neurometric variables that have shown utility in characterizing patient response to diverse medications. This platform then allows a new patient to be characterized based on these neurometric variables and the database to be queried to understand the statistical response of patients with similar brain patterns to the medications currently in the database.

Our Neurometric Information Services business is focused on increasing the demand for our PEER Reports. We believe the key factors that will drive broader adoption of our PEER Reports will be the recognition by healthcare providers and patients of the benefit of using PEER Reports, the demonstration of the cost-effectiveness of using our technology, the reimbursement by third-party payers, the expansion of our sales force and increased marketing efforts.

In addition to its utility in providing psychiatrists and other physicians/prescribers with medication sensitivity data, our PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. Our PEER OnlineTM technology, in combination with the information contained in the PEER Online database, offers the potential to enable the identification of novel uses for neuropsychiatric medications currently on the market and in late stages of clinical development, as well as in aiding the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to explore further these opportunities, although no relationships have been established to date. The development of pathophysiological markers as the new method for identifying the correct patient population to research is being encouraged by both the National Institute of Mental Health (NIMH) and the U.S. Food and Drug Administration (FDA).

Clinical Services

In January 2008, we acquired our then largest clinical site, the Neuro-Therapy Clinic, Inc. Upon the completion of the transaction, NTC became a wholly-owned subsidiary of ours. NTC operates one of the larger psychiatric medication management practices in the state of Colorado, with six full-time and seven part-time employees, including psychiatrists and clinical nurse specialists with prescribing privileges. Daniel A. Hoffman, M.D. is the medical director at NTC and, after the acquisition, became our Chief Medical Officer and served as our President from April 2009 to April 2011.

NTC, having performed a significant number of PEER reports, serves as an important resource in our product development, the expansion of our PEER Online database, production system development and implementation, along with the integration of our PEER Online services into a medical practice. In addition, through NTC, we expect to develop marketing and patient acquisition strategies for our Neurometric Information Services business. Specifically, NTC is learning how to best communicate the advantages of PEER Online to patients and referring physicians in the local market. We intend to share this knowledge and developed communication programs learned through NTC with other physicians using our services, which, we believe, will help drive market acceptance of our services. In addition, we plan to use NTC to train practitioners across the country in the uses of PEER technology.

We view our Clinical Services business as secondary to our Neurometric Information Services business and we have no current plans to expand this business.

Corporate Information

CNS Response, Inc. was incorporated in Delaware on March 20, 1987 under the name Age Research, Inc. Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”) and CNS Merger Corporation, a California corporation, and our wholly-owned subsidiary (“MergerCo”) pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became our wholly-owned subsidiary and on the same date, we changed our corporate name from Strativation, Inc. to CNS Response, Inc. The Company actively operates its businesses through CNS Response, Inc. (California) and Neuro-Therapy Clinic, Inc., which was acquired in January 2008.

Our address is 85 Enterprise, Suite 410, Aliso Viejo, CA 92656, our telephone number is (949) 420-4400 and we maintain a website at www.CNSResponse.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into our prospectus.

THE OFFERING

Common stock we are offering
2,500,000 shares
Common stock to be issued and outstanding after this offering
7,141,403 shares
Use of proceeds after expenses
We expect to use up to approximately $6.8 million of the net proceeds of this offering to fund marketing, program implementation, research and development projects and capital expenditures and we expect to use approximately $1.5 million for the repayment of long outstanding accruals and accounts payable. We may use up to $2.2 million for the repayment of outstanding notes immediately after the offering, of which notes in the aggregate principal amount of $1.2 million are held by two of our directors. We intend to use the balance of the net proceeds for general corporate purposes. See “Use of Proceeds.”
Risk Factors
You should read the “Risk Factors” section of this prospectus beginning on page 6 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.
OTC Bulletin Board Trading Symbol; Proposed NASDAQ Symbol
Our common stock is quoted on the OTC Bulletin Board under the symbol “CNSOD.OB”. We have applied to list our common stock, including the shares of common stock being offered under this prospectus, on the NASDAQ. We have reserved the symbol “CNSO” for our listing on the NASDAQ. The listing will be subject to our fulfilling the initial listing requirements of the NASDAQ. We cannot assure you that our common stock will be listed on the NASDAQ.

The number of shares of our common stock to be issued and outstanding after this offering is based on 1,874,175 shares of common stock issued and outstanding as of April 23, 2012, and excludes:

•	566,532 shares of common stock issuable upon the exercise of options issued and outstanding as of April 23, 2012, with exercise prices ranging from $3.60 to $36.00 per share and a weighted average exercise price of $17.32 per share; and
•	2,252,061 shares of common stock issuable upon the exercise of warrants issued and outstanding as of April 23, 2012, with exercise prices ranging from $3.00 to $54.00 per share and a weighted average exercise price of $6.20 per share.

The number of shares of our common stock to be issued and outstanding after this offering includes 2,782,457 shares of common stock issuable upon conversion of our convertible notes (including accrued interest) outstanding as of April 23, 2012 at a conversion price of $3.00 per share. Of these shares, 2,064,250 automatically convert to equity upon an offering which raises a minimum of $10 million, while 718,207 shares have the election to convert or be redeemed at the time of the offering.

Finally, the amounts in the table above do not include (i) 619,276 shares of common stock issuable upon the exercise of warrants that will be issued as consideration to the holders of convertible notes and related warrants pursuant to the terms of the Amendment and Conversion Agreements effective as of September 30, 2011, as described below, (ii) 11,667 shares of common stock issuable upon the exercise of warrants that will be issued to placement agents pursuant to the Agreement to Amend Placement Agent Warrants, as described below, or (iii) the shares of common stock issuable upon the exercise of a compensation warrant that we have agreed to issue to the underwriter in connection with this offering as described under “Underwriting.”

Unless otherwise indicated, all information in this prospectus assumes a public offering price of $5.50 per share of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present a summary of certain historical consolidated financial information. You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. The summary consolidated financial data for the years ended September 30, 2011 and 2010 and December 31, 2011 and 2010 has been derived from our audited consolidated financial statements and unaudited consolidated condensed financial statements, respectively each of which are included elsewhere in this prospectus.

	Three Months Ended December 31		Year Ended September 30
	2011	2010	2011	2010
	(unaudited)
	(all numbers in thousands except per share data)
Consolidated Statements of Operations
Net Sales	$184	$148	$746	$639
Cost of Sales	39	36	147	135
Gross Profit	145	112	599	504
Operating Expenses:
Selling, general and administrative	1,391	1,301	5,503	5,888
Research and development	182	355	925	1,121
Total Operating Expenses	1,573	1,656	6,428	7,009
Income/(Loss) from Operations	(1,428)	(1,544)	(5,829)	(6,505)
Other Income (Expense):
Interest income (expense), net	(1,482)	(2,627)	(7,567)	(361)
Finance fees (expense)	(45)	(143)	(349)	(213)
Loss on Extinguishment of debt	—	—	(1,968)	(1,094)
Gain on derivative liabilities	232	4,217	6,827	—
Offering costs	(7)	—	(438)	—
Other non-operating income	—	—	459	—
Other income (expense) – net	(1,302)	1,447	(3,036)	(1,668)
Loss Before Income Taxes	(2,730)	(97)	(8,865)	(8,173)
Income Taxes	1	1	1	1
Net Loss	(2,731)	(98)	(8,866)	(8,174)
Net Loss attributable to common stockholders
- basic	$(0.05)	$(0.00)	$(0.16)	$(0.16)
- diluted	$(0.05)	$(0.00)	$(0.16)	$(0.16)
Weighted average number of common shares outstanding
- basic	1,873,584	1,867,464	1,869,038	1,742,570
- diluted	1,873,584	1,867,464	1,869,038	1,742,570

	As of December 31, 2011
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(in thousands)
Consolidated Balance Sheet Summary Data
Cash and cash equivalents	$113	$113	$10,917
Working capital (deficiency)	(13,869)	(2,089)	10,011
Total assets	461	461	11,061
Accrued Interest on Notes	523	—	—
Derivative Liability	6,105	—	—
Long-term debt, including current portion	15	15	15
Secured convertible promissory notes	3,024	—	—
Unsecured convertible promissory notes	2,128	—	—
Total stockholders’ equity (deficiency)	$(13,816)	$(2,036)	$10,064

(1)	The “pro forma” amounts reflect the conversion of all of our convertible promissory notes and accrued interest outstanding as of December 31, 2011. This includes $3,024,000 of secured notes and $2,500,000 of subordinated notes that have agreed to convert to equity pursuant to the Amendment and Conversion Agreement described under “Agreements in Connection with Qualified Offering”. The “pro forma” also reflects the conversion of $1,080,000 of subordinated notes that have the option to convert or redeem at the time of the Qualified Offering.
(2)	The “pro forma as adjusted” amounts reflect the above conversion as well as the sale of 2.50 million shares of our common stock in this offering at an assumed public offering price of $5.50 per share (assuming a $13.75 million capital raise from this offering), as follows:
(a)	Adjustments to cash from the (i) $13.75 million capital including deductions of the estimated underwriting discounts and estimated offering expenses of $1.70 million payable by us, resulting in a net increase to cash of $12.05 million; and (ii) repayment of $1.50 million of long outstanding accruals and accounts payable; and
(b)	The remainder of the $12.05 million (approximately $10.55 million) is reduced by the offering costs comprised of the deferred offering costs, commissions and expenses of $0.2 million, resulting in an offset to additional paid-in-capital of approximately $0.2 million. See “Capitalization.”

RISK FACTORS

Investing in CNS Response, Inc. involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Company

We need immediate additional funding to support our operations and capital expenditures, which may not be available to us. This lack of availability could have a material adverse effect on our business. Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern.

We have not generated significant revenues or become profitable, may never do so and may not generate sufficient working capital to cover costs of operations. Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern. Until we can generate a sufficient amount of revenues to finance our operations and capital expenditures, we are required to finance our cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. As of December 31, 2011, we had approximately $113 thousand in cash and cash equivalents at hand. While we received $920 thousand from the sale of subordinated secured convertible Bridge Notes (“2011 Bridge Notes”) and warrants between January 9, 2012 and January 30, 2012 and $90 thousand from the sale of subordinated convertible Bridge Notes (“Feb 2012 Bridge Note”) and warrants on February 29, 2012, as of March 31, 2012, we had approximately $170 thousand in cash and cash equivalents at hand. We, therefore, need additional funds immediately to continue our operations and will need substantial additional funds before we can increase demand for our PEER Online services (formerly known as rEEG services). We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. In addition, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations and could ultimately cause us to be required to cease operations. Our financial statements include an opinion of our auditors that our continued operating losses and limited capital raise substantial doubt about our ability to continue as an ongoing concern.

Our liabilities exceed our assets; we have a working capital deficit. Our secured convertible notes, which are payable during 2012, are secured by all of our assets.

As of December 31, 2011, we had liabilities of $14.3 million and assets of only $0.5 million. We had a working capital deficit of $13.8 million. Included in our liabilities are $6.1 million in derivative liabilities (as determined under ASC 815) associated with our convertible notes and associated warrants. Furthermore, as of December 31, 2011, we have outstanding senior and subordinated secured convertible notes in an aggregate principal amount of $6.6 million which were originally repayable starting October 1, 2011. All of these convertible notes have been amended by the Company and holders of a majority in principal amount of each such series of notes to extend the maturity date to October 1, 2012. The senior notes are secured by substantially all of our assets. In addition, the subordinated notes issued between January and April 2011 are now also secured by substantially all of our assets, enjoying a second-position security interest. The holders of our senior and subordinated secured convertible notes have agreed to convert their notes in connection with a public offering which yields gross proceeds of at least $10 million. If we are not successful in consummating such an offering, our convertible notes will remain outstanding. In addition, since October 12, 2011, we have issued $2.0 million in 2011 Bridge Notes and a subordinated unsecured note for $90 thousand. Holders of these 2011 Bridge Notes and the $90 thousand unsecured note have the option to redeem or convert their notes at the time of a public offering, which, by doing so, would yield gross proceeds of at least $10 million.

We currently have no resources to repay such senior and subordinated secured notes, which include the 2011 Bridge Notes and we will be required either to raise additional funds or to seek conversion of these notes to avoid a default. If we default on our secured notes, the holders of the secured notes will be entitled to take all of our assets, in satisfaction of the obligation we have to them, thereby leaving no value for the holders of common stock.

We have a history of operating losses.

We are a company with a limited operating history. Since our inception, we have incurred significant operating losses. As of December 31, 2011, our accumulated deficit was approximately $45 million. Our future capital requirements will depend on many factors, such as the risk factors described in this section, including our ability to maintain our existing cost structure and to execute our business and strategic plans as currently conceived. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis.

If our PEER Reports do not gain widespread market acceptance, we will not sell adequate services to maintain our operations.

We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient’s brain and information contained in a proprietary database that has been developed over the last twenty years. We began selling reports, referred to as rEEG Reports, based on our methodology in 2000; these reports have since been rebranded as PEER Outcome Reports. To date, we have not received widespread market acceptance of the usefulness of our PEER Reports in helping psychiatrists and other physicians inform their treatment strategies for patients suffering from behavioral and/or addictive disorders and we currently rely on a limited number of employees to market and promote our PEER Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our PEER Reports by psychiatrists and other physicians and hire additional employees for this purpose. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business, which could also negatively impact our stock price.

Our PEER Reports may not be as effective as we believe them to be, which could limit or prevent us from growing our revenues.

Our belief in the efficacy of our PEER Online technology is based on a limited number of studies. Such results may not be statistically significant and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have already been announced and that are planned for the future, may yield results that are unfavorable or demonstrate that our services, including our PEER Reports, are not clinically useful. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our PEER Online technology, including the delivery of our PEER Reports, may not increase as we anticipate, which would harm our operating results and stock price. In addition, if we fail to upgrade our PEER Online database to account for new medications that are now available on the market, psychiatrists and other physicians may be less inclined to utilize our services if they believe that our reports only provide information about older treatment options, which would further harm our operating results and stock price.

The United States Food and Drug Administration (FDA) believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. As we continue to market our PEER Online service, there is risk that the FDA will commence an enforcement action against us. The FDA has informed us that our marketing of our rEEG services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act.

Since April of 2008, we have dialogued with the FDA regarding its position that our rEEG service and its successor, now called PEER Online, constitutes a medical device which is subject to regulation by the FDA. On April 10, 2008, we received correspondence from the FDA in which the FDA indicated it believed, based in part on the combination of certain marketing statements it read on our website, together with the delivery of our rEEG Reports, that we were selling a software product to aid in diagnosis, which constituted a

“medical device” requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”). We responded to the FDA on April 24, 2008, indicating that we believed it had incorrectly understood our product offering and further clarified that our rEEG services are not diagnostic and thus, for this as well as other reasons, do not constitute a medical device. On December 14, 2008, the FDA again made contact with us and indicated that, based upon its review of our description of our intended use of the rEEG Reports on our website, it continued to maintain that our rEEG service met its definition of a medical device. In response to the FDA communications, we made a number of changes to our website and other marketing documents to reflect that rEEG is a service to aid in medication selection and is not an aid to diagnosis. On September 4, 2009, through our regulatory counsel, we responded to the December 14, 2008 FDA letter explaining our position in more detail.

During the intervening period of time, based upon written guidance from the FDA’s Center for Devices and Radiological Health (“Center”), we chose to submit an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service based upon its equivalence to predicate devices that already have FDA clearance which appeared to represent a sound mechanism to reduce regulatory risks.

On July 27, 2010, we received a letter (the “NSE Letter”) from the FDA stating that they determined that our rEEG service was not substantially equivalent to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file an approved premarket approval application (PMA) before it can be marketed legally, unless it is otherwise reclassified. The company has filed an appeal for reconsideration of this finding based on material product modifications and additional evidence. For example, the Company received in June 2011 a response to its outstanding Freedom of Information Act request for original copies of the predicate filings, which the Company believes confirm its position that the predicate devices were cleared for the same intended use as the rEEG service.

In December 2010 and again in September 2011, the Company met with Center officials to determine whether FDA had or would soon be developing a coherent regulatory pathway for clinical decision support services such as rEEG. In 2011, the Company introduced its Psychiatric Encephalography Evaluation Registry (“PEER”) a published, transparent repository of individual medication response reports which reference known electrophysiology variables.

The Company successfully registered its PEER Outcome database as a Class I Exempt Device within the category Medical Device Data System, Section 860.6310, following the meeting.

The Company continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an Investigational Device Exemption (IDE) in order to provide additional data to support a successful 510(k) filing.

In March 2012, the U.S. Food and Drug Administration (FDA) responded to our proposal for a clinical trial of an Investigational Device, PEER Interactive, designed to support physicians in identifying the best treatments for certain mental illnesses. In response to the comments provided by the FDA, we intend to revise the protocol and launch a clinical trial with Walter Reed National Military Medical Center (WRNMMC) and several other sites, partnering with military physicians treating 2,000 patients diagnosed with mental health conditions such as depression, post-traumatic stress disorder (PTSD), mild traumatic brain injury (mTBI) and several other disorders.

WRNMMC has indicated that it will lead the study, following approval of the final protocol, as modified in accordance with the FDA guidance, by the cognizant military Institutional Review Board (IRB). Other military treatment facilities are also expected to participate.

CNS Response sought advice from the FDA with respect to its clinical trial protocol prior to its intended submission in the future of a marketing application under 510(k). The FDA commented on the submission indicating that as proposed, PEER Interactive would require pre-market approval, although it indicated clearly that under certain circumstances, the product could shift to the 510(k) pathway. The FDA provided additional comments and suggestions relating to the proposed trial, which the Company intends immediately to incorporate into its revised protocol. The protocol will then be submitted to the IRB at WRNMMC and the trial is anticipated to commence immediately following IRB approval. However, we have not entered into a definitive agreement with WRNMMC relating to the conduct of a trial. WRNMMC may decide not to proceed with a trial with us or, once it has started, may terminate the trial at any time. Furthermore, we cannot predict the results or the success of any trial, if and once completed, and can offer no assurances that the FDA will not continue to insist on pre-market approval or that data that will be included in our future submissions to the FDA do not raise any important new issues, which would, thereby, materially affect safety or effectiveness of our rEEG service.

We currently intend to continue marketing as a non-device cloud-based neurometric information service branded as PEER Outcome Reports, under our Class I registration, while we pursue the military IDE process during 2012. If we continue to market our PEER Outcomes and the FDA determines that we should be subject to further FDA regulation as a Class II medical device, it could seek enforcement action against us based upon its position that our PEER Outcome Reports constitute a medical device as a result of which, we could be forced to cease our marketing activities and pay fines and penalties which would have a material adverse impact on us.

If government and third-party payers fail to provide coverage and adequate payment rates for treatments that are guided by our PEER Reports, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon the availability of reimbursement from third-party payers for psychiatrists and other physicians who use our PEER Outcome Reports to guide the treatment of their patients. Such third-party payers include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payers are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our PEER Reports, which will discourage psychiatrists and other physicians from utilizing the information services we provide. We may need to conduct studies in addition to those we have already announced to demonstrate the cost-effectiveness of treatments that are guided by our products and services to such payers’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Regulations are constantly changing and in the future, our business may be subject to additional regulations that will increase our compliance costs.

Federal, state and foreign laws and regulations relating to the sale of our PEER Outcome Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions that would prevent us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals, in addition to the clearance we are currently seeking from the FDA (discussed above), in order to sell or market our PEER Online service. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our business would be significantly harmed.

Our Clinical Services business generates the majority of our revenue, and adverse developments in this business could negatively impact our operating results.

Our Clinical Services business, which we view as ancillary to our core Neurometric Information Services business, currently generates the majority of our revenue and is operated by our wholly-owned subsidiary, NTC. In the event that NTC is unable to sustain the current demand for its services because, for instance, we are unable to maintain favorable and continuing relations with our clients and referring psychiatrists and other physicians or if Daniel Hoffman, the Medical Director at NTC and our Chief Medical Officer, were no longer associated with NTC, our revenues could significantly decline, which could adversely impact our operating results and our ability to implement our growth strategy.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include, without limitation:

•	the use of and demand for PEER Reports and other products and/or services that we may offer in the future that are based on our patented methodology;
•	the effectiveness of new marketing and sales programs;
•	turnover among our employees;
•	changes in management;
•	the introduction of products or services that are viewed in the marketplace as substitutes for the services we provide;
•	communications published by industry organizations or other professional entities in the psychiatric and physician community that are unfavorable to our business;
•	the introduction of regulations which impose additional costs on or impede our business; and
•	the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our PEER Reports, and research and development.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

If we do not maintain and expand our relationships in the psychiatric and physician community, our growth will be limited and our business could be harmed. If psychiatrists and other physicians do not recommend and endorse our products and services, we may be unable to increase our sales, and in such instances, our profitability would be harmed.

Our relationships with psychiatrists and other physicians are critical to the growth of our Neurometric Information Services business. We believe that these relationships are based on the quality and ease of use of our PEER Reports, our commitment to the behavioral health market, our marketing efforts and our presence at tradeshows. Any actual or perceived diminution in our reputation or the quality of our PEER Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and product promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

To sell our PEER Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our PEER Reports depends on educating psychiatrists and other physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity and cost-effectiveness of our PEER Reports and on training the medical community to properly understand and utilize our PEER Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our PEER Reports, we may be unable to increase our sales and profitability.

Negative publicity or unfavorable media coverage could damage our reputation and harm our operations.

In the event that the marketplace perceives our PEER Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our PEER Reports would be adversely affected, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our PEER Online technology, we may be required to change our products and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

If we do not successfully generate additional products and services from our patented methodology and proprietary database, or if such products and services are developed but not successfully commercialized, then we could lose revenue opportunities.

Our primary business is the sale of PEER Reports to psychiatrists and other physicians based on our PEER Online methodology and proprietary database. In the future, we may utilize our patented methodology and proprietary database to produce pharmaceutical advancements and developments. For instance, we may use our patented methodology and proprietary database to identify new medications that are promising in the treatment of behavioral health disorders, identify new uses of medications which have been previously approved and identify new patient populations that are responsive to medications in clinical trials that have previously failed to show efficacy in FDA approved clinical trials. The development of new pharmaceutical applications that are based on our patented methodology and proprietary database will be costly, since we will be subject to additional regulations, including the need to conduct expensive and time-consuming clinical trials.

In addition, to successfully monetize our pharmaceutical opportunity, we will need to enter into strategic alliances with biotechnology or pharmaceutical companies that have the ability to bring to market a medication, an ability which we currently do not have. We maintain no pharmaceutical manufacturing, marketing or sales organization, nor do we plan to build one in the foreseeable future. Therefore, we are reliant upon approaching and successfully negotiating attractive terms with a partner who has these capabilities. No guarantee can be made that we can do this on attractive terms, or even at all. If we are unable to find strategic partners for our pharmaceutical opportunity, our revenues may not grow as quickly as we desire, which could lower our stock price.

Our industry is highly competitive and we may not be able to compete successfully, which could result in price reductions and decreased demand for our products.

The healthcare business, in general, and the behavioral health treatment business in particular, are highly competitive. In the event that we are unable to convince physicians, psychiatrists and patients of the efficacy of our products and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, which could negatively impact our sales and profitability.

In the event that we pursue our pharmaceutical opportunities, we or any development partners that we partner with will likely need to conduct clinical trials. If such clinical trials are delayed or unsuccessful, it could have an adverse effect on our business.

We have no experience conducting clinical trials of psychiatric medications and in the event we conduct clinical trials, we will rely on outside parties, including academic investigators, outside consultants and will contract with research organizations to conduct these trials on our behalf. We will rely on these parties to assist in the recruitment of sites for participation in clinical trials, to maintain positive relations with these sites, and to ensure that these sites conduct the trials in accordance with the protocol and our instructions. If these parties renege on their obligations to us, our clinical trials may be delayed or unsuccessful.

In the event we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot assure you that we will be successful in reaching the endpoints in these trials, or if we do, that the FDA or other regulatory agencies will accept the results.

Any of the following factors, among others, could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:

•	delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;
•	delays in enrolling patients and volunteers into clinical trials;
•	lower than anticipated retention rates of patients and volunteers in clinical trials;
•	negative results from clinical trials for any of our potential products; and
•	failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential products.

If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits or if the projected development timeline is inconsistent with our determination of when we need to get the product to market, we may choose to stop a clinical trial and/or development of a product.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations.

As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially-trained sales force to market our PEER Reports.

In addition, we have maintained a small financial and accounting staff and our reporting obligations as a public company, as well as our need to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC will continue to place significant demands on our financial and accounting staff, on our financial, accounting and information systems and on our internal controls. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls in order to fulfill our reporting responsibilities and to support expected growth in our business. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals or to satisfy our reporting and other obligations as a public company.

We may not be able to adequately protect our intellectual property, which is the core of our business.

We consider the protection of our intellectual property to be important to our business prospects. We currently have five issued U.S. patents, as well as issued patents in Australia, Canada, Israel, Europe and Mexico and we have filed separate patent applications in the United States and multiple foreign jurisdictions.

In the future, if we fail to file patent applications in a timely manner, fail to pay applicable maintenance fees on issued patents, or in the event we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that do issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively, may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter, but that can be used in the treatment of behavioral health disorders.

In addition, even if we are issued additional patents covering our products, we cannot predict with any degree of certainty, whether or not we will be able to enforce our proprietary rights and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time-consuming litigation or reexamination proceedings to protect our intellectual property rights and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to expend. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We also utilize processes and technology that constitute trade secrets, such as our PEER Online database and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights, which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and psychiatrists and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and nondisclosure agreements and detecting unauthorized use of our technology is difficult and we may, therefore, be unable to determine whether piracy of our technology has actually occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We depend heavily upon secure access to, and secure transfer of data via, the internet in exchanging data with customers. Any security breaches could result in unauthorized access to sensitive patient data, our intellectual property and other confidential business information. Any damage to, or failure of, our central analytical database could adversely affect our ability to provide our services. For any of the foregoing or related reasons, customers may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities.

We depend heavily on secure access to, and secure transfer of data via, the internet in the generation of our PEER Outcome Reports and other data exchange with our customers. We rely on services provided by third parties to store, transmit and process data in our central neurometric database. Security breaches could expose us to a risk of losing data and result in litigation and possible liability. Security measures taken by us or by such third party service providers may be breached as a result of third party action, including intentional misconduct by computer hackers, employee error, malfeasance, fraud or otherwise, during transfer or processing of data or at any time and result in someone obtaining unauthorized access to sensitive patient information, our intellectual property, other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage to our reputation, disruption to our business, could lead to legal liability and severely curtail future revenue.

In addition, any damage to, or failure of, our central neurometric database and the server on which it resides could result in interruptions in our ability to provide PEER Outcome Reports. Interruptions in our service may reduce our revenue, cause PEER Network providers to terminate their relationship with us and adversely affect our ability to attract new physicians to the PEER Network. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

Because our service is complex and we rely on third-party vendors to store the data in our central neurometric database, our data and processes may be corrupted at some future time resulting in erroneous, defective or ineffective reports, which could result in unanticipated downtime in our service for PEER Network providers, resulting in harm to our reputation and our business. Since many physicians rely on our service to assist in treating their patients, any errors, defects, disruptions in service or other performance problems with our service could hurt our reputation and hurt the reputation of the physicians in our PEER Network. If that occurs, physicians could elect to terminate their relationship with us, or delay or withhold payment to us. We could lose future revenues or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation and a reduction in revenue.

Security breaches, damages or failures of the sort described above would adversely affect our ability to market our PEER Reports. In addition, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our PEER Online technology, we may be required to change our products and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Certificate of Incorporation and Bylaws, as well as indemnification agreements we have entered into with our directors, officers and certain other individuals, provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed, which may in turn lower our stock price.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.

Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of George Carpenter, our Chief Executive Officer, our senior product development and clinical managers and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of any of our senior management could have a material adverse effect on our ability to manage our business. We do not carry key-man life insurance on any of our key employees. For a discussion of the employment agreements with our executive officers, please refer to “Executive Compensation — Employment Agreements.”

If we do not attract and retain skilled personnel, we may not be able to expand our business.

Our products and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our products and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support. In the future, if we pursue our pharmaceutical opportunities, we will also likely need to hire personnel with experience in clinical testing and matters relating to obtaining regulatory approvals. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

In the future we could be subject to personal injury claims, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment that is facilitated through the use of our PEER Reports, involve the risk of serious injury or death. While we have not been the subject of any personal injury claims for patients treated by providers using our PEER Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the PEER Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

We currently have general liability and medical professional liability insurance coverage for up to $5 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our PEER Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

We are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

Because we are a publicly traded company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Although we have reviewed our disclosure and internal controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Our senior management’s limited recent experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited recent experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

Risks Related To Our Industry

The healthcare industry in which we operate is subject to substantial regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services.

Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions governing various matters such as the licensing and certification of facilities and personnel, the conduct of operations, billing policies and practices, policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. There are federal and state laws, regulations and judicial decisions that govern patient referrals, physician financial relationships, submission of healthcare claims and inducement to beneficiaries of federal healthcare programs. Many states prohibit business corporations from practicing medicine, employing or maintaining control over physicians who practice medicine, or engaging in certain business practices, such as splitting fees with healthcare providers. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Our failure, or the failure of physicians and psychiatrists to whom we sell our PEER Reports, to comply with these healthcare laws and regulations could create liability for us and negatively impact our business.

In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us, in addition to the regulatory process and dialogue in which we are now engaged with the FDA (for more information, please see the risk factor entitled The United States Food and Drug Administration (FDA) believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. As we continue to market our PEER Online service, there is risk that the FDA will commence an enforcement action against us. The FDA has informed us that our marketing of our rEEG services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act). Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

We believe that this industry will continue to be subject to increasing regulation, political and legal action and pricing pressures, the scope and effect of which we cannot predict. Legislation is continuously being proposed, enacted and interpreted at the federal, state and local levels to regulate healthcare delivery and relationships between and among participants in the healthcare industry. Any such changes could prevent us from marketing some or all of our products and services for a period of time or permanently.

We may be subject to regulatory and investigative proceedings, which may find that our policies and procedures do not fully comply with complex and changing healthcare regulations.

While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

Failure to comply with the Federal Trade Commission Act or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business.

Many states, including California and Colorado, in which our principal executive offices are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine through our ownership of the Neuro-Therapy Clinic or by providing administrative and ancillary services in connection with our PEER Reports. These parties may also assert that selling our PEER Reports for a portion of the patient fees constitutes improper fee-splitting. If asserted, such claims could subject us to civil and criminal penalties and substantial legal costs, could result in our contracts being found legally invalid and unenforceable, in whole or in part, or could result in us being required to restructure our contractual arrangements, all with potentially adverse consequences to our business and our stockholders.

Our business practices may be found to violate anti-kickback, self-referral or false claims laws, which may lead to penalties and adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and “kickbacks” involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal health care program, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare program from any entity with which the physician has a financial relationship. In addition, many states have similar laws, some of which are not limited to services reimbursed by federal healthcare programs. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of medications, may also be prosecuted as violations of the False Claims Act.

While we believe we have structured our relationships to comply with all applicable requirements, federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors and physicians violate these anti-kickback, self-referral or false claims laws and regulations. These laws are broadly worded and have been broadly interpreted by courts. It is often difficult to predict how these laws will be applied, and they potentially subject many typical business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws. Some states also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs.

In conducting research or providing administrative services to healthcare providers in connection with the use of our PEER Reports, as well as in our Clinical Services business, we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act (HIPAA) and related rules. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform: Security Standards, or Security Rule. HIPAA applies to covered entities, which include most healthcare facilities and health plans that may contract for the use of our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements.

The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. If we perform billing and collection services on behalf of psychiatrists and other physicians, we may be engaging in one or more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

Numerous other federal and state laws protect the confidentiality of personal and patient information. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and the psychiatrists and other physicians who purchase our services, and potentially exposing us to additional expense, adverse publicity and liability.

Risks Relating To This Offering and An Investment In Our Common Stock

Even with the proceeds from this offering, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

Based on our proposed use of proceeds, we may need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings. Any equity financings will be dilutive to existing stockholders and additional financing may not be available on acceptable terms, or at all. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

There can be no assurances that our shares will be listed on the NASDAQ Capital Market and, if they are, our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NASDAQ Capital Market.

We have applied to list the shares of our common stock on the NASDAQ Capital Market, or NASDAQ. An approval of our listing application by the NASDAQ will be subject to, among other things, our fulfilling all of the listing requirements of the NASDAQ. In addition, the NASDAQ has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to list, maintain our listing or de-listing from NASDAQ would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or to otherwise arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

We currently have a limited trading volume, which results in higher price volatility for, and reduced liquidity of, our common stock.

Our shares of common stock are currently quoted on the OTCBB under the symbol “CNSOD.OB”. There is currently no broadly followed, established trading market for our common stock and an established trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market increases price volatility and reduces the liquidity of our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. Also, as a result of this lack of trading activity, the quoted price for our common stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

Furthermore, if we cease to be quoted on the OTCBB, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

If and when a larger trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	quarterly variations in our revenues and operating expenses;
•	developments in the financial markets and worldwide or regional economies;
•	announcements of innovations or new products or services by us or our competitors;
•	announcements by the government relating to regulations that govern our industry;
•	significant sales of our common stock or other securities in the open market;
•	variations in interest rates;
•	changes in the market valuations of other comparable companies; and
•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $4.05 per share, based on an assumed public offering price of $5.50 per share. Further, investors purchasing common stock in this offering will contribute approximately 29.9% of the total amount invested by stockholders since our inception, but will own approximately 37.0% of the shares of common stock outstanding. See “Dilution.”

This dilution is primarily due to the fact that some of our investors who purchased shares prior to this offering paid substantially less than the price offered to the public in this offering when they purchased their shares. We have previously issued shares of our common stock at a price per share ranging from $0.30 to

$36.00. In addition, as of April 23, 2012, options to purchase 566,532 shares of our common stock at a weighted average exercise price of $17.32 per share and warrants exercisable for up to 2,252,061 shares of our common stock at a weighted average exercise price of $6.20 per share were issued and outstanding. We also have issued and outstanding convertible notes that, together with the interest that has accrued thereon as of April 23, 2012, may be converted into 2,782,457 shares of our common stock at a conversion price of $3.00 per share. The holders of notes convertible into 2,064,250 shares of our common stock have agreed to convert them in connection with the closing of this offering, as long as the offering yields gross proceeds of at least $10 million. See “Capitalization — Agreements in connection with this Offering.” Because additional interest will accrue on such notes until closing, additional shares of common stock will be issued in connection with the conversion. As consideration for the holders’ agreeing to amend and convert the notes, and amend the related warrants, we have agreed to issue to the holders warrants to purchase 619,276 shares of common stock. We have also agreed to issue warrants to purchase 11,667 shares of common stock to holders of placement agent warrants at the closing of an offering yielding gross proceeds of at least $10 million for agreeing to amend their placement agent warrants. Finally, we have agreed to issue to the underwriter in this offering warrants to purchase a number of shares corresponding to 5% of the number of shares sold in this offering. The conversion of the notes and exercise of any of these options or warrants will result in additional dilution.

As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company.

Future sales of our common stock in the public market could cause our stock price to fall.

As of April 23, 2012, we had 1,874,175 shares of common stock issued and outstanding. In addition, as of April 23, 2012, options to purchase 566,532 shares of our common stock at a weighted average exercise price of $17.32 per share and warrants exercisable for up to 2,252,061 shares of our common stock at a weighted average exercise price of $6.20 per share were issued and outstanding. We also have issued and outstanding convertible notes that, together with the interest that has accrued thereon as of April 23, 2012, may be converted into 2,782,457 shares of our common stock at a conversion price of $3.00 per share. The holders of notes convertible into 2,064,250 shares of our common stock have agreed to convert them in connection with the closing of a public offering, as long as the offering yields gross proceeds of at least $10 million (however, the holders of notes convertible into approximately 718,207 shares have the option to redeem those notes for cash). In addition, we have an effective registration statement (File No. 333-164613) covering the resale of 2,195,995 shares, including 613,634 shares issuable upon the exercise of warrants. The sale of shares of our common stock pursuant to any public offering, the resale registration statement, Rule 144 of the Securities Act of 1933, as amended, or otherwise, could depress the market price of our common stock. A reduced market price for our common stock could make it more difficult to raise funds through future offerings of common stock and purchasers in this offering could lose a portion of their investments.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement or public offering could result in dilution to our existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional products and services, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because prior to their listing on the Nasdaq Capital Market, they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving our shares of common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6,

15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares or our common stock, which could severely limit the market liquidity of such shares and impede the their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 49% of our issued and outstanding common stock prior to the offering to which this prospectus relates. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Transactions engaged in by our largest stockholders, our directors or executives involving our common stock may have an adverse effect on the price of our stock.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 49% of our issued and outstanding common stock prior to the offering to which this prospectus relates. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Non-U.S. investors may have difficulty effecting service of process against us or enforcing judgments against us in courts of non-U.S. jurisdictions.

We are a company incorporated under the laws of the State of Delaware. All of our directors and officers reside in the United States. It may not be possible for non-U.S. investors to effect service of process within their own jurisdictions upon our company and our directors and officers. In addition, it may not be possible for non-U.S. investors to collect from our company, its directors and officers, judgments obtained in courts in such non-U.S. jurisdictions predicated on non-U.S. legislation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our limited capital and our inability to raise additional funds to support operations and capital expenditures;
•	our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;
•	our inability to gain widespread acceptance of our PEER Reports;
•	our inability to prevail in convincing the FDA that our rEEG or PEER Online service does not constitute a medical device and should not be subject to regulation;
•	the possible imposition of fines or penalties by FDA for alleged violations of its rules or regulations;
•	our inability to successfully compete against existing and future competitors;
•	our inability to manage and maintain the growth of our business;
•	our inability to protect our intellectual property rights; and
•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of the sale of the common stock that we are offering will be approximately $12.2 million, assuming no exercise of the overallotment option and a public offering price of $5.50 per share (the last reported sale price of the common stock on April 23, 2012), and after deducting estimated underwriting discounts and estimated offering expenses of between $1.7 million and $1.9 million payable by us. The public offering price may be lower than $5.50, in which case we will have less funds available to us for the uses listed below.

The business objective of this offering is to support the execution of our growth strategy to become a global provider of PEER Reports which we believe, over time will become a standard of care in the treatment of mental illness. The events or initiatives that are critical to successfully achieving this objective are set forth herein in the section entitled, “Business — Neurometric Information Services”. The achievement and timing of these events and initiatives are not predictable and will depend on many variables, including our ability to implement our business plan and achieve widespread acceptance of our rEEG information services.

We estimate that we will use the proceeds of this offering, in combination with existing cash resources which were $113,100 as of December 31, 2011, and $169,600 as of March 31, 2012, as follows:

Marketing and Program Implementation	$4.0 million	(1)
Research and Development	$2.7 million	(2)
Capital Expenditures	$0.1 million	(3)
Accounts Payable and accrued expenses	$1.5 million	(4)
Potential repayment of Notes	Up to $2.1 million	(5)
Repayment of short-term note	$0.1 million	(6)
General working capital	$1.7 million	(7)
Total	$12.2 million

(1)	Approximately $4.0 million will be spent on direct-to-consumer advertising, marketing and program implementation.
(2)	Approximately $2.7 million will be spent on research and product development projects, of which approximately $1.0 million will be spent on a grant to the Alzheimer’s project at the University of Iowa. The purpose of the grant will be to initiate the use of PEER Online to aid in the development of pharmacotherapies for neurological disorders, in this case Alzheimer’s Disease. The remaining funds will be spent to improve our technological capabilities and information and enhancement of the PEER Online platform, clinical development and physician training, the Investigational Device Exemption Study and enhancing a quality assurance and regulatory affairs function.
(3)	Capital expenditures of approximately $0.1 million in providing our high volume rEEG users and their practices with EEG equipment and iPads to facilitate the recording of their patient’s EEGs and outcome data.
(4)	The repayment of approximately $1.5 million in long outstanding accruals and accounts payable.
(5)	Under the terms of the 2011 Bridge Notes and unsecured notes, of which an aggregate principal amount of approximately $2.1 million is outstanding, the holders have the option to convert or redeem the notes (plus interest) at the closing of this offering, if the offering generates gross proceeds of at least $10 million. Any such redemptions would be paid out of the proceeds of this offering. Of the aggregate principal amount of 2011 Bridge Notes outstanding, $750,000 are owed to our director John Pappajohn and $290,000 are owed to an entity affiliated with our director Zachary McAdoo. The outstanding 2011 Bridge Notes carry interest at a rate of 9% and mature between October 2012 and January 2013. An unsecured note in the aggregate principal amount of $90,000, carrying interest at a rate of 9% and maturing in February 2013, is outstanding to the entity affiliated with Mr. McAdoo.
(6)	We expect to receive a short-term loan of $100,000 from our director John Pappajohn on April 26, 2012. This loan, evidenced by an interest-free demand note, is expected to be repaid immediately upon the consummation of the offering.

(7)	The remaining $1.7 million are expected to be used for general corporate purposes, such as general and administrative expenses, capital expenditures, working capital, prosecution and maintenance of our intellectual property and the potential investment in technologies or products that complement our business.

The amounts and timing of our actual expenditures will depend upon numerous factors, including, without limitation, the progress of our sales, research, development and commercialization efforts of new products, our existing and future strategic collaborations and partnerships and our operating costs and expenditures. Accordingly, our management will have significant flexibility in the expenditure of the net proceeds of this offering.

As indicated above, one of the purposes of the offering is to obtain additional working capital to fund operating expenses. We experienced negative net cash flows from operating activities in the fiscal years ended September 30, 2011 and 2010. Although we expect that sales of our services will increase such that we may be able to operate our business profitably, we face numerous risks that may delay or prevent us from doing so. As a result, we may be required to raise additional capital to fund our operations.

To the extent that cash flows from operations are insufficient to fund our operations, the net proceeds of the offering will be used to fund our operations. The estimated net proceeds of $12.2 million (assuming no exercise of the overallotment option) are estimated to fund our operations at least through March 2014.

As the costs and timing of product development and launch are subject to substantial risks and can often change, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our development activities, the continuation of our existing collaborations and the establishment of new arrangements, our cash requirements and regulatory or competitive developments. We may also use a portion of the net proceeds to expand our business through acquisitions of other companies, assets or technologies and to fund joint ventures with development partners. At this time, we do not have any commitment to any specific acquisitions or to fund joint ventures. Alternatively, we may acquire another company with payment through securities, including debt.

Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities, certificates of deposit or treasury or other government agency securities that can be liquidated at any time without penalties, or are readily convertible to cash, at our discretion.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol CNSOD.OB. There is currently no broadly followed, established trading market for our common stock. Established trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an established trading market increases price volatility and reduces the liquidity of our common stock. As a result of this lack of trading activity, the quoted price for our common stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

We will apply to list our common stock, including the shares of common stock being offered under this prospectus, on the NASDAQ Capital market, or NASDAQ, under the symbol “CNSO.” Such listing will be subject to our fulfilling the original listing requirements of the NASDAQ. We cannot assure you that our common stock will be listed on the NASDAQ or that an established trading market for our shares of common stock would ever develop or be maintained.

The following table sets forth, for the periods indicated, the high and low bid information for our common stock as determined from sporadic quotations on the OTC Bulletin Board, where our stock was quoted through February 23, 2011 and then again commencing April 1, 2011 and the OTCQB, where our stock was quoted exclusively from February 23, 2011 through March 31, 2011. The information in the table has been adjusted for the 1-for-30 reverse stock split. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Year Ended September 30, 2010
First Quarter	$36.00	$15.00
Second Quarter	$36.00	$15.60
Third Quarter	$34.50	$12.00
Fourth Quarter	$28.50	$1.50
Year Ended September 30, 2011
First Quarter	$19.50	$4.50
Second Quarter	$14.40	$3.60
Third Quarter	$18.00	$7.50
Fourth Quarter	$8.10	$3.00
Year Ended September 30, 2012
First Quarter	$7.50	$1.50
Second Quarter	$6.00	$2.10
Third Quarter (through April 23, 2012)	$8.00	$4.20

On April 23, 2012, the closing sales price of our common stock as reported on the OTC Bulletin Board was $5.50 per share. As of April 23, 2012, there were 317 record holders of our common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Our average daily volume for the twelve months ended February 29, 2012 was 1,149 shares per day (adjusted for the reverse stock split) with no trades occurring on 115 out of 253 trading days. Consequently, management believes that the prices quoted on the OTC Bulletin Board or the OTCQB may not accurately reflect the value of our common shares.

Dividends

We have not paid or declared cash distributions or dividends on our common stock and we do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the board of directors based upon our earnings, financial condition, capital requirements and other relevant factors. There are no contractual limitations regarding the payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our 2006 Stock Incentive Plan as of December 31, 2011. This plan has been frozen and no further securities will be issued under this plan. The table does not include securities available for future issuance under our 2012 Omnibus Incentive Compensation Plan, which is subject to stockholder approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	523,862	$18.49	0
Equity compensation plans not approved by security holders	0	$0	0
Total	523,862	$18.49	0

A Reverse Split of our Common Stock Was Effected at 5 pm PDT on April 2, 2012.

At a Special Stockholders Meeting on January 27, 2012, our stockholders approved a proposal to amend our Certificate of Incorporation for the purposes of effecting a reverse stock split of our common stock at a specific ratio within a range from 1 for 10 to 1 for 50 and simultaneously with the reverse split, reducing the number of authorized shares of common stock available for issuance from 750,000,000 to 100,000,000, and to authorize our Board of Directors to determine, in its discretion, the timing of the amendment and the specific ratio of the reverse stock split. On March 28, 2012, our Board set a reverse split ratio of 1-for-30. On March 30, 2012, we filed an amendment to our Certificate of Incorporation to effect the reverse split and change in authorized shares, which became effective at 5:00 pm PDT on April 2, 2012 (the “Effective Time”).

At the Effective Time, immediately and without further action by our stockholders, every 30 shares of our common stock issued and outstanding immediately prior to the Effective Time were automatically converted into one share of our common stock. No fractional shares of our common stock were issued as a result of the reverse split. In those cases where the reverse split would otherwise have left a stockholder with a fraction of a share, the number of shares due to the stockholder was rounded up. All outstanding options and warrants to purchase shares of our common stock were adjusted as a result of the reverse split. In particular, the number of shares issuable upon the exercise of each instrument was reduced, and the exercise price per share, if applicable, was increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

The reverse split was effected with the goal of obtaining a price per share of at least $4.00 in the offering to which this prospectus relates, to enable us to list our shares on the Nasdaq Capital Market. The offering price per share will be determined by negotiations between the company and its lead underwriter, based on a number of factors, and may have no relationship to the past price of the common stock on the OTC Bulletin Board. However, if this offering is priced below $4.00 per share, the Company will not satisfy the initial listing requirements of the Nasdaq Capital Market. It is unlikely that the lead underwriter would price a public offering of shares at a price that is above the then-current trading price for the common stock. Accordingly, if the stock price trades down following the reverse split, and the lead underwriter is unable to price the sale of securities at a level of at least $4.00 per share, our shares will not qualify for listing on the Nasdaq Capital Market and the Company will likely not be able to consummate this offering, which the reverse split was intended to facilitate.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011:

•	on an actual basis, reflecting only the 1-for-30 reverse stock split and change in authorized common stock;
•	on a pro forma basis, to give effect to the conversion of all of our convertible promissory notes outstanding as of December 31, 2011. This includes $3,024,000 of secured notes and $2,500,000 of subordinated notes that have agreed to convert to equity pursuant to the Amendment and Conversion Agreements described below under “Agreements in Connection with Qualified Offering”. The “pro forma” amount also reflects the conversion of $1,080,000 of subordinated notes that have the option to convert or redeem at the time of the Qualified Offering.
•	on a pro forma basis to give effect to such conversion and as further adjusted to give effect to (a) the receipt by us of net proceeds of approximately $12.2 million from this offering, assuming the sale of all shares of our common stock that are offered pursuant to this prospectus at an offering price of $5.50 per share (not including the overallotment option), and after deducting estimated underwriting discounts and estimated offering expenses payable by us of $1.10 million and $0.55 million, respectively; (b) repayment of $1.5 million of long outstanding accruals and accounts payable; (c) repayment of a short-term, interest free loan of $100,000 from our Director John Pappajohn to be made to us on April 26, 2012 and (d) the issuance of 2,500,000 shares of common stock in this offering.

You should read the following table in conjunction with our financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, appearing elsewhere in this prospectus.

	As of December 31, 2011
	Actual	Pro forma	Pro forma as adjusted(1)
	(in thousands, except share and per share data)
Long-term debt, including current portion	$15	$15	$15
Common stock, $0.001 par value: 100,000,000 shares authorized, 1,874,175 shares issued and outstanding, actual; 100,000,00 shares authorized and 4,249,907 issued and outstanding pro forma; 100,000,000 shares authorized, 6,749,907 shares issued and outstanding, pro forma as adjusted	2	4	7
Additional paid-in capital	31,150	38,276	$50,374
Accumulated deficit	(44,968)	(40,316)	(40,316)
Total stockholders’ equity (deficiency)	(13,816)	(2,036)	$10,065
Total capitalization	$(13,831)	$(2,051)	$10,050

(1)	Each $0.10 increase (decrease) in the assumed offering price of $5.50 per share would increase (decrease) the amount of pro forma as adjusted cash, cash equivalents and available-for-sale securities; additional paid-in capital; total stockholders’ equity (deficiency) and total capitalization by approximately $0.25 million, in each case assuming the conversion of all convertible notes outstanding as of December 31, 2011, and assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

The amounts shown in the table above do not include:

•	523,862 shares of common stock issuable upon the exercise of options issued and outstanding as of December 31, 2011, with exercise prices ranging from $3.60 to $36.00 per share and a weighted average exercise price of $18.49 per share; and

•	1,897,557 shares of common stock issuable upon the exercise of warrants issued and outstanding as of December 31, 2011, with exercise prices ranging from $0.30 to $54.36 per share and a weighted average exercise price of $6.79 per share.

In addition, the amounts shown in the “Actual” column in the table above do not include 2,375,732 shares of common stock issuable upon conversion of principal and interest issued and outstanding as of December 31, 2011 under our convertible notes at a conversion price of $3.00 per share. Of these shares, 2,011,773 relate to notes that automatically convert to equity upon an offering which raises a minimum of $10 million, while 363,959 shares have the election to convert or be redeemed at the time of the offering.

The amounts shown in the “Pro forma” and “Pro forma as adjusted” columns assume that all of our convertible notes outstanding as of December 31, 2011 will be converted immediately prior to the offering in accordance with the terms of the Amendment and Conversion Agreements (as described under “Agreements in Connection with Qualified Offering” below). Under the Amendment and Conversion Agreements, the ratchet features would be removed from the convertible debt and related warrants, as a result of which the derivative liabilities would be treated as equity under ASC 815-40.

Finally, the amounts in the table above do not include (i) 603,533 shares of common stock issuable upon the exercise of warrants that will be issued as consideration to the holders of convertible notes and related warrants pursuant to the terms of the Amendment and Conversion Agreements effective as of September 30, 2011, as described below, (ii) 11,667 shares of common stock issuable upon the exercise of warrants that will be issued to placement agents pursuant to the Agreement to Amend Placement Agent Warrants, as described below, (iii) shares of common stock issuable upon conversion or exercise of 2011 Bridge Notes, unsecured notes and related warrants issued since December 31, 2011, as described under “Related Party Transactions — Certain Relationships and Related Transactions — Terms of Transactions with Related Persons — 2011 Bridge Financing,” (iv) options provisionally granted under our 2012 Omnibus Incentive Compensation Plan since December 31, 2011 which are subject to shareholder approval, or (v) the shares of common stock issuable upon the exercise of a compensation warrant that we have agreed to issue to the underwriter in connection with this offering as described under “Underwriting.”

Agreements in Connection with Qualified Offering

In anticipation of a public offering of greater than $10 million (which we refer to as the “Qualified Offering”), we have entered into the following agreements with holders of our convertible notes and warrants:

1.   Holders of our convertible notes (more specifically, the October Notes and January Notes described further below) and warrants to purchase shares of our common stock issued in connection with such notes and the related guaranties, entered into agreements with us effective September 30, 2011, which we refer to as the “Amendment and Conversion Agreements.” These notes and warrants are further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Private Placement — 2010 & 2011 Private Placement Transactions.” Pursuant to the Amendment and Conversion Agreements, the holders have agreed to amend and convert their notes and to amend their warrants conditioned on the closing of the Qualified Offering, provided that the offering yields gross proceeds to us of at least $10 million. Assuming such condition is met, the amendments to the notes and warrants would be effective immediately prior to the closing of this offering. The amendments would remove the restrictive covenants imposed on us by the October Purchase Agreement and January Purchase Agreement, restate the conversion provisions to permit conversion solely in connection with the offering, and remove full ratchet anti-dilution protection from the terms of the notes and the warrants. The related conversion would be effective immediately prior to the closing of this offering. Assuming this offering had been consummated on December 31, 2011, October Notes and January Notes in the aggregate principal amount and accrued interest at December 31, 2011 of approximately $6,035,400 would have been converted into 2,011,773 shares of our common stock. As consideration for the above amendments and conversions, we expect to issue warrants to purchase an aggregate of 603,533 shares of our common stock to holders of our notes and related warrants, with each holder receiving a warrant to purchase a number of shares of common stock corresponding to 30% of the number of shares issuable upon conversion of the principal amount of his or her notes. Furthermore, if the 2011 Bridge Notes holders and the holder of the unsecured notes also opted to convert their notes in full at the time of the Qualified Offering, additional notes in the aggregate principal amount and accrued interest at December 31, 2011 of approximately $1,092,300 would have been converted into 363,959 shares of our common stock.

2.  Holders of 100% of Placement Agent Warrants initially issued to Monarch Capital Group LLC and Antaeus Capital, Inc. in 2010 and 2011 (as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Private Placement — 2010 & 2011 Private Placement Transactions”) have agreed to amend such warrants to remove full ratchet anti-dilution protection from the terms of the warrants. We refer to this agreement as the “Agreement to Amend Placement Agent Warrants.” This amendment is conditioned on the closing of this offering, provided that this offering yields gross proceeds to us of at least $10 million, and is effective immediately prior to the closing of this offering. As consideration for this amendment, each holder will receive a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon exercise of their Placement Agent Warrants.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and our pro forma as adjusted net tangible book value per share of our common stock after this offering and after giving effect to the conversion of all of our outstanding convertible notes in connection with this offering. Our net tangible book value as of December 31, 2011 was a deficit of $(13,816,400) million, or ($7.37) per share based on 1,874,175 shares of our common stock issued and outstanding on such date, representing the amount of our tangible assets less our total liabilities. On a per share basis, the net tangible book value is divided by the number of shares of common stock issued and outstanding as of December 31, 2011.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. After giving effect to the conversion of all of our convertible notes outstanding as of December 31, 2011 in the aggregate principal amount (plus interest accrued to such date) of $7,127,300 into 2,375,732, shares, and net adjustments to derivative liability (as determined under ASC 815) and note discount of $4,653,600, pursuant to the Amendment and Conversion Agreements described under “Capitalization — Agreements in Connection with our Qualified Offering” above, our pro forma net tangible book value as of December 31, 2011 would have been approximately $(2,035,500), or $(0.48) per share. After further giving effect to the sale of 2,500,000 shares of common stock that we are offering pursuant to this prospectus, assuming a public offering price of $5.50 per share and no exercise of the overallotment option, and after deducting estimated underwriting discounts and estimated offering expenses payable by us in the amount of $1.1 million and $0.55 million, respectively, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been approximately $10.06 million, or approximately $1.49 per share of common stock. This amount represents an immediate increase in net tangible book value of $8.86 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $4.01 per share to new investors purchasing shares of common stock in this offering (assuming a public offering price of $5.50 per share). We determine dilution by subtracting the pro forma as adjusted net tangible book value per share from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed public offering price per share of common stock		$5.50
Net tangible book value per share as of December 31, 2011	$(7.37)
Increase in net tangible book value per share attributable to the conversion of notes in the aggregate principal amount (plus accrued interest) of approx. $7,127,300 and associated derivative liability and note discount adjustments of net $4,653,600	$6.89
Pro forma net tangible book value per share as of December 31, 2011 after giving effect to such conversion	$(0.48)
Increase in net tangible book value per share attributable to this offering	$1.97
Pro forma as adjusted net tangible book value per share as of December 31, 2011 after giving effect to such conversion and this offering		$1.49
Dilution in net tangible book value per share to new investors		$4.01

A $0.10 increase (decrease) in the assumed offering price of $5.50 per share of common stock, would increase (decrease) our pro forma as adjusted net tangible book value per share by $0.04 ($0.03) and the dilution per share to new investors by $(0.04) $0.03, in each case assuming that all convertible notes outstanding as of December 2011 are converted, and assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, as of December 31, 2011, the differences between the number of shares of common stock purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. We have previously issued shares of our common stock at a price per share ranging from $0.30 to $36.00. The calculation below is based on an assumed offering price of $5.50 per share, before deducting estimated placement agents’ fees and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing Stockholders	1,874,175	27.8%	$25,116,800	54.6%	$13.40
Converting Noteholders	2,375,732	35.2%	$7,127,200	15.5%	$3.00
New Investors	2,500,000	37.0%	$13,750,000	29.9%	$5.50
Total	6,749,907	100%	$45,994,000	100%	$6.81

The foregoing tables and calculations are based on the number of shares of our common stock issued and outstanding as of December 31, 2011 and exclude:

•	523,862 shares of common stock issuable upon the exercise of options issued and outstanding as of December 31, 2011, with exercise prices ranging from $3.60 to $36.00 per share and a weighted average exercise price of $18.49 per share;
•	1,897,557 shares of common stock issuable upon the exercise of warrants issued and outstanding as of December 31, 2011, with exercise prices ranging from $0.30 to $54.36 per share and a weighted average exercise price of $6.79 per share.

In addition, actual net tangible book value per share excludes the effect of:

•	1,969,434 shares of commons stock issuable upon conversion of principal and interest issued and outstanding as of December 31, 2011 under our convertible notes at a conversion price of $3.00 per share.

Since December 31, 2011, we have issued additional common stock, warrants and convertible debt as follows:

•	276,666 shares of commons stock issuable upon conversion of convertible notes (including accrued interest) at a conversion price of $3.00 per share;
•	276,667 shares of common stock issuable upon the exercise of warrants issued and outstanding with an exercise price of $3.00; and
•	2,667 shares of common stock issuable upon the exercise of placement agent warrants issued and outstanding with an exercise price of $3.00 per share.

In addition, 87,617 warrants with exercise prices ranging from $0.30 to $54.36 have expired since December 31, 2011.

Furthermore, the tables and calculations above exclude 196,934 shares of common stock as at December 31, 2011 issuable upon the exercise of warrants that will be issued as consideration to the holders of convertible notes and related warrants pursuant to the terms of the Amendment and Conversion Agreements described under “Capitalization — Agreements in Connection with Qualified Offering,” 11,667 shares of common stock issuable upon the exercise of warrants to placement agents pursuant to the Agreement to Amend Placement Agent Warrants described under “Capitalization — Agreements in Connection with Qualified Offering,” as well as 46,668 shares of common stock issuable upon the exercise of compensation warrants that we have agreed to issue to the underwriters in connection with this offering as described under “Underwriting.”

To the extent options or warrants outstanding as of December 31, 2011 have been or may be exercised or additional shares are otherwise issued, there may be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data together with our consolidated financial statements and the related notes beginning at page F-1 of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the consolidated statements of operations data for the years ended September 30, 2010 and 2011 and the consolidated balance sheet data as of September 30, 2010 and 2011 from our audited financial statements. We have derived the unaudited consolidated condensed statements of operations data for the three months ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2011 and 2010 from our unaudited consolidated condensed financial statements. These financial statements are included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Three Months Ended December 31		Year Ended September 30
	2011	2010	2011	2010
	(unaudited)
	(all numbers in thousands except per share data)
Consolidated Statements of Operations
Net Sales	$184	$148	$746	$639
Cost of Sales	39	36	147	135
Gross Profit	145	112	599	504
Operating Expenses:
Selling, general and administrative	1,391	1,301	5,503	5,888
Research and development	182	355	925	1,121
Total Operating Expenses	1,573	1,656	6,428	7,009
Loss from Operations	(1,428)	(1,544)	(5,829)	(6,505)
Other Income (Expense):
Interest income (expense), net	(1,482)	(2,627)	(7,567)	(361)
Finance fees (expense)	(45)	(143)	(349)	(213)
Loss on Extinguishment of debt	—	—	(1,968)	(1,094)
Gain on derivative liabilities	232	4,217	6,827	—
Offering costs	(7)	—	(438)	—
Other non-operating income	—	—	459	—
Other expense – net	(1,302)	1,447	(3,036)	(1,668)
Loss Before Income Taxes	(2,730)	(97)	(8,865)	(8,173)
Income Taxes	1	1	1	1
Net Loss	(2,731)	(98)	(8,866)	(8,174)
Net Loss attributable to common stockholders
- basic	$(0.05)	$(0.00)	$(0.16)	$(0.16)
- diluted	$(0.05)	$(0.00)	$(0.16)	$(0.16)
Weighted average number of common shares outstanding
- basic	1,873,584	1,867,464	1,869,038	1,742,570
- diluted	1,873,584	1,867,464	1,869,038	1,742,570

	Three Months Ended December 31,		Year Ended September 30,
	2011	2010	2011	2010
	Consolidated Balance Sheet Data		Consolidated Balance Sheet Data
Cash and cash equivalents	$113	$698	$93	$62
Working capital deficiency	(13,869)	(3,908)	(11,458)	(4,243)
Total assets	462	849	370	238
Common Stock warrant liability	3,154	1,030	2,194	889
Long-term debt, including current portion	14	18	16	30
Secured convertible promissory notes	3,024	3,024	3,024	0
Unsecured convertible promissory notes	3,580	0	2,500	0
Total stockholders’ deficiency	$(13,816)	$(3,868)	$(11,422)	$(4,204)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes provided elsewhere in this prospectus. This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity and cash flows of CNS Response, Inc. for the fiscal years ended September 30, 2011 and 2010 as well as for the three months ended December 31, 2011 and 2010. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management as of the date hereof based on information currently available to our management. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “forecasts,” “goal,” “likely” or similar expressions, indicate a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements we make. See “Risk Factors” elsewhere in this prospectus for a discussion of certain risks associated with our business. We disclaim any obligation to update forward-looking statements for any reason, except as otherwise required by law.

Overview

We are a cloud-based neurometric company focused on analysis, research, development and the commercialization of a patented platform which allows psychiatrists and other physicians to exchange outcome data referenced to electrophysiology. With this information, physicians can make more informed decisions when treating individual patients with behavioral (psychiatric and/or addictive) disorders. Our secondary Clinical Services business, operated by our wholly-owned subsidiary, Neuro-Therapy Clinic (“NTC”), is a full service psychiatric clinic.

Neurometric Information Services

Because of the lack of objective neurophysiology data available to physicians, the underlying pathology and physiology of behavioral disorders such as depression, bipolar disorder, eating disorders, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD) can rarely be analyzed effectively by treating physicians. Doctors are ordinarily forced to make prescription decisions based only on symptomatic factors. As a result, treatment can often be ineffective, costly and may require multiple courses of treatment before the effective medications are identified, if at all.

We believe that our technology offers an improvement over traditional methods for evaluating pharmacotherapy options in patients suffering from non-psychotic behavioral disorders, because our technology is designed to correlate the success of courses of medication with the neurophysiological characteristics of a particular patient. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics. This treatment outcome information is contained in what we believe to be the largest outcomes database for mental health care pharmacotherapy, consisting of over 34,000 outcomes for 8,700 unique patients with psychiatric or addictive problems. We refer to this database as the PEER Online database (it was formerly known as the Referenced-EEG Database). For each patient in the PEER Online database, we have compiled neurophysiology data from electroencephalographic (“EEG”) scans, symptoms and outcomes often across multiple treatments from multiple psychiatrists and other physicians. This patented technology, called PEER OnlineTM (based on a technology known as “Referenced-EEG®” or “rEEG®”), represents an innovative approach to prescribing effective medications for patients suffering from debilitating behavioral disorders.

This technology allows us to create and provide simple reports (“PEER Outcome Reports” or “PEER Reports”) to medical professionals that summarize historical treatment success of specific medications for those patients with similar neurometric brain patterns. PEER Reports provide neither a diagnosis nor a specific treatment, but like all lab results, provide objective, evidenced-based information to help the prescriber in their decision-making. With PEER Reports, physicians order a digital EEG for a patient, which is then referenced to the PEER Online database. By providing this reference correlation, an attending physician can better establish a treatment strategy with the knowledge of how other patients with similar brain function have previously responded to a myriad of treatment alternatives. Analysis of this complete data set yielded a platform of neurometric variables that have shown utility in characterizing patient response to diverse medications. This platform then allows a new patient to be characterized based on these neurometric variables, and the database to be queried to understand the statistical response of patients with similar brain patterns to the medications currently in the database.

Our Neurometric Information Services business is focused on increasing the demand for our PEER Reports. We believe the key factors that will drive broader adoption of our PEER Reports will be the acceptance by healthcare providers and patients of their benefit, the demonstration of the cost-effectiveness of using our technology, the reimbursement by third-party payers, the expansion of our sales force and increased marketing efforts.

In addition to its utility in providing psychiatrists and other physicians/prescribers with medication sensitivity data, our PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. Our PEER OnlineTM technology, in combination with the information contained in the PEER Online database, offers the potential to enable the identification of novel uses for neuropsychiatric medications currently on the market and in late stages of clinical development, as well as in aiding the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities, although no relationships have been established to date. The development of pathophysiological markers as the new method for identifying the correct patient population to research is being encouraged by both the National Institute of Mental Health (NIMH) and the U.S. Food and Drug Administration (FDA).

Clinical Services

In January 2008, we acquired our then largest customer, the Neuro-Therapy Clinic, Inc. Upon the completion of the transaction, NTC became a wholly-owned subsidiary of ours. NTC operates one of the larger psychiatric medication management practices in the state of Colorado, with six full time and seven part time employees including psychiatrists and clinical nurse specialists with prescribing privileges. Daniel A. Hoffman, M.D. is the medical director at NTC, and, after the acquisition, became our Chief Medical Officer and served as our President from April 2009 to April 2011.

NTC, having performed a significant number of rEEGs serves as an important resource in our product development, the expansion of our PEER Online database, production system development and implementation, along with the integration of our PEER Online services into a medical practice. Through NTC, we also expect to develop marketing and patient acquisition strategies for our Neurometric Information Services business. Specifically, NTC is learning how to best communicate the advantages of PEER Online to patients and referring physicians in the local market. We will share this knowledge and developed communication programs learned through NTC with other physicians using our services, which we believe will help drive market acceptance of our services. In addition, we plan to use NTC to train practitioners across the country in the uses of PEER technology.

We view our Clinical Services business as secondary to our Neurometric Information Services business, and we have no current plans to expand this business.

Business operations

Since our inception, we have generated significant net losses. As of December 31, 2011, we had an accumulated deficit of approximately $45.0 million, and as of December 31, 2010, our accumulated deficit was approximately $33.5 million. We incurred operating losses of $5.8 million and $6.5 million for the fiscal years ended September 30, 2011 and 2010, respectively and incurred net losses of $10.0 million and $8.2 million for those respective periods. We expect our net losses to continue for at least the next couple of years. We anticipate that a substantial portion of our capital resources and efforts will be focused on the scale-up of our commercial organization, research and product development and other general corporate purposes, including the payment of legal fees incurred as a result of our litigation. Research and development projects include the completion of more clinical trials which are necessary to further validate the efficacy of our products and services relating to our PEER technology across different types of behavioral disorders; the enhancement of the CNS Database and PEER process, and to a lesser extent, the identification of new medications that are often combinations of approved drugs. We anticipate that future research and development projects will be funded by grants or third-party sponsorship, along with funding by the Company.

As of December 31, 2011, our current liabilities of approximately $14.3 million exceeded our current assets of approximately $0.5 million by approximately $13.8 million and our net losses will continue for the foreseeable future. As part of the $14.3 million of current liabilities as of that date, we had $6.6 million of secured convertible debt which is discounted to $5.2 million. Since December 31, 2011, we have raised an additional $920,000 from the issuance of subordinated secured convertible debt and $90,000 from subordinated unsecured convertible debt; however, we will need immediate additional funding to continue our operations plus substantial additional funding before we can increase the demand for our PEER Online services. We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. Furthermore, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting the funds available for our business activities. However, effective September 30, 2011, we have, with the agreement of holders of the majority of the aggregate principal amount outstanding of the October and January Notes (both as defined below), amended such notes to extend the maturity date and to add a mandatory conversion provision, among other things. Under the mandatory conversion provision, the October and January Notes would automatically be converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million. If adequate funds are not available, we may be required to delay or curtail significantly our development and commercialization activities. This would have a material adverse effect on our business, financial condition and/or results of operations and could ultimately cause us to have to cease operations.

The Private Placements

2010 – 2012 Private Placement Transactions

From June 3, 2010 through to November 12, 2010, we raised $3.00 million through the sale of senior secured convertible notes (“October Notes”) and warrants. Of such amount $1.75 million worth of securities were purchased by members of our Board of Directors or their affiliate companies. The notes carry an interest rate of 9% per year, were due to expire between October and November of 2011 and were subsequently extended until October 2012.

From January 20, 2011 through to April 25, 2011, we raised $2.50 million through the sale of subordinated convertible notes (“January Notes”) and warrants. Of such amount, $1.00 million worth of securities were purchased by members of our Board of Directors or their affiliate companies. These January Notes have subsequently been amended to add a second position security interest. The notes carry an interest rate of 9% per year, were due to expire between January and April 2012 and were subsequently extended until October 2012.

From October 12, 2011 through January 30, 2011, we raised an additional $2.0 million through the sale of subordinated secured convertible notes (“2011 Bridge Notes”) and warrants. See Notes 3 and 11 of the unaudited condensed consolidated financial statements and “Related Party Transactions — Certain Relationships and Related Transactions — Terms of Transactions with Related Persons.”

Lastly, on February 29, 2012, we raised $90 thousand through the sale of a subordinated unsecured convertible bridge note (the “February Note”) and a warrant to purchase 30,000 shares of common stock at an exercise price of $3.00 per share. The terms of the February Note and warrant are substantially similar to the 2011 Bridge Notes and warrants except that the February Note is not secured.

Financial Operations Overview

  Revenues

Our Neurometric Information Services revenues are derived from the sale of PEER Reports to physicians. Physicians are generally billed upon delivery of a PEER Report. The list price of our PEER Reports to physicians is $400. Follow-up reports and more complex work-ups can range from $200 to $800.

Clinical Services revenue is generated as a result of providing services to patients on an outpatient basis. Patient service revenue is recorded at our established billing rates less contractual adjustments. Generally, collection in full is not expected on our established billing rates. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts due from third-party payers at contractually determined rates.

  Cost of Revenues

Cost of revenues are for Neurometric Information Services and represent the cost of direct labor, the costs associated with external processing, analysis and consulting review necessary to render an individualized test result and any miscellaneous support expenses. Costs associated with performing our tests are expensed as the tests are performed. We continually evaluate the feasibility of hiring our own personnel to perform most of the processing and analysis necessary to render a PEER Outcome Report.

Cost of revenues for Clinical Services are not broken out separately but are included in general and administrative expenses.

  Research and Development

Research and development expenses are associated with our Neurometric Information Services and primarily represent costs incurred to design and conduct clinical studies, to recruit patients into the studies, to improve PEER Outcome processing, to add data to the CNS Database, to improve analytical techniques and advance application of the methodology. We charge all research and development expenses to operations as they are incurred.

  Sales and Marketing

For our Neurometric Information Services, our selling and marketing expenses consist primarily of personnel, media, support and travel costs to inform user organizations and consumers of our products and services. Additional marketing expenses are the costs of educating physicians, laboratory personnel, other healthcare professionals regarding our products and services.

For our Clinical Services, selling and marketing costs relate to advertising to attract patients to the clinic.

  General and Administrative

Our general and administrative expenses consist primarily of personnel, occupancy, legal, consulting and administrative and support costs for both our Neurometric Information Services and Clinical Services businesses.

  Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

  Revenue Recognition

We have generated limited revenues since our inception. Revenues for our Neurometric Service product are recognized when a PEER Report is delivered to a Client-Physician. For our Clinical Services, revenues are recognized when the services are performed.

  Stock-based Compensation Expense

Stock-based compensation expense, which is a non-cash charge, results from stock option grants. Compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

  Derivative accounting for convertible debt and warrants

The Company analyzes all financial instruments with features of both liabilities and equity under ASC-480-10 and ASC 815-10 whereby the Company determines the fair market carrying value of a financial instrument using the Black-Scholes model and revalues the fair market value on a quarterly basis. Any changes in carrying value flow through as other income (expense) in the income statement.

Results of Operations for the Years Ended September 30, 2011 and 2010

As earlier described, we operate in two business segments: Neurometric Information Services and Clinical Services. Our Neurometric Information Services business focuses on the delivery of reports (“PEER Reports”) that enable psychiatrists and other physician/prescribers to make more informed, patient-specific decisions when treating individual patients for behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology. Our Clinical Services business operated by NTC provides full service psychiatric services.

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Year ended September 30,
	2011	2010
Revenues	100%	100%
Cost of revenues	20	21
Gross profit	80	79
Research	65	116
Product development	59	60
Sales and marketing	165	136
General and administrative expenses	573	785
Operating loss	(782)	(1,018)
Other expense, net	(407)	(262)
Net Loss	(1,189)%	(1,280)%

Revenues

	Year ended September 30,		Percent Change
	2011	2010
Neurometric Service Revenues	$111,400	$136,100	(18)%
Clinical Service Revenues	634,500	502,400	26%
Total Revenues	$745,900	$638,500	17%

With respect to our Neurometric Information Services business, the number of third party paid PEER Reports delivered decreased from 358 for the year ended September 30, 2010, to 279 for the same period ended September 30, 2011. The average revenue per report increased from $380 to $399 for those same periods respectively. Additionally, our Clinical Services operation ordered a further 93 PEER Reports during the year ended September 30, 2011. The total numbers of free PEER Reports processed were 136 and 115 for the years ended September 30, 2010 and 2011 respectively. These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Clinical Services revenues increased by $132,100 for the year ended September 30, 2011 as a result of radio advertising that was implemented starting December 2010. Additionally, as we had hired a second psychiatrist, we have the capacity to see new patients responding to the radio advertising.

Cost of Revenues

	Year ended September 30,		Percent Change
	2011	2010
Cost of Neurometric Information Services revenues	$147,100	$135,100	9%

Cost of Neurometric Information Services revenues consists of payroll costs, consulting costs, and other miscellaneous charges were as follows:

	Year ended September 30,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$112,700	$102,100	$10,600
Consulting fees	30,100	32,700	(2,600)
Other miscellaneous costs	4,300	300	4,000
Total Costs of Revenues	$147,100	$135,100	$12,000

Consulting costs associated with the processing of PEER Reports are $75 per PEER Report. We expect the cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency and increase the automation of certain processes.

Our Clinical Services segment did not incur any cost of revenues in either year as all Clinical Service costs are treated under General and Administrative Costs.

Research

	Year ended September 30,		Percent Change
	2011	2010
Neurometric Information Services research	$482,800	$738,800	(35)%

Research expenses consist of clinical studies expenses, doctor training costs, consulting fees, payroll costs (including stock-based compensation costs), travel and conference costs and other miscellaneous costs which were as follows:

	Year ended September 30,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$427,000	$651,600	$(224,600)
Consulting fees	16,000	50,200	(34,200)
Conference & travel	10,100	7,500	2,600
Other miscellaneous costs	29,700	29,500	200
Total Research	$482,800	$738,800	$(256,000)

Comparing the year ended September 30, 2011 with the corresponding period in 2010, payroll and benefit cost decreased by $224,600 as a result of downsizing the research department as the Company had completed its clinical trial and was more focused on drafting scientific papers for publications. Consulting costs were reduced by $34,200 in the 2011 period due to the completion of the clinical trial in 2010. Travel and conference expenses and miscellaneous expenses remained substantially equivalent for the two periods.

Our Clinical Services segment did not incur any research expenses in either year.

Product Development

	Year ended September 30,		Percent Change
	2011	2010
Neurometric Information Services Product Development	$442,000	$381,700	16%

Product Development expenses consist of payroll costs (including stock-based compensation costs), consulting fees, programming fees on the production system, database costs and miscellaneous costs which were as follows:

	Year ended September 30,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$261,100	$196,700	$64,400
Consulting fees	26,400	99,000	(72,600)
Programming fees	118,700	50,300	68,400
Database costs	19,400	17,000	2,400
Travel and other miscellaneous costs	16,400	18,700	(2,300)
Total Product Development	$442,000	$381,700	$60,300

Comparing the year ended September 30, 2011 with the corresponding period in 2010, the increase in payroll costs of $64,400 is due to an adjustment in salary, stock compensation and vacation pay for the 2011 year. Consulting fees decreased by $72,600 in fiscal 2011 as consultants had been engaged to assist with the preparation of the 510(k) application that was submitted to the FDA in April 2010; this effort was not repeated in 2011. Programming fees for 2011 increased by $68,400 as we enhanced the functionality, robustness and reporting capability of the PEER Online platform, which included the development of the iPad application. Database costs, travel and miscellaneous expenditures remained substantially similar for the two comparable periods.

Our Clinical Services segment did not incur any product development expenses in either year.

Sales and marketing

	Year ended September 30,		Percent Change
	2011	2010
Sales and Marketing
Neurometric Information Services	$1,132,800	$853,100	33%
Clinical Services	98,700	17,800	454%
Total Sales and Marketing	$1,231,500	$870,900	41%

Sales and marketing expenses associated with our Neurometric Information Services business consist primarily of payroll and benefit costs, including stock-based compensation, advertising and marketing, consulting fees and conference and travel expenses.

	Year ended September 30,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$706,000	$568,100	$137,900
Advertising and marketing costs	95,300	59,100	36,200
Consulting fees	193,700	122,700	71,000
Conferences and travel costs	115,700	71,600	44,100
Other miscellaneous costs	22,100	31,600	(9,500)
Total Sales and marketing	$1,132,800	$853,100	$279,700

Comparing the year ended September 30, 2011, with the same period in 2010, payroll and benefits increased by $137,900 in the 2011 period as a result of hiring our Executive Vice President and Chief Marketing Officer in July 2010 to lead our marketing efforts in pursuing contracts with large targeted organizations. Additionally, we hired a Vice President of Customer Relations to spearhead our efforts with the military and to get the Company established as a GSA provider. Advertising and marketing expenses increased by $36,200 as the Company entered into a collaboration agreement with Medco Health Solutions to undertake a study which will support the marketing of our services; we also contributed $10,000 to the Blue Star Families Organization which has produced a PSA and other publicity focused on the mental health of military families. Consulting expenses increased by $71,000 as a result of engaging business development consultants to position the company in key marketing channels. Conference and travel expenses increased by $44,100 in the 2011 period as our targeted customers were predominately based on the East Coast necessitating multiple cross-country visits and temporarily housing our VP of Customer Relations near a targeted customer site. Other miscellaneous expenses were reduced by $9,500 in the 2011 period.

The Clinical Services sales and marketing expenses consists of advertising to attract patients to the Clinic. During the year ended September 30, 2011, Clinical Services marketing expenditures increased by $80,900 as the Clinic started, with the assistance of consultants, using radio advertising which was determined to be effective in attracting new patients. We anticipate a moderate increase in marketing expenditure as the Clinic has the capacity, with its newly recruited psychiatrist, to handle an increased patient load.

General and administrative

	Year ended September 30,		Percent Change
	2011	2010
General and administrative
Neurometric Information Services	$3,197,900	$4,262,900	(25)%
Clinical Services	1,074,000	754,100	42%
Total General and administrative	$4,271,900	$5,017,000	(15)%

General and administrative expenses for our Neurometric Information Services business are largely comprised of payroll and benefit costs, including stock based compensation, legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference and travel costs and miscellaneous costs.

	Year ended September 30,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$1,736,400	$1,203,200	$533,200
Legal fees	487,500	1,738,400	(1,250,900)
Other professional and consulting fees	394,400	727,700	(333,300)
Patent costs	157,300	77,300	80,000
Marketing and investor relations costs	23,300	96,400	(73,100)
Conference and travel costs	109,600	103,300	6,300
Dues & subscriptions fees	63,000	78,200	(15,200)
General admin and occupancy costs	226,400	238,400	(12,000)
Total General and administrative costs	$3,197,900	$4,262,900	$(1,065,000)

With respect to our Neurometric Information Services business, in the year ended September 30, 2011, compared to the same period in 2010 we had the following changes:

•	Payroll and benefit expenses increased by a net $533,200 of which $373,900 was due to an increase in stock-based compensation due to accounting for vested option grants given to employees, directors, advisors and consultants in March and July of 2010. The balance of the increase of $159,300 was due to (i) the addition of the Chief Financial Officer (CFO), who was previously engaged as a consultant, and joined the staff in mid-February 2010, (ii) the Board-approved increase in the salary of our Chief Executive Officer (CEO) and (iii) the addition of an accountant who joined the staff in March 2011.
•	Legal fees decreased by a net $1,250,900 which was made up of a $1,094,900 reduction in litigation fees in defending against actions brought by Mr. Brandt. All matters adjudicated between Mr. Brandt and us have been ruled in our favor.
•	Professional and consulting fees decreased by a net $333,300 which was partly due to the mix of consulting services used in fiscal 2010 and the transition of the CFO from consulting to permanent staff. Additionally, warrants which were issued in 2010 for financial consulting services valued at $199,000 did not reoccur in 2011.

•	Patent costs increased by $80,000 in the 2011 period, of which $52,200 was for the filing of European and Japanese patent applications. During 2011 the Company was awarded its fifth patent in the United States and its first patent in Canada.
•	Marketing and investor relations expenses declined by $73,100 as a result of the negotiation of better terms and ceasing a relationship with a publicity firm that was yielding only limited benefits.
•	General administrative and occupancy costs and Conference and Travel costs and dues and subscriptions remained substantially unchanged for both 2011 and 2010 periods.

General and Administrative expenses for our Clinical Services business includes all costs associated with operating NTC. This includes payroll costs, medical supplies, occupancy costs and other general and administrative support costs. These costs increased by $319,900 in the year September 30, 2011, from the comparable 2010 period. This increase is partly due to the hiring of an additional psychiatrist, a pay increase given to the Clinic’s Medical Director and partly due to the reduced reimbursement by Neurometric Information Services of Clinic staff who had worked on the Company’s clinical trial.

Other income (expense)

	Year ended September 30,		Percent Change
	2011	2010
Neurometric Information Services (expense), net	$(3,035,900)	$(1,668,100)	82%
Clinical Services (expense)	—	(100)	(100)%
Total interest income (expense)	$(3,035,900)	$(1,668,200)	82%

For the years ended September 30, 2011 and 2010 net other non-operating expenses for Neurometric Information Services were $3,035,900 and $1,668,200, respectively, as follows:

1)	For fiscal 2011, we incurred non-cash interest charges totaling $7,567,000, of which $383,800 was accrued interest on our promissory notes at 9% per annum; the remaining balance of $7,180,000 was comprised of warrant discount amortization and warrant and note conversion derivative liability charges. The actual net interest paid in cash for the 2011 period was approximately $3,200. For the comparable period in 2010 we incurred interest expenses totaling $360,500, which was comprised of a non-cash charge of $258,900 associated with the value of the beneficial conversion feature of the 2010 Bridge Notes and Deerwood Notes. Additionally, we incurred a non-cash charge of $77,000 related to the amortization of warrant discount associated with the warrants issued in conjunction with the 2010 Bridge Notes and Deerwood Notes and a further interest charge of $19,700, which had accrued on the notes themselves. Actual interest paid net of interest earned was only $4,900.
2)	We incurred finance fees totaling $348,500 in association with our private placement of convertible notes. Of these finance fees $165,000 was paid in cash and $183,500 was the fair value of warrants that were issued to the placement agents per their agreements and to SAIL Venture Partners, LP for guarantying the Deerwood notes. (See Note 3 to the financial statements). Additionally we incurred offering costs of $437,800 in our attempt to undertake an initial public offering in Canada and obtain a listing on the Toronto Venture Exchange. This effort was aborted as market conditions soured during the latter half of 2011 and were not conducive to raising adequate funding. For the comparable period in 2010 we incurred financing fees of $213,400. This comprised a non-cash charge of $193,400 associated with the warrants issued to SAIL in connection with the guaranties provided by SAIL in connection with the Deerwood Notes. An additional $20,000 was paid for due diligence work to an entity in anticipation of obtaining financing; no financing ensued as the terms were ultimately considered to be potentially too dilutive to our shareholders.
3)	Under ASC 815, all derivative instruments are required to be measured subsequently at fair value and the change in fair value of non-hedging derivative instrument shall be recognized currently in earnings. Revaluation of our derivative liabilities for the promissory note conversion feature and associated warrants for the year ended September 30, 2011, resulted in a non-cash gain of $6,826,700. This non-cash charge represents the net result of a gain of $4,217,500 booked at December 31, 2010 which was subsequently offset by a charge of $3,963,400 at March 31, 2011.

For the quarter ended June 30, 2011 the Company has recorded another gain of $4,498,900 followed by a further gain of $2,073,700 in the fourth quarter ending September 30, 2011. These large changes in the valuation of derivative liabilities are the result of volatility in our stock price which was $15.00 at October 1, 2010, $6.00 at December 31, 2010, $13.50 at March 31, 2011, $7.80 at June 30, 2011 and $7.50 at the September 30, 2011 year end. As a result of the periodic volatility in our stock price we can anticipate material swings in non-cash losses and income as a result of the quarterly revaluation of our derivative liabilities. For the comparable period in 2010 we had not reached the point where we needed to revalue derivative liabilities.
4)	As a result of the amendment of our October and January series of promissory notes extending their maturity date to October 1, 2012, this modification was accounted for as a debt extinguishment whereby the difference in the carrying value of the original notes and the carrying value of the amended notes is treated as a period cost and booked to the income statement as loss on extinguishment of debt. For the year ended 2011, the loss on extinguishment is $1,968,000 which is a non-cash charge. In 2010 we incurred a non-cash loss on extinguishment of debt of $1,094,300 when bridge notes issued to John Pappajohn on June 3 and July 25, 2010 and the Deerwood Notes issued to the Deerwood investors on July 5 and August 20, 2010 were subsequently replaced by October Notes.
5)	For the year ended September 2011 we recorded other non-operating income of $458,800. Of this balance $135,000 pertained to an over accrual of our anticipated clinical study site costs. The study concluded in September 2009 and all study sites have closed out their billings, which has allowed us to reverse these excess accruals. An additional $53,900 was the reversal of tax related accruals, some of which pertained to calendar year 2006. These tax issues were resolved in favor of the Company and an additional small refund is anticipated. A further $203,200 accrual for a potential claim dating back to 2006 and prior was reversed as the claim never materialized and had surpassed the statute of limitations for that claim. Lastly, a balance of $66,700 pertaining to accruals, which were established in fiscal 2006 or earlier, with no claims for payment were reversed.

Net Loss

	Year ended September 30,		Percent Change
	2011	2010
Neurometric Information Services net loss	$(8,293,600)	$(7,904,400)	5%
Clinical Services net loss	(573,000)	(269,600)	113%
Total Net Loss	$(8,866,600)	$(8,174,000)	8%

The increase in net loss of $692,600 for the year ended September 30, 2011 compared to the 2010 period was largely due to the other non-operating expenses of $3,035,900 as described above. For the year ended September 30, 2011 the loss from operations for Neurometric Information Services of $5,256,400 declined by $992,500 from the $6,248,900 loss from operations incurred during the 2010 period. This reduced operating loss was due to reductions in both Research, due to the conclusion of the clinical trial, and in General and Administrative expenditures largely due to reduced litigation costs. These cost reductions were partly offset by increases in Product Development costs to enhance the PEER Online system and in increased costs related to our Sales and Marketing efforts.

For the year ended September 30, 2011, Clinical Services had an operating loss of $573,000, compared to a loss of $269,600 for the prior year. The increased loss of $303,400 is due to multiple factors including an increase in personnel and in personnel costs, which are partly due to decreased reimbursement by Neurometric Information Services for NTC staff who had previously worked on the Company’s clinical trial.

Results of Operations for the Three Months Ended December 31, 2011 and 2010

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Three Months Ended December 31,
	2011	2010
Revenues	100%	100%
Cost of revenues	21	24
Gross profit	79	76
Research	38	142
Product Development	61	98
Sales and marketing	179	167
General and administrative expenses	576	713
Operating loss	(775)	(1,044)
Other income (expense), net	(706)	978
Net Loss	(1,481)%	(66)%

Revenues

The following table presents revenues for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Neurometric Information Service Revenues	$32,000	$27,300	17%
Clinical Service Revenues	152,300	120,600	26%
Total Revenues	$184,300	$147,900	25%

With respect to our Neurometric Information Services business the number of paid rEEG Reports delivered increased from 69 for the three months ended December 31, 2010, to 97 for the three months ended December 31, 2011, while the average revenue per report increased from $395 to $396. The total numbers of free rEEG reports processed were 19 and 40 for the three months ended December 31, 2010 and 2011, respectively. These free rEEG reports are used for training new psychiatrists, as well as for database-enhancement and compassionate-use purposes.

Clinical Service revenues increased by $31,700 for the three months ended December 31, 2011 from the equivalent period in 2010. This is partly due to the additional psychiatrist being fully credentialed with insurance payers in the latter period, and partly due to the increased advertising which brought in additional patients and therefore revenue.

Cost of Revenues

The following tables present cost of revenues for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Cost of Neurometric Information Services revenues	$39,200	$36,100	9%

Cost of Neurometric Information Services revenues consists of payroll, consulting, and other miscellaneous costs. Consulting costs primarily represent external costs associated with the processing and analysis of PEER Reports and range between $75 and $100 per rEEG Report.

	Three Months Ended December 31,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$27,900	$27,500	$400
Consulting fees	10,500	7,000	3,500
Other miscellaneous costs	800	1,600	(800)
Total Costs of Revenues	$39,200	$36,100	$3,100

Comparing the three months ended December 31, 2011, with the corresponding period in 2010, direct labor and benefits and miscellaneous costs remained substantially constant, while consulting fees increased by $3,500 for the 2011 period due to the additional throughput of PEER Reports.

We expect costs of revenues will increase as an absolute number as more rEEG Reports are processed. However, we expect the cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency and increase the automation of certain processes.

Research

The following tables present research expenses for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Neurometric Information Services Research	$69,700	$211,000	(67)%

Research expenses consist of payroll costs (including stock-based compensation costs), consulting fees, and other miscellaneous costs.

	Three Months Ended December 31,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$59,600	$195,800	$(136,200)
Consulting fees	3,100	3,000	100
Other miscellaneous costs	7,000	12,200	(5,200)
Total Research	$69,700	$211,000	$(141,300)

Comparing the three months ended December 31, 2011 with the corresponding period in 2010, the focus of the research and development department moved from conducting the clinical study to analyzing the data and drafting research papers for publications. With this shift in focus, Salaries and benefit costs decreased by $136,200 for the 2011 period primarily due to the reduction of research staff in the 2010 quarter and concomitant accrual of their severance pay. The reduction is also due to the move of certain staff and their associated costs to the product development cost center: consulting costs remained substantially constant for the two periods while other miscellaneous costs decreased by $5,100 partly due to the reduction in force in the 2010 quarter.

Product Development

The following tables present product development expenses for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Neurometric Information Services Product Development	$112,500	$144,400	(22)%

Product development expenses consist of payroll costs (including stock-based compensation costs), consulting fees, system development costs and other miscellaneous costs.

	Three Months Ended December 31,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$52,400	$76,900	$(24,500)
Consulting fees	0	20,800	(20,800)
System development costs	58,900	38,600	20,300
Other miscellaneous costs	1,200	8,100	(6,900)
Total Product Development	$112,500	$144,400	$(31,900)

Comparing the three months ended December 31, 2011 with the corresponding period in 2010, salaries and benefits decreased in the 2011 quarter primarily due to a reclassification of vacation pay as the product development cost center was separated from the research cost center. Consulting fees decreased by $20,800 for the 2011 quarter as no consultants were needed during this quarter to assist with FDA filings. System development and maintenance costs increased by $20,300 for the 2011 quarter as $40,000 was spent on programming on a substantial upgrade of the PEER Online system’s normative database; a further $11,700 was spent on enhancing the physician’s portal system. In the 2010 quarter, the system development and maintenance projects were focused on general support and the development of the iPad application. Other miscellaneous costs decreased by $6,900 for the 2011 quarter compared to the prior-year quarter largely due to a reduced travel schedule.

Sales and marketing

The following tables present sales and marketing expenses for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Sales and Marketing
Neurometric Information Services	$286,200	$243,700	17%
Clinical Services	43,800	3,000	136%
Total Sales and Marketing	$330,000	$246,700	34%

Sales and marketing expenses associated with our Neurometric Information Services business consist primarily of payroll and benefit costs, including stock-based compensation; advertising and marketing; consulting fees and conference and travel expenses.

	Three Months Ended December 31,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$177,700	$175,700	$2,000
Advertising and marketing costs	27,700	3,600	24,100
Consulting fees	55,100	36,800	18,300
Conferences and travel costs	21,100	23,900	(2,800)
Other miscellaneous costs	4,600	3,700	900
Total Sales and marketing	$286,200	$243,700	$42,500

Comparing the three months ended December 31, 2011, with the same period in 2010; payroll and benefits increased by $20,000 with the addition of the VP of Customer Relations who started in February, 2011. This increase was offset by a reduction of stock-based compensation expense of $18,000 during this same period for a net increase in payroll and benefits of $2,000. Advertising and marketing expenses increased by $24,100 for the 2011 quarter compared to the prior-year period due to a partial payment of $26,000 to Medco in conjunction with a retrospective study using Medco and CNS Response data (the “Medco Study”) to provide an analysis to show payers the economic benefits of the PEER Reports. Consulting fees increased by $18,300 primarily due to consultants engaged to assist the Company in becoming a US General Services

Administration (“GSA”) qualified supplier to enable the Company to service the military and the Department of Veterans Affairs. Additionally we engaged a media consultant to develop radio advertising spots and a marketing plan. Conference and travel and miscellaneous expenditures over the two respective periods remained substantially unchanged.

For Clinical Services, Sales and Marketing expenses increased by $40,800 for the three months ended December 31, 2011, as compared to the prior-year period, as Clinical Services has embarked on a radio advertising campaign that started in late December 2010. We anticipate a moderate increase in marketing expenditure as we have determined that select radio advertising is effective in attracting new patients to the clinic and with the addition of our newly recruited psychiatrist, the clinic has the capacity to treat more patients.

General and administrative

The following tables present general and administrative expenses for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
General and administrative
Neurometric Information Services	$808,700	$832,700	(3)%
Clinical Services	252,600	221,100	14%
Total General and administrative	$1,061,300	$1,053,800	(1)%

General and Administrative expenses for our Neurometric Information Services business are largely comprised of payroll and benefit costs, including stock based compensation, legal, other professional and consulting fees, patent costs, marketing and investor relations expenses, conference and travel and miscellaneous costs, dues and subscriptions, and general administrative and occupancy costs.

	Three Months Ended December 31,
Key Expense Categories	2011	2010	Change
Salaries and benefit costs	$399,500	$413,300	$(13,800)
Legal fees	131,500	113,200	18,300
Other professional and consulting fees	122,400	149,100	(26,700)
Patent costs	46,900	58,800	(11,900)
Marketing and investor relations costs	4,700	3,300	1,400
Conference and travel costs	33,400	25,200	8,200
Dues & subscriptions fees	13,500	19,300	(5,800)
General admin and occupancy costs	56,800	50,500	6,300
Total General and administrative costs	$808,700	$832,700	$(24,000)

With respect to our Neurometric Information Services business, for the three months ended December 31, 2011, compared to the same period in 2010 we had the following changes:

•	Payroll and benefit expenses decreased by a net $13,800, of which $35,600 was due to a decrease in stock-based compensation as certain stock option grants became fully vested. This decrease was partially offset by an increase in salary and benefit costs of $21,300 with the addition of our accountant.
•	Legal fees showed a net increase of $18,300; this was due to a reduction in general and SEC counsel expenditures of $75,700 as certain expenses are being capitalized as offering costs associated with our proposed registered offering. This reduction is more than offset by an increase in expenditures on the Brandt litigation of $86,600, and an increase in legal fees relating to our discussions with the FDA.

•	Professional and consulting fees decreased by a net $26,700 which was partly due to the mix of consulting services used in the respective periods. In the 2010 quarter we expended $19,000 for public relations services and $14,400 for a consultant who advised us on health insurance payers, while we incurred no such expenses in the 2011 quarter.
•	Patent costs decreased by $11,900 largely because of timing of patent application and maintenance costs in the two respective periods.
•	Conference and travel costs increased by $8,200 in 2011due to increased activity in pursuing the FDA IDE filing and in interacting with the military to prepare for our IDE study. Both FDA and military locations, being based on the East Coast, required multiple cross-country trips. Most cross-country trips are also combined with financing efforts requiring visits to the East Coast.
•	Marketing and investor relations costs, dues and subscriptions and general administrative and occupancy costs remained substantially unchanged in the two respective periods.

For Clinical Services, General and Administrative expenses includes all costs associated with operating the Neuro-Therapy Clinic which are: payroll costs, medical supplies, occupancy costs and other general and administrative support costs. These costs increased by $31,500 to $252,600 in the three months ending December 31, 2011, from $221,100 in the 2010 quarter. This increase is due to a salary increase for the Chief Medical Officer, an increase in the payroll of hourly staff concomitant with the increased revenue and minor increases in general expenditures.

Other income (expense)

The following table presents other income (expense) for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Neurometric Information Services income (expense), net	$(1,302,000)	$1,447,700	*
Clinical Services income (expense)	—	—	*
Total other income (expense)	$(1,302,000)	$1,447,700	*

*	not meaningful

For the three months ended December 31, 2011 and 2010 net other non-operating income/(expense) for Neurometric Information Services were $(1,302,000) and $1,447,700, respectively, as follows:

•	For the three months ended December 31, 2011, we incurred non-cash interest charges totaling $1,487,700, of which $138,900 was accrued interest on our promissory notes at 9% per annum; the remaining balance of $1,345,200 was comprised of warrant discount amortization and warrant and note conversion derivative liability charges. The actual net interest paid in cash for the three months period was approximately $3,400.
•	For the three months ended December 31, 2011, we incurred finance fees totaling $45,300 in association with our private placement of convertible notes. Of these finance fees $39,600 was paid in cash and $5,700 was the fair value of warrants that were issued to the placement agent.
•	Offering cost of $6,800, related to responding to comments received from the Alberta Securities Commission in our then-proposed dual U.S.-Canadian offering, which was later withdrawn and expensed in the three months ended December 31, 2011.
•	Under ASC 815, all derivative instruments are required to be measured subsequently at fair value and the change in fair value of non-hedging derivative instrument shall be recognized currently in earnings. Revaluation of our derivative liabilities for the promissory note conversion feature and associated warrants for the year ended December 31, 2011, resulted in a non-cash gain of $232,100.

For December 31, 2010 period this non-cash charge for derivative liabilities was a gain of $4,217,500. The Company experiences large changes in the valuation of derivative liabilities from quarter to quarter as a result of the volatility in our stock price.

Net Loss

The following table presents net loss for each of the periods indicated and the corresponding percent change.

	Three Months Ended December 31,		Percent Change
	2011	2010
Neurometric Information Services net profit (loss)	$(2,581,200)	$12,900	200%
Clinical Services net loss	(150,100)	(110,600)	36%
Total Net Loss	$(2,731,300)	$(97,700)	28%

The net loss for our Neurometric Information Services business of approximately $2.58 million for the three months ended December 31, 2011 compared to the $12,900 gain in the same period in the prior year is primarily due to the non-cash changes in other income (expense) described above. For the 2010 period we had a net gain in other income of $1.45 million largely due to a substantial non-cash gain as a result of the valuation of our derivative liabilities. For the 2011 period we only experienced a minor gain from derivative liabilities, the difference being a reduction of $3.98 million in this gain from the 2010 period to the 2011 period.

For our Clinical Services the net loss of $150,100 for the three months ended December 31, 2011 represented an increase of $39,500 over the corresponding period in the prior year. Although revenues increased by roughly $31,700 thousand, expenses increased by roughly $71,200 thousand.

The Company’s operating loss of $1.43 million for the three months ended December 31, 2011, is a reduction of $115,700 from the corresponding period in the prior year; however, this improvement is masked in the net loss line due to multiple charges associated with non-cash interest expenses and changes in non-cash derivative liabilities, which stem from our promissory note financings. Upon raising gross proceeds of $10 million in a qualified offering, a majority of the promissory notes would automatically convert to equity and the pricing of the warrants will be set as per our agreements with holders of the January and October Notes. The remaining notes would either convert or be redeemed. This would result in the elimination of the derivative liabilities and the non-cash interest charges which currently have a major impact on other income (expense).

Liquidity and Capital Resources

Since our inception, we have incurred significant losses. As of December 31, 2011, we had an accumulated deficit of approximately $45.0 million, and for September 30, 2011 our accumulated deficit was approximately $42.2 million. We have not yet achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future. We expect that our research and development, sales and marketing and general and administrative expenses will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. We may never achieve profitability.

As of December 31, 2011, we had approximately $113,100 in cash and cash equivalents and a working capital deficit of approximately $13.9 million compared to approximately $93,400 in cash and cash equivalents and a working capital deficiency of approximately $11.5 million at September 30, 2011. The working capital deficit as of December 31, 2011 includes the $6.6 million of convertible promissory notes outstanding at the time of which $3.0 million are senior and secured and $3.6 are subordinated and secured.

Operating Capital and Capital Expenditure Requirements

Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern, and we need to raise substantial additional funds in order to continue to conduct our business. Until we can generate a sufficient amount of revenues to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations.

Although since December 31, 2011 we have raised gross proceeds of $920,000 through the sale of subordinated secured convertible promissory notes and a further $90,000 through the sale of a subordinated unsecured convertible promissory note, we need additional funds immediately to continue our operations and will need substantial additional funds before we can increase demand for our PEER Online services. In addition, we will have to repay the currently outstanding notes plus interest starting October 1, 2012, unless we can raise at least $10 million through a public offering (in which case, pursuant to their terms as amended, the October and January Notes would automatically be converted into shares of our common stock, while holders of the 2011 Bridge Notes and the February Notes would be able to choose whether to convert or redeem such notes).

We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. In addition, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations, and could ultimately cause us to have to cease operations.

We expect to continue to incur operating losses in the future and to make capital expenditures to expand our research and development programs (including upgrading our PEER Online Database) and to scale up our commercial operations and marketing efforts. We expect that our existing cash will be used to fund working capital and for capital expenditures and other general corporate purposes, including the repayment of debt incurred as a result of our litigation with Brandt.

The amount of capital we will need to conduct our operations and the time at which we will require such capital may vary significantly depending upon a number of factors, such as:

•	the amount and timing of costs we incur in connection with our research and product development activities, including enhancements to our PEER Online Database and costs we incur to further validate the efficacy of our referenced EEG technology;
•	the amount and timing of costs we incur in connection with the expansion of our commercial operations, including our selling and marketing efforts;
•	whether we incur additional consulting and legal fees in our efforts to conducting a study under an FDA Investigational Device Exemption (IDE) and in obtaining a 510(k) clearance from the FDA.
•	if we expand our business by acquiring or investing in complimentary businesses.

Until we can generate a sufficient amount of revenues to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. The issuance of equity securities may result in dilution to stockholders. We do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs or selling and marketing initiatives, and implement other cost saving measures.

Sources of Liquidity

Since our inception substantially all of our operations have been financed primarily from equity and debt financings. Through December 31, 2011, we had received proceeds of approximately $13.7 million from the sale of stock, $13.3 million from the issuance of convertible promissory notes and $220,000 from the issuance of common stock to employees in connection with expenses paid by such employees on behalf of the Company.

From June 3, 2010 through November 12, 2010, we raised $3.0 million through the sale of secured convertible notes (October Notes) and warrants. From January 20, 2011 through to April 25, 2011, we raised $2.5 million through the sale of subordinated secured convertible notes (January Notes) and warrants. From October 11, 2011 through January 31, 2012, we raised $2.0 through the sale of additional subordinated secured convertible notes (2011 Bridge Notes). Of such amounts, an aggregate of $3.75 million was purchased by members of our Board of Directors or their affiliate companies. See Note 3 and Note 11 of the Notes to Unaudited Condensed Consolidated Financial Statements. Lastly, on February 29, 2012 we raised $90 thousand from the sale of a subordinated unsecured convertible note to an entity affiliated with a member of our Board of Directors.

Cash Flows

Net cash used in operating activities was $4.2 million for the fiscal year ended September 30, 2011 compared to $4.9 million for the fiscal year ended September 30, 2010. The decrease in cash used of $0.7 million was primarily attributable to a decreases in legal fees associated with the Brandt litigation.

Net cash used in investing activities increased to $21,600 for the fiscal year ended September 30, 2011 as compared to $14,900 for the year ended September 30, 2010. Our investing activities related to the purchase of office equipment and EEG equipment to be used by a customer.

Net cash proceeds from financing activities for the year ended September 30, 2011 were approximately $1.84 million, net of offering costs, raised through our sale of secured convertible notes and warrants (the October Notes) and $2.40 million of unsecured convertible notes and warrants (the January Notes). Additionally, we also entered into a capital lease of $15,900 to finance the purchase of the above-mentioned EEG equipment. These proceeds were partly offset by the repayment of $26,200 on a promissory note issued to Daniel Hoffman in connection with our acquisition of NTC and $6,100 associated with the repayment of capitalized leases.

Net cash proceeds from financing activities for the fiscal year ended September 30, 2010 were approximately $3.0 million, net of offering costs, raised on December 24 and 31, 2009 and January 4, 2009 in connection with the second, third and fourth closings respectively of our private placement transaction; $1.0 million raised in bridge financing transactions, and $100,000 as an advance from Mr. Pappajohn prior to these funds becoming part of a secured promissory note on October 1, 2010. These proceeds were partly offset by the repayment of $94,100 on a promissory note issued to Daniel Hoffman in connection with our acquisition of NTC.

Net cash used in operating activities was $1.0 million for the three months ended December 31, 2011 compared to $1.2 million for the three months ended December 31, 2010. The decrease in cash used in operations of $0.2 million was primarily due to a general cost cutting/containment across the board.

Net cash used in investing activities increased to $23,100 for the three months ended December 31, 2011 as compared to $15,900 for the same period ended December 31, 2010. Our 2011 investing activities were primarily related to the acquisition of intellectual property and some minor purchases of computer equipment. In the 2010 period we acquired EEG equipment to be loaned out to customers.

Net cash proceeds from financing activities for the three months ended December 31, 2011 were approximately $1.04 million, net of offering costs, raised through our sale of subordinated secured convertible notes and warrants (2011 Bridge Notes).

Net cash proceeds from financing activities for the three months ended December 31, 2010 were approximately $1.84 million, net of offering costs, raised on October 1, 2010 through November 12, 2010 from the sale of our secured convertible notes and warrants (October Notes). We also entered into an equipment lease, which generated net proceeds of $15,900. These proceeds were partly offset by the repayment of $24,700 on a promissory note issued to Daniel Hoffman in connection with our acquisition of NTC.

Contractual Obligations and Commercial Commitments (December 31, 2011)

As of December 31, 2011, our combined operating lease obligations are $169,700; our remaining lease obligation on our Aliso Viejo office, which expires on January 31, 2013, is $53,700 in total ($37,100 and $16,600 for fiscal years 2012 and 2013 respectively), with an average monthly rental of $3,600 over the entire lease period. Our remaining lease obligation on our Greenwood Village, CO, clinic office, which expires as of April 30, 2013, is $88,000 in total ($49,200 and $38,700 for fiscal years 2012 and 2013 respectively), with an average monthly rental of $5,100 over the entire lease period.

Derivative Liability (December 31, 2011)

Current liabilities at December 31, 2011 include $6.1 million of derivative liability. This amount includes:

1.	$3.1 million, which represents the fair value liability associated with the warrants issued in conjunction with the October, January and 2011 Bridge Notes.
2.	$3.0 million, which represent the fair value liability associated with the conversion option of the October, January and 2011 Bridge Notes. (Please see Note 3 of the Notes to Unaudited Condensed Consolidated Financial Statements.)

The carrying value of these derivative liabilities will be reassessed each quarter and any change in the carrying value will be booked to other income (expense) in the income statement. For the three months ended December 31, 2011 we booked a gain of $0.23 million in the carrying value of these derivatives, compared to a $4.22 million gain for the same period ended December 31, 2010.

Contractual Obligations and Commercial Commitments (September 30, 2011)

As of September 30, 2011, our combined operating lease obligations are $169,700; our remaining lease obligation on our Aliso Viejo office, which expires of January 30, 2013, is $65,600 in total: being $49,000 and $16,600 for fiscal years 2012 and 2013 respectively, with an average monthly rental of $3,600 over the entire lease period. Our remaining lease obligation on our Greenwood Village, CO, clinic office, which expires of April 30, 2013, is $104,100 in total: $65,400 and $38,700 for fiscal years 2012 and 2013 respectively, with an average monthly rental of $5,100 over the entire lease period.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 – 5 years	More than 5 years
Capital Lease Obligations	$18,400	$7,500	$10,900	$—	$—
Operating Lease Obligations	169,700	114,400	55,300	—	—
Total	$188,100	$121,900	$66,200	$—	$—

Derivative Liability (September 30, 2011)

Current liabilities for the periods ending September 30, 2011 and 2010 include $4.8 million and $2.1 million of derivative liabilities respectively. These amounts include:

3.	$2.2 million and $0.9 million for the respective 2011 and 2010 periods, which represent the fair value liability associated with the warrants issued in conjunction with the January and October Notes.
4.	$2.6 million and $1.2 million for the respective 2011 and 2010 periods, which represent the fair value liability associated with the conversion option of the January and October Notes.

(Please see “Market for Common Equity and Related Stockholder Matters.)

The carrying value of these derivative liabilities is reassessed each quarter and any change in the carrying value is booked to other income (expense) in the income statement. Upon the Company raising a gross amount in excess of $10 million in a public offering, the notes associated with the conversion option will convert and the liability attributable to the conversion option will be eliminated. Furthermore, at that time, the liability associated with the warrants will also be eliminated as the warrant exercise price will be set at the lower of the offering price or the established exercise price with no further dilution adjustments. The elimination of these derivative liabilities will result in their balances at that time being booked to other income.

Income Taxes (September 30, 2011)

Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for federal income taxes for any periods presented. As of September 30, 2011, we had net operating loss carryforwards for federal income tax purposes of $25.6 million. If not utilized, the federal net operating loss carryforwards will begin expiring in 2030. Utilization of net operating loss and credit carryforwards may be subject to a substantial annual limitation due to restrictions contained in the Internal Revenue Code that are applicable if we experience an “ownership change”. The annual limitation may result in the expiration of our net operating loss and tax credit carryforwards before they can be used.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

BUSINESS

With respect to this discussion, the terms “we” “us” “our” “CNS” and the “Company” refer to CNS Response, Inc., a Delaware corporation and its wholly-owned subsidiaries CNS Response, Inc., a California corporation (“CNS California”), Colorado CNS Response, Inc., a Colorado corporation (“CNS Colorado”) and Neuro-Therapy Clinic, Inc., a Colorado corporation and a wholly-owned subsidiary of CNS Colorado (“NTC”).

Background

CNS Response, Inc. was incorporated in Delaware on March 20, 1987, under the name Age Research, Inc. Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary (“MergerCo”) pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became our wholly-owned subsidiary, and on the same date we changed our corporate name from Strativation, Inc. to CNS Response, Inc. The Company actively operates its businesses through CNS Response, Inc. (California) and Neuro-Therapy Clinic, Inc., which was acquired in January 2008.

Our address is 85 Enterprise, Suite 410, Aliso Viejo, CA 92656, our telephone number is (949) 420-4400 and we maintain a website at www.CNSResponse.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

Overview

We are a cloud-based neurometric company focused on analysis, research, development and the commercialization of a patented platform which allows psychiatrists and other physicians to exchange outcome data referenced to electrophysiology. With this information, physicians can make more informed decisions when treating individual patients with behavioral (psychiatric and/or addictive) disorders. Our secondary Clinical Services business, operated by our wholly owned subsidiary, Neuro-Therapy Clinic (“NTC”), is a full service psychiatric clinic.

Neurometric Information Services

Because of the lack of objective neurophysiology data available to physicians, the underlying pathology and physiology of behavioral disorders such as depression, bipolar disorder, eating disorders, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD) can rarely be analyzed effectively by treating physicians. Doctors are ordinarily forced to make prescription decisions based only on symptomatic factors. As a result, treatment can often be ineffective, costly and may require multiple courses of treatment before the effective medications are identified, if at all.

We believe that our technology offers an improvement over traditional methods for evaluating pharmacotherapy options in patients suffering from non-psychotic behavioral disorders, because our technology is designed to correlate the success of courses of medication with the neurophysiological characteristics of a particular patient. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics. This treatment outcome information is contained in what we believe to be the largest outcomes database for mental health care pharmacotherapy — there are now over 34,000 outcomes within the database from over 8,700 unique patients with psychiatric or addictive problems. We refer to this database as the PEER Online database (it was formerly known as the “CNS Database”). For each patient in the PEER Online database, we have compiled neurophysiology data from electroencephalographic (“EEG”) scans, symptoms and outcomes often across multiple treatments from multiple psychiatrists and other physicians. This patented technology, called

PEER OnlineTM (based on a technology known as “Referenced-EEG®” or “rEEG®”), represents an innovative approach to prescribing effective medications for patients suffering from debilitating behavioral disorders.

This technology allows us to create and provide simple reports (“PEER Outcome Reports” or “PEER Reports”) to medical professionals that summarize historical treatment success of specific medications for those patients with similar neurometric brain patterns. PEER Reports provide neither a diagnosis nor a specific treatment, but like all lab results, provide objective, evidence-based information to help the prescriber in their decision-making. With PEER Reports, physicians order a digital EEG for a patient, which is then referenced to the PEER Online database. By providing this reference correlation, an attending physician can better establish a treatment strategy with the knowledge of how other patients with similar brain function have previously responded to a myriad of treatment alternatives. Analysis of this complete data set yielded a platform of neurometric variables that have shown utility in characterizing patient response to diverse medications. This platform then allows a new patient to be characterized based on these neurometric variables, and the database to be queried to understand the statistical response of patients with similar brain patterns to the medications currently in the database.

Our Neurometric Information Services business is focused on increasing the demand for our PEER Reports. We believe the key factors that will drive broader adoption of our PEER Reports will be the acceptance by healthcare providers and patients of their benefit, the demonstration of the cost-effectiveness of using our technology, the reimbursement by third-party payers, the expansion of our sales force and increased marketing efforts.

In addition to its utility in providing psychiatrists and other physicians/prescribers with medication sensitivity data, our PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. Our PEER OnlineTM technology, in combination with the information contained in the PEER Online database, offers the potential to enable the identification of novel uses for neuropsychiatric medications currently on the market and in late stages of clinical development, as well as in aiding the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities, although no relationships are currently contemplated. The development of pathophysiological markers as the new method for identifying the correct patient population to research is being encouraged by both The National Institute of Mental Health (NIMH) and The U.S. Food and Drug Administration (FDA).

Clinical Services

In January 2008, we acquired our then largest customer, the Neuro-Therapy Clinic, Inc. Upon the completion of the transaction, NTC became a wholly-owned subsidiary of ours. NTC operates one of the larger psychiatric medication management practices in the state of Colorado, with six full time and seven part time employees including psychiatrists and clinical nurse specialists with prescribing privileges. Daniel A. Hoffman, M.D. is the medical director at NTC, and, after the acquisition, became our Chief Medical Officer and served as our President from April 2009 to April 2011.

NTC, having performed a significant number of PEER Reports, serves as an important resource in our product development, the expansion of our PEER Online database, production system development and implementation, along with the integration of our PEER Online services into a medical practice. Through NTC, we also expect to develop marketing and patient acquisition strategies for our Neurometric Information Services business. Specifically, NTC is learning how to best communicate the advantages of PEER Online to patients and referring physicians in the local market. We will share this knowledge and developed communication programs learned through NTC with other physicians using our services, which we believe will help drive market acceptance of our services. In addition, we plan to use NTC to train practitioners across the country in the uses of PEER Online technology.

We view our Clinical Services business as secondary to our Neurometric Information Services business, and we have no current plans to expand this business.

Neurometric Information Services

The Challenge and the Opportunity

The 1990’s were known as “the Decade of the Brain,” a period in which basic neuroscience yielded major advances in drug discovery and neuro-therapy. Several trends have emerged which may propel significant adoption of these advances over the next decade:

•	More than $29 billion in spending has been dedicated to the compulsory utilization of electronic health records and other IT services under the “HITECH” portion of the American Recovery and Reinvestment Act (ARRA), with most of that spending to occur between 2011 through 2013. Currently, less than 20% of healthcare providers utilize electronic records, yet over 90% of providers will be expected to have adopted such systems by 2015 (or face economic penalties under Medicare/Medicaid regulations). This extraordinary growth in the use of medical informatics tools creates a significant and expanding market for CNS Response;
•	Similarly, Comparative Effectiveness Research has been made a key feature of the Obama health plan. The cost to treat Americans under care for depression and other mental illnesses rose by nearly two-thirds from $35 billion to $58 billion between 1996 and 2006, according to a recent report from the Agency for Healthcare Research and Quality. Finding more cost-effective treatment modalities in mental disorders will be critical to successful health care reform;
•	The Mental Health Parity Act (Parity Act) now requires payers to pay for behavioral medications and treatments using the same standards for evidence and coverage as they currently use for medical/surgical treatments;
•	According to a recent RAND Corporation report, over 2 million soldiers have been deployed to Iraq and Afghanistan since 2001 and up to a third of the returning military personnel may suffer from Major Depression, Post Traumatic Stress Disorder (PTSD), Traumatic Brain Injury (TBI);
•	Recent studies have shown a dramatic increase in medications being used for ADHD, without any corresponding improvements in outcomes. A Michigan State University study demonstrated that one million children out of the 4.5 million currently diagnosed with ADHD may be misdiagnosed; and
•	Consumers have emerged as active decision makers in behavioral treatment, driven by over $4.8 billion in annual Pharma direct-to-consumer advertising and the internet. At the same time, media costs for reaching those consumers are at historic lows.

Today, there are over 100 prescription drugs available to patients suffering from a behavioral disorder, representing one of the largest and fastest-growing drug classes. Unfortunately, psychotropic drugs often do not work, or lose their effect over time, and over 17 million Americans who have failed two or more medication treatments are now considered “treatment-resistant”. For these patients, the conventional “trial and error” method of prescribing psychotropic drugs has resulted in low efficacy, high relapse and treatment discontinuation rates, significant patient suffering and billions of dollars in additional cost to payers.

We believe we are the first company to create a neurometric database that correlates medication outcomes with objective neurophysiology data. Our founding physicians developed this tool to reduce trial and error and thereby improve pharmacotherapy outcomes, particularly in treatment-resistant patients, a particularly expensive patient population with profound unmet clinical needs. Our PEER technology has been used as adjunctive information by physicians treating behavioral disorders such as depression, anxiety, anorexia, OCD, bipolar, ADHD, addiction and others.

rEEG® was developed by a pathologist and a psychiatrist who recognized that correlation of a patient’s unique brain patterns to known long-term medication outcomes of similar patients might significantly improve therapeutic performance. This approach, commonly referred to as Personalized Medicine, is in the process of transforming both clinical practice and the pharmaceutical industry. CNS Response brings this science to behavioral medicine, where the unmet clinical need is well-documented, expensive, and growing. The use of EEG to predict medication outcomes has been well established in 22 studies involving over 1,000 patients. These studies can be found at www.PEERDossier.com.

The PEER Online Process

PEER Outcome Reports are offered as a neurometric information service, in which standard electroencephalogram (EEG) readings are referenced to a database to suggest patient-specific probabilities of response to different medications. EEG recording devices are widely available, inexpensive to lease, and are available in most major cities by independent mobile EEG providers.

The service works as follows:

•	Patients are directed by an attending physician to a local PEER Network provider, who performs a standard digital EEG.
•	The EEG data file is uploaded over the web to our central analytic database.
•	We analyze the data against the PEER Online database for patients with similar brain patterns.
•	We provide a report describing the success of patients with similar neurophysiology on different pharmacotherapies (much like an antibiotic sensitivity report commonly used in medicine).
•	The PEER Outcome Report is sent back to the attending physician, usually by the next business day.

Treatment Decisions Made by Licensed Professionals

With the exception of our subsidiary, the Neuro-Therapy Clinic based in Denver, CO, we do not currently operate our own healthcare facilities, employ our own treating physicians or provide medical advice or treatment for patients. Physicians who contract for our PEER Reports own their own facilities or professional licenses, and control and are responsible for the clinical activities provided on their premises. Patients receive medical care in accordance with orders from their attending physicians or providers. Physicians who contract for PEER Reports are responsible for exercising their independent medical judgment in determining the specific application of the information contained in the PEER Reports and the appropriate course of care for each patient. Following the prescription of any medication, physicians are presumed to administer and provide continuing care treatment.

Estimated Market for PEER Reports

Currently, the wholesale (direct to physician) price for standard PEER testing is $400 per test, and the retail (payer and consumer) price is approximately $800. Thus far, payments have typically been from psychiatrists whose patients pay privately for the PEER Outcome Report. The National Institute of Mental Health (NIMH) estimates that only 12.7% of patients receive minimally effective treatment, with over 17 million Americans now classified as “treatment-resistant”, meaning that they have failed to find relief after trying two or more medications. Assuming a $600 average selling price (ASP) and an addressable market of 25% of treatment-resistant patients, we estimate a U.S. commercial market size of approximately $2.7 billion annually.

The NIMH also estimates that in a given year approximately one quarter of adults are diagnosed for one or more mental disorders. Furthermore, over 16% of adults will experience a major depression disorder in their lifetime. A large study published by the European College of Neuropsychopharmacology reported that 165 million (38%) of Europeans are plagued by mental and neurological disorders, which have become Europe’s largest health challenge according to the study authors.

Path to Adoption

Several firms in other areas of medicine (such as Oncology) have successfully commercialized products that describe historical medication response based on objective physiology data. We are following the paths to adoption used by several of these firms by focusing on growth in three stages:

(1)  Private pay market.

Consumers and private-pay psychiatrists drive over 33% of the market for psychiatric visits, and a significant proportion of all licensed psychiatrists now describe themselves as private pay only. We believe consumers who have experienced treatment failure will seek out our network of physicians once they become aware of the successful outcomes demonstrated by our clinical trial.

During 2008, the recruiting for our Depression Efficacy Trial (the Depression Efficacy Trial is further described under the heading Neurometric Services Accomplishments below) generated many important lessons about integrated marketing for our PEER Online service. By using a media mix of web, radio and TV, interested patients were delivered into the trial at an average cost of $40 – $68 per contact. We will continue to pursue integrated consumer marketing as a means to introduce interested patients to our PEER Online provider network.

To drive growth in private pay, consumer-driven rEEG testing, we plan to do the following:

•	Grow our focused physician network: We currently have 70 active practicing physicians utilizing PEER Outcome Reports in their practices, defined as having paid for testing within the last 12 months. Over the same period, 31 new physicians were trained. Physicians who become “power users” (which we define as physicians who conduct several tests per month) report significantly better results than casual users of PEER Online technology, and have certain economies of scale in using the test in their practices. Similar to practices that have adopted laser eye surgery technology in consumer-driven ophthalmology, successful practices using PEER Online have reported that as their word-of-mouth referrals increase, their procedure billings increase, and their average patient visits decrease (as patients improve). Accordingly, their patient turnover may increase over time, requiring additional marketing efforts to grow their practice volume.
•	We plan to focus on supporting these power users through direct marketing, clinical practice support (patient intake, scheduling, washout support and reporting), and technical support. This focused network approach has been successful in other specialties (for example, in organ transplant networks and in disease management) because it is easier to sell to payers, facilitates data collection, and is more cost-effective in delivering care even at higher provider margins. Currently, the wholesale (direct-to-physician) price for a standard PEER Outcome Report is $400 per test, and the retail (payer and consumer) price is approximately $800.
•	Utilize our PEER Online service: In 2008, we purchased the psychiatric clinic in Denver, co-founded by our Chief Medical Officer, Daniel Hoffman, MD. The clinic currently serves as a platform for perfecting PEER Online workflow, information systems, product development and research. We also test local marketing strategies in Denver which can then be generalized to other PEER Online network clinics. The Denver clinic may ultimately become a national “Center of Excellence” for neuropsychiatry, where insurers may direct certain treatment-resistant patients.
•	Scalable platform for delivery: During 2009 and 2010, significant development effort was focused on production systems and lab infrastructure to accommodate potential growth in the production volume of our PEER Reports. Our current production application is able to accommodate up to 100 tests per week without additional manpower. In addition to providing scalable capacity, the production system provides for online delivery of tests and delivery of test data to physicians’ desktops or iPad. Currently, we are investing in projects to reduce or eliminate the remaining manual processes in test production: including the “artifacting” of EEG data and the Neurologist review of each case. It is estimated that these processes will, over time, be replaced with validated algorithms, exception-based reviews and/or post-facto sampling for quality assurance.

(2)  Payer economic trials.

Health plans currently spend over $30 billion on psychotropic medications each year according to the Substance Abuse and Mental Health Services Administration (SAMHSA), and most are aware that these agents only work on about 30% of patients who take them. The lack of medication adherence and poor treatment outcomes in behavioral health has been a longstanding issue for payers, but they have lacked a targeted, cost-efficient approach to solve the problem.

Presently, PEER Outcome Reports are not reimbursable procedures for most health care payers. Initially, payer response to most new technologies is a reflexive denial of coverage, regardless of the superiority of evidence or economics. Over time, however, certain payers may adopt technologies which confer a clear marketing or underwriting advantage, or which protect them from legal claims for reimbursement under new legislation (e.g. Parity).

We intend to prove that our PEER Reports are a compelling value for payers through independent research, budget impact models, and payer pilots (economic trials):

•	Evidence for payers: We will share well-designed research on PEER Report efficacy, intended to demonstrate the weight of superior evidence in controlled and real-world clinical trials and case series.
•	Parity: The Mental Health Parity Act (Parity Act) is changing all payers’ coverage criteria, requiring equal coverage for behavioral and medical therapies, using the same coverage criteria and evidence. Milliman Global Actuarial Services estimates a 1 – 3% increase in overall health costs resulting from a significant increase in behavioral health expenditures driven by the Parity Act. Of particular interest to us, however, is the specific language in the Parity Act which requires that coverage of a scope-of-service for one type of diagnosis (for example: a Neurologist performing a diagnostic EEG for Epilepsy) be applied equally as to the use of an EEG by a Psychiatrist for medication management.
•	Budget Impact Model: A Budget Impact Model for PEER Online has been developed by Analysis Group Economics based on the published research of Kessler, Russell and others covering the cost of treatment failure in mental disorders. Modeling the economic impact of PEER Reports in a health plan, we estimate that full utilization of PEER Reports in treatment-resistant depression, anxiety, bipolar and ADHD could save $8,500 per treatment-resistant member annually.
•	Economic Trials: Economic Trials are intended to demonstrate the comparative effectiveness of PEER Reports versus prevailing Trial & Error medication management through pilot programs within a payer’s own population. Although no payer is currently reimbursing physicians for the use of PEER Online technology, we are currently negotiating pilot programs for reimbursement coverage with several of the nation’s largest payers, representing over 80 million covered lives.

(3)  Full payer coverage.

We will seek to achieve full reimbursement by insurance companies of PEER Online services by establishing a successful direct-to-consumer adoption of the PEER Reports, along with continued release of confirmatory PEER Online research in peer-reviewed publications. Following the examples described above, we will seek to accelerate the effect of these initiatives in the following ways:

•	Patient Advocacy: We believe that some components of the PEER Report may be billable to payers under the Mental Health Parity Act. Historically, patients of our physician network providers, and those in our own clinic in Colorado, have paid out of pocket for PEER Reports and then sought reimbursement from their insurance carrier. Although these providers frequently furnish information to support these claims, the success of their prosecution by patients is unclear.

Accordingly, we intend to organize the advocacy of each claim with third party payers, which has been successful with other companies.

•	Guideline development: We intend to continue internal and externally-sponsored clinical research to prove the efficacy of our technology to professional associations, such as the American Psychiatric Association. We believe that with strong clinical results, professional associations may endorse PEER Reports in their treatment guidelines, which may drive full payer coverage.

We also believe that the inclusion of historical and new PEER Report research in Comparative Effectiveness studies conducted under the Agency for Healthcare Research and Quality (AHRQ) would be a significant milestone. As a consequence of this recent focus on cost-effective treatment, an unprecedented level of funding has been made available under the Economic Recovery Act, the budgets for NIH and AHRQ, and earmarked budgets for the Department of Defense and the Veterans Administration (VA). It should be noted that the VA recently lost an appeal in the 9th Circuit Court, which ruled that delays by the VA in mental healthcare treatment and substandard results were unconstitutional. We intend to pursue research opportunities with several external sponsors of research, including:

•	the National Institute of Mental Health, focusing on the cost-effectiveness of PEER Reports as a more deployable version of brain imaging to guide prescribing;

•	the Department of Defense and the Veterans Administration, to address the potential for PEER Reports in treating returning soldiers with PTSD and Major Depression; and
•	the Centers for Medicare and Medicaid Services (CMS), as a mechanism for improving quality and cost performance in programs that spend billions on psychotropic medications.

Neurometric Services Accomplishments

Optum Approval as Emerging Technology:  The Company has been involved in a one-year Technology Assessment process with United Healthcare, the nation’s largest health insurance carrier, reviewing clinical evidence to determine the clinical effectiveness and reimbursement coverage for our technology. Optum, a unit of United Healthcare Group, approved PEER Outcomes for reimbursement as an Emerging Technology, determining that it had sufficient evidence based on two randomized controlled trials with statistical significance and reasonable effect size. The technology is approved for use in pilot programs for selected regions and/or clients.

Depression Efficacy Study:  Over the last few years, we have been primarily focused on demonstrating the efficacy of PEER Report informed treatments through multiple clinical trials. The largest of these — the Depression Efficacy Trial — was a multi-center, randomized, parallel controlled trial completed in 2009 at 12 academic and commercial sites, including Harvard, Stanford, Cornell, University of California Irvine and Rush. The study began in late 2007 and was completed in September 2009, screening 465 potential subjects with Treatment-Resistant Depression and ultimately randomizing 114 participants to a 12-week course of treatment utilizing PEER Reports in the experimental group and a modified STAR*D algorithm in the control group (STAR*D, or Sequenced Treatment Alternatives to Relieve Depression, was a large, seven-year study sponsored by the National Institute of Mental Health and completed in 2006). Primary clinical outcome measures included the Quick Inventory of Depression Symptomology (QIDS-16-SR) and the Quality of Life Enjoyment and Satisfaction Questionnaire (Q-LESQ-SF). Top-line results were consistent with previous trials of PEER Reports:

•	The study found that physicians using PEER Reports significantly outperformed the modified STAR*D treatment algorithm beginning at week two. The difference, or separation, between PEER Reports and the STAR*D control group was 50 and 100 percent for the study’s two primary endpoints. By contrast, separation between a new treatment and a control group often averages less than 10 percent in antidepressant studies. Interestingly, separation was achieved early (in week 2) and was durable, continuing to grow through week 12.
•	Statistical significance (p < .05) was achieved on all primary and most secondary endpoints.

During 2011 we released the results of several studies which had been conducted during the year as follows:

Commercial Payer Analysis:  We conducted a retrospective analysis of physician reports and health records of patients who were members of several of the nation’s largest managed care networks. The results were presented at the 2011 NEI Global Psychopharmacology Congress and, subsequently, a paper has been accepted, for publication by Neuropsychiatric Disease and Treatment, the journal of the International Neuropsychiatric Association (“INA”). The paper entitled “Measuring Severe Adverse Events and Medication Selection Using A “PEER Report” for Non-Psychotic Patients: A Retrospective Chart Review” was authored by Daniel Hoffman M.D. of our subsidiary Neuro-Therapy Clinic, Charles DeBattista M.D. of the Stanford University School of Medicine, Rob Valuck, Ph.D. from the University of Colorado Health Sciences Center and Dan Iosifescu of the Mood and Anxiety Disorders Program, Mount Sinai School of Medicine and Harvard University Faculty. The analysis of 257 evaluable patient records for the period starting in 2003 through mid-2011 represents cases in which the prescribers utilized PEER Outcome Reports for these patients. The analysis found that prescribers using the PEER Outcomes reported reduced trial-and-error pharmacotherapy through the following findings:

•	27 patients (11%) actually required no medications at all after the PEER report.

•	Of the remaining patients who required medications:
º	87% of the patients achieved “much improved” or “very much improved” on the Clinical Global Improvement standardized outcomes measurement and 71% showed significant improvement using the Quality of Life Enjoyment and Satisfaction Questionnaire.
º	69% of the patients achieved Maximum Medical Improvement (MMI) in an average of four visits.
º	Out of 68 (26%) patients who had reported suicidality preceding their PEER Outcome Report, nine (4%) reported suicidality during the average two year follow-up period.

Out of 33 patients who had experienced a severe adverse event on their previous medications, 18 (55%) had PEER Outcome Reports which indicated poor outcomes for those medications in patients with similar EEG findings, suggesting caution in using those drugs.

Medco Analysis:  In 2011, the Company signed an agreement with Medco Health Services Inc to analyze historical PEER Outcome results in terms of Medco drug and healthcare claims datasets. Approximately 2,200 matching records were analyzed, yielding about 211 patients for whom 365 days of continuous claim data were available before and after the test. Based on these data, consultants for CNS Response assessed the performance of physicians before and after testing. Findings include:

•	Significant changes in physician prescribing behavior: approximately 92% of physicians receiving PEER Outcome reports changed pharmacotherapy strategies post-test, with over half changing every single medication.
•	Increased proportion of generic prescribing: generic utilization increased 32% after receipt of PEER Outcome reports.

Medco Research performed an analysis of this tested group against a control cohort of patients in its database matched by age, sex, disease chronicity and prescription profile.

•	The primary endpoint of the analysis was to measure impact on healthcare utilization, with a 25% reduction in health care costs experienced for those in the PEER group versus those in the control cohort. However, because the claim sample size was small (only 29 health care records), the reduction did not reach statistical significance.
•	Drug mix: a significantly higher proportion of older medications were utilized by physicians in the tested group, with generally fewer SSRIs (Selective Serotonin Reuptake Inhibitors) and Atypical Antipsychotics, and categorical increases in MAOI (Oxidase Inhibitors) and Tricyclic class antidepressants, and certain stimulants.

Eating Disorders Study:  In November 2011, we published in Neuropsychiatric Disease and Treatment, the journal of the International Neuropsychiatric Association (“INA”), a paper entitled “Retrospective Chart Review of a Referenced EEG Database in Assisting Medication Selection for Treatment of Depression in Patients with Eating Disorders.” The physicians reviewed two-year pre-treatment data and between two- to five-year follow-up data, found that study patients experienced significantly decreased depressive symptoms and overall 53 percent fewer hospitalization days, which significantly reduced overall healthcare costs. In addition, according to the study, the wide variety of medications successfully used to treat study patients suggests there is no single class of medications for treating eating disorders. Instead, by developing individual treatment regimens, correlated to a patient’s unique neurophysiology, physicians were able to achieve significant reductions in trial-and-error practice. The subjects had previously failed an average of 5.7 medications over an average of nine years.

•	The study group focused on 22 eating disorders patients with a median age of 21 years. The average age of onset of eating disorders symptoms was 15.6 years. The primary comorbid diagnosis for each patient included either major depressive disorder (MDD) for 18 (82%) of the patients or bipolar disorder (BPD) for four (18%) of the patients. Additionally, 12 individuals were diagnosed with comorbid obsessive-compulsive disorder (OCD), three with attention deficit disorder (ADHD), five with past alcohol abuse/dependence, six with generalized anxiety disorder (GAD), and one with post-traumatic stress disorder (PTSD). According to the study:
•	Not only did most of the patients’ depression and severity scores normalize quickly and significantly, but they also continued to improve during the two-to-five-year follow-up period.
•	As early as six months from starting treatment, 11 patients (50%) reported complete remission of depression symptoms, nine reported mild depression symptoms, and two remained moderately depressed.
•	In total, prior to physician use of PEER Outcome data, 18 patients (82%) had inpatient hospitalizations; only seven (32%) required hospitalizations in the two- to five-year follow-up period, which resulted in shorter stays and less intensive treatment (e.g. partial hospitalization versus inpatient).

Polypharmacy Paper:  We published an additional paper in Neuropsychiatric Disease and Treatment, the journal of the INA entitled “Polypharmacy or Medication Washout: An Old Tool Revisited”. The paper includes a comparison of the advantages and risks from using medication washout versus polypharmacy with treatment-resistant patients. Polypharmacy is a common medical practice in which physicians prescribe additional psychiatric medications on top of previous medications already being used for a patient. This can result in patients being on too many drugs with the potential for harmful side effects. When done appropriately, washing medications out of select patients can be valuable in supporting better patient diagnosis and assessing medication needs, and can reduce the risks resulting from unknown drug interactions. While some patients will still need more than one medication as part of their treatment regimen, the ultimate goal is to determine which medications are necessary and effective for an individual patient. The paper highlights previous study findings and current data related to medication washout and polypharmacy, including:

•	A recently reported study, Combining Medication to Enhance Depression Outcomes (CO-MED), funded by the National Institutes of Health, started patients on several antidepressants (with synergistic pharmacological effects) at the same time. The study findings suggest that for a significant number of patients with major depression, polypharmacy adds to the side effect burden without an increase in efficacy.
•	A recent study of 659 depressed patients found that their rate of cardiovascular problems increased from 8.8 percent to 30.7 percent after only six weeks of polypharmacy.
•	According to an Army report released in 2010, between 2006 and 2009, 101 soldiers died as a result of multiple drug toxicity while under the care of the Army’s Wounded Warrior Transition Units.
•	Use of polypharmacy in the elderly can lead to morbidity and mortality. As early as 1992, it was reported that psychotropic agents are the most commonly misused drugs in the elderly and are associated with increased illness severity, hospitalizations, number of physician visits, as well as other issues.
•	In a study of 2,009 treatment-resistant patients who underwent total medication washout, only five patients (0.25%) discontinued the washout process due to either rebounding of their original mood disorder or discontinuation symptoms, while an additional 15 (0.75%) complained of an adverse response but continued the washout. Most of the adverse events were related to mild or moderate discontinuation symptoms with no mortality or serious morbidity in the patients’ functioning.

Product Development

Within the past year significant changes have been made to the company’s product architecture and database, as well as refinement of its market focus with physicians and payers. Accordingly, the company has introduced PEER OnlineTM as its cloud-based platform for physicians and the PEER OutcomeTM Report as its output. The designation rEEG® will continue to be used in reference to the company’s original database, but not to its services or output. Significant updates to the outcome database have occurred over the past year, including:

•	Significant expansion from the current database, based on receipt of hundreds of new patient outcomes from network physicians. With the anticipated addition of approximately 2,000 new subjects under an Investigational Device Exempt trial with the U.S. Military, the PEER Outcome database has the potential to grow significantly.
•	The Company is upgrading its normative database to improve the robustness and utility of its findings, using the Neuroguide platform from Applied Neurosciences Inc. In addition to an improved normative dataset and significantly more variables for characterizing neurophysiology (10 times more than our current database), this platform offers the opportunity for improved pattern recognition and display of three-dimensional findings from quantitative EEG through LORETA, a modeling capability which analyzes deeper structures within the brain.

Transcranial Magnetic Stimulation

•	In November 2011, we acquired a neurometric platform, and other intellectual property, which may help physicians better understand positive or negative patient response to Transcranial Magnetic Stimulation (TMS).
•	TMS is a non-invasive outpatient procedure that uses magnetic fields to stimulate areas of the brain thought to control mood. TMS, which is approved by the U.S. Food and Drug Administration and offered approximately 300 psychiatrists nationwide, is sometimes used as an alternative treatment for patients who have failed one or more antidepressants for the treatment of depression. While treatment periods vary by patient, a typical treatment regime generally involves 20 to 30 treatments over a four to six week period.
•	The TMS responsivity data, which is based on an EEG, helps physicians learn how patients with similar EEG patterns responded to TMS, thereby enabling them to more effectively guide patients most likely to benefit from this treatment and reduce expenditures on patients for whom TMS is not likely to be an effective solution for their depression.
•	TMS Response Study: In February, results from a study of EEG prediction of TMS responsivity were published by Dr. Martijn Arns in the peer-reviewed journal Brain Stimulation. “Neurophysiological predictors of non-response to rTMS in depression” presents results of a multi-site clinical trial (n=90) in the Netherlands using several CNSO variables (iAPF, Theta and P300 amplitude) associated with non-response to TMS therapy. Use of these combined neurometrics in a discriminant analysis resulted in a reliable identification of non-responders with low false positive rates. Replication studies are currently being planned in both the Netherlands and the U.S.

Use of PEER Online Technology in Pharmaceutical Development

In addition to its utility in providing psychiatrists and other physicians with medication sensitivity guidance, PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. In the future, we aim to use our proprietary data and processes to advance central nervous system (CNS) pharmaceutical development and economics, in one or more of the following ways:

•	Enrichment: Selecting patients for clinical trial who not only have the symptoms of interest, but are shown by PEER Report screenings as likely to respond to the developer’s drug. An oft-cited example is the antidepressant Prozac, which failed several clinical trials before it achieved success in two separate trials. The ability to design trials in which exclusion criteria identify and exclude patients who are clearly resistant, as determined by PEER Reports, has the potential to sharpen patient focus and productivity in clinical trials of psychotropic medications.

•	Repositioning: PEER Reports may suggest new applications/indications of existing medications. For example, Selective Serotonin Reuptake Inhibitor Antidepressants (SSRI’s) are now commonly given by primary care physicians for depression and other complaints, but often produce unwanted side effects or inadequate results. The ability to define individual neurometrics for patients, who respond better to tricyclics (TCA’s), or combinations of TCA’s and stimulants, offers the potential for new indications for existing compounds.
•	Salvage: Resuscitation of medications that failed phase II or III studies. One example of this opportunity is Sanofi-Aventis’ unsuccessful PMA filing for Rimonabant, a promising anti-obesity/cardio-metabolic compound which was denied approval in the U.S. due to central nervous system side-effects in their clinical trial populations. Being able to screen out trial participants with resistance to a certain medication is an application for PEER Reports, and could create “theranostic” products (where an indication for use is combined with PEER Reports) for compounds which have failed to receive broader approval.
•	New Combinations: Unwanted adverse effects occur with medications in fields from cancer to hepatitis. The ability to improve these medications, in combination with psychotropics, may improve safety, compliance, and sometimes, patient outcomes.
•	Decision Support: Improved understanding supports improved decision making at all levels of pharmaceutical development.

Competition

Comparable Companies

Although there are no companies offering a service directly comparable to PEER Online services, the following companies might be noted as pursuing similar strategies:

•	GENOMIC HEALTH, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions.
•	ASPECT MEDICAL SYSTEMS, INC. (now part of Covidien plc.) is developing a specific EEG measurement system that indicates a patient’s likely response to some antidepressant medications.
•	BRAIN RESOURCE COMPANY is an Australian Clinical Research Organization (CRO) and neurosciences company focused on personalized medicine solutions for patients, clinicians, pharmaceutical trials and discovery research.
•	IBM Corporation entered the field of clinical decision support with the launch of its Watson product, a natural language artificial intelligence system. The supercomputer-based software can scan information in 1 million books or about 200 million pages of data, analyze it and respond with answers in less than three seconds, according to IBM. Watson will sort through large amounts of electronic health records and unstructured medical data to help doctors and nurses provide recommendations on treatment plans.
•	MICROSOFT CORPORATION and GENERAL ELECTRIC announced in late 2011 the combination of their respective health information technology product lines into a new, jointly-owned company to be called Caradigm. The venture is purported to bring Microsoft’s deep expertise of in building platforms and ecosystems, and GE Healthcare’s experience in clinical and administrative workflows. The resulting interoperable electronic health record (EHR) and clinical decision support system is seen as a potential competitive challenge to IBM Watson.

Intellectual Property

PEER Online Patents

We have fourteen issued patents, of which five are in the U.S., which cover the process involved in our PEER Online service and we have been notified that a sixth U.S. patent will be issued on June 20, 2012 and that a seventh U.S. patent will also be issued. Our fourteen existing patents are valid until between September

2017 and July 2022. In addition, we believe these patents cover the analytical methodology we use with any form of neurophysiology measurement including SPECT (Single Photon Emission Computed Tomography), fMRI (Functional Magnetic Resonance Imaging), PET (Positron Emission Tomography), CAT (Computerized Axial Tomography), and MEG (Magnetoencephalography). We do not currently have data on the use of such alternate measurements, but we believe they may, in the future, prove to be useful to guide therapy in a manner similar to referenced-EEG. We have been issued patents in the following countries and regions: Canada (2 patents), Europe (2 patents), Australia (3 patents), Mexico (1 patent) and Israel (1 patent). We also have filed multiple additional patent applications for our technology in the U.S., Europe, Canada, Japan and Mexico.

During 2009 and 2011, we were awarded additional process patents for use of PEER Online technology in drug discovery, including clinical trial and drug efficacy studies. In addition, we successfully defended our patents by requesting reexamination of a patent issued to Aspect Medical (now Covidien), resulting in a reduction and narrowing of claims awarded under the previously issued Aspect patents.

rEEG Trademarks

“Referenced-EEG” and “rEEG” are registered trademarks of CNS California in the United States. We will continue to expand our brand names and our proprietary trademarks worldwide as our operations expand. We have trademarked PEER Online and PEER Outcome Reports and expect that they will be registered in due course by the United States Patent and Office.

PEER Online Database

The PEER Online database consists of over 34,000 clinical outcomes for 8,700 unique patients with psychiatric or addictive problems. The PEER Online database is maintained in two parts:

1.  The CNSO Database

The CNSO Database includes EEG recordings and neurometric data derived from analysis of these recordings. This data is collectively known as the CNSO Data. CNSO or “Quantitative EEG” is a standard measure that adds modern computer and statistical analyses to traditional EEG studies. We utilize two separate CNSO databases which provide statistical and normative information in the PEER Outcome Report process.

2.  The Clinical Outcomes Database

The Clinical Outcomes Database consists of physician provided assessments of the clinical long-term outcomes (average of 405 days) of patients and their associated medications. The clinical outcomes of patients are recorded using an industry-standard outcome rating scale, the Clinical Global Impression Improvement scale (“CGI-I”). The CGI-I requires a clinician to rate how much the patient’s illness has improved or worsened relative to a baseline state. A patient’s illness is compared to change over time and rated as: very much improved, much improved, minimally improved, no change, minimally worse, much worse, or very much worse.

The format of the data is standardized and that standard is enforced at the time of capture by a software application. Outcome data is input into the database by the treating physician or in some cases, their office staff. Each Physician has access to his/her own patient data through the software tool that captures clinical outcome data.

We consider the information contained in the PEER Online database to be a valuable trade secret and are diligent about protecting such information. The PEER Online database is stored on a secure server and only a limited number of employees have access to it.

Transcranial Magnetic Stimulation

In November 2011, we acquired a neurometric platform, and other intellectual property, which may help physicians better understand positive or negative patient response to Transcranial Magnetic Stimulation (TMS). The data is expected to be available to physicians through our PEER Online platform in early 2012.

TMS is a non-invasive outpatient procedure that uses magnetic fields to stimulate areas of the brain thought to control mood. TMS, which is approved by the U.S. Food and Drug Administration and offered by approximately 300 psychiatrists nationwide, is sometimes used as an alternative treatment for patients who have failed one or more antidepressants for the treatment of depression. While treatment periods vary by patient, a typical treatment regime generally involves 20 to 30 treatments over a four to six week period.

The TMS responsivity data, which is based on an EEG, helps physicians learn how patients with similar EEG patterns responded to TMS, thereby enabling them to more effectively guide patients most likely to benefit from this treatment and reduce expenditures on patients for whom TMS is not likely to be an effective solution for their depression.

Research and Development

We plan to continue to enhance, refine and improve the accuracy of our PEER Online database and PEER Outcome Reports through expansion of the number of medications covered by our PEER Reports, expansion of our neurometrics, refinement of our report generating system, and by reducing the time to turnaround a report to the physician. Research and Product Development expenses during the fiscal years ended September 30, 2011 and 2010 were $924,800 and $1,120,500 respectively.

Government Regulation

The FDA informed us that it believes our rEEG service, and its successor, now called PEER Online, constitutes a medical device which is subject to regulation by the FDA, requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”) before our service can be marketed or sold.

In early 2010, based upon written guidance from the FDA’s Center for Devices and Radiological Health (“Center”), we submitted an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service, based upon its equivalence to predicate devices that already have FDA clearance, which appeared to represent a sound mechanism in order to reduce regulatory risks.

On July 27, 2010, we received a letter (the “NSE Letter”) from the FDA stating that they determined that our rEEG service was not substantially equivalent to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file a premarket approval application (PMA) and obtain approval before our rEEG service can be marketed legally, unless it is otherwise reclassified. The Company has filed an appeal for reconsideration of this finding based on material product modifications and additional evidence. For example, the Company received in June 2011, a response to its outstanding Freedom of Information Act request for original copies of the predicate filings, which the Company believes confirms its position that the predicate devices were cleared for the same intended use as the rEEG service.

In December 2010, and again in September 2011, the Company met with Center officials to determine whether FDA had or would soon be developing a regulatory pathway for clinical decision support services such as rEEG. In the latter meeting, the Company provided a detailed outline of its PEER Outcome registry, a published, transparent repository of individual medication response reports which reference known electrophysiology variables. Application of these published data can be performed manually, much like tables in medical journals, and do not meet the traditional definition of a regulated medical device.

Following its September, 2011, meeting with Center officials, the Company successfully registered its PEER Outcome database as a Class I Exempt Device within the category of Medical Device Data System, Section 860.6310.

At the same time, the Company continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an Investigational Device Exemption (IDE) in order to provide additional data to support a successful 510(k) filing.

In March 2012, the U.S. Food and Drug Administration (FDA) responded to our proposal for a clinical trial of an Investigational Device, PEER Interactive, designed to support physicians in identifying the best treatments for certain mental illnesses. In response to the comments provided by the FDA, we intend to revise the protocol and launch a clinical trial with Walter Reed National Military Medical Center (WRNMMC) and

several other sites, partnering with military physicians treating 2,000 patients diagnosed with mental health conditions such as depression, post-traumatic stress disorder (PTSD), mild traumatic brain injury (mTBI) and several other disorders.

WRNMMC has indicated that it will lead the study, following approval of the final protocol, as modified in accordance with the FDA guidance, by the cognizant military Institutional Review Board (IRB). Other military treatment facilities are also expected to participate.

CNS Response sought advice from the FDA with respect to its clinical trial protocol prior to its intended submission in the future of a marketing application under 510(k). The FDA commented on the submission indicating that as proposed, PEER Interactive would require pre-market approval, although it indicated clearly that under certain circumstances, the product could shift to the 510(k) pathway. The FDA provided additional comments and suggestions relating to the proposed trial, which the Company intends immediately to incorporate into its revised protocol. The protocol will then be submitted to the IRB at WRNMMC and the trial is anticipated to commence immediately following IRB approval. However, we have not entered into a definitive agreement with WRNMMC relating to the conduct of a trial. WRNMMC may decide not to proceed with a trial with us or, once it has started, may terminate the trial at any time. Furthermore, we cannot predict the results or the success of any trial, if and once completed, and can offer no assurances that the FDA will not continue to insist on pre-market approval or that data that will be included in our future submissions to the FDA do not raise any important new issues, which would, thereby materially affect safety or effectiveness of our rEEG service.

We currently intend to continue marketing as a non-device cloud-based neurometric information service branded as PEER Outcome Reports, under our Class I registration, while we pursue the military IDE process during 2012. If we continue to market our PEER Outcomes and the FDA determines that we should be subject to further FDA regulation as a Class II medical device, it could seek enforcement action against us based upon its position that our PEER Outcome Reports constitute a medical device as a result of which we could be forced to cease our marketing activities and pay fines and penalties, which would have a material adverse impact on us.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our Neurometric Information Services are subject to future changes, as are administrative interpretations of regulatory agencies. In the event that federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our Neurometric Information Services.

In the future, we may seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing.

Employees

As of March 30, 2012, we had approximately 13 full-time and 6 part-time employees, and 3 independent contractors. We offer all full-time employees medical insurance, dental insurance and paid vacation. We believe that our relations with our employees are good. None of our employees belong to a union.

Properties

The Company leases its headquarters and Neurometric Information Services space, located at 85 Enterprise, Suite 410, Aliso Viejo, CA 92656, under an operating lease which commenced on February 1, 2010 and terminates on January 31, 2013. The 2,023 square foot facility has an average cost for the lease term of $3,600 per month.

The Company leases space for its Clinical Services operations, located at 7800 East Orchard Road, Suite 340, Greenwood Village, Co 80111, under an operating lease. A 37 month extension to the original

2005 lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month.

We believe that our current space is adequate for our needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the ordinary course of business. We are not currently party to any legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

On April 11, 2011, former CEO and Chairman of the Board of Directors Leonard J. Brandt and his family business partnership Brandt Ventures, GP, filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009 for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amount and compensatory and punitive damages for Mr. Brandt’s termination. The Company was served with a summons and complaint in the action on July 19, 2011. On November 1, 2011, Mr. Brandt filed an amended complaint amending their claims and adding new claims against the same parties. On March 12, 2012, the court sustained demurrers to certain of the counts against each defendant. On March 22, 2012, Mr. Brandt filed a second amended complaint that modifies certain of his claims, but does not add new claims. The Company believes the second amended complaint, like the prior complaints, is devoid of any merit. The Company is aggressively defending the action. The action is captioned Leonard J. Brandt and Brandt Ventures, GP v. CNS Response, Inc., Sail Venture Partners and David Jones, case no. 30-2011-00465655-CU-WT-CJC.

MANAGEMENT

The following table sets forth the name, age and position of each of our directors and executive officers and the current positions they hold with us:

Name	Age	Position
David B. Jones	68	Chairman of the Board
George Carpenter	53	Director, President and Chief Executive Officer
John Pappajohn	83	Director
Henry T. Harbin, M.D.	65	Director
George Kallins, M.D.	51	Director
Zachary McAdoo	39	Director
Maurice DeWald	72	Director
Paul Buck	56	Chief Financial Officer and Secretary
Daniel Hoffman, M.D.	63	Chief Medical Officer
Michael Darkoch	68	Executive Vice President and Chief Marketing Officer

David B. Jones, Chairman of the Board

David B. Jones has been a director of CNS California since August 2006, and became a director of our company upon the completion of our merger with CNS California on March 7, 2007. On April 29, 2011, Mr. Jones was appointed Chairman of our Board. Mr. Jones served as a partner of SAIL Venture Partners, L.P., from 2003 until the end of April, 2011. Mr. Jones also served as Chairman and Chief Executive Officer of Dartron, Inc., a computer accessories manufacturer. From 1985 to 1997, Mr. Jones was a general partner of InterVen Partners, a venture capital firm with offices in Southern California and Portland, Oregon. From 1979 to 1985, Mr. Jones was President and Chief Executive Officer of First Interstate Capital, Inc., the venture capital affiliate of First Interstate Bancorp. He has served on several boards of public and private companies and has acted as Chairman of Birtcher Medical Systems, Inc., a public company, and Chairman of the Audit Committee for Birtcher Medical Systems, Inc from 1992 to 1994 and Triquint Semiconductor, Inc. from 1993 to 1995. From 2005 to 2008, he was a Director of Earthanol, Inc., and from October 2009 to July 2011, he served as a director of M2 Renewables, Inc. Mr. Jones is a graduate of Dartmouth College and holds Masters of Business Administration and law degrees from the University of Southern California. Mr. Jones is the longest-serving member on our board and adds substantial expertise from his venture capital finance background and his executive experience. His experience provides us with valuable insight on financing and operational strategies and corporate governance issues. Mr. Jones devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

George Carpenter, Director, President and Chief Executive Officer

George Carpenter joined our board of directors as Chairman on April 10, 2009 and served as Chairman until April 29, 2011. Mr. Carpenter has been serving as our Chief Executive Officer since April 10, 2009, served as our President from October 1, 2007 until April 10, 2009 and was reappointed our President on April 29, 2011. As President until 2009, Mr. Carpenter’s primary responsibility involved developing strategy and commercializing our rEEG technology. From 2002 until he joined CNS in October 2007, Mr. Carpenter was the President and CEO of WorkWell Systems, Inc., a national physical medicine firm that manages occupational health programs for Fortune 500 employers. Prior to his position at WorkWell Systems, Mr. Carpenter founded and served as Chairman and CEO of Core, Inc., a company focused on integrated disability management and work-force analytics. He served in those positions from 1990 until Core was acquired by Assurant, Inc. in 2001. From 1984 to 1990, Mr. Carpenter was a Vice President of Operations with Baxter Healthcare, served as a Director of Business Development and as a strategic partner for Baxter’s alternate site businesses. Mr. Carpenter began his career at Inland Steel where he served as a Senior Systems Consultant in manufacturing process control. Mr. Carpenter holds an MBA in Finance from the University of Chicago and a BA with Distinction in International Policy & Law from Dartmouth College. The Board selected Mr. Carpenter to serve as a director because of his extensive experience as chief executive officer for several companies and his service in a variety of leadership positions in the areas of fund raising, business development and building a management team. Mr. Carpenter provides critical insight into the areas of organizational and operational management. Mr. Carpenter works full-time for CNS.

John Pappajohn, Director

John Pappajohn joined our board of directors on August 26, 2009. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: American CareSource Holdings, Inc., Dallas, TX since 1994 and ConMed Healthcare Management, Inc., Hanover, MD, since 2005, and he has served on the boards of public companies PharmAthene, Inc., Spectrascience, Inc., CareGuide, Inc. and Allion Healthcare, Inc. within the past five years. Mr. Pappajohn was chosen to serve as a director of our company because of his unparalleled experience serving as a director of more than 40 companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies. Mr. Pappajohn devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

Henry T. Harbin, M.D., Director

Henry Harbin, M.D. joined our board of directors on October 17, 2007. Since 2004, Dr. Harbin has worked as an independent consultant providing health care consulting services to a number of private and public organizations. Dr. Harbin is a psychiatrist with over 30 years of experience in the behavioral health field. He has held a number of senior positions in both public and private health care organizations. He worked for 10 years in the public mental health system in Maryland serving as director of the state mental health authority for three of those years. He has been CEO of two national behavioral healthcare companies — Greenspring Health Services and Magellan Health Services (“Magellan”). Dr. Harbin was Executive Chairman of the Board of Magellan from October 2002 to January 2004, Chairman from March 2001 to September 2002, Chief Executive Officer from 1998 to September 2001 and Executive Vice President from 1995 to 1998. In March 2003, Magellan and subsidiaries filed voluntary petitions for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Magellan’s Plan of Reorganization was confirmed by order of the bankruptcy court on October 8, 2003, and Magellan and its subsidiaries emerged from the protection of their Chapter 11 proceedings in January 2004. At the time he was CEO of Magellan, it was the largest managed behavioral healthcare company managing the mental health and substance abuse benefits of approximately 70 million Americans including persons who were insured by private employers, Medicaid and Medicare. In 2002 and 2003, he served on the President’s New Freedom Commission on Mental Health. As a part of the Commission he was chair of the subcommittee for the Interface between Mental Health and General Medicine. In 2005, he served as co-chair of the National Business Group on Health’s work group that produced the Employer’s Guide to Behavioral Health Services in December 2005. The Board selected Dr. Harbin to serve as a director because of his over 30 years of experience in the behavioral health field, which includes an impressive service record in the area of public sector health. His experience provides significant vision to a company in the mental healthcare industry. Dr. Harbin devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

George J. Kallins, M.D., Director

George Kallins, M.D. joined our board of directors on July 5, 2010. Dr. Kallins has served as President and CEO of ACP Management, his family’s property management, development and real estate investment firm since 2004; however, he also continues to practice medicine in his specialty field of Obstetrics and Gynecology. He founded and was the CEO and President of Mission Obstetrics and Gynecology which was a 14 physician strong medical group and was also the founder and CEO of Medical Management Resources, a medical management and billing company. Dr Kallins served as the Medical Director of the USC Center for Women’s Mood Disorders while on the faculty at the University Of Southern California School Of Medicine in 1999 through 2000. During this time he also authored a book titled, Five Steps to a PMS Free Life, which includes issues dealing with mood disorders impacting some women. He published this book through The Village Healer Press which he founded. Dr. Kallins received his B.Sc majoring in Psychobiology from the University of Southern California and his medical degree from the Rush School of Medicine in Chicago, IL. He returned to the University of Southern California to do his residency in Obstetrics and Gynecology. Dr. Kallins also has an MBA from Pepperdine University. The Board selected Dr. Kallins to serve as a director because of his 20-plus years of experience in primary medicine, specifically in the field of mood disorders, and his business accomplishments. His experience provides us insight into the field of primary medical care and our relationship to the prescribing of psychotropic drugs. We believe the prescription of psychotropic drugs is an area of medicine which could benefit from our rEEG technology. Dr. Kallins devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

Zachary McAdoo, Director

Zachary McAdoo joined our board of directors on November 21, 2011. Mr. McAdoo is the president of McAdoo Capital, Inc., a New York based investment firm founded in 2009 that focuses on investing in small and micro cap public companies. McAdoo Capital, Inc. is the investment manager to the Zanett Opportunity Fund, Ltd., a Bermuda-based company. From 2005 through 2008, Mr. McAdoo was an analyst and portfolio manager with the The Zanett Group, a New York based family office. Prior to joining The Zanett Group, Mr. McAdoo worked for seven years for two other small cap investment firms. Mr. McAdoo graduated from McGill University in 1995 with a Bachelor of Arts degree in Psychology. In 2004 he became a CFA charterholder. In addition to his experience investing in healthcare services, diagnostics and medical device companies, Mr. McAdoo brings a direct-to-consumer marketing perspective to the board through his experience of investing in companies across many industries that use direct marketing methods.

Maurice J. DeWald, Director

Maurice J. DeWald joined our board of directors on March 22, 2012. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both healthcare and technology sectors. Mr. DeWald also serves as a director of public companies Healthcare Trust of America, Inc., Targeted Medical Pharma, Inc. and Emmaus Life Sciences, Inc. and as a non-executive Chairman of public company Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors as well as the managing partner of the Orange County, Los Angeles and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald holds a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the National Association of Corporate Directors. The Company believes that Mr. DeWald is qualified to sit on the Company’s board of directors due to his extensive management, finance, public accounting and public company directorship experience, as well as his experience in the healthcare industry.

Paul Buck, Chief Financial Officer and Secretary

Effective February 18, 2010, we appointed Paul Buck to the position of Chief Financial Officer. Mr. Buck has been working with us as an independent consultant since December 2008, assisting management with finance and accounting matters as well as our filings with the Securities and Exchange Commission. Prior to joining us, Mr. Buck worked as an independent consultant since 2004 and has broad experience with a wide variety of public companies. His projects have included forensic accounting, restatements, acquisitions, interim management and system implementations. Mr. Buck, a Swiss National, was raised in Southern Africa and holds a Bachelor of Science degree in Chemistry and a Bachelor of Commerce degree both from the University of Cape Town, South Africa. He started his career with Touche Ross & Co. in Cape Town and qualified as a Chartered Accountant. In 1985, Mr. Buck joined the Los Angeles office of Touche Ross & Co. where he was an audit manager. In 1991 he joined the American Red Cross Biomedical Services as the CFO of the Southern Californian Region. After five years with the organization, he returned to Deloitte & Touche as a manager in the Solutions Consulting Group. In 1998, Mr. Buck was recruited back to the American Red Cross Biomedical Services as CFO and became the Director of Operations for the Southern California Region until 2003. Mr. Buck works full-time for CNS.

Daniel Hoffman, Chief Medical Officer

Dr. Hoffman became our Chief Medical Officer on January 15, 2008, upon our acquisition of Neuro-Therapy Clinic, Inc., which at the time of the acquisition was our largest customer and which was owned by Dr. Hoffman. Dr. Hoffman also served as our President from April 2009 to April 2011. Dr. Hoffman had served as the Medical Director of Neuro-Therapy Clinic, Inc. since 1993, and as President of Neuro-Therapy Clinic, Inc. since he founded it in the 1980’s. Dr. Hoffman is a Neuropsychiatrist with over 25 years experience treating general psychiatric conditions such as depression, bipolar disorder and anxiety. He provides the newest advances in diagnosing and treating attentional and learning problems in children and adults. Dr. Hoffman has authored over 50 professional articles, textbook chapters, poster presentations and letters to the editors on various aspects of neuropsychiatry, Quantitative EEG, LORETA, Referenced EEG, advances in medication management, national position papers and standards, Mild Traumatic Brain Injury, neurocognitive effects of Silicone Toxicity, sexual dysfunction and other various topics. Dr. Hoffman has given over 58 major presentations and seminars, including Grand Rounds at Universities and Hospitals, workshops and presentations at national society meetings (such as American Psychiatric Association and American Neuropsychiatric Association), national CME conferences, insurance companies, national professional associations, panel member discussant, and presenter of poster sessions. He has also lectured internationally as part of a consortium advancing Quantitative EEG in Psychiatry and done research with the major national academic institutions on the use of Referenced EEG to help guide treatment choices. Dr. Hoffman has a Bachelor of Science in Psychology from the University of Michigan, an MD from Wayne State University School of Medicine and conducted his Residency in Psychiatry at the University of Colorado Health Sciences Center. Dr. Hoffman works full-time for CNS.

Michael Darkoch, Executive Vice President and Chief Marketing Officer

Michael Darkoch became our Executive Vice President and Chief Marketing Officer on July 6, 2010. Prior to joining us, Mr. Darkoch worked as Vice President of Network Management for MedImpact Health Systems in San Diego since 2004, where he managed new business development for self-insured clients and worked in product development. At our company, Mr. Darkoch is responsible for managing and implementing various business activities associated with the launch and the commercialization of rEEG. This includes responsibility for business development, revenue generation, marketing, network management and performance and patient management. He is also responsible for managing sales and product placement across the various market channels we address, including commercial payers, government agencies, employers and direct to consumer. Mr. Darkoch’s experience in healthcare spans over 30 years. He has significant business development and executive management experience in the pharmaceutical distribution field. He started his engineering and management career with Texas Instruments and Mobil Chemical Company. He moved into healthcare in 1974 and joined Baxter International. He progressed through product development, logistics and distribution, business development and general manager over several business units. He pioneered business initiatives into home infusion, hospital systems, and alternate site delivery systems. He was responsible for client acquisition and renewal on the original Baxter team that developed Mail Order prescription fulfillment. This business unit was eventually spun-off and became Caremark Rx. Mr. Darkoch managed Caremark Rx sales and client growth. He left Caremark Rx in the late 1990’s and managed business development and client management for two disability management companies — CORE, Inc. and WorkWell Health Systems. Mr. Darkoch holds a Bachelor of Science of Industrial Engineering degree from Lehigh University and Master of Science in Business from Southern Methodist University. Mr. Darkoch works full-time for CNS.

Board Composition and Committees and Director Independence

Our board of directors currently consists of seven members: David Jones, George Carpenter, Henry Harbin, John Pappajohn, George Kallins, Zachary McAdoo and Maurice DeWald. With the exception of George Kallins, who was appointed to our board on July 5, 2010, Zachary McAdoo, who was appointed to our board on November 21, 2011, and Maurice DeWald, who was appointed to our board on March 22, 2012, each director was elected at our annual meeting of shareholders held on April 27, 2010. Each of our directors will serve until our next annual meeting and until his successor is duly elected and qualified.

We use the definition of “independence” under Rule 5602 of the Nasdaq Stock Market Rules, as applicable and as may be modified or supplemented from time to time and the interpretations thereunder, to determine if the members of our Board are independent. In making this determination, our Board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our Board affirmatively determined that Henry Harbin, George Kallins, Zachary McAdoo and Maurice DeWald, who collectively represent a majority of our Board, are “independent” directors as that term is defined in the Nasdaq Stock Market Rules.

Board Committees

Our board of directors established an audit committee and a compensation committee at a board meeting held on March 3, 2010, and a governance and nominations committee at a board meeting held on March 22, 2012. Each committee has its own charter, which is available on our website at www.cnsresponse.com. Information contained on our website is not incorporated herein by reference. Each of the board committees has the composition and responsibilities described below.

Audit Committee

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the “Exchange Act”). The members of our audit committee are Zachary McAdoo (Chairman), George Kallins and Maurice DeWald. Each of these committee members is “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq Stock Market Rules. Our board has determined that Mr. McAdoo serves as the “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. In his roles as president of, and analyst and portfolio manager in, various investment firms, Mr. McAdoo has gained over 10 years of experience analyzing the financial statements of public companies, assessing the use of accounting methods employed by those companies and the financial acumen of management.

The audit committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this committee include:

•	selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;
•	approving the fees to be paid to the independent registered public accounting firm;
•	helping to ensure the independence of our independent registered public accounting firm;
•	overseeing the integrity of our financial statements;
•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;
•	reviewing major changes to our auditing and accounting principles and practices as suggested by our company’s independent registered public accounting firm, internal auditors (if any) or management;
•	reviewing and approving all related party transactions; and
•	overseeing our compliance with legal and regulatory requirements.

Compensation Committee

The members of our compensation committee are George Kallins, Zachary McAdoo and Henry Harbin. Each member is “independent” within the meaning of the Nasdaq Stock Market Rules. In addition, each member of our compensation committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our compensation committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The committee’s compensation-related responsibilities include:

•	assisting our board of directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;
•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our chief executive officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;
•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Governance and Nominations Committee

The members of our governance and nominations committee are Henry Harbin, Zachary McAdoo and Maurice DeWald. Each member is “independent” within the meaning of the Nasdaq Stock Market Rules. The purpose of the governance and nominations committee is to recomment to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles and oversee the performance of the Board.

The committee’s responsibilities include:

•	Selecting director nominees. The governance and nominations committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board. The governance and nominations committee would consider candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering such candidates as it does when considering other candidates. The governance and nominations committee may adopt, in its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate’s business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve. Such recommendation must be sent to the Company’s Secretary at the Company’s executive offices. When it seeks nominees for directors, our governance and nominations committee takes into account a variety of factors including (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the ability of the Board of Directors to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the governance and nominations committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board of Directors, whom the committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service. The governance and nominations committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.
•	Reviewing requisite skills and criteria for new board members and board composition. The governance and nominations committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the Board as a whole.
•	Hiring of search firms to identify director nominees. The governance and nominations committee has the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee.
•	Selection of committee members. The governance and nominations committee recommends to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors.
•	Evaluation of the Board of Directors. The governance and nominations committee will oversee an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively.
•	Development of Corporate Governance Guidelines. The governance and nominations committee will develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

The governance and nominations committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The governance and nominations committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Involvement in certain legal proceedings

Since June of 2009, the Company has been involved in litigation against Leonard J. Brandt, a stockholder, former director and the Company’s former Chief Executive Officer (“Brandt”) in the Delaware Chancery Court and the United States District Court for the Central District of California. In this process Brandt also brought suit against individual members of the Board at that time, being Mr. Carpenter, Dr. Harbin, Mr. Jones, Mr. Pappajohn and Dr. Vaccaro. At the conclusion of a two-day trial that commenced December 1, 2009, the Chancery Court entered judgment for the Company and its Board members and dismissed with prejudice Brandt’s action brought pursuant to Section 225 of the Delaware General Corporation Law, which sought to oust the incumbent directors other than Brandt. The Chancery Court thereby found that the purported special meeting of stockholders convened by Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting are not entitled to be seated. On January 4, 2010, Brandt filed an appeal with the Supreme Court of the State of Delaware in relation to the case. On April 20, 2010, the Delaware Supreme Court affirmed the ruling of the Chancery Court.

The Chancery Court also denied an injunction sought by Mr. Brandt to prevent the voting of shares issued by the Company in connection with the Company’s bridge financing in June 2009, and securities offering in August 2009, and dismissed Brandt’s claims regarding those financings and stock issuances. On January 4, 2010, Brandt also filed an appeal in relation to this ruling with the Delaware Supreme Court which, on April 20, 2010, affirmed the ruling of the Chancery Court.

The Chancery Court also dismissed with prejudice another action brought by Mr. Brandt, in which he claimed he had not been provided with information owed to him.

In July 2009, the Company filed an action in the United States District Court for the Central District of California against Mr. Brandt and certain others. The Company’s complaint alleged a variety of violations of federal securities laws, including anti-fraud based claims under Rule 14a-9, solicitation of proxies in violation of the filing and disclosure dissemination requirements of Regulation 14A, and material misstatements and omissions in and failures to promptly file amendments to Schedule 13D. Mr. Brandt and the other defendants filed counterclaims against us, alleging violations of federal securities laws relating to alleged actions and statements taken or made by the Company or the Company’s officers and directors in connection with Mr. Brandt’s proxy and consent solicitations. On March 10, 2010, the Company dismissed the Company’s claims against EAC, and EAC dismissed its claims against the Company and Mr. Carpenter. On April 10, 2010, Mr. Brandt’s attorneys moved to withdraw from representing Mr. Brandt in the case. On July 7, 2010, Mr. Brandt moved to dismiss his counterclaims against the Company and the Company consented to dismiss its complaint against Mr. Brandt. On July 13, 2010, all of the Company’s claims and Mr. Brandt’s counterclaims in such action were dismissed. This resolved all pending actions between the Company and Mr. Brandt.

On April 11, 2011, Brandt and his family business partnership Brandt Ventures, GP, filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders, SAIL Venture Partner, LP, and Mr. David Jones, a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009 for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amount and compensatory and punitive damages for Mr. Brandt’s termination. The Company was served with a summons and complaint in the action on July 19, 2011. On November 1, 2011, Mr. Brandt filed an amended complaint amending their claims and adding new claims against the same parties. On March 12, 2012, the court sustained demurrers to certain of the counts against each defendant. On March 22, 2012, Mr. Brandt filed a second amended complaint that modifies certain of his claims, but does not add new claims. The Company believes the second amended complaint, like the prior complaints, is devoid of any merit. The Company is aggressively defending the action. The action is captioned Leonard J. Brandt and Brandt Ventures, GP v. CNS Response, Inc., Sail Venture Partners and David Jones, case no. 30-2011-00465655-CU-WT-CJC.

Code of Ethics

Our board of directors has adopted a Code of Ethical Conduct (the “Code of Conduct”) which constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable Nasdaq rules. We require all employees, directors and officers, including our principal executive officer and principal financial officer to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that these individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. The Code of Conduct contains additional provisions that apply specifically to our Chief Executive Officer, Chief Financial Officer and other finance department personnel with respect to full and accurate reporting. The Code of Conduct is available on our website at www.cnsresponse.com. The Company will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC on such website.

EXECUTIVE COMPENSATION

Overview of Compensation Practices

Our executive compensation program is administered by the compensation committee.

Compensation Philosophy

Generally, we compensate our executive officers with a compensation package that is designed to drive company performance to maximize shareholder value while meeting our needs and the needs of our executives. The following are objectives we consider:

•	Alignment — to align the interests of executives and shareholders through equity-based compensation awards;
•	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our growth and success; and
•	Performance — to provide, when appropriate, compensation that is dependent upon the executive’s achievements and the company’s performance.

In order to achieve the above objectives, our executive compensation philosophy is guided by the following principles:

•	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing shareholder value;
•	Executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to strive to achieve our goals, objectives and overall financial success;
•	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience; and
•	Annual performance of our company and the executive are taken into account in determining annual bonuses with the goal of fostering a pay-for-performance culture.

Compensation Elements

We compensate our executives through a variety of components, which may include a base salary, annual performance based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide our executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive’s level of responsibility, experience, individual performance and contributions to our overall success, as well as negotiations between the company and such executive officer. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain talented executives. The Board typically sets base salaries for our executives at levels that it deems to be competitive, with input from our Chief Executive Officer.

Annual Incentive Bonuses

Annual incentive bonuses are a variable performance-based component of compensation. The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a portion of total pay opportunities for executives to the attainment of our company’s performance goals. Annual incentive awards, when provided, act as a means to recognize the contribution of our executive officers to our overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align executive and shareholder interests by linking a portion of executive pay to long-term shareholder value creation and financial success over a multi-year period. Equity incentives may also be provided to our executives to attract and enhance the retention of executives and to facilitate stock ownership by our executives. The Board considers individual and company performance when determining long-term incentive opportunities.

Health and Welfare Benefits

The executive officers participate in health and welfare, and paid time-off benefits which we believe are competitive in the marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control. Please see the description of our employment agreements with each of George Carpenter, Daniel Hoffman, Michael Darkoch and Paul Buck below for further information.

Other Benefits

In order to attract and retain highly qualified executives, we may provide our executive officers with automobile allowances, consistent with current market practices.

Accounting and Tax Considerations

We consider the accounting and tax implications of all aspects of our executive compensation strategy and, so long as doing so does not conflict with our general performance objectives described above, we strive to achieve the most favorable accounting and tax treatment possible to the company and our executive officers.

Process for Setting Executive Compensation; Factors Considered

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to our future success, (3) changes in economic conditions and the external marketplace, (4) prior years’ bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer, and in the case of our Chief Executive Officer, his negotiations with our Board. No specific weighing is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay our executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving the Company’s long-term objectives.

Summary Compensation Table

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ending September 30, 2011 and 2010 provided by (i) each person serving as our principal executive officer (“PEO”) or acting in a similar capacity during our fiscal year ended September 30, 2011, (ii) our two most highly compensated executive officers other than our PEO who were serving as executive officers on September 30, 2011 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Chief Financial Officer.

Name and Principal Position	Fiscal Year Ended September 30,	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
George Carpenter (Chief Executive Officer, President and Director)	2011	304,114	(9)	—	—		21,828	(3)	325,942
	2010	213,700	(9)	—	2,167,300	(1)(5)	20,800	(3)	2,401,800

Daniel Hoffman (Chief Medical Officer)	2011	235,500		—	—		27,728	(4)	263,228
	2010	150,000		—	270,900	(1)(6)	26,000	(4)	465,900
Paul Buck (Chief Financial Officer)	2011	188,500	(10)	—	—		22,895	(3)	211,395
	2010	127,000	(10)	—	243,800	(1)(7)	94,900	(10)	465,700
Michael Darkoch (Executive Vice President and Chief Marketing Officer)	2011	216,666	(11)	—	—		18,320	(3)	234,986
	2010	43,334	(11)	—	180,000	(2)(8)	6,100	(3)	229,434

(1)	These options were granted on March 3, 2010. The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: dividend yield 0%; risk-free interest rate 3.62%; expected volatility 215% and expected life of the option 5 years.
(2)	These options were granted on July 6, 2010. The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: dividend yield 0%; risk-free interest rate 1.81%; expected volatility 516% and expected life of the option 5 years.
(3)	Relates to healthcare insurance premiums paid on behalf of executive officers by us.
(4)	Relates to healthcare insurance premiums for the year ended September 30, 2011 of $22,028 and automobile expenses of $5,700 paid on behalf of Dr. Hoffman by us. For the year ended September 30, 2010, healthcare insurance premiums were $22,600 and automobile expenses were $3,400.
(5)	The aggregate number of option awards outstanding for Mr. Carpenter at September 30, 2011 was 133,334 from the March 3, 2010 grant and 32,297 from the October 1, 2007 grant.
(6)	The aggregate number of option awards outstanding for Dr. Hoffman at September 30, 2011 was 16,667 shares from the March 3, 2010 grant and 27,137 and 3,968 shares from grants on August 8, 2007 and August 11, 2006 respectively.
(7)	The aggregate number of option awards outstanding for Mr. Buck at September 30, 2011 was 15,000 from the March 3, 2010 grant.
(8)	The aggregate number of option awards outstanding for Mr. Darkoch at September 30, 2011 was 15,000 from the July 6, 2010 grant.
(9)	$33,700 of Mr. Carpenter’s salary was accrued in fiscal 2010 and payment deferred and paid in fiscal 2011.
(10)	For 2011 $19,500 of Mr. Buck’s salary has been accrued and payment deferred. For 2010 $26,000 of Mr. Buck’s salary was accrued and payment remains deferred. All other compensation for the year ended September 30, 2010, is made up of 1) $8,500 in healthcare insurance premiums paid on his behalf by us; 2) consulting fees of $86,400 paid to Mr. Buck prior to joining us as Chief Financial Offer.

(11)	$8,666 of Mr. Darkoch’s salary was accrued in fiscal 2010 and payment deferred and paid in fiscal 2011.

Grants of Plan Based Awards in the Fiscal Years Ending September 30, 2010 and September 30, 2011

No option grants were awarded to executive officers for the fiscal year ending September 30, 2011. Option grants awarded during fiscal year ending September 30, 2010 under our 2006 Stock Incentive Plan as amended and restated, which is the only plan pursuant to which awards can be granted. These options to acquire shares of common stock granted to management were as follows:

(1)	On March 3, 2010, options were granted to Mr. Carpenter in the amount of 133,334 shares, Dr. Hoffman in the amount of 16,667 shares, and Mr. Buck in the amount of 15,000 shares.
(2)	On July 6, 2010, options were granted to Mr. Darkoch in the amount of 15,000 shares.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Since we had limited cash and cash equivalent resources as of September 30, 2011 and 2010, we elected to preserve our cash and did not pay any bonuses to our executive officers during our fiscal years ended September 30, 2011 and 2010.

Please refer to the footnotes to the Summary Compensation Table for a description of the components of All Other Compensation received by the named executive officers.

The following is a summary of each employment agreement that we have entered into with respect to our named executive officers, which summary includes, where applicable, a description of all payments we are required to make to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control.

Employment Agreements

George Carpenter

On October 1, 2007, we entered into an employment agreement with George Carpenter pursuant to which Mr. Carpenter began serving as our President. During the period of his employment, Mr. Carpenter will receive a base salary of no less than $180,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or our Board of Directors. On March 3, 2010, the Board of Directors increased the annual base salary of Mr. Carpenter to $270,000, with the increase in salary having retroactive effect to January 1, 2010. In addition, pursuant to the terms of his initial employment agreement, on October 1, 2007, Mr. Carpenter was granted an option to purchase 32,297 shares of our common stock at an exercise price of $26.70 per share pursuant to our 2006 Stock Incentive Plan. In the event of a change of control transaction, a portion of Mr. Carpenter’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between October 1, 2008 and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. Mr. Carpenter is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time.

Mr. Carpenter’s employment is on an “at-will” basis, and Mr. Carpenter may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Carpenter’s employment with or without cause. If we terminate Mr. Carpenter’s employment without cause or Mr. Carpenter involuntarily terminates his employment with us (an involuntary termination includes changes, without Mr. Carpenter’s consent or pursuant to a corporate transaction, in Mr. Carpenter’s title or responsibilities so that he is no longer the President of our company), Mr. Carpenter shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Carpenter is terminated by us for cause, or if Mr. Carpenter voluntarily terminates his employment, he will not be entitled to any severance.

As of April 10, 2009, Mr. Carpenter was named Chief Executive Officer and a director of the Company and, on April 29, 2011, became our President again. This was a position he had held from the time that he had joined the Company in October 2007 through to April 10, 2009 when he was named Chief Executive Officer and Chairman of the Board.

Daniel Hoffman

On January 11, 2008, we entered into an employment agreement with Daniel Hoffman pursuant to which Dr. Hoffman began serving as our Chief Medical Officer effective January 15, 2008. During the period of his employment, Dr. Hoffman will receive a base salary of $150,000 per annum, which is subject to upward adjustment and was increased to an annual base salary of $264,000 effective January 2011. Dr. Hoffman will also have the opportunity to receive bonus compensation, if and when approved by our Board of Directors. Dr. Hoffman’s employment is on an “at-will” basis, and Dr. Hoffman may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Dr. Hoffman’s employment with or without cause. If we terminate Dr. Hoffman’s employment without cause or Dr. Hoffman involuntarily terminates his employment with us (an involuntary termination includes changes, without Dr. Hoffman’s consent or pursuant to a corporate transaction, in Dr. Hoffman’s title or responsibilities so that he is no longer the Chief Medical Officer of our company), Dr. Hoffman will be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Dr. Hoffman is terminated by us for cause, or if Dr. Hoffman voluntarily terminates his employment, he will not be entitled to any severance. Dr. Hoffman is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time. In the event of a change of control transaction, a portion of Dr. Hoffman’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between option grant date and the date of the corporate transaction over the vesting period (42 months) will automatically accelerate, and become fully vested.

In addition to being the Chief Medical Officer, Dr. Hoffman served as President of the Company from April 10, 2009 to April 29, 2011.

Paul Buck

On February 18, 2010, we entered into an employment agreement with Paul Buck pursuant to which Mr. Buck began serving as our Chief Financial Officer on an “at will” basis and will be paid a salary of no less than $208,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of our company. Pursuant to his employment agreement, Mr. Buck also received an option to purchase 15,000 shares of our common stock on March 3, 2010, which options vest in 48 equal installments commencing on March 3, 2010. The options have an exercise price of $16.50 per share and were granted under our 2006 Stock Incentive Plan. In the event of a change of control transaction, a portion of Mr. Buck’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between March 3, 2010 and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. In the event of a change of control transaction, a portion of Mr. Buck’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between option grant date and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. Mr. Buck is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time. As Mr. Buck’s employment is on an “at-will” basis, he may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Buck’s employment with or without cause. If we terminate Mr. Buck’s employment without cause or Mr. Buck involuntarily terminates his employment with us, Mr. Buck shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Buck is terminated by us for cause, or if Mr. Buck voluntarily terminates his employment, he will not be entitled to any severance.

Michael Darkoch

On July 6, 2010, we entered into an employment agreement with Michael Darkoch pursuant to which Mr. Darkoch began serving as our Executive Vice President and Chief Marketing Officer on an “at will” basis and will be paid a salary of no less than $208,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of our company. Pursuant to his employment agreement, Mr. Darkoch also received an option to purchase 15,000 shares of our common stock on July 6, 2010 at an exercise price of $12.00 per share, which options vest in 48 equal installments commencing on July 6, 2010. In the event of a change of control transaction, a portion of Mr. Darkoch’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between the option grant date and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. Mr. Darkoch is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time. As Mr. Darkoch’s employment is on an “at-will” basis, he may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Darkoch’s employment with or without cause. If we terminate Mr. Darkoch’s employment after January 2, 2011, without cause or Mr. Darkoch involuntarily terminates his employment after January 2, 2011, with us, Mr. Darkoch shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Darkoch is terminated by us for cause, or if Mr. Darkoch voluntarily terminates his employment, he will not be entitled to any severance.

We have no other employment agreements with our executive officers.

2006 Stock Incentive Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). On March 7, 2007, in connection with the closing of the merger transaction with CNS California, we assumed the CNS California stock option plan and all of the options granted under the plan at the same price and terms. Subsequently, we amended the 2006 Plan on March 3, 2010 to increase the number of shares of common stock reserved for issuance under the 2006 Plan from 333,334 to 666,667 shares and increased the limit on shares underlying awards granted within a calendar year to any eligible employee or director from 100,000 to 133,334 shares of common stock. The amendment was approved by our shareholders at the annual meeting held on April 27, 2010. The following is a summary of the 2006 Plan, as amended, which we use to provide equity compensation to employees, directors and consultants to our company.

The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants and is administered by the board of directors. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

We have adopted ASC 718-20 (formerly, SFAS No. 123R — revised 2004, “Share-Based Payment”), and related interpretations. Under ASC 718-20, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. We estimate the fair value of each option on the grant date using the Black-Scholes model. Stock-based compensation expense is recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award.

Originally, a total of 333,334 shares of common stock were reserved for issuance under the 2006 Plan. The 2006 Plan also originally provided that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 100,000 shares of stock. On March 3, 2010, the Board of Directors approved an amendment to the 2006 Plan which increased the number of shares of common stock reserved for issuance under the 2006 Plan from 333,334 to 666,667 shares and increased the limit on shares underlying awards granted within a calendar year to any eligible employee or director from 100,000 to 133,334 shares of common stock. The amendment was approved by shareholders at the annual meeting held on April 27, 2010.

On March 3, 2010, the Board of Directors also approved the grant of 315,000 options to staff members, directors, advisors and consultants. For staff members the options will vest equally over a 48 month period while for directors, advisors and consultants the options will vest equally over a 36 month period.

On July 5, 2010, the Board of Directors further approved the grant of 26,667 options to staff members, directors and advisors with similar vesting periods as the March 3, 2010 options mentioned above.

On March 11, 2011, the Board of Directors further approved the grant of 15,834 options to staff members with similar vesting periods as the March 3, 2010 options mentioned above.

As of September 30, 2011, 70,825 options were exercised and there were 524,171 options and 6,132 restricted shares outstanding under the amended 2006 Plan, leaving 65,541 shares available for issuance pursuant to future awards.

For a description of the material terms of the stock options granted to our named executive officers during the fiscal years ended September 30, 2011 and September 30, 2010, please refer to the footnotes to the table under “— Outstanding Equity Awards at Fiscal Year-End 2010.”

2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board of Directors approved the CNS Response, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), subject to stockholder approval at the Company’s next annual meeting of stockholders. The New Plan replaced the Company’s abovementioned 2006 Plan. The 2012 Plan provides for the grant of options (including nonqualified options and incentive stock options), restricted stock, performance units, performance shares, deferred stock, restricted stock units, dividend equivalents, bonus shares and other stock-based awards to directors, officers, employees and/or consultants of the Company.

Also on March 22, 2012, our Board approved the grant of options to purchase 42,667 shares of common stock pursuant to such plan at an exercise price of $3.00 per share, including options to purchase 8,334 shares to each of our directors Zachary McAdoo and Maurice DeWald. Absent stockholder approval of the 2012 Plan at the next annual meeting, these options will be cancelled and the 2012 Plan will not become effective.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table presents information regarding outstanding options held by our named executive officers as of September 30, 2011.

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
George Carpenter(1)	52,779	80,555	16.50	March 2, 2020
	32,297	0	26.70	October 1, 2017
Daniel Hoffman(2)	6,598	10,069	16.50	March 2, 2020
	27,137	0	32.70	August 8, 2017
	3,968		3.60	August 11, 2016
Paul Buck(3)	5,938	9,062	16.50	March 2, 2020
Michael Darkoch(4)	4,688	10,312	13.20	July 6, 2020

(1)	On March 3, 2010, Mr. Carpenter was granted options to purchase 133,334 shares of common stock. The options are exercisable at $16.50 per share and vest equally over 48 months starting on March 3, 2010.

On October 1, 2007 Mr. Carpenter was granted options to purchase 32,297 shares of common stock. The options are exercisable at an exercise price of $26.70 and vest as follows: 4,037 shares vested immediately with the remaining 28,260 shares vesting equally over 42 months commencing April 30, 2008.

(2)	On March 3, 2010, Dr Hoffman was granted options to purchase 16,667 shares of common stock. The options are exercisable at $16.50 per share and vest equally over 48 months starting on March 3, 2010.

On August 8, 2007, Dr. Hoffman was granted options to purchase 27,137 shares of our common stock. The options are exercisable at $32.70 per share and vest as follows: options to purchase 6,784 shares vested on March 8, 2008; options to purchase 19,787 shares vest in equal monthly installments of 566 shares over 35 months commencing on April 30, 2008; the remaining options to purchase 565 shares vested on March 31, 2011.

On August 11, 2006, Dr. Hoffman was granted an option to purchase 3,968 shares of common stock at an exercise price of $3.60 per share, which is now fully exercisable.

(3)	On March 3, 2010, Mr. Buck was granted options to purchase 15,000 shares of common stock. The options are exercisable at $16.50 per share and vest equally over 48 months starting on March 3, 2010.
(4)	On July 6, 2010, Mr. Darkoch was granted options to purchase 15,000 shares of common stock. The options are exercisable at $12.00 per share and vest equally over 48 months starting on July 6, 2010.

Director Compensation

During our fiscal year ended September 30, 2011, non-employee directors did not receive any cash or other compensation for their service on our board of directors or committees thereof. We do not pay management directors for board service in addition to their regular employee compensation. The full board of directors has the primary responsibility for reviewing and considering any revisions to director compensation. As described below, Dr. Harbin and Mr. Jones received compensation for consulting services provided to us during our fiscal year ending September 30, 2011.

Non-Employee Director Compensation

Name	Option Awards ($)	All Other Compensation ($)	Total ($)
Jerome Vaccaro M.D.(1)	—	—	—
Henry Harbin M.D.(2)	—	18,000	18,000
John Pappajohn(3)	—	—	—
David Jones(4)	—	15,000	15,000
George Kallins M.D.(5)	—	—	—

(1)	On March 3, 2010, Dr. Vaccaro was granted 8,334 options having an exercise price of $16.50 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Dr. Vaccaro at September 30, 2011 was 9,000. Dr. Vaccaro has resigned from our Board of Directors.
(2)	On March 3, 2010 Dr. Harbin was granted 8,334 options for his services as a director and 13,334 options for consulting services pursuant to his March 26, 2010 Consulting Agreement described below. These options have an exercise price of $16.50 and vest equally over 36 months starting on the date of grant. All other compensation is comprised of the cash payment of $24,000 paid in January 2010 under Dr. Harbin’s March 17, 2009 Consulting Agreement described below, plus $21,000 which have been accrued through September 30, 2010 on Dr. Harbin’s March 26, 2010 Consulting Agreement. To date, no cash payment has been made on the March 26, 2010 agreement.

On April 15, 2008, we entered into a consulting agreement with Dr. Harbin, which expired on December 31, 2008 pursuant to which Dr. Harbin was paid an aggregate of $24,000 and was granted options to purchase 1,867 shares of our common stock at an exercise price of $28.80 per share, with options to purchase 467 shares vesting on the date of grant, options to purchase 1,245 shares vesting in eight equal monthly installments of 156 options commencing on April 30, 2008, and the remaining options to purchase 156 shares vesting on December 31, 2008.

On March 17, 2009, we entered into a consulting agreement with Dr. Harbin (the “March 17, 2009 Consulting Agreement”), which expired on December 31, 2009 pursuant to which Dr. Harbin was to be paid an aggregate of $24,000 as compensation for his consulting services. Dr. Harbin was paid the $24,000 due to him in January 2010. In addition, as further compensation, we granted Dr. Harbin options to purchase 1,867 shares of our common stock at an exercise price of $12.00 per share, with the options vesting in equal monthly installments over a twelve month period commencing on January 1, 2009. The options expire on March 17, 2019.

On March 26, 2010, we entered into a consulting agreement with Dr. Harbin (the “March 26, 2010 Consulting Agreement”), pursuant to which Dr. Harbin is to be paid an aggregate of $36,000 as compensation for his consulting services. As of September 30, 2010 we have an accrued liability of $21,000 for the nine months of the contract term to that date. Dr. Harbin has been paid $18,000 on this contract during fiscal year ended September 30, 2011. This agreement expired on December 31, 2010, and was renewed in January 1, 2011 for the first of its two automatic renewal options. As of December 31, 2011, we have accrued $54,000 on Dr. Harbin’s contracts for calendar year 2010 and 2011 through December 31, 2011. In addition, as further compensation, we granted Dr. Harbin options to purchase 13,334 shares of our common stock at an exercise price of $16.50 per share, with the options vesting in 36 equal monthly installments commencing on March 3, 2010. The options expire on March 2, 2020.

The aggregate number of option awards outstanding for Dr. Harbin at December 31, 2011 was 26,867.

(3)	On March 3, 2010, Mr. Pappajohn was granted 8,334 options having an exercise price of $16.50 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Mr. Pappajohn at December 31, 2011 was 8,334.
(4)	On March 3, 2010, Mr. Jones was granted 8,334 options having an exercise price of $16.50 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Mr. Jones at December 31, 2011 was 8,334. Mr. Jones has assigned his options to SAIL Venture Partners, L.P. Mr. Jones was appointed Chairman of our Board on April 29, 2011. On May 27, 2011, the Board approved the payment of a consulting fee to Mr. Jones over the period of the subsequent two months at a rate of $7,500 per month for services to be rendered by Mr. Jones in consulting with the Company in its fund raising activities.
(5)	On July 5, 2010, Dr. Kallins was granted 8,334 options having an exercise price of $12.00 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Dr. Kallins at December 31, 2011 was 8,334.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of April 23, 2012 of:

•	each of the executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants and convertible promissory notes issued by us (and convertible interest on those notes) that are currently exercisable or convertible, or exercisable or convertible within sixty days of April 23, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible promissory notes, as applicable, for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the table, the information presented in this table is based on 1,874,175 shares of our common stock outstanding on April 23, 2012 and with respect to number of shares beneficially owned after the offering, assumes the sale of 2,500,000 shares in this offering (not including the overallotment option). Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o CNS Response, Inc., 85 Enterprise, Suite 410, Aliso Viejo, CA 92656.

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percentage of Shares Outstanding	Number	Percentage of Shares Outstanding
Executive Officers and Directors:
George Carpenter(1) Director, President and Chief Executive Officer	124,742	6.3%	124,742	1.7%
Paul Buck(2) Chief Financial Officer and Secretary	48,138	2.5%	53,679	*
Dr. Daniel Hoffman(3) Chief Medical Officer	44,514	2.3%	44,514	*
Michael Darkoch(4) Executive Vice President and Chief Marketing Officer	7,500	*%	7,500	*
David B. Jones(5) Chairman of the Board	985,745	37.3%	1,123,879	14.8%
Dr. Henry Harbin(6) Director	22,415	1.2%	22,415	*
John Pappajohn(7) Director	1,354,910	46.3%	1,441,931	18.6%
Dr. George Kallins(8) Director	391,721	17.3%	478,177	6.5%
Zachary McAdoo(9) Director	259,684	12.2%	259,684	3.6%
Maurice DeWald(10) Director	463	*%	463	*
Directors and officers as a group (8 persons)(11)	3,239,832	70.9%	3,556,984	40.9%
Non-Director 5%+ Stockholders:
Leonard Brandt(12)	349,347	18.1%	349,347	4.8%
SAIL Venture Partners LP(5)	985,745	37.3%	1,123,879	14.8%
Andy Sassine(13)	383,918	17.0%	463,043	6.3%
Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund (Michael Gregory)(14)	541,635	22.7%	647,478	8.7%
Meyer Proler(15)	118,849	6.1%	129,902	1.8%
AlphaNorth(16)	339,500	15.3%	339,500	4.6%

*	Less than 1%
(1)	Consists of (a) 12,000 shares of common stock, (b) 2,667 shares of common stock issuable upon the exercise of vested and exercisable warrants and (c) 110,075 shares of common stock issuable upon the exercise of vested and exercisable options. The warrants to purchase common stock do not have a cashless exercise feature. The investor has gifted 3,334 warrants to his in-laws. Such shares are not listed as beneficially owned by Mr. Carpenter in the table above. Mr. Carpenter, who has been our Chief Executive Officer since April 2009, also became our President on April 29, 2011.
(2)	Consists of (a) 9,334 shares of common stock, (b) 18,720 shares of common stock issuable upon the conversion of convertible notes, (c) 11,334 shares of common stock issuable upon the exercise of vested and exercisable warrants (of which 8,334 have a cashless exercise feature), (d) 8,750 shares of common stock issuable upon the exercise of vested and exercisable options and (e) 5,541 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and

Conversion Agreement; such warrants have a cashless exercise feature. Prior to becoming an employee of our company, Mr. Buck was a financial consultant to CNS Response.
(3)	Consists of (a) 3,269 shares of common stock, (b) 417 shares of common stock issuable upon the exercise of vested and exercisable warrants and (c) 40,828 shares of common stock issuable upon the exercise of vested and exercisable options. The warrants to purchase common stock have a cashless exercise feature. Dr. Hoffman is our Chief Medical Officer and served as our President from April 2009 to April 29, 2011.
(4)	Consists of 7,500 shares of common stock issuable upon the exercise of vested and exercisable options. Mr. Darkoch is our Executive Vice President and Chief Marketing Officer.
(5)	Consists of (a) 215,703 shares of common stock held by SAIL Venture Partners, L.P., (b) 466,707 shares of common stock issuable upon the conversion of convertible notes, of which 304,916 are held by SAIL Venture Partners, L.P. and 161,791 are held by SAIL 2010 Co-Investment Partners, L.P., (c) 296,853 shares of common stock issuable upon the exercise of vested and exercisable warrants, of which 223,935 are held by SAIL Venture Partners, L.P. and 72,918 are held by SAIL 2010 Co-Investment Partners, L.P., (d) 6,482 shares of common stock issuable upon the exercise of vested and exercisable options held by David Jones and assigned to SAIL Venture Partners, L.P. and (e) 138,134 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature, of which 90,254 is SAIL Venture Partners, L.P. and 47,880 is SAIL 2010 Co-Investment Partners, L.P. All but 47,306 of the warrants have a cashless exercise feature. SAIL Venture Partners, LLC is the general partner of SAIL Venture Partners, L.P. The unanimous vote of the managing members of SAIL Venture Partners, LLC (who are David Jones, Walter Schindler, Alan Sellers, Henry Habicht and Michael Hammons), is required to make voting and investment decisions over the shares held by SAIL Venture Partners, L.P. SAIL 2010 Co-Investment Partners GP, LLC is the general partner of SAIL 2010 Co-Investment Partners, L.P. SAIL Holdings, LLC is the general partner of SAIL 2010 Co-Investment Partners GP, LLC. The managing member of SAIL Holdings, LLC is Walter Schindler. Mr. Schindler therefore holds voting and investment power over the shares held by SAIL 2010 Co-Investment Partners, L.P. The address of SAIL Venture Partners, L.P., SAIL 2010 Co-Investment Partners, L.P., SAIL Venture Partners, LLC, SAIL 2010 Co-Investment Partners GP, LLC, SAIL Holdings, LLC and the individual managing members listed above is 3161 Michelson Drive, Suite 750, Irvine, CA 92612. Mr. Jones, who has been our director since March 2007 (and previously was a director of CNS California) was appointed Chairman of the Board on April 29, 2011,
(6)	Consists of (a) 278 shares of common stock, (b) 84 shares of common stock issuable upon the exercise of vested and exercisable warrants and (c) 22,053 shares of common stock issuable upon the exercise of vested and exercisable options. The warrants to purchase common stock have a cashless exercise feature. Dr. Harbin is a director of the Company.
(7)	Consists of (a) 302,920 shares of common stock, (b) 557,445 shares of common stock issuable upon the conversion of convertible notes, (c) 488,063 shares of common stock issuable upon the exercise of vested and exercisable warrants, (d) 6,482 shares of common stock issuable upon the exercise of vested and exercisable options and (e) 87,021 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature. Of the warrants to purchase common stock, all but 111,112 do not have a cashless exercise feature. The address of John Pappajohn is 2116 Financial Center, Des Moines, IA 50309. Mr. Pappajohn is a director of the Company.
(8)	Consists of (a) 1,267 shares of common stock, (b) 292,003 shares of common stock issuable upon the conversion of convertible notes, (c) 92,895 shares of common stock issuable upon the exercise of vested and exercisable warrants, (d) 5,556 shares of common stock issuable upon the exercise of vested and exercisable options and (e) 86,456 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature. All the warrants have a cashless exercise feature. The notes and warrants are held by Deerwood Partners LLC and Deerwood Holdings LLC, respectively, of which our director George Kallins is the co-managing member along with his spouse, and by BGN Acquisition Ltd., LP, of which our director George Kallins is the managing partner. The address of Deerwood Partners LLC and

Deerwood Holdings LLC is 16 Deerwood Lane, Newport Beach, CA 92660. The address of BGN Acquisition Ltd., LP is 3720 S. Susan Street, Suite 100, Santa Ana, CA 92704. Dr. Kallins is a director of the Company.
(9)	Consists of (a) 132,553 shares of common stock issuable upon the conversion of convertible notes, (b) 126,668 shares of common stock issuable upon the exercise of vested and exercisable warrants, and (c) 463 shares of common stock issuable upon the exercise of vested and exercisable options. These warrants all have a cashless exercise feature. The address of Zachary McAdoo is 635 Madison Avenue, 15th Floor, New York, NY 10022. Mr. McAdoo is a director of the Company.
(10)	Consists of 463 shares of common stock issuable upon the exercise of vested and exercisable options. Mr. Dewald is a director of the Company.
(11)	Consists of (a) 544,771 shares of common stock (b) 1,467,428 shares of common stock issuable upon the conversion of convertible notes, (c) 1,018,981 shares of common stock issuable upon the exercise of vested and exercisable warrants, (d) 208,652 shares of common stock issuable upon the exercise of vested and exercisable options and (e) 317,152 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature.
(12)	Consists of (a) 296,361 shares of common stock (including 18,000 shares held by Mr. Brandt’s children and 31,873 shares held by Brandt Ventures), (b) 15,937 shares of common stock issuable upon the exercise of vested and exercisable warrants which are held by Brandt Ventures and (c) 37,049 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock held by Mr. Brandt. The 15,937 warrants to purchase common stock do not have a cashless exercise feature. The address of Leonard Brandt is 28911 Via Hacienda, San Juan Capistrano, CA 92675. Leonard Brandt became our Chairman of the Board, Chief Executive Officer and Secretary upon completion of our merger with CNS California and served in these positions until April 10, 2009. Mr. Brandt is a founder of CNS California, and previously served as its President and Chief Executive Officer, and as a member of its Board of Directors.
(13)	Consists of (a) 267,250 shares of common stock issuable upon the conversion of convertible notes, (b) 116,668 shares of common stock issuable upon the exercise of vested and exercisable warrants, and (c) 79,125 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature. All these warrants have a cashless exercise feature. Mr. Sassine holds these notes and warrants in his personal capacity as an investor. His principal business address is 82 Devonshire Street, Boston, MA 02109.
(14)	Consists of (a) 25,735 shares of common stock, (b) 357,566 shares of common stock issuable upon conversion of convertible notes, and (c) 158,334 shares of common stock issuable upon exercise of vested and exercisable warrants. Of these amounts, (a) 22,699 shares of common stock, (b) 302,266 shares of common stock issuable upon conversion of convertible notes, (c) 133,334 shares of common stock issuable upon exercise of vested and exercisable warrants are held by Highland Long/Short Healthcare Fund, a series of Highland Funds I, a Delaware statutory trust (“Highland”), while the remainder are held by other funds advised by Cummings Bay Capital Management, L.P., a Delaware limited partnership (the “Adviser”), and (d) 105,843 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature, 89,478 is held by Highland Long/Short Healthcare Fund. James D. Dondero is the President of Strand Advisors, Inc., a Delaware corporation (“Strand”), and Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”). Strand is the general partner of Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”). Highland Capital is the investment advisor to Highland. Highland Services is the sole member of Cummings Bay Capital Management GP, LLC, a Delaware limited liability company (the “GP”). The GP is the general partner of the Adviser. The Adviser serves as the sub-advisor to Highland and the advisor and/or sub-advisor to certain other private investment funds and managed accounts. The information in this footnote, with the exception of shares underlying notes including accrued interest, is based on Highland’s Schedule 13G, filed with the SEC on January 6, 2011 (File No. 000-79934).
(15)	Consists of (a) 52,636 shares of common stock, (b) 37,345 shares of common stock issuable upon the conversion of convertible notes, (c) 28,668 shares of common stock issuable upon the exercise of vested and exercisable warrants (of which 16,667 have a cashless exercise feature), (d) 200 shares of common stock issuable upon the exercise of vested and exercisable options, and (e) 11,053 shares of common stock issuable upon the exercise of vested and exercisable warrants which are issued to the noteholder upon the automatic conversion of their notes concurrent with the offering pursuant to the Amendment and Conversion Agreement; such warrants have a cashless exercise feature. Dr. Proler provides medical consulting services to the Company.
(16)	Consists of (a) 172,833 shares of common stock issuable upon the conversion of a convertible note, and (b) 166,667 shares of common stock issuable upon the exercise of vested and exercisable warrants all of which have a cashless exercise feature. Mr. Steven Palmer is the President and CEO of AlphaNorth Asset Management (“AlphaNorth”) and is the portfolio manager of AlphaNorth Offshore, Inc. AlphaNorth’s principal business address is 144 Front Street West, Suite 420, Toronto, Ontario, Canada, M5J 2L7. These securities are held in the name of Scotia Capital ITF AlphaNorth Offshore, Inc. Acct 40300733.

Changes in Control

We do not have any arrangements which may at a subsequent date result in a change in control.

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

Except as follows, since October 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
•	in which any director, executive officer, or other stockholder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Terms of Transactions with Related Persons

October – November 2010 Senior Notes

On October 1, 2010, in connection with a private placement of convertible promissory notes (the “October Notes”) and warrants expected to be completed with new independent investors, we entered into a Note and Warrant Purchase Agreement (the “October Note Purchase Agreement”) with John Pappajohn and SAIL as investors. Pursuant to this agreement, we issued October Notes in the aggregate principal amount of $3,023,900 and warrants to purchase 167,997 shares of common stock in October and November 2010. The October Note Purchase Agreement provided for the issuance and sale of October Notes and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes, in one or multiple closings. The October Note Purchase Agreement also provides that we and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year after the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of our common stock at a conversion price of $9.00 ($3.00 post ratchet). The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes were secured by a security interest in our tangible and intangible assets, pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes. The agreement and corresponding security interest were to terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire between September 30, 2017 and November 10, 2017 and are exercisable for shares of our common stock at an exercise price of $9.00 ($3.00 post ratchet). Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

As described below, two of our affiliates exchanged previously-issued notes (2010 Bridge Notes and Deerwood Notes, as defined below) and related warrants for October Notes and related warrants. The following table shows the differences in terms between the October Notes and related warrants, on the one hand, and the exchanged 2010 Bridge Notes and Deerwood Notes and related warrants, on the other hand.

Term	2010 Bridge Note/Deerwood Note	October Note
Maturity	December 15, 2010	One year from the date of issuance
Initial Conversion Price	$15.00, with any adjustment being subject to a $9.00 floor	$9.00
If Company issues common stock (or securities convertible, exercisable or exchangeable for common stock), at a consideration (or conversion, exercise or exchange price) (the “Offering Price”) less than the Conversion Price, Conversion Price will be adjusted to match the Offering Price (“Ratchet”)	No	Yes
Prepayment upon financing with aggregate proceeds of not less than $3 million	Yes	No
Noteholder has Security Interest	Yes (Bridge Note) No (Deerwood Note)	Yes. Benefits of security agreement expire on the date that holders of a majority of aggregate principal amount of notes issued have converted their Notes in accordance with their terms.
Events of Default (Differences only)	• General assignment to creditors	• Voluntary bankruptcy filing
	• Bankruptcy proceeding, which is not dismissed within 60 days	• Failure to comply with Use of Proceeds covenant in purchase agreement
	• Entry of final judgment for the payment of money in excess of $25,000 and failure to satisfy for 30 days	• Court enters bankruptcy order that is not vacated, set aside or reversed within 60 days
Option to convert notes into securities to be issued in subsequent financings at the lower of conversion price or price per share payable by purchasers of such securities	No	Yes
Amendments, waivers or modification of the note or related warrants requires written consent of the holders of a majority of the aggregate principal amount of the notes outstanding, and such written consent will be binding on all holders	N/A — single investors	Yes
Warrant Coverage	25% (in case of Deerwood Notes, 40% of which was issued to guarantor of Deerwood Notes)	50% (in case of Deerwood entities, 40% of which was issued to guarantor of notes issued to Deerwood entities)
Initial Exercise Price of Warrants	$15.00 (Bridge Note); $16.80 (Deerwood Note)	$9.00
Ratchet as applied to Warrants (see definition above)	Results in a decrease in exercise price	Results in a decrease in exercise price and corresponding increase in number of shares issuable

January – April 2011 Subordinated Notes

Between January and April 2011, we issued subordinated convertible promissory notes (the “January Notes”) in the aggregate principal amount of $2,500,000 and warrants to purchase 416,674 shares of our common stock pursuant to a note and warrant purchase agreement (the “January Note Purchase Agreement”). The January Note Purchase Agreement provides for the issuance and sale of January Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the January Notes, in one or multiple closings to occur no later than July 31, 2011. The January Note Purchase Agreement also provides that we and the holders of the January Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the January Notes and the related warrants.

The January Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of our common stock at a conversion price of $9.00 ($3.00 post ratchet), are not secured by any of our assets and are subordinated in all respects to our obligations under the October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The January Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The January Notes can be declared due and payable upon an event of default, defined in the January Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the January Note.

The warrants related to the January Notes expire seven years from the date of issuance and are exercisable for shares of our common stock at an exercise price of $9.00 ($3.00 post ratchet). Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the January Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all January Notes or warrants, as the case may be, and will be binding on all holders thereof.

Amendment of October Notes and January Notes

On October 11, 2011, we, with the consent of holders of a majority in aggregate principal amount outstanding (the “Majority Holders”) of our outstanding January Notes, amended all of the January Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added a mandatory conversion provision to the terms of the January Notes. Under that provision, the January Notes would be automatically converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”). If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”). Pursuant to the terms of the amendment, the January Notes would receive a second position security interest in the assets of the Company (including its intellectual property). The Majority Holders of the January Notes also consented to the terms of a new $2 million bridge financing (the “2011 Bridge Financing”) and to granting the investors in such financing a second position security interest in the assets of the Company (including its intellectual property) that is pari passu with the second position security interest received by the holders of the January Notes.

On October 12, 2011, the Company, with the consent of the Majority Holders of its October Notes, amended all of the October Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added the same mandatory conversion and conversion price adjustment provisions to the terms of the October Notes as were added to the terms of the January Notes. The Majority Holders of the October Notes also consented to the terms of the Bridge Financing and to granting the investors in such financing as well as the holders of the Company’s January Notes a second position security interest in the assets of the Company (including its intellectual property). The guaranties that had been issued in 2010 to certain October Note investors by SAIL Venture Partners, L.P. were extended accordingly. See “— Transactions with SAIL Venture Partners, L.P. (“SAIL”)” and “— Transactions with George Kallins, M.D.” below.

Pursuant to the agreements amending the October Notes and January Notes (the “Amendment and Conversion Agreements”), the exercise price of the warrants that were issued in connection with the October Notes and the January Notes (the “Outstanding Warrants”) will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Company agreed to issue to each holder of the October Notes and January Notes, as consideration for the above, warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by each holder upon conversion of their notes at the closing of the Qualified Offering (the “Consideration Warrants”). The Consideration Warrants would be issued after the Qualified Offering and would have the same terms as the Outstanding Warrants, as amended.

The Amended and Restated Security Agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaces the existing security agreement from 2010, and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and, (2) with respect to the January Notes and the 2011 Bridge Notes (defined in the following paragraph), if and when holders of a majority of the aggregate principal amount of January Notes and 2011 Bridge Notes (on a combined basis) have converted their notes.

2011 Bridge Financing

On October 18, 2011, CNS Response, Inc. (the “Company”) entered into a new note and warrant purchase agreement in connection with a $2 million bridge financing (the “2011 Bridge Financing”), with John Pappajohn, a member of the Company’s Board of Directors. Pursuant to the agreement, the Company issued subordinated secured convertible notes (the “2011 Bridge Notes”) in the aggregate principal amount of $250,000 and warrants to purchase 41,667 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $250,000.

The new note and warrant purchase agreement initially provided for the issuance and sale of 2011 Bridge Notes in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the 2011 Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. On November 11, 2011, the Company entered into an Amended and Restated Note and Warrant Purchase Agreement (the “2011 Bridge Financing Purchase Agreement”) in connection with the Bridge Financing, which amended and restated the October agreement in that it increased the warrant coverage from 50% to 100%. In addition, each holder’s option to redeem or convert their 2011 Bridge Note at the closing of the Qualified Offering (defined below) can now only be amended, waived or modified with the consent of the Company and that holder.

The 2011 Bridge Financing Purchase Agreement provides for the issuance and sale of 2011 Bridge Notes (including the notes issued in October 2011) in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the 2011 Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. The 2011 Bridge Financing Purchase Agreement also provides that the Company and the holders of the 2011 Bridge Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the 2011 Bridge Notes and the related warrants.

The 2011 Bridge Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of common stock of the Company at a conversion price of $3.00, are secured by a second position security interest in the Company’s assets that is pari passu with the interest recently granted to the holders of the January Notes, are subordinated in all respects to the Company’s obligations under its October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. and are pari passu to the obligations under the January Notes. The second position security interest is governed by the amended and restated security agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaced the security agreement entered into in connection with the issuance of the October Notes in 2010.

The conversion price of the 2011 Bridge Notes is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. At the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”), each 2011 Bridge Note will be either redeemed or converted (in whole or in part) at a conversion price equal to the lesser of the public offering price or the conversion price then in effect, with the choice between redemption and conversion being at the sole option of the holder. The 2011 Bridge Notes can be declared due and payable upon an event of default, defined in the 2011 Bridge Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the 2011 Bridge Note or materially breaches any representation or warranty in the 2011 Bridge Note or the 2011 Bridge Financing Purchase Agreement.

The warrants related to the 2011 Bridge Notes expire five years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $3.00. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect (including the Qualified Offering), except that subsequent to the Qualified Offering, the exercise price will not be adjusted for any further financings. The warrants contain a cashless exercise provision.

With the exception of each holder’s option to redeem or convert their 2011 Bridge Note at the closing of the Qualified Offering, any provision of the 2011 Bridge Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding. Any such majority consent will affect all 2011 Bridge Notes or warrants, as the case may be, and will be binding on the Company and all holders of the 2011 Bridge Notes or warrants. Each holder’s option to redeem or convert the 2011 Bridge Note at the closing of the Qualified Offering cannot be amended, waived or modified without the written consent of the Company and such holder and such amendment, waiver or modification will be binding only on the Company and such holder.

The Amended and Restated Security Agreement and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and (2) with respect to the January Notes and 2011 Bridge Notes, if and when holders of a majority of the aggregate principal amount of January Notes and 2011 Bridge Notes (on a combined basis) have converted their notes.

As a result of the issuance of 2011 Bridge Notes at a conversion price of $3.00 and the associated warrants to purchase common stock at an exercise price of $3.00, the ratchet provision in the October Notes and January Notes was triggered, with the result that the conversion price of such notes was lowered from $9.00 to $3.00, the exercise price of the associated warrants was lowered from $9.00 to $3.00 per share, and the number of shares underlying such notes and warrants was proportionately increased.

On February 29, 2012, we issued subordinated unsecured convertible promissory notes (the “February Notes”) in the aggregate principal amount of $90,000 and warrants to purchase 30,000 shares of our common stock to an entity affiliated with our director Zachary McAdoo. The terms of the February Notes and related warrants are substantially similar to the terms of the 2011 Bridge Notes and related warrants, except that the February Notes are not secured by our assets.

Transactions with George Carpenter

On December 24, 2009, we completed a second closing of our private placement in which we received gross proceeds of approximately $3 million, which included $108,000 invested by Mr. Carpenter. In exchange for his investment, we issued to Mr. Carpenter 12,000 shares of our common stock and a five year non-callable warrant to purchase 6,000 shares of our common stock at an exercise price of $9.00 per share. This investment was completed with terms identical to those received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

On February 15, 2011, we issued January Notes in the aggregate principal amount of $50,000 and warrants to purchase 8,334 shares of our common stock to a trust, the trustee of which is Mr. Carpenter’s father-in-law. As of November 15, 2011, the trust held January Notes in the aggregate principal amount of $50,000, which is also the largest aggregate principal amount of notes outstanding for such trust since October 1, 2010. Total interest as at February 29, 2012 of $4,700 has been accrued (but not been paid) on such notes at an interest rate of 9%. In connection with the amendment of the January Notes discussed above, the trust will receive Consideration Warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by the trust upon conversion of its notes at the closing of the Qualified Offering. In connection with the 2011 Bridge Financing, the conversion price of the January Notes and the exercise price of the related warrants was adjusted to $3.00 and the number of underlying shares were adjusted accordingly.

Transactions with SAIL Venture Partners LP (“SAIL”)

On March 30, 2009, we executed two senior secured convertible promissory notes each in the principal amount of $250,000 with SAIL Venture Partners, LP (“SAIL”) and Brandt Ventures, GP (“Brandt”). David Jones, a member of our board of directors, is one of five managing members of SAIL Venture Partners, LLC, which is the general partner of SAIL. Leonard Brandt, also a member of our board of directors until December 3, 2009 and our former Chief Executive Officer, is the general partner of Brandt.

These notes accrued interest at the rate of 8% per annum and were due and payable upon a declaration by the note holder(s) requesting repayment, unless sooner converted into shares of our common stock (as described below), upon the earlier to occur of: (i) June 30, 2009 or (ii) an Event of Default (as defined in the notes), which includes the default that occurred as a result of Mr. Brandt no longer serving as our Chief Executive Officer effective as of April 10, 2009. The notes were secured by a lien on substantially all of our assets (including all intellectual property). In the event of a liquidation, dissolution or winding up of our company, unless Brandt and/or SAIL informed us otherwise, we were required to pay such investor an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the note.

In concert with an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the principal and all accrued, but unpaid interest outstanding under the notes would be automatically converted into the securities issued in the equity financing by dividing such amount by 90% of the per share price paid by the investors in such financing.

On May 14, 2009, we entered into a bridge note and warrant purchase agreement with SAIL. Pursuant to the purchase agreement, on May 14, 2009, SAIL purchased a secured promissory note in the principal amount of $200,000 from us. In order to induce SAIL to purchase the note, we issued to SAIL a warrant to purchase up to 3,334 shares of our common stock at a purchase price equal to $7.50 per share. The warrant expires on the earlier to occur of May 31, 2016 or a change of control of our company.

The purchase agreement also provided that, at any time on or after June 3, 2009, and provided that certain conditions are satisfied by us, SAIL would purchase from us a second secured convertible promissory note in the principal sum of $200,000 and would be issued a second warrant identical in terms to the warrant described above. The aforementioned conditions include our entry into a term sheet in which investors commit to participate in an equity financing by us of not less than $2,000,000 (excluding any and all other debt that are to be converted).

The notes issued or issuable pursuant to the purchase agreement accrued interest at the rate of 8% per annum and were due and payable, unless sooner converted into shares of our common stock (as described below), upon the earlier to occur of: (i) a declaration by SAIL on or after June 30, 2009 or (ii) an Event of Default as defined in the notes. The note(s) were secured by a lien on substantially all of our assets (including all intellectual property). In the event of a liquidation, dissolution or winding up of our company, unless SAIL informs us otherwise, we were required to pay SAIL an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the note(s).

In the event we consummated an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), then the principal and all accrued, but unpaid interest outstanding under the note(s) would be automatically converted into the securities issued in the equity financing by dividing such amount by 85% of the per share price paid by the investors in such financing.

In addition, in the event we issued preferred stock that was not part of an equity financing described above, SAIL was entitled, at its option, to convert the principal and all accrued, but unpaid interest outstanding under the note(s) into preferred stock by dividing such amount by 85% of the per share price paid by the purchasers’ of our preferred stock.

On August 26, 2009, we completed an equity financing transaction of approximately $2 million. As a result of the financing, each of the notes described above that were held by SAIL and Brandt were automatically converted into common stock, with SAIL receiving 58,612 shares and Brandt receiving 31,873 shares. In addition, SAIL was issued a non-callable five year warrant to purchase 29,306 shares of common stock at an exercise price of $9.00 per share and Brandt was issued a non-callable five year warrant to purchase 15,937 shares of common stock at an exercise price of $9.00 per share.

In connection with the equity financing referred to above, on August 26, 2009, SAIL purchased 6 “units” for $324,000. Each unit consisted of 6,000 shares of common stock and a five year non-callable warrant to purchase an additional 3,000 shares of common stock at an exercise price of $9.00 per share. The shares of common stock and warrants comprising the Units were immediately separable and were issued separately. This investment was completed with terms identical to those received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000. Our director George Kallins and his spouse are the managing members of these investors. SAIL issued unconditional guaranties to each of these investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 5,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 share. We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties.

On October 1, 2010, pursuant to the October Note Purchase Agreement, the Company issued to SAIL October Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 41,667 shares of common stock. We received $250,000 in gross proceeds from the issuance to SAIL.

On November 3, 2010, we issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 51,228 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, two entities controlled by Dr. Kallins, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 5,000 shares originally issued on August 20, 2010. The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated. SAIL issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors. The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor. In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 34,152 shares of common stock. The warrants to purchase 3,334 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

On February 28, 2011, we issued to SAIL Venture Partners, LP January Notes in the aggregate principal amount of $187,500 and warrants to purchase up to 31,250 shares of common stock pursuant to the January Note Purchase Agreement. Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $62,500 and warrants to purchase up to 10,417 shares of common stock. We received $187,500 from SAIL Venture Partners, LP and $62,500 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds.

On April 15, 2011, we issued to SAIL Venture Partners, LP January Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 41,667 shares of common stock pursuant to the January Note Purchase Agreement. Additionally, we also issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 41,667 shares of common stock. We received $250,000 from SAIL Venture Partners, LP and $250,000 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $500,000 in gross proceeds.

On April 25, 2011, we issued to SAIL Venture Partners, LP January Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 20,834 shares of common stock pursuant to the January Note Purchase Agreement. Additionally, we also issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 20,834 shares of common stock. We received $125,000 from SAIL Venture Partners, LP and $125,000 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds.

As of November 15, 2011, SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. held October Notes and January Notes in the aggregate principal amount of $1,250,000, which is also the largest aggregate principal amount of notes outstanding for SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. since October 1, 2010. Total interest as at February 29, 2012 of $114,500 has been accrued (but not been paid) on such notes at an interest rate of 9%. In connection with the amendment of the October Notes and January Notes discussed above, SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. will receive Consideration Warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by them upon conversion of their notes at the closing of the Qualified Offering. In connection with the 2011 Bridge Financing, the conversion price of the October Notes and January Notes and the exercise price of the related warrants was adjusted to $3.00 and the number of underlying shares were adjusted accordingly.

Transactions with Daniel Hoffman M.D.

On January 11, 2008, we, through our wholly owned subsidiary, Colorado CNS Response, Inc. and pursuant to the terms of a stock purchase agreement, acquired all of the outstanding common stock of Neuro-Therapy Clinic, PC, a Colorado professional medical corporation wholly owned by Dr. Hoffman (“NTC”) in exchange for a non-interest bearing note of $300,000 payable in equal monthly installments over 36 months. At the time of the transaction, NTC was our largest customer. Upon the completion of the acquisition, Dr. Hoffman was appointed our Chief Medical Officer. The stock purchase agreement provides that upon the occurrence of certain events, as defined in the purchase agreement, Dr. Hoffman had a repurchase option for a period of three years subsequent to the closing, as well as certain rights of first refusal, in relation to the assets and liabilities we acquired. As of December 31, 2010, the principal amount of such note was fully repaid.

Prior to his employment, from October 1, 2007 to January 15, 2008, Dr. Hoffman earned $15,000 for consulting services rendered to us. In addition, as compensation for his services to us as a consultant, Dr. Hoffman was granted options to purchase an aggregate of 27,136 shares of our common stock at an exercise price of $32.70 on August 7, 2007. In accordance with the terms of his employment agreement, the terms of Dr. Hoffman’s option grant were amended to provide that in the event of a change of control transaction, a portion of Dr. Hoffman’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between August 7, 2007 and the date of corporate transaction over the vesting period (42 months), will automatically accelerate, and become fully vested.

Transactions with John Pappajohn

In conjunction with the closing of our private placement on August 26, 2009, Mr. Pappajohn joined our Board of Directors.

On June 12, 2009, we entered into a bridge note and warrant purchase agreement with Mr. Pappajohn pursuant to which Mr. Pappajohn purchased a secured convertible promissory note in the principal amount of $1,000,000 from us. In order to induce Mr. Pappajohn to purchase the note, we issued to Mr. Pappajohn a warrant to purchase up to 77,778 shares of our common stock and issued to relatives of Mr. Pappajohn warrants to purchase up to a total of 33,334 shares, all at a purchase price equal to $9.00 per share. These warrants were exercised for shares of common stock in cashless exercises on February 23, 2010 and February 24, 2010.

The note issued pursuant to the purchase agreement provided that the principal amount of $1,000,000 together with a single premium payment of $90,000 which is due and payable, unless sooner converted into shares of our common stock (as described below), upon the earlier to occur of: (i) a declaration by Mr. Pappajohn on or after June 30, 2010 or (ii) an Event of Default as defined in the note. The note was secured by a lien on substantially all of our assets (including all intellectual property). In the event of a liquidation, dissolution or winding up of our company, unless Mr. Pappajohn informs us otherwise, we were required to pay Mr. Pappajohn an amount equal to the product of 250% multiplied by the then outstanding principal amount of the note and the premium payment.

The note also contained a provision that, in the event we consummated an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the then outstanding principal amount of the note (but excluding the premium payment, which will be repaid in cash at the time of such equity financing) shall be automatically converted into the securities issued in the equity financing by dividing such amount by the per share price paid by the investors in such financing.

On August 26, 2009, we completed an equity financing transaction of approximately $2 million. As a result of the financing, the note described above held by Mr. Pappajohn automatically converted into common stock, with Mr. Pappajohn receiving 111,112 shares. In addition, pursuant to the terms of the note, Mr. Pappajohn received a five year non-callable warrant to purchase 55,556 shares of common stock at an exercise price of $9.00 per share.

In connection with the equity financing referred to above, on August 26, 2009, Mr. Pappajohn invested an additional $1,000,000 in us. In exchange for his investment, we issued an additional 111,112 shares of common stock to Mr. Pappajohn and a five year non-callable warrant to purchase 55,556 shares of common stock at an exercise price of $9.00 per share. The terms of this investment were identical to the terms received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

We intend to reimburse Equity Dynamics, Inc., a company solely owned by Mr. Pappajohn, for expenses which Equity Dynamics incurred between May and December, 2009 on behalf of CNS Response, Inc. These expenses include $34,700 incurred in connection with our private placement financing and other activities.

On February 23, 2010, Mr. Pappajohn exercised 77,778 warrants and was issued 57,364 shares of common stock in a net exercise of warrants in lieu of cash transaction. Mr. Pappajohn received 57,364 shares in connection with his cashless exercise.

On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn, pursuant to which Mr. Pappajohn agreed to purchase two secured promissory notes (each, a “2010 Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010. On June 3, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the first 2010 Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the second 2010 Bridge Note. In connection with his purchase of the second 2010 Bridge Note, Mr. Pappajohn received a warrant to purchase up to 8,333 shares of our common stock in accordance with the Bridge Note and Warrant Purchase Agreement. The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $15.00 per share.

Pursuant to a separate agreement that we entered into with Mr. Pappajohn, we granted him a right to convert the 2010 Bridge Notes into shares of our common stock at a conversion price of $15.00. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $9.00.

Each 2010 Bridge Note accrued interest at a rate of 9% per annum which would have been paid together with the repayment of the principal amount at the earliest of (i) the maturity date; (ii) prepayment of the 2010 Bridge Note at our option (iii) closing of a financing in which the aggregate proceeds to us are not less than $3,000,000 or (iv) the occurrence of an Event of Default (as defined in the 2010 Bridge Note). The Purchase Agreement and each 2010 Bridge Note granted the investor a senior security interest in and to all of our existing and future right, title and interest in its tangible and intangible property.

On October 1, 2010, in connection with a private placement of our October Notes and warrants expected to be completed with new independent investors, we entered into the October Note Purchase Agreement with John Pappajohn and SAIL as investors. Pursuant to this agreement, we issued to Mr. Pappajohn October Notes in the aggregate principal amount of $761,688 and warrants to purchase up to 126,949 shares of common stock. We received $250,000 in gross proceeds from the issuance to Mr. Pappajohn. We also issued October Notes in the aggregate principal amount of $511,688, and related warrants to purchase up to 85,285 shares, to Mr. Pappajohn in exchange for the cancellation of the two 2010 Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 8,334 shares originally issued to him on July 25, 2010. As of February 29, 2012, Mr. Pappajohn holds October Notes in the aggregate principal amount of $761,700.

In connection with the amendment of the October Notes discussed above, Mr. Pappajohn will receive Consideration Warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by him upon conversion of his notes at the closing of the Qualified Offering. In connection with the 2011 Bridge Financing, the conversion price of the October Notes and the exercise price of the related warrants were adjusted to $3.00 and the number of underlying shares were adjusted accordingly.

On October 6, 2011 Mr. Pappajohn purchased 23,334 shares of CNS Response on the open market at a price of $3.30 per share.

On October 18, 2011, CNS Response, Inc. issued 2011 Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 41,667 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $250,000. On November 11, 2011 (see below) the terms of the corresponding purchase agreement were amended and restated to provide for the issuance of warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the 2011 Bridge Notes. Consequently, the shares underlying the warrants issued to Mr. Pappajohn on October 18, 2011 were increased to 83,334 shares of common stock.

On November 11, 2011, the Company issued Mr. Pappajohn additional 2011 Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for gross proceeds to the Company of $250,000 as part of the 2011 Bridge Financing. Again on December 27, 2011, the Company issued Mr. Pappajohn additional 2011 Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for gross proceeds to the Company of $250,000 as part of the 2011 Bridge Financing. As of December 27, 2011, the Company has therefore issued 2011 Bridge Notes in the aggregate principal amount of $750,000 and warrants to purchase 250,002 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $750,000. Total interest as of February 29, 2012 on the October Notes and 2011 Bridge Notes of $117,600 has been accrued (but not been paid) on such notes at an interest rate of 9%.

On November 24, 2010 the Board of Directors, excluding Mr. Pappajohn, ratified an engagement agreement with Equity Dynamics, Inc., a company owned by Mr. Pappajohn, to provide financial advisory services to assist us with our fund raising efforts. These efforts have included advice and assistance with the preparation of Private Placement Memoranda, investor presentations, financing strategies, identification of potential and actual investors, and introductions to placement agents and investment bankers. The engagement agreement calls for a retainer fee of $10,000 per month starting February 1, 2010. On March 22, 2012, the Board ratified the extension of the Company’s engagement agreement. As of February 29, 2012, we have accrued $97,600 for the services provided by Equity Dynamics. The term of the agreement is for 12 months from its initiation and can be cancelled by either party, with or without cause, with 30 days written notice.

We expect to receive a short-term loan of $100,000 from our director John Pappajohn on April 26, 2012. This loan, evidenced by an interest-free demand note, is expected to be repaid immediately upon the consummation of the offering.

Transactions with George Kallins M.D.

On July 5, 2010, our Board of Directors appointed George J. Kallins, M.D. to serve as a member of the Board.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000. The managing members of each of Deerwood Partners LLC and Deerwood Holdings LLC are George J. Kallins, M.D., who joined our Board of Directors on July 5, 2010, and his spouse Bettina Kallins. We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010. In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 2,500 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 per share.

SAIL Venture Partners L.P. (“SAIL”), of which our director David Jones is a senior partner, issued unconditional guaranties to each of these investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note. The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor. We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 3,334 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum, which was payable together with the repayment of the principal amount, unless earlier converted, at the earliest of (i) the maturity date; (ii) prepayment of the Deerwood Note at our option (iii) closing of a financing in which the aggregate proceeds to us are not less than $3,000,000 or (iv) the occurrence of an Event of Default (as defined in the Deerwood Note). Each Deerwood Note was convertible into shares of our common stock at a conversion price of $15.00. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $9.00. As of September 30, 2010, Deerwood Partners LLC and Deerwood Holdings LLC held Deerwood Notes in the aggregate principal amount of $500,000.

On November 3, 2010, we issued October Notes in the aggregate principal amount of $762,250 and warrants to purchase up to 92,895 shares of common stock to three investors affiliated with Dr. Kallins. We received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, an entity controlled by Dr. Kallins, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 41,667 shares. We also issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 51,228 shares, to Deerwood Holdings LLC and Deerwood Partners LLC in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 5,000 shares originally issued on August 20, 2010. The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated. SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors in connection with the October Notes.

As of February 29, 2012, Deerwood Holdings LLC, Deerwood Partners LLC and BGN Acquisition Ltd., LP held October Notes in the aggregate principal amount of $762,250, which is also the largest aggregate principal amount of notes outstanding for these entities since October 1, 2010. Total interest as at February 29, 2012 of $63,100 has accrued (but not been paid) on such notes at an interest rate of 9%.

In connection with the amendment of the October Notes discussed above, Deerwood Holdings LLC, Deerwood Partners LLC and BGN Acquisition Ltd. will receive Consideration Warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by them upon conversion of their notes at the closing of the Qualified Offering. In connection with the 2011 Bridge Financing, the conversion price of the October Notes and the exercise price of the related warrants was adjusted to $3.00 and the number of underlying shares were adjusted accordingly.

Transactions with Zachary McAdoo

On November 21, 2011, the Board of Directors elected Zachary McAdoo to the Board. Mr. McAdoo will also serve as Chairman of the Board’s Audit Committee.

On November 17, 2011, Zanett Opportunity Fund, Ltd., (“Zanett”) a Bermuda corporation for which McAdoo Capital, Inc. is the investment manager, purchased a 2011 Bridge Note in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for cash payments aggregating $250,000. Mr. McAdoo is the president and owner of McAdoo Capital, Inc.

On January 27, 2012 we issued Zanett an additional 2011 Bridge Note in the aggregate amount of $40,000 and a warrant to purchase 13,334 shares of common stock for gross proceeds to the company of $40,000.

On February 29, 2012 we issued Zanett a subordinated unsecured promissory note (“February Note”) in the aggregate principal amount of $90,000 and a warrant to purchase 30,000 shares of common stock for gross proceeds to the Company of $90,000. The terms of the February Notes and related warrants are substantially similar to the terms of the 2011 Bridge Notes and related warrants, except that the February Notes are not secured by our assets. Total interest as at February 29, 2012 of $6,800 has accrued (but not been paid) on such notes at an interest rate of 9%.

Transactions with Paul Buck

On December 24, 2009, we completed a second closing of our private placement which commenced in August 2009 in which we received gross proceeds of approximately $3 million, which included $54,000 invested by Mr. Buck. In exchange for his investment, we issued to Mr. Buck 6,000 shares of our common stock and a five year non-callable warrant to purchase 3,000 shares of our common stock at an exercise price of $9.00 per share. This investment was completed with the identical terms as received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

Prior to his employment by us, Mr. Buck had been working with us as an independent consultant since December 2008, assisting management with finance and accounting matters as well as our filings with the Securities and Exchange Commission. Mr. Buck earned $260,800 in consulting services rendered to us.

On February 15, 2011, we issued to Mr. Buck January Notes in the aggregate principal amount of $50,000 and related warrants to purchase up to 8,334 shares pursuant to the January Note Purchase Agreement. As of February 29, 2012, Mr. Buck held January Notes in the aggregate principal amount of $50,000, which is also the largest aggregate principal amount of notes outstanding for Mr. Buck since October 1, 2010. Total interest as at February 29, 2012 of $4,700 has accrued (but not been paid) on such notes at an interest rate of 9%.

In connection with the amendment of the January Notes discussed above, Mr. Buck will receive Consideration Warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by him upon conversion of his notes at the closing of the Qualified Offering. In connection with the 2011 Bridge Financing, the conversion price of the October Notes and the exercise price of the related warrants was adjusted to $3.00 and the number of underlying shares were adjusted accordingly.

On October 6, 2011 Mr. Buck purchased 3,334 shares of CNS Response on the open market at a price of $3.00.

Transactions with Beneficial Owners of More than Five Percent of Our Common Stock

On February 23, 2011, an January Note in the aggregate principal amount of $200,000 and a warrant to purchase 33,334 shares of common stock was issued to Mr. Andy Sassine, an accredited investor who had previously invested in us and as a result of the February 23 purchase became a beneficial owner of more than 5% of our outstanding common stock. As of February 29, 2012, Mr. Sassine holds October Notes and January Notes in the aggregate principal amount of $700,000, which is also the largest aggregate principal amount of notes outstanding for Mr. Sassine since October 1, 2008. Total interest as at February 29, 2012 of $81,800 has accrued (but not been paid) on such notes at an interest rate of 9%.

On February 28, 2011, pursuant to the January Note Purchase Agreement, we issued an January Note in the aggregate principal amount of $400,000, and a warrant to purchase 66,667 shares of common stock to Highland Long/Short Healthcare Fund, which had previously invested in us and as a result of the February 28 purchase, when aggregating securities owned by its affiliate Cummings Bay Healthcare Fund, became a beneficial owner of more than 5% of our outstanding common stock. As of February 29, 2012, Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund hold October Notes and January Notes in the aggregate principal amount of $950,000, which is also the largest aggregate principal amount of notes outstanding for Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund since October 1, 2008. Total interest as at February 29, 2012 of $95,600 has accrued (but not been paid) on such notes at an interest rate of 9%. Mr. Michael Gregory is the portfolio manager for both Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund.

In connection with the amendment of the January Notes discussed above, Mr. Sassine, the Highland Long/Short Healthcare Fund and the Cummings Bay Healthcare Fund will receive Consideration Warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by them upon conversion of their notes at the closing of the Qualified Offering. In connection with the 2011 Bridge Financing, the conversion price of the October Notes and the exercise price of the related warrants was adjusted to $3.00 and the number of underlying shares were adjusted accordingly.

On January 26, 2012, a 2011 Bridge Note in the aggregate principal amount of $500,000 and a warrant to purchase 166,667 shares of common stock was issued to AlphaNorth Offshore Inc., which as a result became the beneficial owner of more than 5% of our outstanding common stock. Mr. Steven Palmer is the President and CEO of AlphaNorth Asset Management (“AlphaNorth”) and is the portfolio manager of AlphaNorth Offshore, Inc. AlphaNorth’s principal business address is 144 Front Street West, Suite 420, Toronto, Ontario, Canada, M5J 2L7. Total interest as at February 29, 2012 of $4,300 has accrued (but not been paid) on such notes at an interest rate of 9%.

Transaction with Staff Members of Equity Dynamics, Inc.

On July 5, 2010 the Board granted warrants to purchase 16,668 shares of common stock to members of staff of Equity Dynamics, Inc. a company owned by Mr. Pappajohn, for consulting services they had rendered to us, advising on and assisting with fund raising activities. Using the Black-Scholes model, these warrants were valued at $199,000 and expensed to consulting fees. These warrants have an exercise price of $9.00 per share, are exercisable from the date of grant and had a term of 10 years from the date of grant.

Director Independence

The information required by Item 407(a) of Regulation S-K is incorporated herein by reference to “Item 10. Directors, Executive Officers and Corporate Governance — Board Composition and Committees and Director Independence.”

DESCRIPTION OF CAPITAL STOCK

The information set forth below is a general summary of our capital stock structure. As a summary, this Section is qualified by, and not a substitute for, the provisions of our Certificate of Incorporation, as amended, and Bylaws, as amended.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.

Reverse Split of our Common Stock

At a Special Stockholders Meeting on January 27, 2012, our stockholders approved a proposal to amend our Certificate of Incorporation for the purposes of effecting a reverse stock split of our common stock at a specific ratio within a range from 1 for 10 to 1 for 50 and simultaneously with the reverse split, reducing the number of authorized shares of common stock available for issuance from 750,000,000 to 100,000,000, and to authorize our Board of Directors to determine, in its discretion, the timing of the amendment and the specific ratio of the reverse stock split. On March 28, 2012, our Board set a reverse split ratio of 1-for-30. On March 30, 2012, we filed an amendment to our Certificate of Incorporation to effect the reverse split and change in authorized shares, which became effective at 5:00 p.m., Pacific Time, on April 2, 2012 (the “Effective Time”).

At the Effective Time, immediately and without further action by our stockholders, every 30 shares of our common stock issued and outstanding immediately prior to the Effective Time were automatically converted into one share of our common stock. No fractional shares of our common stock were issued as a result of the reverse split. In those cases where the reverse split would otherwise have left a stockholder with a fraction of a share, the number of shares due to the stockholder was rounded up. All outstanding options and warrants to purchase shares of our common stock were adjusted as a result of the reverse split. In particular, the number of shares issuable upon the exercise of each instrument was reduced, and the exercise price per share, if applicable, was increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

The reverse split was effected with the goal of obtaining a price per share of at least $4.00 in the offering to which this prospectus relates, to enable us to list our shares on the Nasdaq Capital Market. If this offering is priced below $4.00 per share, the Company will not satisfy the initial listing requirements of the Nasdaq Capital Market. It is unlikely that the lead underwriter would price a public offering of shares at a price that is above the then current trading price for the common stock. Accordingly, if the stock price trades down following the reverse split, and the lead underwriter is unable to price the sale of securities at a level of at least $4.00 per share, our shares will not qualify for listing on the Nasdaq Capital Market and the Company will likely not be able to consummate this offering, which the reverse split was intended to facilitate.

Common Stock Outstanding and Reserved for Issuance

As of April 23, 2012, we had 1,874,175 shares of common stock issued and outstanding. In addition, we have reserved 566,532 shares of common stock for issuance in respect of options to purchase common stock and 2,252,061 shares of common stock were reserved for issuance pursuant to issued and outstanding warrants to purchase our common stock. Furthermore, (i) 1,147,132 shares of common stock were reserved for secured convertible notes (“October Notes”) in the aggregate principal amount of $3,023,938 plus accrued interest at April 23, 2012, which are convertible at $3.00 per share, (ii) 917,118 shares of common stock were reserved for secured subordinated convertible notes (“January Notes”) in the aggregate principal amount of $2,500,000 plus accrued interest at April 23, 2012, which are also convertible at $3.00 per share, (iii) 687,802 shares of common stock were reserved for secured subordinated convertible notes (“2011 Bridge Notes”) in the aggregate principal amount of $2,000,000 plus accrued interest at April 23, 2012, which are also convertible at $3.00 per share, and (iv) 30,405 shares of common stock were reserved for an unsecured convertible note (“unsecured Bridge Note”) in the aggregate principal amount of $90,000 plus accrued interest at April 23, 2012, which is also convertible at $3.00 per share.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board may determine. However, to date we have not paid or declared cash distributions or dividends on our common stock and do not currently intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the Board based upon our earnings, financial condition, capital requirements and other relevant factors.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock.

Warrants

At April 23, 2012, the following warrants were outstanding:

Common Stock warrants	Exercise Price	Expiration Period/Year	Description
65,068	$54.00	in 2012	issued to investors in connection with private placement which was completed concurrently with the Merger on March 7, 2007
17,349	$43.20	in 2012	issued to placement agent in connection with the private placement which was completed concurrently with the Merger on March 7, 2007
5,204	$54.00	in 2012	issued to the placement agent in connection with the private placement which was completed concurrently with the Merger on March 7, 2007
3,334	$7.50	in 2016	issued to Sail Venture Partners, LLC., in connection with a bridge note of $200,000 which was executed on May 14, 2009
410,751	$9.00	in 2014 through January 2015	issued to investors who participated in our private placement in which we raised gross proceeds of $5,579,000 between August, 2009 and January 2010
49,172	$9.90	in 2014 through January 2015	issued to the placement agents in connection with the private placement in which we raised gross proceeds of $5,579,000 between August 2009 and January 2010
16,668	$9.00	on July 4, 2017	issued to staff members of Equity Dynamics, Inc., who provided consulting services associated with the Company’s financing activities. Equity Dynamics, Inc. is owned by Mr. Pappajohn.

Common Stock warrants		Exercise Price	Expiration Period/Year	Description
	503,998	$3.00	in October and November 2017	issued to investors who participated in our October 2010 private placement in which we raised gross proceeds of $2 million and exchanged six promissory notes totaling in aggregate $1 million plus accrued interest
	16,668	$3.00	in October and November, 2015	issued to placement agent in connection with the October 2010 private placement in which we raised gross proceeds of $2 million and exchanged six promissory notes totaling in aggregate $1 million plus accrued interest
	416,674	$3.00	in January through April 2018	issued to investors who participated in our January – April 2011 private placement in which we raised gross proceeds of $2.5 million
	30,001	$3.00	in March and April 2016	issued to the placement agent in connection with the January – April 2011 private placement in which we raised gross proceeds of $2.5 million
	666,673	$3.00	in October 2016 through January 2017	issued to investors who participated in our October 2011 to January 2012 private placement in which we raised gross proceeds of $2.0 million
	20,501	$3.00	in October 2016 through January 2017	issued to the placement agent in connection with the October 2011 to January 2012 private placement in which we raised gross proceeds of $2.0 million
	30,000	$3.00	February 2017	issued to an investors who purchased an unsecured promissory note in February 2012
TOTAL	2,252,061	$6.20	Average Exercise Price

Options

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors.

On March 22, 2012, our Board of Directors approved the CNS Response, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), and approved the grant of options to purchase 42,667 shares of common stock pursuant to such plan at an exercise price of $3.00 per share, including options to purchase 8,334 shares to each of our directors Zachary McAdoo and Maurice DeWald. The 2012 Plan will be submitted for approval to our stockholders at our 2012 Annual Meeting of Stockholders. Absent stockholder approval, the options will be cancelled and the 2012 Plan will not become effective.

For more information on the 2006 Plan and 2012 Plan, please see “Executive Compensation.”

Anti-Takeover Provisions

Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as CNS Response:

Section 203 of the Delaware General Corporation Law.  Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Authorized but Unissued Stock.  The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, and the phone number is (718) 921-8201.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The Company’s shares are quoted on the OTCBB, under the symbol CNSOD.OB. Our shares are currently very thinly traded. Our average daily volume for the twelve months ended February 29, 2012 was 1,149 shares per day with no trades occurring on 115 out of 253 trading days. Consequently, management believes that the prices quoted on the OTC Bulletin Board may not accurately reflect the value of the Company’s common shares.

We have never paid dividends on our common stock. CNS California has never paid dividends on its common stock. We intend to retain any future earnings for use in our business.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established trading market public market for our common stock. We cannot assure you that a liquid trading market for our common stock will develop on the NASDAQ or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Further, since a large number of shares of our common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future. We cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering and assuming the issuance of 2,500,000 shares of common stock offered hereby (not including the overallotment option) and the conversion of all of our convertible notes in connection with the offering, but no exercise of outstanding options or warrants, we will have an aggregate of 7,156,632 shares of common stock outstanding. The 2,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, whose sales would be subject to certain limitations and restrictions described below.

Of the remaining 4,656,632 shares of common stock held by existing stockholders and outstanding as of April 23, 2012 or issuable upon conversion of all of our outstanding convertible notes, 1,582,361 are registered for resale pursuant to an effective registration statement or have otherwise been resold and are no longer subject to resale restrictions. Many of the remaining shares may be deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. 623,142 of our currently outstanding shares of common stock will be subject to “lock-up” agreements described below on the effective date of this offering. On the effective date of this offering, including the 2,500,000 shares to be issued in this offering and shares issuable upon conversion of all of our outstanding convertible notes, there will be 3,844,065 shares outstanding that are not subject to lock-up agreements and eligible for sale pursuant to Rule 144 or pursuant to an effective registration statement. Upon expiration of the initial lock-up period 180 days after the pricing of this offering, 1,656,284 (50% of 3,312,567) outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144. Upon expiration of the subsequent 6-month lock-up period, an additional 1,656,283 shares (the remaining 50%) will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of stock options and warrants could exercise such options or warrants and sell certain of the shares issued upon exercise as described below. See “Underwriting.”

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	2,500,000	Shares sold in the offering.
Upon Effectiveness	1,251,033	Currently outstanding shares that are freely saleable under Rule 144 or pursuant to an effective registration statement or otherwise that are not subject to the lock-up.
180 Days	311,571	Lock-up released on 50% of locked-up shares; shares saleable under Rule 144 and Rule 701.
360 Days	311,571	Lock-up released on remaining 50% of locked-up shares; shares saleable under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and
•	the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 71,566 shares immediately after this offering; or
•	the average weekly trading volume in our common stock on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Lock-up Agreements

Our directors, officers, principal shareholders (being those shareholders holding over 5% of the shares of our common stock after the offering) and certain holders of outstanding convertible notes have agreed that, for a period of 180 days after the pricing of the offering, they will not, without the consent of the Company and subject to certain exceptions:

•	directly or indirectly, offer, sell, contract to sell, sell, contract to sell, grant any option to purchase, grant any rights with respect to, or otherwise dispose of (other than to donees who agree to be similarly bound) their shares, including shares issuable upon conversion or exercise of other securities (after 180 days and prior to the expiration of 12 months, this restriction applies to 50% of such shares), or
•	engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the shares of common stock even if such shares would be disposed of by someone other than the party to the agreement — this would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the shares of common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such securities.

Each holder signing a lock-up agreement further agreed that in the event at the time he wished to effect a sale as permitted under the agreement during the second six month-period and the Company has under retainer an investment banking company as its financial advisor, then such advisor shall have the right of first refusal to purchase such securities for a period of 1 business day after it has received written notice of the proposed sale.

Securities Subject to Contractual Restriction on Transfer
Designation of Class	Number of securities that are subject to a contractual restriction on transfer	Percentage of class
common stock	623,142*	33%

*	Not including 2,782,457 shares issuable upon conversion of all of our convertible notes or shares issuable under outstanding warrants or options.

Stock Options

As of April 23, 2012, options to purchase 566,532 shares of our common stock with a weighted average exercise price of $17.32 per share, were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to four years following the date of grant. Accordingly, common stock registered a registration statement will, after expiration of any lock-up agreements, be eligible for immediate sale in the open market, except for shares acquired by affiliates, which will be subject to the requirements of Rule 144 described above. See “Shares Eligible for Future Sale — Rule 144.”

Warrants

As of April 23, 2012, we had outstanding fully exercisable warrants to purchase up to 2,252,061 shares of our common stock (after giving effect to the Capital Reorganization), with a weighted average exercise price of $6.20 per share, all of which will be outstanding upon completion of this offering. Of those warrants, 613,634 are registered for resale under our resale registration statement. See “Description of Capital Stock — Warrants.”

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Aegis Capital Corp. is acting as the representative, has, severally, and not jointly, agreed to purchase from us, on a firm commitment basis the shares offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
Aegis Capital Corp.
Cantor Fitzgerald & Co.
Noble Financial Capital Markets
Ascendiant Capital Markets LLC
Total	2,500,000

A copy of the underwriting agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representative of the underwriters that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $__ per share.

The underwriting agreement provides that the underwriters’ obligations to purchase the shares are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the shares offered by this prospectus other than those covered by the over-allotment option, if any of these securities are purchased.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, at the public offering price of $    per share. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Accountable expenses(3)
Proceeds, before expenses, to us(4)	$	$	$

(1)	Underwriting discount is $ per share (7% of the price of the shares sold in this offering).
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters' over-allotment option.
(3)	The accountable expenses relate to officer and director background checks ($15,000), book building software ($20,000) and road show expenses ($20,000).
(4)	We estimate that the total expenses of this offering, excluding the underwriting discount, the non-accountable expense allowance and accountable expenses, are approximately $ .

We are not under any contractual obligation to engage any of the underwriters to provide investment banking, lending, asset management or financial advisory services to us in the future. If any of the underwriters provide such services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation. However, we will not enter into any agreement with any of the underwriters, nor will we pay any fees for such services to any of the underwriters, prior to the date which is 90 days after the date of this offering, unless the Financial Industry Regulatory Authority, Inc. determines that such payment would not be deemed underwriters’ compensation in connection with the offering.

Over-allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 375,000 shares at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The representative may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares on the same terms as those on which the other shares are being offered hereby.

Lock-up Agreements

Our directors, officers and principal shareholders (being those shareholders holding over 5% of the shares of our common stock after the offering) have agreed that, for a period of 180 days after the closing of this offering, they will not, without the consent of Aegis Capital Corp. and subject to certain exceptions:

•	directly or indirectly, offer, sell, contract to sell, lend or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any of our common shares or other securities of us held by them, directly or indirectly, or establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, with respect to, any shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or warrants or other rights to purchase, the foregoing;
•	file or cause to become effective a registration statement under the Securities Act of 1933, or file any similar offering document in any other jurisdiction, relating to the offer and sale of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares or our common stock or other rights to purchase shares of our common stock or any other of our securities that are substantially similar to shares or our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing;
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any other of our securities that are substantially similar to shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise; or
•	publicly announce an intention to do any of the foregoing.

Securities Subject to Contractual Restriction on Transfer
Designation of Class	Number of securities that are subject to a contractual restriction on transfer	Percentage of class
common stock	623,142*	33%

*	Not including 2,782,457 shares issuable upon conversion of all of our convertible notes or shares issuable under outstanding warrants or options.

In addition, we have agreed that we will not issue, authorize, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file any prospectus or registration statement relating to issuance or the offering of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Aegis Capital Corp. for a period of 90 days after the closing of the offering, except for the issuance of (a) the shares of our common stock offered in this offering; (b) the shares of our common stock issuable upon the exercise, conversion or exchange of options, warrants, exchangeable shares or other securities outstanding as of the date of this prospectus and disclosed in this prospectus (provided that the grantee of any such options is subject to a similar lock-up provision); (c) shares in connection with a bona fide acquisition; and (d) grants of options to purchase shares of our common stock that are reserved for issuance under our stock option plans (in an amount not greater than 3% of the shares issued and outstanding following the closing of the offering. To the extent shares of our common stock are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

Representative’s Warrants.  We have agreed to issue to the representative warrants to purchase up to a total of 125,000 shares of common stock. The warrants are exercisable at $___ per share commencing on a date which is one year from the date of the closing of the offering under this prospectus and expiring five years after the effective date of our registration statement, or _____, 2017. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up restriction immediately following the date of effectiveness or commencement of sales of this offering pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these options, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal.  Until [_________], the representative shall have a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such twelve (12)-month period. We may, however, in lieu of granting a right of first refusal, designate the representative as lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing, and the representative shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent, and 33% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three underwriters or co-placement agents.

Other Underwriters’ Compensation.  In addition to the compensation we have agreed to pay the underwriters in connection with this offering, and as additional compensation to the underwriters, we have agreed to pay the following:

•	all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and an aggregate amount of $15,000;
•	$20,000 for the cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering; and
•	up to $20,000 of the underwriters’ actual accountable “road show” expenses.

Offering Price Determination

The initial public offering price was negotiated between us and the underwriter. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

The rules of the SEC may limit the ability of the underwriter to bid for or purchase shares of our common stock before the distribution of the shares under this offering is completed. However, the underwriter may engage in the following activities in accordance with these rules:

•	stabilizing transactions that permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum; and
•	penalty bids that permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member under this offering are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of shares of our common stock, and may cause the price of shares of our common stock to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities relating to the offering, including liabilities under the Securities Act of 1933, liabilities under all other applicable securities laws and liabilities arising from breaches of the representations and warranties contained in the agency agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.

NOTICE TO INVESTORS

The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

SNR Denton US LLP will render a legal opinion as to the validity of the shares of the common stock to be registered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriter by Gersten Savage LLP.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Cacciamatta Accountancy Corporation, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m.. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at http://www.sec.gov. The internet address of CNS Response is http://www.cnsresponse.com.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CNS Response, Inc.
85 Enterprise, Suite 410
Aliso Viejo, CA 92656

We have audited the accompanying consolidated balance sheets of CNS Response, Inc. (the “Company”) and its subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended September 30, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and net capital deficit, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cacciamatta Accountancy Corporation

Irvine, California
December 21, 2011, except for all share and per share numbers presented, as to which the date is April 3, 2012

CNS RESPONSE, INC.

CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2011 and 2010

	As at September 30,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash	$93,400	$62,000
Accounts receivable (net of allowance for doubtful accounts of $20,300 and $10,400 in 2011 and 2010 respectively)	54,400	48,900
Prepaids and other	72,100	84,900
Other offering costs	103,000	—
Total current assets	322,900	195,800
Furniture & equipment	32,700	23,000
Other assets	14,400	18,700
TOTAL ASSETS	$370,000	$237,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable (including $156,000 and $60,800 to related parties in 2011 and 2010 respectively)	$1,778,900	$1,383,700
Accrued liabilities	196,700	380,700
Other payable – related party	—	100,000
Accrued compensation (including $189,200 and $81,200 to related parties in 2011 and 2010 respectively)	285,900	263,600
Accrued patient costs	—	135,000
Accrued consulting fees (including $45,000 and $27,000 to related parties in 2011 and 2010, respectively)	65,000	86,600
Accrued interest	384,500	—
Derivative liability	4,801,200	2,061,900
Secured convertible promissory notes-related party (net of discounts $155,700 in 2011 and $1,023,900 in 2010)	2,868,200	—
Subordinated convertible promissory notes-related party (net of discounts $1,105,200 in 2011 and $0 in 2010)	1,394,800	—
Current portion of long-term debt	6,100	26,900
Total current liabilities	11,781,300	4,438,400
LONG-TERM LIABILITIES:
Capital lease	10,200	3,400
Total long-term liabilities	10,200	3,400
TOTAL LIABILITIES	11,791,500	4,441,800
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; authorized 100,000,000 shares; 1,871,352 and 1,867,690 shares issued and outstanding as of September 30, 2011 and 2010	1,900	1,900
Additional paid-in capital	30,813,100	29,163,700
Accumulated deficit	(42,236,500)	(33,369,900)
Total stockholders’ equity	(11,421,500)	(4,204,300)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$370,000	$237,500

See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
SEPTEMBER 30, 2011 AND 2010

	2011	2010
REVENUES
Neurometric Information Services	$111,400	$136,100
Clinical Services	634,500	502,400
	745,900	638,500
OPERATING EXPENSES:
Cost of Neurometric Service revenues	147,100	135,100
Research	482,800	738,800
Product development	442,000	381,700
Sales and marketing	1,231,500	870,900
General and administrative	4,271,900	5,017,000
Total operating expenses	6,575,300	7,143,500
OPERATING LOSS	(5,829,400)	(6,505,000)
OTHER INCOME (EXPENSE):
Interest income (expense), net	(7,567,000)	(360,500)
Loss on extinguishment of debt	(1,968,000)	(1,094,300)
Financing fees	(348,600)	(213,400)
Offering costs	(437,800)	—
Other non-operating income	458,800	—
Gain on derivative liabilities	6,826,700	—
Total other income (expense)	(3,035,900)	(1,668,200)
LOSS BEFORE PROVISION FOR INCOME TAXES	(8,865,300)	(8,173,200)
PROVISION FOR INCOME TAXES	1,300	800
NET LOSS	$(8,866,600)	$(8,174,000)
BASIC NET LOSS PER SHARE	$(4.74)	$(4.69)
DILUTED NET LOSS PER SHARE	$(4.74)	$(4.69)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,869,038	1,742,570
Diluted	1,869,038	1,742,570

See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at September 30, 2009	1,392,930	$1,400	$24,084,400	$(25,195,900)	$(1,110,100)
Stock-based compensation	—	—	1,302,100	—	1,302,100
Issuance of stock in connection with the Maxim PIPE net of offering costs of $540,600	392,889	400	2,995,000	—	2,995,400
Warrants issued in association with the Maxim PIPE	—	—	7,615,100	—	7,615,100
Offering cost pertaining to the Maxim PIPE	—	—	(7,615,100)	—	(7,615,100)
Value of warrants surrendered for cashless exercise	—	—	(415,800)	—	(415,800)
Stock issued for cashless exercise	81,871	100	415,700	—	415,800
Warrants issued for consulting services	—	—	199,000	—	199,000
Value of beneficial conversion feature of bridge notes	—	—	430,700	—	430,700
Issuance of bridge warrants	—	—	152,600	—	152,600
Net loss for the year ended September 30, 2010	—	—	—	(8,174,000)	(8,174,000)
Balance at September 30, 2010	1,867,690	$1,900	$29,163,700	$(33,369,900)	$(4,204,300)
Stock-based compensation	—	—	1,605,400	—	1,605,400
Stock issued for consulting services paid in-lieu of cash	3,123	—	44,000	—	44,000
Value of warrants surrendered for cashless exercise	—	—	(200)	—	(200)
Stock issued for cashless exercise	539	—	200	—	200
Net loss for the year ended September 30, 2011	—	—	—	(8,866,600)	(8,866,600)
Balance at September 30, 2011	1,871,352	1,900	30,813,100	(42,236,500)	(11,421,500)

See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
SEPTEMBER 30, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,866,600)		$(8,174,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	11,900		9,400
Amortization of discount on bridge notes issued	4,197,800		335,900
Gain on derivative liability valuation	(6,826,700)		—
Stock based compensation	1,605,400		1,302,100
Extinguishment of debt	1,968,000		1,094,300
Issuance of warrants for consulting services	—		199,000
Issuance of warrants for financing services	183,500		193,400
Reversal of prior period accruals	(458,800)		—
Non-cash interest expense	3,366,800		21,600
Write-off of doubtful accounts	—		12,950
Changes in operating assets and liabilities:
Accounts receivable	(5,500)		(150)
Prepaids and other	12,800		4,600
Accounts payable and accrued liabilities	615,300		231,900
Deferred compensation and others	27,300		43,500
Accrued patient costs	—		(170,500)
Security deposit on new lease	3,200		(14,600)
Net cash used in operating activities	(4,165,600)		(4,910,600)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Furniture & Equipment	(21,600)		(14,900)
Net cash used in investing activities	(21,600)		(14,900)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of convertible debt with accrued interest	15,900		—
Repayment of debt	(26,200)		(94,100)
Repayment of lease payable	(6,100)		(1,900)
Proceeds from the sale of common stock, net of offering costs	—		2,995,400
Net proceeds from secured convertible notes	1,840,000		1,000,000
Net proceeds from subordinated convertible notes	2,395,000		—
Proceeds from related party loan	—		100,000
Net cash provided by financing activities	4,218,600		3,999,400
NET INCREASE (DECREASE) IN CASH	31,400		(926,100)
CASH – BEGINNING OF YEAR	62,000		988,100
CASH – END OF YEAR	$93,400		$62,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$3,200		$7,900
Income taxes	$1,300		$800
Fair value of note payable to officer issued for acquisition	$—		$24,700
Fair value of equipment acquired through lease	$16,300		$6,600
Non-cash financing activities:
Shares issued for accounts payable	$44,000	$
Offering costs	$103,000		$—

See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

1. NATURE OF OPERATIONS

Organization and Nature of Operations

CNS Response, Inc. (the “Company”) was incorporated in Delaware on March 20, 1987, under the name Age Research, Inc. Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and the Company’s wholly-owned subsidiary (“MergerCo”) pursuant to which the Company agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became a wholly-owned subsidiary of the Company, and on the same date the corporate name was changed from Strativation, Inc. to CNS Response, Inc.

The Company is a web-based neuroinformatic company that utilizes a patented system that provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders. The Company also intends to identify, develop and commercialize new indications of approved drugs and drug candidates for this patient population.

In addition, as a result of its acquisition of Neuro-Therapy Clinic, Inc. (“NTC”) on January 15, 2008, the Company provides behavioral health care services. NTC is a center for highly-advanced testing and treatment of neuropsychiatric problems, including learning, attentional and behavioral challenges, mild head injuries, as well as depression, anxiety, bipolar and all other common psychiatric disorders. Through this acquisition, the Company expects to advance neurophysiology data collection, beta-test planned technological advances in PEER Online, advance physician training in rEEG and investigate practice development strategies associated with rEEG.

On March 28, 2012, the Company’s Board set a reverse split ratio of 1-for-30 of its common stock. On March 30, 2012, the Company filed an amendment to its Certificate of Incorporation to effect the reverse split and change in authorized shares, which became effective at 5:00 pm PDT on April 2, 2012.

Going Concern Uncertainty

The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a new business. These risks include the failure to develop or supply technology or services to meet the demands of the marketplace, the ability to obtain adequate financing on a timely basis, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

To date, the Company has financed its cash requirements primarily from debt and equity financings. It will be necessary for the Company to raise additional funds. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Annual Report. The Company is currently exploring additional sources of capital but there can be no assurances that any financing arrangement will be available in amounts and terms acceptable to the Company.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

All share and per share numbers presented have been retroactively adjusted to reflect the 1-for-30 reverse stock split of the common stock on April 2, 2012 and a simultaneous reduction in authorized shares to 100,000,000.

Basis of Consolidation

The consolidated financial statements include the accounts of CNS Response, Inc., an inactive parent company, and its wholly owned subsidiaries CNS California and NTC. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, intangible assets, income taxes, valuation of equity instruments, accrued liabilities, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash

The Company deposits its cash with major financial institutions and may at times exceed federally insured limit of $250,000. At September 30, 2011 cash did not exceed the federally insured limit. The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Derivative Liabilities

The Company applies ASC Topic 815-40, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception in ASC 815-10-15-74. This standard triggers liability accounting on all instruments and embedded features exercisable at strike prices based on future equity-linked instruments issued at a lower rate. Using the criteria in ASC 815, the Company determines which instruments or embedded features that require liability accounting and records the fair values as a derivative liability. The changes in the values of the derivative liabilities are shown in the accompanying consolidated statements of operations as “gain (loss) on change in fair value of derivative liabilities.”

On September 26, 2010, the Company approved a term sheet to modify the terms of six convertible notes outstanding at that date in order to induce additional investment in the form of convertible debt. The original convertible notes were due in December 2010 with accrued interest at 9%, convertible into common shares at $15.00 per share and had warrants exercisable at strike price between $15.00 and $16.80. The Company modified the terms of these notes to be due 12 months from the modification date with accrued interest at 9%, convertible into common shares at $9.00 per share, 50% warrant coverage exercisable at $9.00 per share and increased the principal for accrued interest through the modification date. Both the convertible note and warrants contained ratchet provisions, which under ASC 815 required bifurcation of the conversion feature and warrants for derivative liability treatment. As of September 30, 2010 the derivative liability was $2,061,900, which was comprised of the warrant liability of $889,100 and the debt conversion option liability of $1,172,800.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Effective September 30, 2011 the Company, together with the majority of the note holders of each of the October and January notes (see Note 3) agreed to extend the maturity date of all the notes to October 1, 2012. The October notes originally had maturity dates ranging from October 1, 2011 through November 11, 2011 and the January notes originally had maturity dates starting from January 20, 2012 to April 25, 2012. The notes were also amended to include a mandatory conversion provision under which all these notes would automatically be converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million. Furthermore, the January notes were amended to being secured by all the assets of the Company, however subordinated to the October notes. The interest rate on all these notes remained unchanged at 9% per annum. Using the Black Scholes model, we valued the January and October notes with their extended maturity dates as of September 30, 2011 and compared that value with the value of these notes on the prior day with their original maturity dates. The difference of the two valuation calculations of $1,968,000 was booked to Other Expenses as a loss on extinguishment of debt charge. As of September 30, 2011 the derivative liability was $4,801,200, which was comprised of the warrant liability of $2,193,900 and the debt conversion option liability of $2,607,300.

Fair Value of Financial Instruments

ASC 825-10 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”), ASC 815-10 (formerly SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”).

The Company adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The Company’s warrant liability is carried at fair value totaling $2,193,900 and $889,100, as of September 30, 2011 and 2010, respectively. The Company’s conversion option liability is carried at fair value totaling $2,607,300 and $1,172,800 as of September 30, 2011 and 2010, respectively. The Company used Level 2 inputs for its valuation methodology for the warrant liability and conversion option liability as their fair values were determined by using the Black-Scholes option pricing model using the following assumptions:

September 30, 2011
Annual dividend yield	—
Expected life (years)	1.0 – 3.5
Risk-free interest rate	0.13% – 0.42%
Expected volatility	169% – 187%

	Carrying Value As of September 30, 2011	Fair Value Measurements at September 30, 2011 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Liabilities
Warrant liability	$2,193,900	$—	$2,193,900	$—
Secured convertible promissory note	2,868,200		3,023,900
Subordinated convertible promissory note	1,394,800		2,500,000
Conversion option liability	2,607,300	—	2,607,300	—
Total	$9,064,200	$—	$10,325,100	$—

For the year ending September 30, 2011 the Company recognized a gain of $6,826,700 on the change in fair value of derivative liabilities. For the year ending September 30, 2010 the Company recognized no gain or loss on change in fair value of derivative liabilities. As at September 30, 2011 the Company did not identify any other assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 825-10.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer. Allowances are provided for specific receivables deemed to be at risk for collection.

Fixed Assets

Fixed assets, which are recorded at cost, consist of office furniture and equipment and are depreciated over their estimated useful life on a straight-line basis. The useful life of these assets is estimated to be from 3 to 5 years. Depreciation for the years ended September 30, 2011 and 2010 were $11,900 and $9,400 respectively. Accumulated depreciation at September 30, 2011 and 2010 were $33,700 and $21,800 respectively.

Long-Lived Assets

As required by ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets) (“ASC 350-30”), the Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. No impairment loss was recorded for the years ended September 30, 2011 and 2010.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Revenues

The Company recognizes revenue as the related services are delivered.

Research and Development Expenses

The Company charges all research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred.

Stock-Based Compensation

The Company has adopted ASC 718-20 (formerly SFAS No. 123R, Share-Based Payment — revised 2004) (“ASC718-20”) and related interpretations which establish the accounting for equity instruments exchanged for employee services. Under ASC 718-20, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees’ requisite service period, generally the vesting period of the award.

Income Taxes

The Company accounts for income taxes to conform to the requirements of ASC 740-20 (formerly SFAS No. 109, Accounting for Income Taxes) (“ASC 740-20”). Under the provisions of ASC 740-20, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have already been recognized in the Company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Comprehensive Income (Loss)

ASC 220-10 (formerly, SFAS No. 130, Reporting Comprehensive Income) (“ASC 220-10”), requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive income (loss) is the same as its reported net income (loss) for the years ended September 30, 2011 and 2010.

Earnings (Loss) per Share

The Company has adopted the accounting principles generally accepted in the United States regarding earnings (loss) per, which requires presentation of basic and diluted earnings (loss) per share in conjunction with the disclosure of the methodology used in computing such earnings (loss) per share.

Basic earnings (loss) per share are computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

Segment Information

The Company uses the management approach for determining which, if any, of its products and services, locations, customers or management structures constitute a reportable business segment. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of any reportable segments. Management uses two measurements of profitability and does disaggregate its business for internal reporting and therefore operates two business segments which are comprised of a reference laboratory and a clinic. The Neurometric Information Service

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

(formerly called Laboratory Information Services) provides reports (“PEER Reports”) which enable psychiatrist or other physicians/prescribers to make more informed decisions with a treatment strategy for a specific patient with behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology. The Clinic operates NTC, a full service psychiatric practice.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income (loss) as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income (loss) in either a single continuous statement of comprehensive income (loss) which contains two sections, net income (loss) and other comprehensive income (loss), or in two separate but consecutive statements. This guidance will be effective for the Company beginning in fiscal 2013. The Company does not expect the adoption of the standard update to impact its financial position or results of operations, as it only requires a change in the format of presentation.

In May 2011, the FASB issued Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards. While many of the amendments to U.S. GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The Company does not expect the adoption of the standard update to have a significant impact on its financial position or results of operations.

In July 2011, the FASB issued ASU 2011-07: Health Care Entities (Topic 954) — Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities. This update was issued to provide greater transparency relating to accounting practices used for net patient service revenue and related bad debt allowances by health care entities. Some health care entities recognize patient service revenue at the time the services are rendered regardless of whether the entity expects to collect that amount or has assessed the patient’s ability to pay. These prior accounting practices used by some health care entities resulted in a gross-up of patient service revenue and the provision for bad debts, causing difficulty for outside users of financial statements to make accurate comparisons and analyses of financial statements among entities. ASU 2011-07 requires certain healthcare entities to change the presentation of the statement of operations, reclassifying the provision for bad debts associated with patient service revenue from an operating expense to a deduction from patient service revenue and also requires enhanced quantitative and qualitative disclosures relevant to the entity’s policies for recognizing revenue and assessing bad debts. This update is not designed and will not change the net income reported by healthcare entities. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company does not expect that this update will have any material impact on its consolidated financial statements. The Company is currently evaluating if the update will have any impact on the presentation of its statement of operations.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS

2009 Private Placement Transactions (“Maxim PIPE”)

On August 26, 2009, we received gross proceeds of approximately $2,043,000 in the first closing of our private placement transaction (also referred to as the Maxim PIPE), with six accredited investors. Pursuant to Subscription Agreements entered into with the investors, we sold approximately 38 Investment Units at $54,000 per Investment Unit. Each “Investment Unit” consists of 6,000 shares of our common stock and a five year non-callable warrant to purchase 3,000 shares of our common stock at an exercise price of $9.00 per share. After commissions and expenses, we received net proceeds of approximately $1,792,300 upon the first closing of our private placement. On December 24, 2009, we had a second closing of our private placement in which we received additional gross proceeds of approximately $2,996,000 from 24 accredited investors. At the second closing, we sold approximately 55 Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $2,650,400 in connection with this second closing of our private placement. On December 31, 2009, we had a third closing of our private placement in which we received additional gross proceeds of approximately $432,000 from five accredited investors. At the third closing, we sold eight Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $380,200 in connection with this third closing of our private placement. On January 4, 2010, the Company completed its fourth and final closing of its private placement, resulting in additional gross proceeds to the Company of $108,000 from two accredited investors. At this fourth closing, we sold two Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $95,000 in connection with this final closing of our private placement

2010 & 2011 Private Placement Transactions

During 2010 and 2011 we entered into a series of Bridge Note and Warrant Purchase Agreements as described in detail below. On September 26, 2010, the Company’s Board approved an approximate aggregate offering amount of $3 million in secured convertible promissory notes (the “October Notes”) by January 31, 2011, including for the exchange of Bridge Notes and Deerwood Notes (as defined below) and interest on those notes. The fund raising efforts were successful and new notes in the aggregate principal amount of $3,023,938 and warrants to purchase 168,002 shares of common stock were issued by November 12, 2010.

On November 23, 2010 the Company’s Board approved an approximate aggregate offering amount of $5 million in subordinated convertible promissory notes (the “January Notes”) by July 31, 2011. From January 20, 2011 through to April 25, 2011, the Company issued January Notes in an aggregate principal amount of $2,500,000 and warrants to purchase 138,897 shares of common stock to twelve accredited investors.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

The securities issued under the 2010 and 2011 Bridge Note and Warrant Purchase Agreements are summarized in the following table and notes:

			As of September 30, 2011
Note Type and Investor		Amended Due Date	Balance ($)	Discount ($)	Carrying Value ($)	Warrants Issued	Warrant Expiration Date
Secured 9% Notes Convertible at $9.00 (the “October Notes”)(12)
John Pappajohn	(1)	10/1/2012	$761,700	$—	$761,700	42,317	9/30/2017
Deerwood Partners, LLC	(2)	10/1/2012	256,100	(32,000)	224,100	8,538	11/2/2017
Deerwood Holdings, LLC	(2)	10/1/2012	256,100	(32,000)	224,100	8,538	11/2/2017
SAIL Venture Partners, LP	(2)		—	—	—	11,384	11/2/2017
SAIL Venture Partners, LP	(3)	10/1/2012	250,000	—	250,000	13,889	9/30/2017
Fatos Mucha	(10)	10/1/2012	100,000	—	100,000	5,556	10/11/2017
Andy Sassine	(4)	10/1/2012	500,000	—	500,000	27,778	10/10/2017
JD Advisors	(10)	10/1/2012	150,000	(6,300)	143,700	8,334	10/20/2017
Queen Street Partners	(10)	10/1/2012	100,000	(4,200)	95,800	5,556	10/27/2017
BGN Acquisitions	(2)	10/1/2012	250,000	(31,200)	218,800	13,889	11/2/2017
Highland Long/Short Fund Healthcare Fund	(5)	10/1/2012	400,000	(50,000)	350,000	22,223	11/9/2017
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	1,112	10/11/2015
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	4,446	11/11/2015
Total Secured Convertible Promissory notes		10/1/12	$3,023,900	$(155,700)	$2,868,200	173,560	2015 – 2017

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

Subordinated 9% Notes Convertible at $9.00 (the “January Notes”)(13)
Note Type and Investor		Amended Due Date	Balance ($)	Discount ($)	Carrying Value ($)	Warrants Issued	Warrant Expiration Date
Meyer Proler MD	(7)	10/1/2012	$50,000.00	$(12,500)	$37,500	2,778	1/19/2018
William F. Grieco	(10)	10/1/2012	100,000.00	(33,300)	66,700	5,556	2/2/2018
Edward L. Scanlon	(10)	10/1/2012	200,000.00	(66,700)	133,300	11,112	2/6/2018
Robert Frommer Family Trust	(8)	10/1/2012	50,000.00	(4,700)	45,300	2,778	2/14/2018
Paul Buck	(9)	10/1/2012	50,000.00	(4,700)	45,300	2,778	2/14/2018
Andy Sassine	(4)	10/1/2012	200,000.00	(75,000)	125,000	11,112	2/22/2018
SAIL Venture Partners, LP	(3)	10/1/2012	187,500.00	(78,100)	109,400	10,417	2/26/2018
SAIL 2010 Co-Investment Partners, LP	(3)	10/1/2012	62,500.00	(26,000)	36,500	3,473	2/26/2018
Highland Long/Short Healthcare Fund	(5)	10/1/2012	400,000.00	(166,700)	233,300	22,223	2/26/2018
Monarch Capital: Placement Agent Warrants	(6)	10/1/2012	—	—	—	6,112	2/27/2016
Rajiv Kaul	(10)	10/1/2012	100,000.00	(41,700)	58,300	5,556	3/2/2018
Meyer Proler MD	(7)	10/1/2012	50,000	(27,100)	22,900	2,778	04/04/2018
SAIL Venture Partners, LP	(3)	10/1/2012	250,000	(135,400)	114,600	13,889	04/14/2018
SAIL 2010 Co-Investment Partners, LP	(3)	10/1/2012	250,000	(135,400)	114,600	13,889	04/14/2018
John M Pulos	(10)	10/1/2012	150,000	(81,300)	68,700	8,334	04/21/2018
SAIL Venture Partners, LP	(3)	10/1/2012	125,000	(67,700)	57,300	6,945	04/24/2018
SAIL 2010 Co-Investment Partners, LP	(3)	10/1/2012	125,000	(67,700)	57,300	6,945	04/24/2018
Cummings Bay Capital LP	(5)	10/1/2012	150,000	(81,200)	68,800	8,334	04/24/2018
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	2,223	04/24/2016
Antaeus Capital: Placement Agent Warrants	(11)		—	—	—	1,667	04/21/2016
Total Subordinated Convertible Promissory notes		10/1/2012	$2,500,000	$(1,105,200)	$1,394,800	148,899	2016 – 2018
Totals			$5,523,900	$(1,260,900)	$4,263,000	322,459

(1)	Mr. John Pappajohn is a Director of the Company. On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010. On June 3, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the second Bridge Note. In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 8,334 shares of our common stock. The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $15.00 per share. Pursuant to a separate agreement that we entered into with Mr. Pappajohn on July 25, 2010, we granted him a right to convert his Bridge Notes into shares of our common stock at a conversion price of $15.00. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $9.00. Each Bridge Note accrued interest at a rate of 9% per annum.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

On October 1, 2010, we entered into a Note and Warrant Purchase Agreement (the “October Purchase Agreement”) with John Pappajohn, pursuant to which we issued to Mr. Pappajohn October Notes in the aggregate principal amount of $761,700 and warrants to purchase up to 42,317 shares of common stock. The Company received $250,000 in gross proceeds from the issuance of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 13,889 shares. We also issued October Notes in the aggregate principal amount of $511,700, and related warrants to purchase up to 28,428 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 8,334 shares originally issued to him on July 25, 2010. The transaction closed on October 1, 2010.

(2)	Dr. George Kallins is a Director of the Company and together with his wife controls Deerwood Partners, LLC and Deerwood Holding, LLC. He is also the General Partner of BGN Acquisitions Ltd. LP.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000. The Deerwood Notes were to mature on December 15, 2010. We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010. In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 2,500 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 per share.

SAIL Venture Partners L.P. (“SAIL”) issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note. SAIL’s general partner is SAIL Venture Partners, LLC, of which our director David Jones is a senior partner. The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor. We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 3,334 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum and was convertible into shares of our common stock at a conversion price of $15.00. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $9.00.

On November 3, 2010, Deerwood Partners LLC, Deerwood Holdings LLC and BGN Acquisition Ltd. LP, executed the October Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $762,200 and warrants to purchase up to 42,348 shares of common stock, as follows: (a) We received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 13,889 shares. (b) We also issued October Notes in the aggregate principal amount of $512,200, and related warrants to purchase up to 17,075 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 5,000 shares originally issued on August 20, 2010. The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated. SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

Notes issued to such investors. The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor. In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 11,384 shares of common stock. The warrants to purchase 3,334 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

(3)	Mr. Dave Jones is a Director of the Company and is a senior partner of the general partner of SAIL Venture Partners, LP. of which SAIL 2010 Co-Investment Partners, L.P. is an affiliate.
(4)	Mr. Andy Sassine is an accredited investor and has become a beneficial owner of more than 5% of our outstanding common stock.
(5)	Highland Long/Short Healthcare Fund, whose Portfolio Manager is Michael Gregory, has become a beneficial owner of more than 5% of our outstanding common stock. For purposes of the beneficial ownership calculations in accordance with the rules of the Securities and Exchange Commission, Mr. Gregory is deemed to have voting and investment power over the Company’s securities held by both Highland Long/Short Healthcare Fund and Cummings Bay Capital, LP.
(6)	Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the October 12, 2010 placement of October Notes in the aggregate principal amount of $100,000 and related warrants, pursuant to an engagement agreement, dated September 30, 2010, between the Company and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of October Notes to investors introduced to the Company by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of October Notes to such investors; and (c) five-year warrants (the “2010 Placement Agent Warrants”) to purchase common stock of the Company equal to 10% of the shares issuable upon conversion of October Notes issued to such investors. In connection with the October 12, 2010 closing, Monarch received a cash fee of $10,000 and a cash expense allowance of $2,000 and, on October 25, 2010, received 2010 Placement Agent Warrants to purchase 1,112 shares of the Company’s common stock at an exercise price of $9.90 per share.

Monarch has also acted as non-exclusive placement agent with respect to the placement of January Notes in the aggregate principal amount of $550,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011 which has the same terms as the September 30, 2010 agreement between the Company and Monarch. In connection with acting as nonexclusive placement agent with respect to January Notes in the aggregate principal amount of $550,000 and related warrants, Monarch received aggregate cash fees of $55,000 and an aggregate cash expense allowance of $11,000 and five-year warrants (the “2011 Placement Agent Warrants”) to purchase an aggregate of up to 6,112 shares of the Company’s common stock at an exercise price of $9.90 per share. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the January Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the January Notes.

Monarch has acted as non-exclusive placement agent with respect to the placement of certain of the abovementioned January Notes in the aggregate principal amount of $200,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011 which has the same terms as the abovementioned September 30, 2010 agreement between the Company and Monarch. In connection with acting as nonexclusive placement agent with respect to two January Notes dated April 5, 2011 and April 25, 2011 in the aggregate principal amount of $200,000 and related warrants, Monarch received aggregate cash fees of $20,000 and an aggregate cash expense allowance of $4,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 2,223 shares of the Company’s common stock at an exercise price of $9.90 per share.

(7)	Dr. Meyer Proler is an accredited investor who provides medical consulting services to the Company.
(8)	The Robert Frommer Family Trust is an accredited investor, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

(9)	Mr. Paul Buck is the Chief Financial Officer of the Company.
(10)	All these investors are accredited.
(11)	Antaeus Capital, Inc. acted as non-exclusive placement agent with respect to the placement of January Notes, in the aggregate principal amount of $150,000 and related warrants, pursuant to an engagement agreement, dated April 15, 2011, between the Company and Antaeus. Under the engagement agreement, in return for its services as non-exclusive placement agent, Antaeus is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of January Notes to investors introduced to the Company by Antaeus; and (b) 2011 Placement Agent Warrants to purchase the Company’s common stock equal to 10% of the gross amount of securities sold to such investors. In connection with acting as nonexclusive placement agent with respect to January Notes in the aggregate principal amount of $150,000 and related warrants, Antaeus received aggregate cash fees of $15,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 1,667 shares of the Company’s common stock at an exercise price of $9.90 per share.
(12)	The October Purchase Agreement provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes. The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011. The October Purchase Agreement also provides that the Company and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $9.00. The conversion price is subject to adjustment upon (i) the subdivision or combination of, or stock dividends paid on, the common stock; (ii) the issuance of cash dividends and distributions on the common stock; (iii) the distribution of other capital stock, indebtedness or other non-cash assets; and (iv) the completion of a financing at a price below the conversion price then in effect. The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between the Company and John Pappajohn, as administrative agent for the holders of the October Notes. The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $9.00. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

(13)	The 2011 Note and Warrant Purchase Agreement (the “January Purchase Agreement”) provides for the issuance and sale of January Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the January Notes, in one or multiple closings to occur no later than July 31, 2011. The January Purchase Agreement also provides that the Company and the holders of the January Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the January Notes and the related warrants.

The terms of the January Notes are identical to the terms of the October Notes, except that (i) the January Notes are not secured by any of the Company’s assets, (ii) the January Notes are subordinated in all respects to the Company’s obligations under the October Notes and the related guaranties issued to certain investors by SAIL and (iii) the Company is not subject to a restrictive covenant to the use of proceeds from the sale of the January Notes only for current operations. The terms of the new warrants are identical to the terms of the warrants issued in connection with the October Notes.

As of September 30, 2011 outstanding secured convertible promissory notes (October Notes) were $3,023,900 (including $24,000 corresponding to accrued and unpaid interest on the exchanged notes) and debt discount was $155,700. During the year ended September 30, 2011 the Company amortized $2,868,200 of the debt discount.

As of September 30, 2011 outstanding unsecured convertible promissory notes (January Notes) were $2,500,000 and debt discount was $1,105,200. During the year ended September 30, 2011 the Company amortized $1,394,800 of the debt discount.

The combined outstanding secured and unsecured convertible promissory notes as of September 30, 2011 were $5,523,900 and debt discounts were $1,260,900. During the year ended September 30, 2011 the Company amortized $4,263,000 of the debt discount.

In connection with our application to list our securities on the TSXV and the contemplated public offering of securities in Canada and the United States, we have entered into the following agreements on June 3, 2011 with holders of our October Notes, January Notes, and related warrants:

1.	Holders of 100% of our 2010 Placement Agent Warrants and 2011 Placement Agent Warrants initially issued to Monarch Capital Group LLC and Antaeus Capital, Inc. have agreed to amend such warrants to remove full ratchet anti-dilution protection from the terms of the warrants. This amendment is conditioned on the closing of the proposed offering, provided that the proposed offering yields gross proceeds to the Company of at least $10 million, and is effective immediately prior to the closing of the proposed offering. As consideration for this amendment, we expect to issue warrants to purchase an aggregate of 3,889 shares of our common stock to such holders, with each holder receiving a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon exercise of their placement agent warrants.
2.	Holders of our convertible notes in the aggregate principal amount of $5,523,900 and holders of warrants to purchase 322,459 shares of our common stock issued in connection with our convertible notes and the related guaranties (representing 100% of the aggregate principal amount of notes and related warrants outstanding), have entered into an agreement with us, which we refer to as the “Agreement to Convert and Amend”. The Agreement to Convert and Amend, was superseded by the Amendment and Conversion Agreements, detailed below.

In September 2011, it was determined that proceeding with the contemplated public offering of securities in Canada and listing on the TSXV was not viable due to the highly volatile market conditions at that time and the decision was made to terminate the offering.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

On October 11, 2011, the Company, with the consent of holders of a majority in aggregate principal amount outstanding (the “Majority Holders”) of its outstanding subordinated unsecured convertible notes (the “January Notes”) amended all of the January Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added a mandatory conversion provision to the terms of the January Notes. Under that provision, the January Notes would be automatically converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”). If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”). Pursuant to the terms of the amendment, the January Notes would receive a second position security interest in the assets of the Company (including its intellectual property). The Majority Holders of the January Notes also consented to the terms of a new $2 million bridge financing (the “Bridge Financing”) and to granting the investors in such financing a second position security interest in the assets of the Company (including its intellectual property) that is pari passu with the second position security interest received by the holders of the January Notes.

On October 12, 2011, the Company, with the consent of the Majority Holders of its senior secured convertible notes (the “October Notes”), amended all of the October Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added the same mandatory conversion and conversion price adjustment provisions to the terms of the October Notes as were added to the terms of the January Notes. The Majority Holders of the October Notes also consented to the terms of the Bridge Financing and to granting the investors in such financing as well as the holders of the Company’s January Notes a second position security interest in the assets of the Company (including its intellectual property). The guaranties that had been issued in 2010 to certain October Note investors by SAIL Venture Partners, L.P. were extended accordingly.

Pursuant to the agreements amending the October Notes and January Notes (the “Amendment and Conversion Agreements”), the exercise price of the warrants that were issued in connection with the October Notes and the January Notes (the “Outstanding Warrants”) will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Company agreed to issue to each holder of the October Notes and January Notes, as consideration for the above, warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by each holder upon conversion of their notes at the closing of the Qualified Offering (the “Consideration Warrants”). The Consideration Warrants would be issued after the Qualified Offering and would have the same terms as the Outstanding Warrants, as amended.

The Amended and Restated Security Agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaces the existing security agreement from 2010, and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and, (2) with respect to the January Notes and notes to be issued in the Bridge Financing (the “Bridge Notes”), if and when holders of a majority of the aggregate principal amount of January Notes and Bridge Notes (on a combined basis) have converted their notes.

Assuming the Qualified Offering had been consummated on September 30, 2011, notes in the aggregate principal amount and accrued interest through September 30, 2011 of approximately $5,908,404 would have been converted into 656,464 shares of our common stock and Consideration Warrants would have been issued to purchase an aggregate of 196,940 shares of our common stock.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

The Company evaluated the Amendment and Conversion Agreements, effective September 30, 2011 and the October Purchase Agreement, effective September 30, 2010, under ASC 470-50-40 “Extinguishments of Debt” (“ASC 470”). ASC 470 requires modifications to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications”. A substantial modification of terms shall be accounted for like an extinguishment. For extinguished debt, a difference between the re-acquisition price and the net carrying amount of the extinguished debt shall be recognized currently in income of the period of extinguishment as losses or gains. The Company noted the change in terms per the Amendment and Conversion Agreements and the October Purchase Agreement, met the criteria for substantial modification under ASC 470, and accordingly treated the modification as extinguishment of the original convertible notes, replaced by the new convertible notes under the modified terms. The Company recorded a loss on extinguishment of debt of $1,968,000 and $1,094,300 for the years ended September 30, 2011 and 2010, respectively.

4. STOCKHOLDERS’ EQUITY

Common and Preferred Stock

As of September 30, 2011 the Company is authorized to issue 100,000,000 shares of common stock at par value of $0.001 per share.

As of September 30, 2011, CNS California is authorized to issue 100,000,000 no par value shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

As of September 30, 2011, Colorado CNS Response, Inc. is authorized to issue 1,000,000 no par value shares of common stock.

As of September 30, 2011, Neuro-Therapy Clinic, Inc., a wholly-owned subsidiary of Colorado CNS Response, Inc., is authorized to issue ten thousand (10,000) shares of common stock, no par value per share.

On April 25, 2011 we issued 3,123 shares of common stock as payment in lieu of cash for an aggregate amount of $44,000 owed to two vendors who had provided consulting services to the Company. These shares were issued to these vendors, who were also accredited investors, at $14.10 per share. This was based on the quoted closing price of the Company’s stock on March 11, 2011, which was the date that our Board approved this stock issuance.

Stock-Option Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 333,334 shares of stock were initially reserved for issuance under the 2006 Plan.

The 2006 Plan initially provided that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 100,000 shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

4. STOCKHOLDERS’ EQUITY - (continued)

On March 3, 2010, the Board of Directors approved an amendment to the 2006 Plan which increased the number of shares reserved for issuance under the 2006 Plan from 333,334 to 666,667 shares of stock. The amendment also increased the limit on shares issued within a calendar year to any eligible employee or director from 100,000 to 133,333 shares of stock. The amendment was approved by shareholders at the annual meeting held on April 27, 2010.

On March 3, 2010, the Board of Directors also approved the grant of 305,000 options to staff members, directors, advisors and consultants, of which 288,334 were in fact granted. For staff members the options will vest equally over a 48 month period while for directors, advisors and consultants the options will vest equally over a 36 month period. The effective grant date for accredited investors was March 3, 2010 and the exercise price of $16.50 per share was based on the quoted closing share price of the Company’s stock at the time of grant. For non-accredited investors the grant date will be determined at some time after obtaining a permit from the State of California allowing the granting of options to non-accredited investors. This permit was granted by the State of California in July 2010. No options have been granted to non-accredited investors at this time.

On July 5, 2010, the Board of Directors also approved an additional grant of 26,667 options to a new member of the executive management team, a new member of the board of directors and a new advisor to the Company. The respective vesting periods are the same as those for the abovementioned March 3, 2010 grants. The effective grant date for these accredited investors was July 5, 2010 and the exercise price of $12.00 per share was based on the quoted closing share price of the Company’s stock on July 2, 2010 as markets were closed for the 4th of July holiday weekend.

On March 11, 2011, the Board of Directors also approved an additional grant of 15,834 options to staff members of the Company. The options will vest equally over a 48 month period. The effective grant date for these accredited investors was March 11, 2011 and the exercise price of $14.10 per share was based on the quoted closing share price of the Company’s stock on March 11, 2011.

As of September 30, 2011, 70,825 options were exercised and there were 524,201 options and 6,132 restricted shares outstanding under the amended 2006 Plan leaving 65,509 shares available for issuance of future awards.

The Company estimates the fair value of each option on the grant date using the Black-Scholes model. The following assumptions were made in estimating the fair value:

	2011	2010
Annual dividend yield	—	—
Expected life (years)	5	5
Risk-free interest rate	2.04%	1.81% – 3.62%
Expected volatility	281%	215% – 536%
Fair value of options granted	$0.47	$0.40 – $0.54

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

4. STOCKHOLDERS’ EQUITY - (continued)

Stock-based compensation expense is recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the year ended September 30, 2011 and 2010 is as follows:

	For the year ended September 30,
	2011	2010
Cost of Neurometric Services revenues	$10,200	$18,000
Research	199,300	280,600
Product Development	67,700	61,000
Sales and marketing	209,000	197,200
General and administrative	1,119,200	745,300
Total	$1,605,400	$1,302,100

Total unrecognized compensation as of September 30, 2011 amounted to $2,893,900.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2009	222,098	$22.80
Granted	315,000	16.20
Exercised	—	—
Forfeited	(14,702)	24.30
Outstanding at September 30, 2010	522,396	$18.60
Granted	15,834	14.10
Exercised	—	—
Forfeited	(14,029)	14.10
Outstanding at September 30, 2011	524,201	$19.88

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

4. STOCKHOLDERS’ EQUITY - (continued)

Following is a summary of the status of options outstanding at September 30, 2011:

Exercise Price	Number of Shares	Weighted Average Contractual Life	Weighted Average Exercise Price	Vested at September 30, 2011	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value at September 30, 2011
$ 3.60	28,648	10 years	$3.60	28,648	4.9	$111,700
$ 3.96	32,928	10 years	$3.96	32,928	4.9	116,600
$ 9.00	4,525	10 years	$9.00	4,525	5.1	—
$ 17.70	953	10 years	$17.70	953	4.9	—
$ 24.00	4,667	10 years	$24.00	4,667	6.2	—
$ 26.70	32,297	10 years	$26.70	32,297	6.0	—
$ 28.80	11,767	10 years	$28.80	11,767	6.5	—
$ 32.70	83,790	10 years	$32.70	83,790	5.9	—
$ 36.00	8,109	5 years	$36.00	8,109	0.9	—
$ 12.00	28,535	10 years	$12.00	11,415	8.8	—
$ 14.10	15,834	10 years	$14.10	2,310	9.4	—
$ 15.30	1,373	10 years	$15.30	1,373	7.0	—
$ 16.50	270,775	10 years	$16.50	117,669	8.4	—
Total	524,201		$19.88	340,451	7.3	$228,300

We have entered into agreements on June 3, 2011 with the majority of our option holders pursuant to which holders of options to purchase an aggregate of 439,689 shares of our common stock, at exercise prices ranging from $3.60 per share to $32.70 per share, have agreed to amend their options to permit exercise only in cash and to limit the period during which the options may be exercised post-termination to 90 days (for employees) and twelve months (for consultants).

We have agreed to freeze any further grants or exercises of securities under the 2006 Plan and adopt a new stock incentive plan subject to and in connection with the completion of this proposed offering. The new plan, which we refer to as the 2011 Stock Incentive Plan, would be subject to approval by our stockholders, which we expect to seek at a meeting of stockholders to be called as soon as practicable following completion of the proposed offering.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

4. STOCKHOLDERS’ EQUITY - (continued)

Warrants to Purchase Common Stock

The warrant activity for the years ending September 30, 2011 and 2010 respectively are described as follows:

Warrants	Exercise Price	Issued, Surrendered or Expired in Connection With:
517,906		Warrants outstanding at October 1, 2009
196,451	$9.00	Warrants issued in second, third and fourth closing of the 2009 private placement transaction of 392,889 shares at $9.00 with 50% warrant coverage as described in Note 3.
40,009	$9.90	Warrants issued to lead and secondary placement agents for private placement as described in Note 3.
(111,112)	$9.00	Warrants surrendered in a net issue exercise and 2,456,126 shares were issued in lieu of cash.
16,668	$9.00	Warrants granted to individual staff members of Equity Dynamics, Inc. a Company owned by Mr. Pappajohn, for their efforts in providing consulting services associated with the Company’s financing activities.
28,428	$9.00	Warrants issued to Mr. John Pappajohn, a Director of the Company, pursuant to the October Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $250,000 each, issued on June 3 and July 25, 2010 respectively, and 250,000 outstanding warrants issued on July 25, 2010, with an exercise price of $15.00, were cancelled and exchanged on October 1, 2010 for two October Notes of $250,000 each plus unpaid interest and warrants to purchase 28,428 shares of common stock.
8,538	$9.00	Warrants issued to Deerwood Partners, LLC which is controlled by Dr. George Kallins, a Director of the Company, pursuant to the October Note and Warrant Purchase Agreement described in note 3; whereby two Deerwood Notes of $125,000 each, issued on July 5 and August 20, 2010 respectively, and 2,500 outstanding warrants issued on August 20, 2010, with an exercise price of $16.80 were, cancelled and exchanged on November 3, 2010 for two October Notes of $125,000 each plus unpaid interest and warrants to purchase 8,538 shares of common stock.
8,538	$9.00	Warrants issued to Deerwood Holdings, LLC which is controlled by Dr. George Kallins, a Director of the Company, pursuant to the October Note and Warrant Purchase Agreement described in note 3; whereby the two Deerwood Notes of $125,000 each, issued on July 5 and August 20, 2010 respectively, and 2,500 outstanding warrants issued on August 20, 2010, with an exercise price of $16.80, were cancelled and exchanged on November 3, 2010 for two October notes of $125,000 each plus unpaid interest and warrants to purchase 8,538 shares of common stock.
11,384	$9.00	Warrants issued to SAIL, of which Mr. David Jones, a Director of the Company, is a senior partner of the general partner. SAIL had undertaken to guarantee the four above mentioned Deerwood notes which were issued on July 5 and August 20, 2010. For this guarantee SAIL was issued 3,334 warrants on August 20, 2010 with an exercise price of $16.80. Upon the cancellation and exchange of the Deerwood Notes on November 3, 2010, SAIL undertook to guarantee the four replacement October Notes, in exchange for the cancellation of the SAIL’s 3,334 outstanding warrants which were replaced with new warrants in the amount of 11,384.
716,810		Warrants outstanding at September 30, 2010
111,100	$9.00	These warrants were issued to eight investors who purchased notes for $2,222,220 pursuant to the October Purchase Agreement described in note 3. These investors included three directors of the Company, Mr. David Jones, Mr. John Pappajohn and Dr. George Kallins, each of whom purchased notes for $250,000 ($750,000 in aggregate) either directly or through an entity that they control.
5,558	$9.90	These warrants were issued to Monarch Capital who acted as placement agents in raising $500,000 from two investors who purchase notes pursuant to the October Purchase agreement described in note 3.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

4. STOCKHOLDERS’ EQUITY - (continued)

Warrants	Exercise Price	Issued, Surrendered or Expired in Connection With:
		These warrants were issued to 12 investors who purchased notes for $2,500,000 pursuant to the January Purchase Agreement described in note 3. Of the 12 accredited investors during the January 2011 through April 2011 period, eight have previous relationships with the Company as follows:
		1) A January Note in the principal amount of $50,000, and a warrant to purchase 2,778 shares were issued to the Company’s Chief Financial Officer, Paul Buck.

2)  Three January Notes in aggregate principal amount of $562,500, and warrants to purchase 31,251 shares were issued to SAIL Venture Partners, LP, of which David Jones, a director of the Company, is a senior partner of the general partner.

3)  Three January Notes in aggregate principal amount of $437,500, and warrants to purchase 24,307 shares were issued to SAIL 2010 Co-Investment Partners, L.P., an entity likewise affiliated with Mr. Jones.

4)  Two January Notes in aggregate principal amount of $100,000, and a warrant to purchase 5,556 shares were issued to Meyer Proler MD who first invested in 2006 and provides medical consulting services to the Company.

		5) A January Note in the principal amount of $400,000 and a warrant to purchase 22,223 shares were issued to Highland Long /Short Healthcare fund which first invested in the company in October.

6)  A January Note in the principle amount of $150,000 and a warrant to purchase 8,334 shares were issued to Cummings Bay Capital LP which has the same fund manager as the Highland Long/Short Healthcare Fund which first invested Company in October 2010.

		7) A January Note in the principal amount of $200,000 and a warrant to purchase 11,112 shares were issued to Andy Sassine who had first invested in the Company in October 2010.

8)  A January Note in the principal amount of $50,000 and a warrant to purchase 2,778 shares were issued to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

138,897	$9.00	9) Four January Notes in aggregate amount of $550,000 were issued to new accredited investors together with warrants to purchase 30,558 shares.
10,002	$9.90	These warrants were issued Monarch Capital who acted as placement agents in raising $750,000 from three investors who purchase January Notes pursuant to the January Purchase Agreement described in Note 3 and Antaeus Capital, Inc. who acted as placement agent in raising $150,000 from one investor who is purchased January Notes pursuant to the Note and Warrant Purchase agreement described in Note 3.
(1,412)	$0.30	Warrants expired
(565)	$0.30	Warrants were surrendered in a net issue exercise: 539 shares were issued in lieu of cash.
980,390		Warrants outstanding at September 30, 2011

At September 30, 2011, there were warrants outstanding to purchase 980,390 shares of the Company’s common stock. The exercise price of the outstanding warrants range from $0.30 to $54.36 with a weighted average exercise price of $14.70. The warrants expire at various times 2011 through 2018.

5. INCOME TAXES

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance to reduce the Company’s deferred tax assets to their estimated realizable value.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

5. INCOME TAXES - (continued)

Reconciliations of the provision (benefit) for income taxes to the amount compiled by applying the statutory federal income tax rate to profit (loss) before income taxes is as follows for each of the years ended September 30:

	2011	2010
Federal income tax (benefit) at statutory rates	(34)%	(34)%
Stock-based compensation	0%	0%
Nondeductible interest expense	14%	5%
Extinguishment of debt	6%	5%
Change in valuation allowance	31%	30%
State tax benefit	(8)%	(6)%

Temporary differences between the financial statement carrying amounts and bases of assets and liabilities that give rise to significant portions of deferred taxes relate to the following at September 30, 2011 and 2010:

	2011	2010
Deferred income tax assets:
Net operating loss carryforward	$10,821,500	$10,451,700
Deferred interest, consulting and compensation liabilities	2,400,500	1,776,800
Amortization	(7,100)	(34,400)
Deferred income tax assets – other	3,600	15,000
	13,218,500	12,209,100
Deferred income tax liabilities – other	—	—
Deferred income tax asset – net before valuation allowance	13,218,500	12,209,100
Valuation allowance	(13,218,500)	(12,209,100)
Deferred income tax asset – net	$—	$—

Current and non-current deferred taxes have been recorded on a net basis in the accompanying balance sheet. As of September 30, 2011, the Company has net operating loss carryforwards of approximately $25.6 million. The net operating loss carryforwards expire by 2030. Utilization of net operating losses and capital loss carryforwards may be subject to the limitations imposed by Section 382 of the Internal Revenue Code. The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

6. RELATED PARTY TRANSACTIONS

On December 24, 2009, the Company completed a second closing of its private placement in which the Company received gross proceeds of approximately $3 million, which included $108,000 invested by George Carpenter and $54,000 by Paul Buck. In exchange for their investment, the Company issued 12,000 and 6,000 shares of common stock and five year non-callable warrants to purchase 6,000 and 3,000 shares of common stock at an exercise price of $9.00 per share, to Mr. Carpenter and Mr. Buck, respectively. This investment was completed with terms identical to those received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

As at September 30, 2010, accrued consulting fees included $27,000 due to Dr. Henry Harbin, a director in accordance with a 12 month consulting agreement, the first term of which ended on December 31, 2010.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

6. RELATED PARTY TRANSACTIONS - (continued)

The agreement was automatically renewed for an additional 12 month term effective January 1, 2011. As at September 30, 2011, $45,000 was accrued for this director under the consulting agreement.

On June 3, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes in the aggregate principal amount of $500,000. For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On July 5, 2010 and August 20, 2010, the Company issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, which are entities controlled by Dr George Kallins. For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On July 5, 2010 the Board granted warrants to purchase 16,668 shares of common stock to members of staff of Equity Dynamics, Inc, a company owned by Mr. Pappajohn, for consulting services they had rendered to the Company, advising on and assisting with fund raising activities. Using the Black-Scholes model, these warrants were valued at $199,000 and expensed to consulting fees. These warrants have an exercise price of $9.00 cents per share, are exercisable from the date of grant and have a term of 10 years from the date of grant.

On October 1, 2010, the Company entered into the October Purchase Agreement with John Pappajohn to purchase a secured promissory note in the principal amount of $250,000. Additionally, the Company entered into the October Purchase Agreement with SAIL Venture Partners, LP, of which our Director, David Jones, is a senior partner of the general partner, to purchase an October Note in the principal amount of $250,000. For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On November 3, 2010, the Company entered into the October Purchase Agreement with BGN Acquisitions Ltd. LP, of which our Director, Dr. George Kallins, is the general partner, to purchase a secured promissory note in the principal amount of $250,000. For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On November 24, 2010 the Board of Directors, excluding Mr. Pappajohn, resolved to ratify an engagement agreement with Equity Dynamics, Inc. a company owned by Mr. Pappajohn, to provide financial advisory services to assist the Company with the Company’s fund raising efforts. These efforts have included advice and assistance with the preparation of Private Placement Memoranda, investor presentations, financing strategies, identification of potential and actual investors, and introductions to placement agents and investment bankers. The engagement agreement calls for a retainer fee of $10,000 per month starting February 1, 2010. As of September 30, 2011 the Company had accrued $121,000 for the services provided by Equity Dynamics. The term of the agreement is for 12 months from its initiation and can be cancelled by either party, with or without cause, with 30 days written notice.

On February 15, 2011, pursuant to the January Purchase Agreement, we issued to Mr. Paul Buck, Chief Financial Officer of the Company, an Unsecured Note in the aggregate principal amount of $50,000 and related warrants to purchase up to 2,778 shares. Also on this date the Company pursuant to the January Purchase Agreement, issued an Unsecured Note in the aggregate principal amount of $50,000 and a warrant to purchase 2,778 shares to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

On February 23, 2011 an Unsecured Note in the aggregate principal amount of $200,000 and a warrant to purchase 11,112 shares of common stock was issued to Mr. Andy Sassine (an accredited investor who had previously invested in the Company and as a result of this purchase became a beneficial owner of more than 5% of our outstanding common stock).

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

6. RELATED PARTY TRANSACTIONS - (continued)

On February 28, 2011, pursuant to the January Purchase Agreement, we issued to SAIL Venture Partners, LP January Notes in the aggregate principal amount of $187,500 and warrants to purchase up to 10,417 shares of common stock. Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P., an affiliate of SAIL Venture Partners, LP January Notes in the aggregate principal amount of $62,500 and warrants to purchase up to 3,473 shares of common stock. We received $187,500 from SAIL Venture Partners, LP and $62,500 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds. Our Director, David Jones, is a senior partner of the general partner of SAIL Venture Partners, LP. Also on February 28, 2011, pursuant to the 2011 Purchase Agreement, we issued an Unsecured Note in the aggregate principal amount of $400,000, and a warrant to purchase 22,223 shares of common stock to Highland Long/Short Healthcare Fund (which had previously invested in the Company and as a result of this purchase became a beneficial owner of more than 5% of our outstanding common stock).

On April 15, 2011, pursuant to the January Purchase Agreement, we issued to SAIL Venture Partners, LP additional January Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 13,889 shares of common stock. Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 13,889 shares of common stock. We received $250,000 from each of SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $500,000 in gross proceeds.

On April 25, 2011, pursuant to the January Purchase Agreement, we issued to SAIL Venture Partners, LP further January Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 13,889 shares of common stock and issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 6,945 shares of common stock. We received $125,000 from each of SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds. Also on April 25, 2011, pursuant to the 2011 Purchase Agreement, we issued an Unsecured Note in the aggregate principal amount of $150,000, and a warrant to purchase 8,334 shares of common stock to Cummings Bay Healthcare Fund which has the same fund manager as the Highland Long/Short Healthcare Fund (which had previously invested in the Company and as a result of that prior purchase had already become a beneficial owner of more than 5% of our outstanding common stock).

On October 11, 2011, the Company, with the consent of holders of a majority in aggregate principal amount outstanding (the “Majority Holders”) of its outstanding subordinated unsecured convertible notes (the “January Notes”) amended all of the January Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added a mandatory conversion provision to the terms of the January Notes. Under that provision, the January Notes would be automatically converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”). If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”). Pursuant to the terms of the amendment, the January Notes would receive a second position security interest in the assets of the Company (including its intellectual property). The Majority Holders of the January Notes also consented to the terms of a new $2 million bridge financing (the “Bridge Financing”) and to granting the investors in such financing a second position security interest in the assets of the Company (including its intellectual property) that is pari passu with the second position security interest received by the holders of the January Notes.

On October 12, 2011, the Company, with the consent of the Majority Holders of its senior secured convertible notes (the “October Notes”), amended all of the October Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added the same mandatory conversion and conversion price adjustment provisions to the terms of the October Notes as were added to the terms of the January Notes. The Majority Holders of the October Notes also consented to

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

6. RELATED PARTY TRANSACTIONS - (continued)

the terms of the Bridge Financing and to granting the investors in such financing as well as the holders of the Company’s January Notes a second position security interest in the assets of the Company (including its intellectual property). The guaranties that had been issued in 2010 to certain October Note investors by SAIL Venture Partners, L.P. were extended accordingly.

Pursuant to the agreements amending the October Notes and January Notes (the “Amendment and Conversion Agreements”), the exercise price of the warrants that were issued in connection with the October Notes and the January Notes (the “Outstanding Warrants”) will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Company agreed to issue to each holder of the October Notes and January Notes, as consideration for the above, warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by each holder upon conversion of their notes at the closing of the Qualified Offering (the “Consideration Warrants”). The Consideration Warrants would be issued after the Qualified Offering and would have the same terms as the Outstanding Warrants, as amended.

The Amended and Restated Security Agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaces the existing security agreement from 2010, and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and, (2) with respect to the January Notes and notes to be issued in the Bridge Financing (the “Bridge Notes”), if and when holders of a majority of the aggregate principal amount of January Notes and Bridge Notes (on a combined basis) have converted their notes.

The terms of the 2011 Purchase Agreement, January Notes and related warrants are described above in the section January 2011 Notes and Warrants in Note 3.

7. REPORTABLE SEGMENTS

The Company operates in two business segments: reference neurometric and clinic. Neurometric Information Services (formerly called Laboratory Information Services) provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders provides reports (“Peer Reports”). The Clinic segment operates NTC, a full service psychiatric practice.

The following tables show operating results for the Company’s reportable segments, along with reconciliation from segment gross profit to (loss) from operations, the most directly comparable measure in accordance with generally accepted accounting principles in the United States, or GAAP:

	Year ended September 30, 2011
	Neurometric Information Services	Clinic	Eliminations	Total
Revenues	146,200	634,500	(34,800)	745,900
Operating expenses:
Cost of revenues	147,100	34,800	(34,800)	147,100
Research	482,800	—	—	482,800
Product development	442,000	—	—	442,000
Sales and marketing	1,132,800	98,700	—	1,231,500
General and administrative	3,197,900	1,074,000		4,271,900
Total operating expenses	5,402,600	1,207,500	(34,800)	6,575,300
Loss from operations	$(5,256,400)	$(573,000)	$0	$(5,829,400)

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

7. REPORTABLE SEGMENTS - (continued)

	Year ended September 30, 2010
	Neurometric Information Services	Clinic	Eliminations	Total
Revenues	156,000	535,700	(53,200)	638,500
Operating expenses:
Cost of revenues	135,100	19,900	(19,900)	135,100
Research and development	738,800	—	—	738,800
Product development	381,700	—	—	381,700
Sales and marketing	853,100	17,800	—	870,900
General and administrative	4,296,200	754,100	(33,300)	5,017,000
Total operating expenses	6,404,900	791,800	(53,200)	7,143,500
Loss from operations	$(6,248,900)	$(256,100)	$0	$(6,505,000)

The following table includes selected segment financial information as of September 30, 2011, related to total assets:

	Reference Neurometric	Clinic	Total
Total assets	$308,800	$61,200	$370,000

8. EARNINGS PER SHARE

In accordance with ASC 260-10 (formerly SFAS 128, “Computation of Earnings Per Share”), basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the years ended September 30, 2011 and 2010, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the years ended September 30, 2011 and 2010 is as follows:

	2011	2010
Net loss for computation of basic net income (loss) per share	$(8,866,600)	$(8,174,000)
Net income (loss) for computation of dilutive net income (loss) per share	$(8,866,600)	$(8,174,000)
Basic net income (loss) per share	$(4.74)	$(4.69)
Diluted net income (loss) per share	$(4.74)	$(4.69)
Basic weighted average shares outstanding	1,869,038	1,742,571
Dilutive common equivalent shares	—	—
Diluted weighted average common shares	1,869,038	1,742,571
Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Convertible debt	474,139	7,152
Warrants	908,033	639,827
Options	521,470	374,758

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

9. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the ordinary course of business. Other than as set forth below, the Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Since June of 2009, the Company has been involved in litigation against Leonard J. Brandt, a stockholder, former director and the Company’s former Chief Executive Officer (“Brandt”) in the Delaware Chancery Court and the United States District Court for the Central District of California. At the conclusion of a two-day trial that commenced December 1, 2009, the Chancery Court entered judgment for the Company and dismissed with prejudice Brandt’s action brought pursuant to Section 225 of the Delaware General Corporation Law, which sought to oust the incumbent directors other than Brandt. The Chancery Court thereby found that the purported special meeting of stockholders convened by Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting are not entitled to be seated. On January 4, 2010, Brandt filed an appeal with the Supreme Court of the State of Delaware in relation to the case. On April 20, 2010, the Delaware Supreme Court affirmed the ruling of the Chancery Court.

The Chancery Court also denied an injunction sought by Mr. Brandt to prevent the voting of shares issued by the Company in connection with the Company’s bridge financing in June 2009, and securities offering in August 2009, and dismissed Brandt’s claims regarding those financings and stock issuances. On January 4, 2010, Brandt also filed an appeal in relation to this ruling with the Delaware Supreme Court which, on April 20, 2010, affirmed the ruling of the Chancery Court.

The Chancery Court also dismissed with prejudice another action brought by Mr. Brandt, in which he claimed he had not been provided with information owed to him.

In July 2009, the Company filed an action in the United States District Court for the Central District of California against Mr. Brandt and certain others. The Company’s complaint alleged a variety of violations of federal securities laws, including anti-fraud based claims under Rule 14a-9, solicitation of proxies in violation of the filing and disclosure dissemination requirements of Regulation 14A, and material misstatements and omissions in and failures to promptly file amendments to Schedule 13D. Mr. Brandt and the other defendants filed counterclaims against us, alleging violations of federal securities laws relating to alleged actions and statements taken or made by the Company or the Company’s officers and directors in connection with Mr. Brandt’s proxy and consent solicitations. On March 10, 2010, the Company dismissed the Company’s claims against EAC, and EAC dismissed its claims against the Company and Mr. Carpenter. On April 10, 2010, Mr. Brandt’s attorneys moved to withdraw from representing Mr. Brandt in the case. On July 7, 2010, Mr. Brandt moved to dismiss his counterclaims against the Company and the Company consented to dismiss its complaint against Mr. Brandt. On July 13, 2010, all of the Company’s claims and Mr. Brandt’s counterclaims in such action were dismissed.

On April 11, 2011, Mr. Brandt and his family business partnership Brandt Ventures, GP filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009 for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amount and compensatory and punitive damages for Mr. Brandt’s termination. The Company was served with a summons and complaint in the action on July 19, 2011. On November 1, 2011, Mr. Brandt filed an amended complaint amending their claims and adding new claims against the same parties. CNS Response, Inc. believes the complaint to be devoid of any merit and will aggressively defend the action if the plaintiffs decide to proceed with it.

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

9. COMMITMENTS AND CONTINGENT LIABILITIES - (continued)

The Company has expended substantial resources to pursue the defense of legal proceedings initiated by Mr. Brandt. The Company does not know whether Mr. Brandt will institute additional claims against the Company and the defense of any such claims could involve the expenditure of additional resources by the Company.

Lease Commitments

The Company leased its headquarters and Neurometric Information Services space under an operating lease which terminated on November 30, 2009. The Company continued to lease the space on a month-to-month basis through January 22, 2010 at which time the Company moved to its new premises.

On December 30, 2009 the Company entered a three year lease, commencing February 1, 2010 and terminating on January 30, 2013 for its new Headquarters and Neurometric Information Services business premises located at 85 Enterprise, Aliso Viejo, California 92656. The 2,023 square foot facility has an average cost for the lease term of $3,600 per month. The remaining lease obligation totals $65,600: being $49,000 and $16,600 for fiscal years 2012 and 2013 respectively.

The Company leases space for its Clinical Services operations under an operating lease. The original lease terminated on February 28, 2010 and a 37 month extension to the lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month. The remaining lease obligation totals $104,100: being $65,400 and $38,700 for fiscal years 2012 and 2013 respectively.

The Company also sub-leased space for its Clinical Services operations on a month-to-month basis for $1,000 per month up until March 2010 when it terminated this sub-lease and gave up the space.

The Company incurred rent expense of $92,600 and $121,100 for the years ended September 30, 2011 and 2010 respectively.

On November 8, 2010 we entered into a financial lease to acquire EEG equipment costing $15,900. The term of the lease is 48 months ending October 2014 and the monthly payment is $412. As of September 30, 2011 the remaining lease obligation is $14,700: being $4,900, $4,900 and $4,900 for fiscal years 2012, 2013 and 2014 respectively.

10. SIGNIFICANT CUSTOMERS

For the year ended September 30, 2011, three customers accounted for 41% of Neurometric Information Services revenue and 58% of accounts receivable at September 30, 2011.

For the year ended September 30, 2010, four customers accounted for 48% of Neurometric Information Services revenue and two customers 27% of accounts receivable at September 30, 2010.

11. SUBSEQUENT EVENTS

Events subsequent to September 30, 2011 have been evaluated through the date these financial statements were issued, to determine whether they should be disclosed to keep the financial statements from being misleading. The following events have occurred since September 30, 2011.

On October 12, 2011, the Company received a $250,000 loan from its director John Pappajohn and on October 18, 2011, the Company entered into a new Note and Warrant Purchase Agreement (the “Bridge Financing Purchase Agreement”) in connection with a $2 million Bridge Financing, with John Pappajohn, a member of the Company’s Board of Directors. Pursuant to the agreement and in connection with the October 12, 2011 loan, the Company issued subordinated secured convertible notes (the “Bridge Notes”) in the aggregate principal amount of $250,000 and warrants to purchase 41,667 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $250,000. On October 31, 2011, the Company issued

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

11. SUBSEQUENT EVENTS - (continued)

Bridge Notes in the aggregate principal amount of $20,000 to an additional accredited investor, together with warrants to purchase 3,333 shares of common stock.

On November 11, 2011, the Company entered into an Amended and Restated Note and Warrant Purchase Agreement (the “Amended Bridge Financing Purchase Agreement”) in connection with the $2 million Bridge Financing with accredited investors. Pursuant to the agreement, the Company on November 11, 2011 and November 17, 2011 issued Bridge Notes in the aggregate principal amount of $560,000 and warrants to purchase 186,668 shares of common stock to three accredited investors for gross proceeds to the Company of $560,000. Of these amounts, John Pappajohn, a member of the Company’s Board of Directors, purchased a Bridge Note in the aggregate principal amount of $250,000 and a warrant to purchase 83,334 shares, and as further described below, Zanett Opportunity Fund, Ltd. purchased a Bridge Note in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock.

The Amended Bridge Financing Purchase Agreement amended and restated the October agreement in that it increased the warrant coverage from 50% to 100%. In addition, each holder’s option to redeem or convert their Bridge Note at the closing of the Qualified Offering can now only be amended, waived or modified with the consent of the Company and that holder. Consequently, the shares underlying the warrants that had been issued to Mr. Pappajohn and the second accredited investor in October were increased to an aggregate of 90,001 shares of common stock. On November 17, 2011, Zanett Opportunity Fund, Ltd., a Bermuda corporation for which McAdoo Capital, Inc. is the investment manager, purchased Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for cash payments aggregating $250,000. Mr. Zachary McAdoo is the president and owner of McAdoo Capital. On November 21, 2011, the Board of Directors of the Company elected Mr. McAdoo to the Board where he also serves as Chairman of the Board’s Audit Committee. Including the amounts issued in October and November 2011 (as revised to reflect the increase in warrant coverage), to date, the Company has issued Bridge Notes in the aggregate principal amount of $830,000 and warrants to purchase 276,669 shares of common stock pursuant to the Amended Bridge Financing Purchase Agreement.

The Amended Bridge Financing Purchase Agreement provides for the issuance and sale of Bridge Notes (including the notes issued in October 2011) in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. The Bridge Financing Purchase Agreement also provides that the Company and the holders of the Bridge Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Bridge Notes and the related warrants.

The Bridge Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of common stock of the Company at a conversion price of $3.00, are secured by a second position security interest in the Company’s assets that is pari passu with the interest recently granted to the holders of the Company’s January Notes, are subordinated in all respects to the Company’s obligations under its October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. and are pari passu to the obligations under the January Notes. The second position security interest is governed by the amended and restated security agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaced the security agreement entered into in connection with the issuance of the October Notes in 2010.

The conversion price of the Bridge Notes is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. At the closing of the Qualified Offering, each Bridge Note will be either redeemed or converted (in whole or in part)

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2011

11. SUBSEQUENT EVENTS - (continued)

at a conversion price equal to the lesser of the public offering price or the conversion price then in effect, with the choice between redemption and conversion being at the sole option of the holder. The Bridge Notes can be declared due and payable upon an event of default, defined in the Bridge Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the Bridge Note or materially breaches any representation or warranty in the Bridge Note or the Amended Bridge Financing Purchase Agreement.

The warrants related to the Bridge Notes expire five years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $3.00. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect (including the Qualified Offering), except that subsequent to the Qualified Offering, the exercise price will not be adjusted for any further financings. The warrants contain a cashless exercise provision.

With the exception of each holder’s option to redeem or convert their Bridge Note at the closing of the Qualified Offering, any provision of the Bridge Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding. Any such majority consent will affect all Bridge Notes or warrants, as the case may be, and will be binding on the Company and all holders of the Bridge Notes or warrants. Each holder’s option to redeem or convert the Bridge Note at the closing of the Qualified Offering cannot be amended, waived or modified without the written consent of the Company and such holder and such amendment, waiver or modification will be binding only on the Company and such holder.

As a result of the issuance of the Bridge Notes and related warrants, the conversion prices of the October Notes and January Notes and the related warrants were automatically adjusted, under the terms of such notes and warrants, to match the $3.00 conversion price of the Bridge Notes and the $3.00 exercise price of the related warrants. As a result, an aggregate of 1,007,976 and 833,334 shares of common stock are issuable upon conversion of the October Notes and January Notes, respectively, and an aggregate of 920,655 shares of common stock are issuable upon exercise of the warrants related to the October Notes and January Notes. Additionally, an aggregate of 30,000 shares of common stock are issuable upon exercise of warrants by placement agents.

Since September 30, 2011, 2,823 warrants with an exercise price of $0.30 have been exercised and 87,574 warrants with exercise prices ranging from $0.30 to $54.36 have expired.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended December 31,
	2011	2010
REVENUES
Neurometric Information Services	$32,000	$27,300
Clinical Services	152,300	120,600
	184,300	147,900
OPERATING EXPENSES
Cost of neurometric services revenues	39,200	36,100
Research	69,700	211,000
Product development	112,500	144,400
Sales and marketing	330,000	246,700
General and administrative	1,061,300	1,053,800
Total operating expenses	1,612,700	1,692,000
OPERATING LOSS	(1,428,400)	(1,544,100)
OTHER INCOME (EXPENSE)
Interest income (expense), net	(1,482,000)	(2,627,100)
Financing fees	(45,300)	(142,700)
Offering costs	(6,800)	—
Gain on derivative liabilities	232,100	4,217,500
Total other income	(1,302,000)	1,447,700
LOSS BEFORE INCOME TAXES	(2,730,400)	(96,400)
Income taxes	900	1,300
NET LOSS	$(2,731,300)	$(97,700)
NET LOSS PER SHARE:
Basic	$(1.46)	$(0.05)
Diluted	$(1.46)	$(0.05)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,873,584	1,867,464
Diluted	1,873,584	1,867,464

See accompanying Notes to Condensed Consolidated Financial Statements.

CNS RESPONSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited As at December 31, 2011	As at September 30 2011
ASSETS
CURRENT ASSETS:
Cash	$113,100	$93,400
Accounts receivable (net of allowance for doubtful accounts of $20,600 and $19,900 as of December 31 and September 30, 2011 respectively)	34,200	54,400
Prepaids and other receivables	48,900	72,100
Deferred offering costs	204,100	103,000
Total current assets	400,300	322,900
Furniture & equipment	30,500	32,700
Other assets	31,000	14,400
TOTAL ASSETS	$461,800	$370,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable (including $169,400 and $156,000 to related parties as of December 31 and September 30, 2011 respectively)	$1,976,400	$1,778,900
Accrued liabilities	145,200	196,700
Accrued compensation (including $200,800 and $189,200 to related parties as of December 31 and September 30, 2011 respectively)	287,000	285,900
Accrued consulting fees (including $54,000 and $45,000 to related parties as of December 31 and September 30, 2011 respectively)	74,000	65,000
Accrued interest	523,400	384,500
Derivative liability	6,105,300	4,801,200
Secured convertible promissory notes-related party (net of discounts $0 and $155,700 as of December 31 and September 30, 2011 respectively)	3,023,900	2,868,200
Subordinated secured convertible promissory notes-related party (net of discounts $1,451,700 and $1,105,200 as of December 31 and September 30, 2011 respectively)	2,128,200	1,394,800
Current portion of long-term debt	6,200	6,100
Total current liabilities	14,269,600	11,781,300
LONG-TERM LIABILITIES
Capital lease	8,600	10,200
Total long-term liabilities	8,600	10,200
TOTAL LIABILITIES	14,278,200	11,791,500
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value; authorized 100,000,000 shares; 1,874,175 and 1,871,352 shares issued and outstanding as of December 31, and September 30, 2011 respectively)	1,900	1,900
Additional paid-in capital	31,149,500	30,813,100
Accumulated deficit	(44,967,800)	(42,236,500)
Total stockholders’ equity	(13,816,400)	(11,421,500)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$461,800	$370,000

See accompanying Notes to Condensed Consolidated Financial Statements.

CNS RESPONSE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,731,300)	$(97,700)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,000	2,700
Amortization of discount on bridge notes issued	1,379,100	600,300
Stock-based compensation	335,500	434,200
Issuance of warrants for financing services	5,700	82,700
Gain on derivative liability valuation	(232,100)	(4,217,500)
Non-cash interest expense	138,900	2,021,200
Changes in operating assets and liabilities
Accounts receivable	20,200	(2,200)
Prepaids and other current assets	23,200	39,500
Accounts payable and accrued liabilities	54,100	(21,400)
Deferred compensation	1,100	(20,300)
Security deposit on new lease	4,600	—
Net cash used in operating activities	$(997,000)	$(1,178,500)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of furniture & equipment	(1,900)	(15,900)
Acquisition of intellectual property	(21,200)	—
Net cash used in operating activities	$(23,100)	$(15,900)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of note	—	(24,700)
Repayment of leases	(1,500)	(1,000)
New equipment lease	—	15,900
Net proceeds from bridge notes	1,040,400	1,840,000
Proceeds from exercise of warrants	900	—
Net cash provided by financing activities	$1,039,800	$1,830,200
Net increase in cash	19,700	635,800
Cash, beginning of period	93,400	62,000
Cash, end of period	$113,100	$697,800
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$—	$1,000
Income taxes	$900	$1,300
Fair value of intellectual property	$21,200	$—
Non-cash financing activities:
Offering costs	$101,100	$—

See accompanying Notes to Condensed Consolidated Financial Statements.

CNS RESPONSE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the three months ended December 31, 2011

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
BALANCE – September 30, 2011 (Audited)	1,871,352	$1,900	$30,813,100	$(42,236,500)	$(11,421,500)
Stock-based compensation	—	—	335,500	—	335,500
Stock issued for warrant exercise	2,823	0	900	—	900
Net loss for the three months ended December 31, 2011	—	—	—	(2,731,300)	(2,731,300)
Balance at December 31, 2011	1,874,175	$1,900	$31,149,500	$(44,967,800)	$(13,816,400)

For the three months ended December 31, 2010

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
BALANCE – September 30, 2010 (Audited)	1,867,690	$1,900	$29,163,700	$(33,369,900)	$(4,204,300)
Stock-based compensation	—	—	434,200	—	434,200
Net loss for the three months ended December 31, 2010	—	—	—	(97,700)	(97,700)
Balance at December 31, 2010	1,867,690	$1,900	$29,597,900	$(33,467,600)	$(3,867,800)

See accompanying Notes to Condensed Consolidated Financial Statements.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Organization and Nature of Operations

CNS Response, Inc. (the “Company”) was incorporated in Delaware on March 20, 1987, under the name Age Research, Inc. Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and the Company’s wholly-owned subsidiary (“MergerCo”) pursuant to which the Company agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became a wholly-owned subsidiary of the Company, and on the same date the corporate name was changed from Strativation, Inc. to CNS Response, Inc.

The Company is a web-based neuroinformatic company that utilizes a patented system that provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders. The Company also intends to identify, develop and commercialize new indications of approved drugs and drug candidates for this patient population.

In addition, as a result of its acquisition of Neuro-Therapy Clinic, Inc. (“NTC”) on January 15, 2008, the Company provides behavioral health care services. NTC is a center for highly-advanced testing and treatment of neuropsychiatric problems, including learning, attentional and behavioral challenges, mild head injuries, as well as depression, anxiety, bipolar and all other common psychiatric disorders. Through this acquisition, the Company expects to advance neurophysiology data collection, beta-test planned technological advances in PEER Online, advance physician training in PEER Online and investigate practice development strategies associated with PEER Online.

On March 28, 2012, the Company’s Board set a reverse split ratio of 1-for-30 of its common stock. On March 30, 2012, the Company filed an amendment to its Certificate of Incorporation to effect the reverse split and change in authorized shares, which became effective at 5:00 pm PDT on April 2, 2012.

Going Concern Uncertainty

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the company as a going concern. The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a new business. These risks include the failure to develop or supply technology or services to meet the demands of the marketplace, the ability to obtain adequate financing on a timely basis, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s continued operating losses and limited capital raise substantial doubt about its ability to continue as a going concern, and it needs to raise substantial additional funds in order to continue to conduct its business. To date, the Company has financed its cash requirements primarily from debt and equity financings. It will be necessary for the Company to raise additional funds. Until it can generate a sufficient amount of revenues to finance its cash requirements, which it may never do, the Company expects to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Quarterly Report. The Company is currently exploring additional sources of capital but there can be no assurances that any financing arrangement will be available in amounts and on terms acceptable to the Company. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

All share and per share numbers presented have been retroactively adjusted to reflect the 1-for-30 reverse stock split of the common stock on April 2, 2012 and a simultaneous reduction in authorized shares to 100,000,000.

Basis of Consolidation

The unaudited condensed consolidated financial statements of CNS Response, Inc. (“CNS,” “we,” “us,” “our” or the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include all the accounts of CNS and its wholly owned subsidiaries CNS California and NTC. Certain information and note disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of December 31, 2011 and our operating results, cash flows, and changes in stockholders’ equity for the interim periods presented. The September 30, 2011 balance sheet was derived from our audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements and the related notes should be read in conjunction with our audited consolidated financial statements and notes for the year ended September 30, 2011 which are included in our current report on Form 10-K, filed with the Securities and Exchange Commission on December 22, 2010.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and revenues and expenses in the financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include, among others, recoverability of long-lived assets and goodwill, stock-based compensation, the allowance for doubtful accounts, the valuation of equity instruments, use and other taxes. In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments, except as otherwise indicated) necessary for fair presentation for the periods presented as required by regulation S-X, Rule 10-01. Actual results could differ from those estimates.

The results of operations for the three months ended December 31, 2011 are not necessarily indicative of the results that may be expected for future periods or for the year ending September 30, 2012.

Offering Costs

The Company applies ASC topic 505-10, “Costs of an Equity Transaction”, for recognition of offering costs. In accordance with ASC 505-10, the Company treats incremental direct costs incurred to issue shares classified as equity, as a reduction of the proceeds. Direct costs incurred before shares classified as equity are issued, are classified as an asset until the stock is issued. Indirect costs such as management salaries or other general and administrative expenses and deferred costs of an aborted offering are expensed.

Derivative Liabilities

The Company applies ASC Topic 815-40, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception in ASC 815-10-15-74. This standard triggers liability accounting on all instruments and embedded features exercisable at strike prices based on future equity-linked instruments issued at a lower rate. Using the criteria in ASC 815, the Company determines which instruments or embedded features that require liability accounting and records the fair values as a derivative liability. The changes in the values of the derivative liabilities are shown in the accompanying consolidated statements of operations as “gain (loss) on change in fair value of derivative liabilities.”

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Effective September 30, 2011 the Company, together with holders of each of a majority in aggregate principal amount outstanding of the October Notes and the January Notes (see Note 3) agreed to extend the maturity date of all the notes to October 1, 2012. The October Notes originally had maturity dates ranging from October 1, 2011 through November 11, 2011 and the January Notes originally had maturity dates starting from January 20, 2012 to April 25, 2012. The notes were also amended to include a mandatory conversion provision under which all these notes would automatically be converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million. Furthermore, the January Notes were amended to have a second-position security interest in all the assets of the Company, but remain subordinated to the October Notes. The interest rate on all these notes remained unchanged at 9% per annum. Subsequently, upon the issuance of $2M Bridge Notes in October, 2011, at a conversion price of $3.00 and the associated warrants to purchase common stock at an exercise price of $3.00, the ratchet provision in the October Notes and January Notes was triggered, with the result that the conversion price of such notes was lowered from $9.00 to $3.00, and the exercise price of the associated warrants was lowered from $9.00 to $3.00 per share, and consequently the number of shares underlying such notes and warrants was proportionately increased. Using the Black Scholes model, we valued the January Notes and the October Notes with their extended maturity dates as of September 30, 2011 and compared that value with the value of these notes with their original maturity dates. The difference of the two valuation calculations of $1,968,000 was booked to Other Expenses as a loss on extinguishment of debt charge. As of September 30, 2011 the derivative liability was $4,801,200, which was comprised of the warrant liability of $2,193,900 and the debt conversion option liability of $2,607,300. As of December 31, 2011 the derivative liability was $6,105,300, which was comprised of the warrant liability of $3,154,500 and the debt conversion option liability of $2,950,800.

Fair Value of Financial Instruments

ASC 825-10 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”), ASC 815-10 (formerly SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”).

The Company adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The Company’s warrant liability is carried at fair value totaling $3,154,500 and $2,193,900, as of December 31, 2011 and September 30, 2011, respectively. The Company’s conversion option liability is carried at fair value totaling $2,950,800 and $2,607,300 as of December 31, 2011 and September 30, 2011, respectively. The Company used Level 2 inputs for its valuation methodology for the warrant liability and conversion option liability as their fair values were determined by using the Black-Scholes option pricing model using the following assumptions:

December 31, 2011
Annual dividend yield	—
Expected life (years)	0.75 – 3.5
Risk-free interest rate	0.12% – 0.36%
Expected volatility	132% – 145%

	Carrying Value As of December 31, 2011	Fair Value Measurements at December 31, 2011 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Liabilities
Warrant liability	$3,154,500	$—	$3,154,500	$—
Secured convertible promissory note	3,023,900		3,023,900
Subordinated convertible promissory note	2,128,200		3,580,000
Conversion option liability	2,950,800	—	2,950,800	—
Total	$11,257,400	$—	$12,709,200	$—

For the three months ending December 31, 2011 the Company recognized a gain of $232,100 on the change in fair value of derivative liabilities. For the three months ending December 31, 2010 the Company recognized a gain of $4,217,500 on change in fair value of derivative liabilities. As at December 31, 2011 the Company did not identify any other assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 825-10.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update (“ASU”) No. 2011-05, in order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments. The amendments are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. All other requirements in ASU 2011-05 not affected by this ASU are effective for fiscal years beginning after December 15, 2011. The Company does not expect the adoption of the standard update to impact its consolidated financial position or results of operations, as it only requires a change in the format of presentation.

In July 2011, the FASB issued ASU 2011-07: Health Care Entities (Topic 954) — Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities. This update was issued to provide greater transparency relating to accounting practices used for net patient service revenue and related bad debt allowances by health care entities. Some health care entities recognize patient service revenue at the time the services are rendered regardless of whether the entity expects to collect that amount or has assessed the patient’s ability to pay. These prior accounting practices used by some health care entities resulted in a gross-up of patient service revenue and the provision for bad debts, causing difficulty for outside users of financial statements to make accurate

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

comparisons and analyses of financial statements among entities. ASU 2011-07 requires certain healthcare entities to change the presentation of the statement of operations, reclassifying the provision for bad debts associated with patient service revenue from an operating expense to a deduction from patient service revenue and also requires enhanced quantitative and qualitative disclosures relevant to the entity’s policies for recognizing revenue and assessing bad debts. This update is not designed and will not change the net income reported by healthcare entities. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company does not expect that this update will have any material impact on its consolidated financial position or results of operations.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income (loss) as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income (loss) in either a single continuous statement of comprehensive income (loss) which contains two sections, net income (loss) and other comprehensive income (loss), or in two separate but consecutive statements. This update is effective for fiscal years beginning after December 15, 2011. The Company does not expect the adoption of the standard update to impact its consolidated financial position or results of operations, as it only requires a change in the format of presentation.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards. While many of the amendments to U.S. GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The Company does not expect the adoption of the standard update to have a significant impact on its consolidated financial position or results of operations.

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS

2010, 2011& 2012 Private Placement Transactions

During 2010, 2011 and 2012 we entered into a series of Bridge Note and Warrant Purchase Agreements as described in detail below. On September 26, 2010, the Company’s Board approved an approximate aggregate offering amount of $3 million in secured convertible promissory notes (the “October Notes”) to be issued by January 31, 2011, including for the exchange of Bridge Notes and Deerwood Notes (as defined below) and interest on those notes. October Notes in the aggregate principal amount of $3,023,938 and warrants to purchase 168,002 shares of common stock were issued by November 12, 2010.

On November 23, 2010 the Company’s Board approved an approximate aggregate offering amount of $5 million in subordinated convertible promissory notes (the “January Notes”) to be issued by July 31, 2011. From January 20, 2011 through to April 25, 2011, the Company issued January Notes in an aggregate principal amount of $2,500,000 and warrants to purchase 138,897 shares of common stock.

On September 30, 2011 the Company’s Board approved an approximate aggregate offering amount of $2 million in subordinated convertible promissory notes (the “$2M Bridge Notes”) to be issued by April 1, 2012. From October 18, 2011 through January 31, 2012, the Company issued $2M Bridge Notes in an aggregate principal amount of $2,000,000 and warrants to purchase 666,667 shares of common stock.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

The securities issued under the 2010, 2011 and 2012 Bridge Note and Warrant Purchase Agreements are summarized in the following table and notes:

			As of December 31, 2011
Note Type and Investor		Amended Due Date	Balance ($)	Discount ($)	Carrying Value ($)	Warrants Issued	Warrant Expiration Date
Secured 9% Notes Convertible at $3.00 (the “October Notes”)(14)(16)
John Pappajohn	(1)	10/1/2012	$761,700	$—	$761,700	126,949	9/30/2017
Deerwood Partners, LLC	(2)	10/1/2012	256,100	—	256,100	25,614	11/2/2017
Deerwood Holdings, LLC	(2)	10/1/2012	256,100	—	256,100	25,614	11/2/2017
SAIL Venture Partners, LP	(2)		—	—	—	34,152	11/2/2017
SAIL Venture Partners, LP	(3)	10/1/2012	250,000	—	250,000	41,667	9/30/2017
Fatos Mucha	(10)	10/1/2012	100,000	—	100,000	16,667	10/11/2017
Andy Sassine	(4)	10/1/2012	500,000	—	500,000	83,334	10/10/2017
JD Advisors	(10)	10/1/2012	150,000	—	150,000	25,000	10/20/2017
Queen Street Partners	(10)	10/1/2012	100,000	—	100,000	16,667	10/27/2017
BGN Acquisitions	(2)	10/1/2012	250,000	—	250,000	41,667	11/2/2017
Highland Long/Short Fund Healthcare Fund	(5)	10/1/2012	400,000	—	400,000	66,667	11/9/2017
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	3,334	10/11/2015
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	13,334	11/11/2015
Total Secured Convertible Promissory (October) Notes		10/1/12	$3,023,900	$—	$3,023,900	520,666	2015 – 2017

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

Subordinated 9% Notes Convertible at $3.00 (the “January Notes”)(15)(16)
Note Type and Investor		Amended Due Date	Balance ($)	Discount ($)	Carrying Value ($)	Warrants Issued	Warrant Expiration Date
Meyer Proler MD	(7)	10/1/2012	$50,000	$0	$50,000	8,334	1/19/2018
William F. Grieco	(10)	10/1/2012	100,000	(8,300)	91,700	16,667	2/2/2018
Edward L. Scanlon	(10)	10/1/2012	200,000	(16,700)	183,300	33,334	2/6/2018
Robert Frommer Family Trust	(8)	10/1/2012	50,000	(700)	49,300	8,334	2/14/2018
Paul Buck	(9)	10/1/2012	50,000	(700)	49,300	8,334	2/14/2018
Andy Sassine	(4)	10/1/2012	200,000	(25,000)	175,000	33,334	2/22/2018
SAIL Venture Partners, LP	(3)	10/1/2012	187,500	(31,300)	156,200	31,250	2/26/2018
SAIL 2010 Co-Investment Partners, LP	(3)	10/1/2012	62,500	(10,400)	52,100	10,417	2/26/2018
Highland Long/Short Healthcare Fund	(5)	10/1/2012	400,000	(66,700)	333,300	66,667	2/26/2018
Monarch Capital: Placement Agent Warrants	(6)	10/1/2012	—	—	—	18,334	2/27/2016
Rajiv Kaul	(10)	10/1/2012	100,000	(16,700)	83,300	16,667	3/2/2018
Meyer Proler MD	(7)	10/1/2012	50,000	(14,600)	35,400	8,334	04/04/2018
SAIL Venture Partners, LP	(3)	10/1/2012	250,000	(72,900)	177,100	41,667	04/14/2018
SAIL 2010 Co-Investment Partners, LP	(3)	10/1/2012	250,000	(72,900)	177,100	41,667	04/14/2018
John M Pulos	(10)	10/1/2012	150,000	(43,750)	106,200	25,000	04/21/2018
SAIL Venture Partners, LP	(3)	10/1/2012	125,000	(36,400)	88,600	20,834	04/24/2018
SAIL 2010 Co-Investment Partners, LP	(3)	10/1/2012	125,000	(36,400)	88,600	20,834	04/24/2018
Cummings Bay Capital LP	(5)	10/1/2012	150,000	(43,750)	106,200	25,000	04/24/2018
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	6,667	04/24/2016
Antaeus Capital: Placement Agent Warrants	(11)		—	—	—	5,000	04/21/2016
Total Subordinated Secured Convertible Promissory (January) Notes		10/1/2012	$2,500,000	$(497,200)	$2,002,700	446,675	2016 – 2018

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

Subordinated 9% Notes Convertible at $3.00 (the “$2M Bridge”)(17)
Note Type and Investor		Amended Due Date	Balance ($)	Discount ($)	Carrying Value ($)	Warrants Issued	Warrant Expiration Date
John Pappajohn	(1)	10/18/2011	250,000	(197,900)	52,100	83,334	10/17/2016
Jordan Family, LLC	(12)	10/31/2011	20,000	(16,700)	3,300	6,667	10/30/2016
Larry Hopfenspirger	(12)	11/10/2011	60,000	(52,500)	7,500	20,000	11/9/2016
John Pappajohn	(1)	11/10/2011	250,000	(218,700)	31,300	83,334	11/9/2016
Zanett Opportunity Fund, Ltd	(13)	11/17/2011	250,000	(218,700)	31,300	83,334	11/16/2016
John Pappajohn	(1)	12/27/2011	250,000	(250,000)	—	83,334	12/26/2016
Monarch Capital: Placement Agent Warrants	(6)		—	—	—	2,667	12/15/2016
Total Subordinated Secured Convertible Promissory ($2M Bridge) Notes			$1,080,000	$(954,500)	$125,500	362,670
Total Subordinated Secured Convertible Promissory Notes			$3,580,000	$(1,451,700)	$2,128,200	809,345
Total			$6,603,900	$(1,451,700)	$5,152,100	1,330,011

(1)	Mr. John Pappajohn is a Director of the Company. On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010. On June 3, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the second Bridge Note. In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 8,334 shares of our common stock. The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $15.00 per share. Pursuant to a separate agreement that we entered into with Mr. Pappajohn on July 25, 2010, we granted him a right to convert his Bridge Notes into shares of our common stock at a conversion price of $15.00. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $9.00. Each Bridge Note accrued interest at a rate of 9% per annum.

On October 1, 2010, we entered into a Note and Warrant Purchase Agreement (the “October Purchase Agreement”) with John Pappajohn, pursuant to which we issued to Mr. Pappajohn October Notes in the aggregate principal amount of $761,700 and warrants to purchase up to 126,949 shares of common stock. The Company received $250,000 in gross proceeds from the issuance of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 41,667 shares. We also issued October Notes in the aggregate principal amount of $511,700, and related warrants to purchase up to 85,282 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 8,334 shares originally issued to him on July 25, 2010. The transaction closed on October 1, 2010.

On October 18, 2011, the Company entered into a new note and warrant purchase agreement in connection with a $2 million bridge financing (the “$2M Bridge Financing”), with John Pappajohn. Pursuant to the agreement, the Company issued subordinated secured convertible notes (the “$2M Bridge Notes”) in the aggregate principal amount of $250,000 and warrants to purchase 41,667 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $250,000.

The new note and warrant purchase agreement initially provided for the issuance and sale of $2M Bridge Notes in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the $2M Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. On November 11, 2011, the Company entered into an Amended and Restated Note and Warrant Purchase Agreement (the “$2M Bridge

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

Financing Purchase Agreement”) in connection with the Bridge Financing, which amended and restated the October agreement in that it increased the warrant coverage from 50% to 100%. In addition, each holder’s option to redeem or convert their 2011 Bridge Note at the closing of the Qualified Offering (defined below) can now only be amended, waived or modified with the consent of the Company and that holder.

On each of November 10, 2011 and December 27, 2011, the Company issued a $2M Bridge Note in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $250,000. The combined aggregate amount for these two $2M Bridge Financings was $500,000 and warrants to purchase 166,668 shares of common stock for gross proceeds to the Company of $500,000.

(2)	Dr. George Kallins is a Director of the Company and together with his wife controls Deerwood Partners, LLC and Deerwood Holding, LLC. He is also the General Partner of BGN Acquisitions Ltd. LP.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000. The Deerwood Notes were to mature on December 15, 2010. We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010. In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 2,500 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 per share.

SAIL Venture Partners L.P. (“SAIL”) issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note. SAIL’s general partner is SAIL Venture Partners, LLC, of which our director David Jones is a senior partner. The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor. We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 3,334 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $16.80 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum and was convertible into shares of our common stock at a conversion price of $15.00. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $9.00.

On November 3, 2010, Deerwood Partners LLC, Deerwood Holdings LLC and BGN Acquisition Ltd. LP, executed the October Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $762,200 and warrants to purchase up to 92,895 shares of common stock, as follows: (a) We received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 41,667 shares. (b) We also issued October Notes in the aggregate principal amount of $512,200, and related warrants to purchase up to 51,228 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 5,000 shares originally issued on August 20, 2010. The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated. SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors. The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor. In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 34,152 shares of common stock. The warrants to purchase 3,334 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

(3)	Mr. Dave Jones is a Director of the Company and is a senior partner of the general partner of SAIL Venture Partners, LP. of which SAIL 2010 Co-Investment Partners, L.P. is an affiliate.
(4)	Mr. Andy Sassine is an accredited investor and has become a beneficial owner of more than 5% of our outstanding common stock.
(5)	Highland Long/Short Healthcare Fund is affiliated with Cummings Bay Capital LP. Both individually and in the aggregate with Cummings Bay Capital LP, Highland Long/Short Healthcare Fund has become the beneficial owner of more than 5% of our outstanding common stock.
(6)	Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the October 12, 2010 placement of October Notes in the aggregate principal amount of $100,000 and related warrants, pursuant to an engagement agreement, dated September 30, 2010, between the Company and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of October Notes to investors introduced to the Company by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of October Notes to such investors; and (c) five-year warrants (the “2010 Placement Agent Warrants”) to purchase common stock of the Company equal to 10% of the shares issuable upon conversion of October Notes issued to such investors. In connection with the closings of October 12, 2010 and November 11, 2010 Monarch received a cash fee of $60,000 and a cash expense allowance of $10,000 and, on October 25, 2010, received 2010 Placement Agent Warrants to purchase 16,668 shares of the Company’s common stock at an exercise price of $3.00 per share.

Monarch has also acted as non-exclusive placement agent with respect to the placement of January Notes in the aggregate principal amount of $550,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011 which has the same terms as the September 30, 2010 agreement between the Company and Monarch. In connection with acting as nonexclusive placement agent with respect to January Notes in the aggregate principal amount of $550,000 and related warrants, Monarch received aggregate cash fees of $55,000 and an aggregate cash expense allowance of $11,000 and five-year warrants (the “2011 Placement Agent Warrants”) to purchase an aggregate of up to 18,334 shares of the Company’s common stock at an exercise price of $3.00 per share. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the January Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the January Notes.

Monarch has acted as non-exclusive placement agent with respect to the placement of certain of the abovementioned January Notes in the aggregate principal amount of $200,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011 which has the same terms as the abovementioned September 30, 2010 agreement between the Company and Monarch. In connection with acting as nonexclusive placement agent with respect to two January Notes dated April 5, 2011 and April 25, 2011 in the aggregate principal amount of $200,000 and related warrants, Monarch received aggregate cash fees of $20,000 and an aggregate cash expense allowance of $4,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 6,667 shares of the Company’s common stock at an exercise price of $3.00 per share.

Monarch has also acted as non-exclusive placement agent with respect to the placement of $2M Bridge Notes in the aggregate principal amount of $80,000 and related warrants, pursuant to an engagement agreement, dated October 20, 2011 which has the same terms as the September 30, 2010 agreement between the Company and Monarch except that placement agent warrants have the same exercise price and term as the investor warrants. In connection with acting as nonexclusive placement agent with respect to $2M Bridge Notes in the aggregate principal amount of $80,000 and related warrants, Monarch received aggregate cash fees of $8,000 and an aggregate cash expense allowance of $1,600 and five-year warrants to purchase an aggregate of up to 2,667 shares of the Company’s common stock at an exercise price of $3.00 per share.

(7)	Dr. Meyer Proler is an accredited investor who provides medical consulting services to the Company.
(8)	The Robert Frommer Family Trust is an accredited investor, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

(9)	Mr. Paul Buck is the Chief Financial Officer of the Company.
(10)	All these investors are accredited.
(11)	Antaeus Capital, Inc. acted as non-exclusive placement agent with respect to the placement of January Notes. in the aggregate principal amount of $150,000 and related warrants, pursuant to an engagement agreement, dated April 15, 2011, between the Company and Antaeus. Under the engagement agreement, in return for its services as non-exclusive placement agent, Antaeus is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of January Notes to investors introduced to the Company by Antaeus; and (b) 2011 Placement Agent Warrants to purchase the Company’s common stock equal to 10% of the gross amount of securities sold to such investors. In connection with acting as nonexclusive placement agent with respect to January Notes in the aggregate principal amount of $150,000 and related warrants, Antaeus received aggregate cash fees of $15,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 5,000 shares of the Company’s common stock at an exercise price of $3.00 per share.
(12)	Intentionally Omitted.
(13)	On November 17, 2011, Zanett Opportunity Fund, Ltd., a Bermuda corporation for which McAdoo Capital, Inc. is the investment manager, purchased 2011 Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for cash payments aggregating $250,000. Mr. McAdoo is the president and owner of McAdoo Capital, Inc. On November 21, 2011, the Board of Directors elected Zachary McAdoo to the Board. Mr. McAdoo also serves as Chairman of the Board’s Audit Committee.
(14)	The October Notes: The October Purchase Agreement provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes. The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011. The October Purchase Agreement also provides that the Company and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $9.00. The conversion price is subject to adjustment upon (i) the subdivision or combination of, or stock dividends paid on, the common stock; (ii) the issuance of cash dividends and distributions on the common stock; (iii) the distribution of other capital stock, indebtedness or other non-cash assets; and (iv) the completion of a financing at a price below the conversion price then in effect. The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between the Company and John Pappajohn, as administrative agent for the holders of the October Notes. The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $9.00. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

The October Notes were subsequently amended as detailed in (16) below.

(15)	The January Notes: The 2011Note and Warrant Purchase Agreement (the “January Purchase Agreement”) provides for the issuance and sale of January Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the January Notes, in one or multiple closings to occur no later than July 31, 2011. The January Purchase Agreement also provides that the Company and the holders of the January Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the January Notes and the related warrants.

The terms of the January Notes are identical to the terms of the October Notes, except that (i) the January Notes are not secured by any of the Company’s assets, (ii) the January Notes are subordinated in all respects to the Company’s obligations under the October Notes and the related guaranties issued to certain investors by SAIL and (iii) the Company is not subject to a restrictive covenant to the use of proceeds from the sale of the January Notes only for current operations. The terms of the new warrants are identical to the terms of the warrants issued in connection with the October Notes.

The January Notes were subsequently amended as detailed in (16) below.

(16)	Amendment of the October Notes and the January Notes: On October 11, 2011, we, with the consent of holders of a majority in aggregate principal amount outstanding (the “Majority Holders”) of our outstanding January Notes, amended all of the January Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added a mandatory conversion provision to the terms of the January Notes. Under that provision, the January Notes would be automatically converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”). If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”). Pursuant to the terms of the amendment, the January Notes would receive a second position security interest in the assets of the Company (including its intellectual property). The Majority Holders of the January Notes also consented to the terms of a new $2 million bridge financing (the “$2M Bridge Financing”) and to granting the investors in such financing a second position security interest in the assets of the Company (including its intellectual property) that is pari passu with the second position security interest received by the holders of the January Notes.

On October 12, 2011, the Company, with the consent of the Majority Holders of its October Notes, amended all of the October Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added the same mandatory conversion and conversion price adjustment provisions to the terms of the October Notes as were added to the terms of the January Notes. The Majority Holders of the October Notes also consented to the terms of the Bridge Financing and to granting the investors in such financing as well as the holders of the Company’s January Notes a second position security interest in the assets of the Company (including its intellectual property). The guaranties that had been issued in 2010 to certain October Note investors by SAIL Venture Partners, L.P. were extended accordingly.

Pursuant to the agreements amending the October Notes and January Notes (the “Amendment and Conversion Agreements”), the exercise price of the warrants that were issued in connection with the October Notes and the January Notes (the “Outstanding Warrants”) will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Company agreed to issue to each holder of the October Notes and January Notes, as consideration for the above, warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by each holder upon conversion of their notes at the closing of the Qualified Offering (the “Consideration Warrants”). The Consideration Warrants would be issued after the Qualified Offering and would have the same terms as the Outstanding Warrants, as amended.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

As a result of the issuance of $2M Bridge Notes (mentioned below) at a conversion price of $3.00 and the associated warrants to purchase common stock at an exercise price of $3.00, the ratchet provision in the October Notes and January Notes was triggered, with the result that the conversion price of such notes was lowered from $9.00 to $3.00, the exercise price of the associated warrants was lowered from $9.00 to $3.00 per share, and the number of shares underlying such notes and warrants was proportionately increased.

The Amended and Restated Security Agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaces the existing security agreement from 2010, and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and, (2) with respect to the January Notes and the $2M Bridge Notes (defined below), if and when holders of a majority of the aggregate principal amount of January Notes and $2M Bridge Notes (on a combined basis) have converted their notes.

The Company evaluated the Amendment and Conversion Agreements, effective September 30, 2011 and the October Purchase Agreement, effective September 30, 2010, under ASC 470-50-40 “Extinguishments of Debt” (“ASC 470”). ASC 470 requires modifications to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications”. A substantial modification of terms shall be accounted for like an extinguishment. For extinguished debt, a difference between the re-acquisition price and the net carrying amount of the extinguished debt shall be recognized currently in income of the period of extinguishment as losses or gains. The Company noted the change in terms per the Amendment and Conversion Agreements and the October Purchase Agreement, met the criteria for substantial modification under ASC 470, and accordingly treated the modification as extinguishment of the original convertible notes, replaced by the new convertible notes under the modified terms. The Company recorded a loss on extinguishment of debt of $1,968,000 and $1,094,300 for the years ended September 30, 2011 and 2010, respectively.

(17)	The $2M Bridge Notes: The $2M Bridge Financing Purchase Agreement provides for the issuance and sale of $2M Bridge Notes (including the notes issued in October 2011) in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. The $2M Bridge Financing Purchase Agreement also provides that the Company and the holders of the $2M Bridge Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the $2M Bridge Notes and the related warrants.

The $2M Bridge Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of common stock of the Company at a conversion price of $3.00, are secured by a second position security interest in the Company’s assets that is pari passu with the interest recently granted to the holders of the January Notes, are subordinated in all respects to the Company’s obligations under its October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. and are pari passu to the obligations under the January Notes. The second position security interest is governed by the amended and restated security agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaced the security agreement entered into in connection with the issuance of the October Notes in 2010.

The conversion price of the $2M Bridge Notes is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. At the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”), each $2M Bridge Note will be either redeemed or converted (in whole or in part) at a conversion price equal to the lesser of the public offering price or the conversion price then in effect, with the choice between

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

redemption and conversion being at the sole option of the holder. The $2M Bridge Notes can be declared due and payable upon an event of default, defined in the $2M Bridge Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the $2M Bridge Note or materially breaches any representation or warranty in the $2M Bridge Note or the $2M Bridge Financing Purchase Agreement.

The warrants related to the $2M Bridge Notes expire five years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $3.00. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect (including the Qualified Offering), except that subsequent to the Qualified Offering, the exercise price will not be adjusted for any further financings. The warrants contain a cashless exercise provision.

With the exception of each holder’s option to redeem or convert their $2M Bridge Note at the closing of the Qualified Offering, any provision of the $2M Bridge Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding. Any such majority consent will affect all $2M Bridge Notes or warrants, as the case may be, and will be binding on the Company and all holders of the $2M Bridge Notes or warrants. Each holder’s option to redeem or convert the $2M Bridge Note at the closing of the Qualified Offering cannot be amended, waived or modified without the written consent of the Company and such holder and such amendment, waiver or modification will be binding only on the Company and such holder.

The Amended and Restated Security Agreement and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and (2) with respect to the January Notes and 2011 Bridge Notes, if and when holders of a majority of the aggregate principal amount of January Notes and 2011 Bridge Notes (on a combined basis) have converted their notes.

As of December 31, 2011 outstanding secured convertible promissory notes (October Notes) were $3,023,900 (including $23,900 corresponding to accrued and unpaid interest on the exchanged notes) and debt discount was $0. During the three months ended December 31, 2011 the Company amortized $155,700 of the debt discount.

As of December 31, 2011 outstanding secured subordinated convertible promissory notes (January Notes) were $2,500,000 and debt discount was $497,200. During the three months ended December 31, 2011 the Company amortized $608,000 of the debt discount.

As of December 31, 2011 outstanding secured subordinated convertible promissory notes ($2M Bridge Notes) were $1,080,000 and debt discount was $954,500. During the three months ended December 31, 2011 the Company amortized $125,500 of the debt discount.

The combined outstanding secured and subordinated secured convertible promissory notes as of December 31, 2011 were $6,603,900 and debt discounts were $1,451,700. During the three months ended December 31, 2011 the Company amortized $899,200 of the debt discount.

In connection with our now withdrawn application to list our securities on the TSXV and the contemplated public offering of securities in Canada and the United States, we entered into the following agreements on June 3, 2011 with holders of 100% of our 2010 Placement Agent Warrants and 2011 Placement Agent Warrants initially issued to Monarch Capital Group LLC and Antaeus Capital, Inc. have agreed to amend such warrants to remove full ratchet anti-dilution protection from the terms of the warrants. This amendment is conditioned on the closing of the proposed offering, provided that the proposed offering yields gross proceeds to the Company of at least $10 million, and is effective immediately prior to the closing of the

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. CONVERTIBLE DEBT AND EQUITY FINANCINGS - (continued)

proposed offering. As consideration for this amendment, we expect to issue warrants to purchase an aggregate of 11,667 shares of our common stock to such holders (after adjustment for the anti-dilution ratchet), with each holder receiving a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon exercise of their placement agent warrants.

In September 2011, it was determined that proceeding with the contemplated public offering of securities in Canada and listing on the TSXV was not viable due to the highly volatile market conditions at that time and the decision was made to terminate the offering.

Assuming the Qualified Offering had been consummated on December 31, 2011, October and January Notes in the aggregate principal amount and accrued interest through December 31, 2011 of approximately $6,035,400 would have been automatically converted into 2,011,773 shares of our common stock and Consideration Warrants would have been issued to purchase an aggregate of 603,533 shares of our common stock. Additionally, if the $2M Bridge Note holders would also elect to convert their $2M Bridge Notes in full at the time of the Qualified Offering, a further $1,091,900, including interest, would have been converted into 363,959 shares of our common stock.

4. STOCKHOLDERS’ EQUITY

Common and Preferred Stock

As of December 31, 2011 the Company is authorized to issue 100,000,000 shares of common stock at par value of $0.001 per share and the number of shares issued and outstanding was 1,874,175.

As of December 31, 2011, CNS California is authorized to issue 100,000,000 no par value shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

As of December 31, 2011, Colorado CNS Response, Inc. is authorized to issue 1,000,000 no par value shares of common stock.

As of December 31, 2011, Neuro-Therapy Clinic, Inc., a wholly-owned subsidiary of Colorado CNS Response, Inc., is authorized to issue ten thousand (10,000) shares of common stock, no par value per share.

On April 25, 2011 we issued 3,123 shares of common stock as payment in lieu of cash for an aggregate amount of $44,000 owed to two vendors who had provided consulting services to the Company. These shares were issued to these vendors, who were also accredited investors, at $14.10 per share. This was based on the quoted closing price of the Company’s stock on March 11, 2011, which was the date that our Board approved this stock issuance.

Stock-Option Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 333,334 shares of stock were initially reserved for issuance under the 2006 Plan.

The 2006 Plan initially provided that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 100,000 shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. STOCKHOLDERS’ EQUITY - (continued)

have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

On March 3, 2010, the Board of Directors approved an amendment to the 2006 Plan which increased the number of shares reserved for issuance under the 2006 Plan from 333,334 to 666,667 shares of stock. The amendment also increased the limit on shares issued within a calendar year to any eligible employee or director from 100,000 to 133,333 shares of stock. The amendment was approved by shareholders at the annual meeting held on April 27, 2010.

On March 11, 2011, the Board of Directors also approved an additional grant of 15,834 options to staff members of the Company. The options will vest equally over a 48 month period. The effective grant date for these accredited investors was March 11, 2011 and the exercise price of $14.10 per share was based on the quoted closing share price of the Company’s stock on March 11, 2011.

As of December 31, 2011, 70,825 options were exercised and there were 523,862 options and 6,132 restricted shares outstanding under the amended 2006 Plan leaving 65,848 shares available for issuance of future awards.

Stock-based compensation expense is recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the three months ended December 31, 2011 and 2010 is as follows:

	For the three months ended December 31,
	2011	2010
Cost of Neurometric Services revenues	$2,500	$2,500
Research	27,300	72,400
Product Development	16,900	16,900
Sales and marketing	48,800	66,900
General and administrative	240,000	275,500
Total	$335,500	$434,200

Total unrecognized compensation as of December 31, 2011 amounted to $2,547,300.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2011	524,201	$18.6
Granted	—	—
Exercised	—	—
Forfeited	(339)	14.1
Outstanding at December 31, 2011	523,862	$18.49

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. STOCKHOLDERS’ EQUITY - (continued)

Following is a summary of the status of options outstanding at December 31, 2011:

Exercise Price	Number of Shares	Weighted Average Contractual Life	Weighted Average Exercise Price
$ 3.60	28,648	10 years	$$3.60
$ 3.96	32,928	10 years	$3.96
$ 9.00	4,525	10 years	$9.00
$ 17.70	953	10 years	$17.70
$ 24.00	4,667	10 years	$24.00
$ 26.70	32,297	10 years	$26.70
$ 28.80	11,767	10 years	$28.80
$ 32.70	83,790	10 years	$32.70
$ 36.00	8,109	5 years	$36.00
$ 12.00	28,535	10 years	$12.00
$ 14.10	15,495	10 years	$14.10
$ 15.30	1,373	10 years	$15.30
$ 16.50	270,775	10 years	$16.50
Total	523,862		$18.49

We have entered into agreements on June 3, 2011 with the majority of our option holders pursuant to which holders of options to purchase an aggregate of 439,689 shares of our common stock, at exercise prices ranging from $3.60 per share to $32.70 per share, have agreed to amend their options to permit exercise only in cash and to limit the period during which the options may be exercised post-termination to 90 days (for employees) and twelve months (for consultants).

We have agreed to freeze any further grants or exercises of securities under the 2006 Plan and adopt a new stock incentive plan subject to the completion of proposed offering. The new plan would be subject to approval by our stockholders, which we expect to seek at a meeting of stockholders to be called as soon as practicable following completion of the proposed offering.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. STOCKHOLDERS’ EQUITY - (continued)

Warrants to Purchase Common Stock

The warrant activity for the three months ending December 31, 2011 and year ending September 30, 2011 respectively are described as follows:

Warrants	Exercise Price	Issued, Surrendered or Expired in Connection With:
716,810		Warrants outstanding at October 1, 2010
111,100	$9.00	These warrants were issued to eight investors who purchased notes for $2,222,220 pursuant to the October Purchase Agreement described in note 3. These investors included three directors of the Company, Mr. David Jones, Mr. John Pappajohn and Dr. George Kallins, each of whom purchased notes for $250,000 ($750,000 in aggregate) either directly or through an entity that they control.
5,558	$9.90	These warrants were issued to Monarch Capital who acted as placement agents in raising $500,000 from two investors who purchase notes pursuant to the October Purchase agreement described in note 3.
		These warrants were issued to 12 investors who purchased notes for $2,500,000 pursuant to the January Purchase Agreement described in note 3. Of the 12 accredited investors during the January 2011 through April 2011 period, eight have previous relationships with the Company as follows:
		1) A January Note in the principal amount of $50,000, and a warrant to purchase 2,778 shares were issued to the Company’s Chief Financial Officer, Paul Buck.

2)  Three January Notes in aggregate principal amount of $562,500, and warrants to purchase 31,251 shares were issued to SAIL Venture Partners, LP, of which David Jones, a director of the Company, is a senior partner of the general partner.

3)  Three January Notes in aggregate principal amount of $437,500, and warrants to purchase 24,307 shares were issued to SAIL 2010 Co-Investment Partners, L.P., an entity likewise affiliated with Mr. Jones.

4)  Two January Notes in aggregate principal amount of $100,000, and a warrant to purchase 5,556 shares were issued to Meyer Proler MD who first invested in 2006 and provides medical consulting services to the Company.

		5) A January Note in the principal amount of $400,000 and a warrant to purchase 22,223 shares were issued to Highland Long/Short Healthcare fund which first invested in the company in October.

6)  A January Note in the principle amount of $150,000 and a warrant to purchase 8,334 shares were issued to Cummings Bay Capital LP which has the same fund manager as the Highland Long/Short Healthcare Fund which first invested Company in October 2010.

		7) A January Note in the principal amount of $200,000 and a warrant to purchase 11,112 shares were issued to Andy Sassine who had first invested in the Company in October 2010.

8)  A January Note in the principal amount of $50,000 and a warrant to purchase 2,778 shares were issued to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

138,897	$9.00	9) Four January Notes in aggregate amount of $550,000 were issued to new accredited investors together with warrants to purchase 30,558 shares.
10,002	$9.90	These warrants were issued Monarch Capital who acted as placement agents in raising $750,000 from three investors who purchase January Notes pursuant to the January Purchase Agreement described in Note 3 and Antaeus Capital, Inc. who acted as placement agent in raising $150,000 from one investor who is purchased January Notes pursuant to the Note and Warrant Purchase agreement described in Note 3.
(1,412)	$0.30	Warrants expired

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. STOCKHOLDERS’ EQUITY - (continued)

Warrants	Exercise Price	Issued, Surrendered or Expired in Connection With:
(565)	$0.30	Warrants were surrendered in a net issue exercise: 539 shares were issued in lieu of cash.
980,390		Warrants outstanding at September 30, 2011
613,782	$3.00	As a result of the issuance of $2M Bridge Notes at a conversion of $3.00 and associated warrants to purchase common stock at an exercise price of $3.00, the ratchet provision in the October and January Notes was triggered with the resultant adjustment in the number of shares convertible at the lowered conversion price of $3.00 down from $9.00 and the consequential adjustment in the number of warrants issued to the October and January Note Holders.
31,112	$3.00	As mentioned above the ratchet provision in the issued placement agent warrants was also triggered with the resultant adjustment in the number of warrants being issued to the placement agents.
(2,823)	$0.30	Warrants were surrendered in a cash exercise for 2,823 shares.
		These warrants were issued to 4 investors who purchased notes for $1,080,000 pursuant to the $2M Bridge Purchase Agreement described in note 3. Of the 4 accredited investors during the October 2011 through December 2011 period, three have had prior relationships with the Company as follows:
		1) Three $2M Bridge Notes in aggregate principal amount of $750,000, and warrants to purchase 250,002 shares were issued to John Pappajohn, a director of the Company.
		2) Two $2M Bridge Notes in aggregate amount of $80,000 were issued to accredited investors, who had previously invested in the Company, together with warrants to purchase 26,667 shares.
360,003	$3.00

3)  A $2M Bridge Note in the principal amount of $250,000, and a warrant to purchase 83,334 shares were issued to the Zanett Opportunity Fund, an entity affiliated with Zachary McAdoo, who was subsequently appointed a director of the Company.

2,667	$3.00	These warrants were issued to Monarch Capital who acted as placement agents in raising $80,000 from two investors who purchased $2M Bridge Notes pursuant to the $2M Bridge Note January Purchase Agreement described in Note 3.
(87,574)	$0.30 to $54.36	Warrants expired
1,897,557		Warrants outstanding at December 31, 2011

At December 31, 2011, there were warrants outstanding to purchase 1,897,557 shares of the Company’s common stock. The exercise price of the outstanding warrants range from $0.30 to $54.36 with a weighted average exercise price of $6.79. The warrants expire at various times starting 2012 through 2018.

5. RELATED PARTY TRANSACTIONS

As at December 31, 2010, accrued consulting fees included $27,000 due to Dr. Henry Harbin, a director in accordance with a 12 month consulting agreement, the first term of which ended on December 31, 2010. The agreement was automatically renewed for an additional 12 month term effective January 1, 2011 and automatically renewed for a third 12 month term effective January 1, 2012. In December, 2010 a payment of $9,000 was made to that director in connection with the consulting agreement and a further $9,000 was paid in March, 2011. As at December 31, 2011 we had accrued $54,000 for this director.

On June 3, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes in the aggregate principal amount of $500,000. For further detail, please refer to the section 2010, 2011 & 2012 Private Placement Transactions in Note 3 above.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. RELATED PARTY TRANSACTIONS - (continued)

On July 5, 2010 and August 20, 2010, the Company issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, which are entities controlled by Dr George Kallins. For further detail, please refer to the section 2010, 2011 & 2012 Private Placement Transactions in Note 3 above.

On July 5, 2010 the Board granted warrants to purchase 16,667 shares of common stock to members of staff of Equity Dynamics, Inc, a company owned by Mr. Pappajohn, for consulting services they had rendered to the Company, advising on and assisting with fund raising activities. Using the Black-Scholes model, these warrants were valued at $199,000 and expensed to consulting fees. These warrants have an exercise price of $9.00 cents per share, are exercisable from the date of grant and have a term of 10 years from the date of grant.

On October 1, 2010, the Company entered into the October Purchase Agreement with John Pappajohn to purchase a secured promissory note in the principal amount of $250,000. Additionally, the Company entered into the October Purchase Agreement with SAIL Venture Partners, LP, of which our Director, David Jones, is a senior partner of the general partner, to purchase an October Note in the principal amount of $250,000. For further detail, please refer to the section 2010, 2011 & 2012 Private Placement Transactions in Note 3 above.

On November 3, 2010, the Company entered into the October Purchase Agreement with BGN Acquisitions Ltd. LP, of which our Director, Dr. George Kallins, is the general partner, to purchase a secured promissory note in the principal amount of $250,000. For further detail, please refer to the section 2010, 2011 & 2012 Private Placement Transactions in Note 3 above.

On November 24, 2010 the Board of Directors, excluding Mr. Pappajohn, resolved to ratify an engagement agreement with Equity Dynamics, Inc. a company owned by Mr. Pappajohn, to provide financial advisory services to assist the Company with the Company’s fund raising efforts. These efforts have included advice and assistance with the preparation of Private Placement Memoranda, investor presentations, financing strategies, identification of potential and actual investors, and introductions to placement agents and investment bankers. The engagement agreement calls for a retainer fee of $10,000 per month starting February 1, 2010. As of December 30, 2011 the Company had accrued $230,000 for the services provided by Equity Dynamics of which $105,000 has been paid, leaving $125,000 due and outstanding as at December 31, 2011. The initial term of the agreement is for 12 months from its initiation and can be cancelled by either party, with or without cause, with 30 days written notice.

On February 15, 2011, pursuant to the January Purchase Agreement, we issued to Mr. Paul Buck, Chief Financial Officer of the Company, an Unsecured Note in the aggregate principal amount of $50,000 and related warrants to purchase up to 2,778 shares. Also on this date the Company pursuant to the January Purchase Agreement, issued an Unsecured Note in the aggregate principal amount of $50,000 and a warrant to purchase 2,778 shares to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

On February 23, 2011 an Unsecured Note in the aggregate principal amount of $200,000 and a warrant to purchase 11,112 shares of common stock was issued to Mr. Andy Sassine (an accredited investor who had previously invested in the Company and as a result of this purchase became a beneficial owner of more than 5% of our outstanding common stock).

On February 28, 2011, pursuant to the January Purchase Agreement, we issued to SAIL Venture Partners, LP January Notes in the aggregate principal amount of $187,500 and warrants to purchase up to 10,417 shares of common stock. Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P., an affiliate of SAIL Venture Partners, LP January Notes in the aggregate principal amount of $62,500 and warrants to purchase up to 3,473 shares of common stock. We received $187,500 from SAIL Venture Partners, LP and $62,500 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds. Our Director, David Jones, is a senior partner of the general partner of SAIL Venture Partners, LP. Also on February 28,

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. RELATED PARTY TRANSACTIONS - (continued)

2011, pursuant to the 2011 Purchase Agreement, we issued an Unsecured Note in the aggregate principal amount of $400,000, and a warrant to purchase 22,223 shares of common stock to Highland Long/Short Healthcare Fund (which had previously invested in the Company and as a result of this purchase became a beneficial owner of more than 5% of our outstanding common stock).

On April 15, 2011, pursuant to the January Purchase Agreement, we issued to SAIL Venture Partners, LP additional January Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 13,889 shares of common stock. Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 13,889 shares of common stock. We received $250,000 from each of SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $500,000 in gross proceeds.

On April 25, 2011, pursuant to the January Purchase Agreement, we issued to SAIL Venture Partners, LP further January Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 6,945 shares of common stock and issued to SAIL 2010 Co-Investment Partners, L.P. January Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 6,945 shares of common stock. We received $125,000 from each of SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds. Also on April 25, 2011, pursuant to the 2011 Purchase Agreement, we issued an Unsecured Note in the aggregate principal amount of $150,000, and a warrant to purchase 8,334 shares of common stock to Cummings Bay Healthcare Fund which has the same fund manager as the Highland Long/Short Healthcare Fund (which had previously invested in the Company and as a result of that prior purchase had already become a beneficial owner of more than 5% of our outstanding common stock).

On October 11, 2011, the Company, with the consent of holders of a majority in aggregate principal amount outstanding (the “Majority Holders”) of its subordinated unsecured convertible notes (the “January Notes”) amended all of the January Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added a mandatory conversion provision to the terms of the January Notes. Under that provision, the January Notes would be automatically converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”). If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”). Pursuant to the terms of the amendment, the January Notes would receive a second position security interest in the assets of the Company (including its intellectual property). The Majority Holders of the January Notes also consented to the terms of a new $2 million bridge financing (the “$2M Bridge Financing”) and to granting the investors in such financing a second position security interest in the assets of the Company (including its intellectual property) that is pari passu with the second position security interest received by the holders of the January Notes.

On October 12, 2011, the Company, with the consent of the Majority Holders of its senior secured convertible notes (the “October Notes”), amended all of the October Notes to extend the maturity of such notes until October 1, 2012. The amendment, which is effective as of September 30, 2011, also added the same mandatory conversion and conversion price adjustment provisions to the terms of the October Notes as were added to the terms of the January Notes. The Majority Holders of the October Notes also consented to the terms of the $2M Bridge Financing and to granting the investors in such financing as well as the holders of the Company’s January Notes a second position security interest in the assets of the Company (including its intellectual property). The guaranties that had been issued in 2010 to certain October Note investors by SAIL Venture Partners, L.P. were extended accordingly.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. RELATED PARTY TRANSACTIONS - (continued)

Pursuant to the agreements amending the October Notes and January Notes (the “Amendment and Conversion Agreements”), the exercise price of the warrants that were issued in connection with the October Notes and the January Notes (the “Outstanding Warrants”) will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Company agreed to issue to each holder of the October Notes and January Notes, as consideration for the above, warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by each holder upon conversion of their notes at the closing of the Qualified Offering (the “Consideration Warrants”). The Consideration Warrants would be issued after the Qualified Offering and would have the same terms as the Outstanding Warrants, as amended.

On October 18, 2011, CNS Response, Inc. issued $2M Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 41,667 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $250,000. On November 11, 2011 the terms of the corresponding purchase agreement were amended and restated to provide for the issuance of warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the $2M Bridge Notes. Consequently, the shares underlying the warrants issued to Mr. Pappajohn on October 18, 2011 were increased to 83,334 shares of common stock.

On November 11, 2011, the Company issued Mr. Pappajohn additional $2M Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for gross proceeds to the Company of $250,000 as part of the 2011 Bridge Financing. Again on December 27, 2011, the Company issued Mr. Pappajohn additional $2M Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for gross proceeds to the Company of $250,000 as part of the 2011 Bridge Financing. As of December 27, 2011, the Company has therefore issued 2011 Bridge Notes in the aggregate principal amount of $750,000 and warrants to purchase 250,002 shares of common stock to Mr. Pappajohn for gross proceeds to the Company of $750,000.

On November 17, 2011, Zanett Opportunity Fund, Ltd., a Bermuda corporation for which McAdoo Capital, Inc. is the investment manager, purchased $2M Bridge Notes in the aggregate principal amount of $250,000 and warrants to purchase 83,334 shares of common stock for cash payments aggregating $250,000. Mr. McAdoo is the president and owner of McAdoo Capital, Inc. On November 21, 2011, the Board of Directors elected Zachary McAdoo to the Board. Mr. McAdoo will also serve as Chairman of the Board’s Audit Committee.

The Amended and Restated Security Agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaces the existing security agreement from 2010, and the corresponding security interest terminate (1) with respect to the October Notes, if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their notes into shares of common stock and, (2) with respect to the January Notes and notes to be issued in the $2M Bridge Financing (the “$2M Bridge Notes”), if and when holders of a majority of the aggregate principal amount of January Notes and $2M Bridge Notes (on a combined basis) have converted their notes.

The terms of the October Notes, January Notes and $2M Bridge Notes and all related warrants, as well as details of the transactions in which they were issued, are described above in the section 2010, 2011 & 2012 Private Placement Transactions in Note 3.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. REPORTABLE SEGMENTS

The Company operates in two business segments: referenced neurometric information services and clinical services. Neurometric Information Services, provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders provides reports (“PEER Reports”). Clinic operates NTC, a full service psychiatric practice.

The following tables show operating results for the Company’s reportable segments, along with reconciliation from segment gross profit to (loss) from operations, the most directly comparable measure in accordance with generally accepted accounting principles in the United States, or GAAP:

	Three months ended December 31, 2011
	Reference Neurometric	Clinic	Eliminations	Total
Revenues	38,000	152,300	(6,000)	184,300
Operating expenses:
Cost of revenues	39,200	6,000	(6,000)	39,200
Research	69,700	—	—	69,700
Product Development	112,500	—	—	112,500
Sales and marketing	286,200	43,800	—	330,000
General and administrative	808,700	252,600	—	1,061,300
Total operating expenses	1,316,300	302,400	(6,000)	1,612,700
Loss from operations	$(1,278,300)	$(150,100)	$—	$(1,428,400)

	Three months ended December 31, 2010
	Reference Neurometric	Clinic	Eliminations	Total
Revenues	34,400	120,600	(7,100)	147,900
Operating expenses:
Cost of revenues	36,100	7,100	(7,100)	36,100
Research	211,000	—	—	211,000
Product Development	144,400	—	—	144,400
Sales and marketing	243,700	3,000	—	246,700
General and administrative	832,700	221,100		1,053,800
Total operating expenses	1,467,900	231,200	(7,100)	1,692,000
Loss from operations	$(1,433,500)	$(110,600)	$—	$(1,544,100)

The following table includes selected segment financial information as of December 31, 2011, related to total assets:

	Reference Neurometric	Clinic	Total
Total assets	$405,900	$55,900	$461,800

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. EARNINGS PER SHARE

In accordance with ASC 260-10 (formerly SFAS 128, “Computation of Earnings Per Share”), basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the three months ended December 31, 2011 and 2010, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the three months ended December 31, 2011 and 2010 are as follows:

Net loss for computation of basic net income (loss) per share	$(2,731,300)	$(97,700)
Net income (loss) for computation of dilutive net income (loss) per share	$(2,731,300)	$(97,700)
Basic net income (loss) per share	$(1.46)	$(0.05)
Diluted net income (loss) per share	$(1.46)	$(0.05)
Basic weighted average shares outstanding	1,873,584	1,867,464
Dilutive common equivalent shares	—	—
Diluted weighted average common shares	1,873,584	1,867,464
Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Convertible debt	1,767,598	87,054
Warrants	1,657,856	810,755
Options	523,829	518,389

8. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the ordinary course of business. Other than as set forth below, the Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Since June of 2009, the Company has been involved in litigation against Leonard J. Brandt, a stockholder, former director and the Company’s former Chief Executive Officer (“Brandt”) in the Delaware Chancery Court and the United States District Court for the Central District of California. At the conclusion of a two-day trial that commenced December 1, 2009, the Chancery Court entered judgment for the Company and dismissed with prejudice Brandt’s action brought pursuant to Section 225 of the Delaware General Corporation Law, which sought to oust the incumbent directors other than Brandt. The Chancery Court thereby found that the purported special meeting of stockholders convened by Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting are not entitled to be seated. On January 4, 2010, Brandt filed an appeal with the Supreme Court of the State of Delaware in relation to the case. On April 20, 2010, the Delaware Supreme Court affirmed the ruling of the Chancery Court.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. COMMITMENTS AND CONTINGENT LIABILITIES - (continued)

The Chancery Court also denied an injunction sought by Mr. Brandt to prevent the voting of shares issued by the Company in connection with the Company’s bridge financing in June 2009, and securities offering in August 2009, and dismissed Brandt’s claims regarding those financings and stock issuances. On January 4, 2010, Brandt also filed an appeal in relation to this ruling with the Delaware Supreme Court which, on April 20, 2010, affirmed the ruling of the Chancery Court.

The Chancery Court also dismissed with prejudice another action brought by Mr. Brandt, in which he claimed he had not been provided with information owed to him.

In July 2009, the Company filed an action in the United States District Court for the Central District of California against Mr. Brandt and certain others. The Company’s complaint alleged a variety of violations of federal securities laws, including anti-fraud based claims under Rule 14a-9, solicitation of proxies in violation of the filing and disclosure dissemination requirements of Regulation 14A, and material misstatements and omissions in and failures to promptly file amendments to Schedule 13D. Mr. Brandt and the other defendants filed counterclaims against us, alleging violations of federal securities laws relating to alleged actions and statements taken or made by the Company or the Company’s officers and directors in connection with Mr. Brandt’s proxy and consent solicitations. On March 10, 2010, the Company dismissed the Company’s claims against EAC, and EAC dismissed its claims against the Company and Mr. Carpenter. On April 10, 2010, Mr. Brandt’s attorneys moved to withdraw from representing Mr. Brandt in the case. On July 7, 2010, Mr. Brandt moved to dismiss his counterclaims against the Company and the Company consented to dismiss its complaint against Mr. Brandt. On July 13, 2010, all of the Company’s claims and Mr. Brandt’s counterclaims in such action were dismissed.

On April 11, 2011, Mr. Brandt and his family business partnership Brandt Ventures, GP filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009 for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amount and compensatory and punitive damages for Mr. Brandt’s termination. The Company was served with a summons and complaint in the action on July 19, 2011. On November 1, 2011, Mr. Brandt filed an amended complaint amending their claims and adding new claims against the same parties. On March 12, 2012, the court sustained demurrers to certain of the counts against each defendant. On March 22, 2012, Mr. Brandt filed a second amended complaint that modifies certain of his claims, but does not add new claims. The Company believes the second amended complaint, like the prior complaints, is devoid of any merit. The Company is vigorously defending the action.

The Company has expended substantial resources to pursue the defense of legal proceedings initiated by Mr. Brandt. The Company does not know whether Mr. Brandt will institute additional claims against the Company and the defense of any such claims could involve the expenditure of additional resources by the Company.

Lease Commitments

On December 30, 2009 the Company entered a three year lease, commencing February 1, 2010 and terminating on January 31, 2013 for its new Headquarters and Neurometric Information Services business premises located at 85 Enterprise, Aliso Viejo, California 92656. The 2,023 square foot facility has an average cost for the lease term of $3,600 per month. The remaining lease obligation totals $53,700: being $37,100 and $16,600 for fiscal years 2012 and 2013 respectively.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. COMMITMENTS AND CONTINGENT LIABILITIES - (continued)

The Company leases space for its Clinical Services operations under an operating lease. The original lease terminated on February 28, 2010 and a 37 month extension to the lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month. The remaining lease obligation totals $88,000: being $49,200 and $38,800 for fiscal years 2012 and 2013 respectively.

The Company incurred rent expense of $27,500 and $27,000 for the three months ended December 31, 2011 and 2010 respectively.

On November 8, 2010 we entered into a financial lease to acquire EEG equipment costing $15,900. The term of the lease is 48 months ending October 2014 and the monthly payment is $412. As of December 31, 2011 the remaining lease obligation is $13,600: being $3,800, $4,900 and $4,900 for fiscal years 2012, 2013 and 2014 respectively.

11. SUBSEQUENT EVENTS

Events subsequent to December 31, 2011 have been evaluated through the date these financial statements were issued, to determine whether they should be disclosed to keep the financial statements from being misleading. The following events have occurred since December 31, 2011.

On November 18, 2011, the Company had entered into an Amended and Restated Note and Warrant Purchase Agreement (the “$2M Bridge Financing Purchase Agreement”) in connection with a $2 million bridge financing (the “$2M Bridge Financing”) with accredited investors. Pursuant to the agreement, the Company, between January 9, 2012 and January 31, 2012, issued subordinated secured convertible notes (the “$2M Bridge Notes”) in the aggregate principal amount of $920,000 and warrants to purchase 306,667 shares of common stock to eight accredited investors. One of these notes for an aggregate principal amount of $40,000 and warrants to purchase 13,334 shares of common stock were issued to an entity affiliated with Zachary McAdoo, who is a member of the Company’s Board of Directors.

The Bridge Financing Purchase Agreement provides for the issuance and sale of $2M Bridge Notes in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. The Company had previously issued $2M Bridge Notes pursuant to the $2M Bridge Financing Purchase Agreement in the aggregate principal amount of $1,080,000 and related warrants to purchase 360,003 shares of common stock. Together with the January 9, 2012 through January 31, 2012 issuances, the Company has issued $2M Bridge Notes in the aggregate principal amount of $2,000,000 and related warrants to purchase 666,667 shares of common stock pursuant to the $2M Bridge Financing Purchase Agreement. For descriptions of the $2 Bridge Notes and related warrants, please see Note 3 above.

Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the placement of $2M Bridge Notes issued during January 2012, in the aggregate principal amount of $80,000 and related warrants, pursuant to an engagement agreement, dated October 20, 2011, between the Company and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of $2M Bridge Notes to investors introduced to the Company by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of $2M Bridge Notes to such investors; and (c) five-year warrants, which are identical to the investor warrants associated with the $2 Bridge Financing, to purchase common stock of the Company equal to 10% of the shares issuable upon conversion of $2M Bridge Notes issued to such investors. In connection with the January 2012 closings, Monarch received a cash fee of $8,000 and a cash expense allowance of $1,600 and received warrants to purchase 2,667 shares of the Company’s common stock at an exercise price of $3.00 per share.

CNS RESPONSE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. SUBSEQUENT EVENTS - (continued)

Innerkip Capital Management, Inc. (“Innerkip”), a Toronto-based exempt market dealer registered with the Ontario Securities Commission (OSC), acted as non-exclusive placement agent with respect to the placement of $2M Bridge Notes issued during January 2012, in the aggregate principal amount of $650,000 and related warrants, pursuant to a Finder’s Agreement which was formalized and dated February 13, 2012, between the Company and Innerkip. Under the Finder’s Agreement, in return for its services as non-exclusive placement agent, Innerkip is entitled to receive (a) a cash fee equal to 7% of the gross proceeds raised from the sale of $2M Bridge Notes to investors, originated in Canada, introduced to the Company by Innerkip and (b) five-year warrants, which are identical to the investor warrants associated with the $2M Bridge Financing, to purchase common stock of the Company equal to 7% of the shares issuable upon conversion of $2M Bridge Notes issued to such investors. In connection with the January 2012 closings, Innerkip will received a cash fee of $45,500 and will be issued warrants to purchase 15,167 shares of the Company’s common stock at an exercise price of $3.00 per share.

The Company held a special meeting of stockholders on January 27, 2012. At that meeting 1,179,163 shares of common stock were voted, representing 62.92% of the outstanding shares. The Company’s stockholders voted (by a vote of 1,176,829 to 835, with 1,500 votes abstaining and 0 broker non-votes) to approve the amendment of the Company’s Certificate of Incorporation for the purposes of effecting a reverse stock split of common stock at a specific ratio within a range from 1 for 10 to 1 for 50 and simultaneously with the reverse split, reducing the number of authorized shares of common stock available for issuance from 750,000,000 to 100,000,000, and to authorize the Company’s Board of Directors to determine, at its discretion, the timing of the amendment and the specific ratio of the reverse stock split. The Company’s stockholders also voted (by a vote of 1,177,075 to 1, with 2,088 votes abstaining and 0 broker non-votes) to ratify the selection of Cacciamatta Accountancy Corporation as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012. On March 28, 2012, the Company’s Board set a reverse split ratio of 1-for-30. On March 30, 2012, the Company filed an amendment to its Certificate of Incorporation to effect the reverse split and change in authorized shares, which became effective at 5:00 pm PDT on April 2, 2012.

CNS Response, Inc.
Glossary of Terms

Term	Definition
cloud-based:	The use of multiple server computers via a digital network, as though they were one computer.
electrophysiology:	The branch of medical science concerned with the electrical activity associated with bodily process.
neurometrics:	The science of measuring the underlying organization of the brain’s electrical activity. Certain brainwave frequencies are associated with general psychological processes. EEGs are used to measure the brain waves.
neurophysiology:	The study of nervous system function. Primarily, it is connected with neurobiology, psychology, neurology, clinical neurophysiology, electrophysiology, biophysical neurophysiology, ethology, neuroanatomy, cognitive science and other brain sciences.
outcome data:	Information collected to evaluate the capacity of a client to function at a level described in the outcome statement of a nursing care plan or in standards for patient care.
pathology:	The study and diagnosis of disease.
pharmacotherapy:	The treatment of disease through the administration of drugs electroencephalography (“EEG”): The recording of electrical activity along the scalp produced by the firing of neurons within the brain.
psychotropic:	Refers to a chemical substance that crosses the blood-brain barrier and acts primarily upon the central nervous system where it affects brain function, resulting in changes in perception, mood, consciousness, cognition, and behavior.
physiology:	The science of the function of living systems. It is a subcategory of biology.
STAR*D:	Sequenced Treatment Alternatives to Relieve Depression.

G-1

2,500,000 Shares

Common Stock

PROSPECTUS

Aegis Capital Corp	Cantor Fitzgerald & Co.

Noble Financial Capital Markets	Ascendiant Capital Markets, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The expenses (other than underwriting discounts and expenses) payable by us in connection with this offering are as follows:

Amount
SEC registration fee	$2,337
FINRA fee	2,621
NASDAQ listing fee	50,000
Printing and mailing expenses	20,000
Accounting fees and expenses	40,000
Legal fees and expenses	550,000
Transfer agent fees and expenses	20,000
Miscellaneous	25,042
Total expenses	710,000

All expenses are estimated except for the SEC fee, the FINRA fee and the NASDAQ listing fee.

ITEM 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors. Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Apart from our current litigation with Brandt, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit	Number
Certificate of Incorporation of Registrant, as amended	3.1 and 3.1.1
Bylaws of Registrant	3.2
Form of Indemnification Agreement	10.22

ITEM 15. Recent Sales of Unregistered Securities.

Reference is made to the Shares for Debt Agreement entered into on January 11, 2007 described in the section entitled “Certain Relationships and Related Transactions and Director Independence” in the prospectus.

2009 Private Placement Transactions

On August 26, 2009, we received gross proceeds of approximately $2,043,000 in the first closing of our private placement transaction with six accredited investors. Pursuant to Subscription Agreements entered into with the investors, we sold approximately 38 Investment Units at $54,000 per Investment Unit. Each “Investment Unit” consists of 6,000 shares of our common stock and a five year non-callable warrant to purchase 3,000 shares of our common stock at an exercise price of $9.00 per share. After commissions and expenses, we received net proceeds of approximately $1,792,300 upon the first closing of our private placement. On December 24, 2009, we had a second closing of our private placement in which we received additional gross proceeds of approximately $2,996,000 from 24 accredited investors. At the second closing, we sold approximately 55 Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $2,650,400 in connection with this second closing of our private placement. On December 31, 2009, we had a third closing of our private placement in which we received additional gross proceeds of approximately $432,000 from five accredited investors. At the third closing, we sold eight Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $380,200 in connection with this third closing of our private placement. On January 4, 2010, the Company completed its fourth and final closing of its private placement, resulting in additional gross proceeds to the Company of $108,000 from two accredited investors. At this fourth closing, we sold two Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $95,000 in connection with this final closing of our private placement. These private placement transactions are described in further detail in “Liquidity and Capital Resources” below and Note 3 to the audited consolidated financial statements.

Prior to our private placement, we raised aggregate proceeds of $1,700,000 in fiscal year 2009 through the issuance of secured convertible promissory notes on each of March 30, May 14, and June 12, 2009. Upon the first closing of our private placement on August 26, 2009, these notes were converted into shares of our common stock, as more fully described in Note 3 of the audited consolidated financial statements.

July 5, 2010 Grant of Warrants to Consultants

On July 5, 2010, the Board granted warrants to purchase 16,668 shares of common stock to staff members of Equity Dynamics for consulting services rendered to the Company in connection with fund raising activities. Equity Dynamics, Inc. is a company owned by Mr. Pappajohn. These warrants have an exercise price of $9.00 per share, are exercisable from the date of grant and have a term of 10 years from the date of grant.

The warrants issued to staff members of Equity Dynamics were not registered under the Securities Act. No general solicitation or advertising was used in connection with the grant. In making the grant without registration under the Securities Act, the Company relied upon the exemption from registration contained in Section 4(2) of the Securities Act.

2010/2011 Private Placement Transactions

From June 3, 2010 through to November 12, 2010, we raised $3.00 million through the sale of senior secured convertible notes (“October Notes”) and warrants. Of such amount $1.75 million was purchased by members of our Board of Directors or their affiliate companies.

From January 20, 2011 through to April 25, 2011, we raised $2.50 million through the sale of subordinated convertible notes (“January Notes”) and warrants. Of such amount, $1.00 million was purchased by members of our Board of Directors or their affiliate companies. These January Notes have subsequently been amended to add a second position security interest.

From October 12, 2011 through January 30, 2012, we raised an additional $2.00 million through the sale of subordinated secured convertible notes (“$2MM Bridge Notes”) and warrants.

On February 29, 2011, we raised an additional $90,000 through the sale of an unsecured convertible note (“Unsecured Bridge Note”) and warrants. See Notes 3 and 11 of the audited financial statements, “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Recent Sales of Unregistered Securities” and “Item 13. Certain Relationships and Related Transactions, and Director Independence.”

ITEM 16. Exhibits and Financial Statement Schedules.

(a) The exhibits listed under the caption “Exhibit Index” following the signature page are filed herewith or incorporated by reference herein.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. Undertakings.

(a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)(ii)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)  Request for Acceleration of Effective Date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aliso Viejo, State of California, on April 24, 2012.

CNS RESPONSE, INC. (Registrant)
By: /s/ George Carpenter George Carpenter Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ George Carpenter George Carpenter	Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2012
/s/ Paul Buck Paul Buck	Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2012
/s/ David B. Jones David B. Jones	Chairman of the Board	April 24, 2012
* Henry T. Harbin, M.D.	Director	April 24, 2012
* John Pappajohn	Director	April 24, 2012
* George Kallins, M.D.	Director	April 24, 2012
/s/ Zachary McAdoo Zachary McAdoo	Director	April 24, 2012
/s/ Maurice DeWald Maurice DeWald	Director	April 24, 2012
* /s/ George Carpenter George Carpenter, by power-of-attorney		April 24, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger between Strativation, Inc., CNS Merger Corporation and CNS Response, Inc. dated as of January 16, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 22, 2007.
2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 1, 2007.
3.1	Certificate of Incorporation, as amended. Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Form 10-K for the year ended September 30, 2011 (File No. 000-26285) filed with the Commission on December 22, 2011.
3.1.1	Certificate of Amendment to the Certificate of Incorporation, as amended. Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Form 8-K (File No. 000-26285) filed with the Commission on April 2, 2012.
3.2	Bylaws. Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Form 8-K (File No. 000-26285) filed with the Commission on March 28, 2012.
4.1**	Amended and Restated 2006 Stock Incentive Plan. Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-26285) filed with the Commission on April 1, 2010.
4.2**	2012 Omnibus Incentive Compensation Plan (Subject to stockholder approval).
4.3	Form of Underwriter’s Warrant.
4.4	Sample Stock Certificate
5.1	Opinion of SNR Denton US LLP.
10.1	Amended and Restated Registration Rights Agreement, dated January 16, 2007 by and among the Registrant and the stockholders signatory thereto. Incorporated by reference to Exhibit No. 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.
10.2	Form of Subscription Agreement between the Registrant and certain investors, dated March 7, 2007. Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.
10.3	Form of Indemnification Agreement by and among the Registrant, CNS Response, Inc., a California corporation, and certain individuals, dated March 7, 2007. Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.
10.4	Form of Registration Rights Agreement by and among the Registrant and certain Investors signatory thereto dated March 7, 2007. Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.
10.5	Form of Registration Rights Agreement by and among the Registrant and certain stockholders of the Company signatory thereto dated March 7, 2007. Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.
10.6**	Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on October 3, 2007.

Exhibit Number	Exhibit Title
10.7**	Employment Agreement by and between the Registrant and Daniel Hoffman dated January 11, 2008. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 17, 2008.
10.8	Stock Purchase Agreement by and among Colorado CNS Response, Inc., Neuro-Therapy, P.C. and Daniel A. Hoffman, M.D. dated January 11, 2008. Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on January 13, 2009.
10.9	Form of Warrant issued to Investors in Private Placement. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.
10.10	Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and Brandt Ventures, GP. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on April 3, 2009.
10.11	Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and SAIL Venture Partners, LP. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on April 3 2009.
10.12	Bridge Note and Warrant Purchase Agreement, dated May 14, 2009 by and between the Company and SAIL Venture Partners, LP. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.
10.13	Form of Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.
10.14	Form of Warrant to Purchase Shares. Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.
10.15	Bridge Note and Warrant Purchase Agreement, dated June 12, 2009, by and between the Company and John Pappajohn. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.
10.16	Form of Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.
10.17	Form of Warrant to Purchase Shares. Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.
10.18	Form of Subscription Agreement. Incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.
10.19	Form of Warrant. Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.
10.20	Registration Rights Agreement. Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

Exhibit Number	Exhibit Title
10.21	Amendment No. 1 to Registration Rights Agreement. Incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.
10.22	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.
10.23**	Employment Agreement by and between the Registrant and Paul Buck effective as of February 18, 2010. Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.
10.24**	Consulting Agreement by and among CNS Response, Inc. and Henry T. Harbin, effective January 1, 2010. Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File Number 000-26285) filed with the Securities and Exchange Commission on May 14, 2010.
10.25	Bridge Note and Warrant Purchase Agreement, dated as of June 3, 2010, between CNS Response, Inc. and John Pappajohn. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.
10.26	Form of Note. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.
10.27	Form of Warrant. Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.
10.28	Placement Agent Agreement dated August 3, 2009 between the Registrant and Maxim Group LLC. Incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.
10.29	Form of Warrant issued to Placement Agent. Incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.
10.30	Form of Registration Rights Agreement dated August 26, 2009 between the Registrant and Maxim Group, LLC. Incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.
10.31	Form of Amendment No.1 to Placement Agent Agreement dated July 21, 2010 between the Registrant and Maxim Group LLC. Incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.
10.32	Form of Amendment No.1 to Form of Warrant issued to Placement Agent dated July 21, 2010. Incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.
10.33	Form of Unsecured Promissory Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on July 9, 2010.
10.34	Form of Guaranty. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on July 9, 2010.

Exhibit Number	Exhibit Title
10.35	Form of Deerwood Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on August 24, 2010.
10.36	Form of Deerwood Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on August 24, 2010.
10.37	Engagement Agreement, dated September 30, 2010, between the Registrant and Monarch Capital Group, LLC, as Placement Agent. Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 13, 2010.
10.38	Form of Note and Warrant Purchase Agreement, dated October 1, 2010, by and between the Registrant and the Investors party thereto. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.
10.39	Security Agreement, dated October 1, 2010, by and between the Registrant and John Pappajohn, as administrative agent for the secured parties. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.
10.40	Form of October Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.
10.41	Form of October Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.
10.42	Form of Placement Agent Warrant issued to Monarch Capital Group, LLC. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 27, 2010.
10.43**	Employment Agreement, dated July 6, 2010, by and between the Registrant and Michael Darkoch. Incorporated by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.
10.44	Form of Guaranty, dated as of November 3, 2010, by SAIL Venture Partners, LP in favor of Deerwood Holdings, LLC/Deerwood Partners, LLC. Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on December 21, 2010.
10.45	Form of Note and Warrant Purchase Agreement, dated as of January 20, 2011, by and between the Registrant and the Investors party thereto. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.
10.46	Form of Unsecured Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.
10.47	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.
10.48	Engagement Agreement, dated January 19, 2011, between the Registrant and Monarch Capital Group, LLC. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

Exhibit Number	Exhibit Title
10.49	Form of Placement Agent Warrant. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.
10.50	Form of Agreement to Convert and Amend, dated as of June 3, 2011, between the Registrant and the holders of the October Notes and related warrants and of the Unsecured Notes and related warrants. Incorporated by reference to Exhibit 10.50 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed with the Securities and Exchange Commission on June 20, 2011.
10.51	Form of Agreement to Amend Placement Agent Warrants, dated as of June 3, 2011, between the Registrant and the holders of the Placement Agent Warrants issued pursuant to the September 30, 2010 and January 19, 2011 engagement agreements between the Registrant and Monarch Capital Group LLC and the April 15, 2011 engagement agreement between the Registrant and Antaeus Capital, Inc. Incorporated by reference to Exhibit 10.51 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed with the Securities and Exchange Commission on June 20, 2011.
10.52	Form of Agreement to Amend Warrants issued to staff members of Equity Dynamics for consulting and support services, dated as of June 8, 2011. Incorporated by reference to Exhibit 10.52 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed with the Securities and Exchange Commission on June 20, 2011.
10.53	Form of Amendment to Stock Option Agreement. Incorporated by reference to Exhibit 10.53 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed with the Securities and Exchange Commission on June 20, 2011.
10.54	Form of Amendment and Conversion Agreement for the Secured Convertible Promissory Notes between the Registrant and the holders’ signatory thereto. Incorporated by reference to Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Commission on December 22, 2011.
10.55	Form of Amendment and Conversion Agreement for the Subordinated Unsecured Convertible Promissory Notes between the Registrant and the holders signatory thereto. Incorporated by reference to Exhibit 10.55 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Commission on December 22, 2011.
10.56	Form of Note and Warrant Purchase Agreement, dated as of October 18, 2011, by and between the Registrant and the Investors party thereto. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 24, 2011.
10.56.1	Form of Amended and Restated Note and Warrant Purchase Agreement, dated November 11, 2011. Incorporated by reference to Exhibit 10.56.1 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 22, 2011.
10.57	Form of Amended and Restated Security Agreement, dated as of September 30, 2011, by and between the Registrant and Paul Buck, as administrative agent for the secured parties. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 24, 2011.
10.58	Form of Subordinated Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.58 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 22, 2011.
10.59	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 24, 2011.

Exhibit Number	Exhibit Title
10.60	Form of Subordinated Unsecured Convertible Promissory Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 6, 2012.
10.61	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 6, 2012.
10.62	Consulting Agreement between Henry T. Harbin and CNS Response, Inc., dated as of January 1, 2010.
10.63	Advisory Agreement between Equity Dynamics, Inc., and CNS Response, Inc., dated as of February 1, 2010.
10.64	Form of Subordinated Demand Promissory Note, by and between the Company and John Pappajohn.
21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 22, 2011.
23.1	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney (included in the signature page to the Registration Statement on Form S-1 (File Number 333-173934) filed with the Commission on May 5, 2011).

**	indicates a management contract or compensatory plan.